Filed Pursuant to Rule 424(b)(3)

Registration No. 333-286777

PROSPECTUS

Silo Pharma, Inc.

2,416,670 Series A-1 Warrants to Purchase Shares of Common Stock

2,356,670 Series A-2 Warrants to Purchase Shares of Common Stock

Placement Agent Warrants to Purchase up to 250,000 Shares of Common Stock

Up to 5,023,340 Shares of Common Stock Underlying the Common Stock Purchase Warrants

and Placement Agent Warrants

We are offering series A-1 common stock purchase warrants to purchase up to 2,416,670 shares of common stock, or the series A-1 warrants and series A-2 common stock purchase warrants to purchase up to 2,356,970 shares of common stock, or the series A-2 warrants and, collectively with the series A-1 warrants, the common stock purchase warrants. Each share of our common stock, or a pre-funded warrant in lieu thereof (as described below), is being sold together with one series A-1 warrant to purchase one share of common stock and one series A-2 warrant to purchase one share of common stock. The public offering price for each common stock purchase warrant is $0.60. The series A-1 warrants and the series A-2 warrants will have an exercise price per share of $0.60, and will be exercisable upon issuance (the “Initial Exercise Date”). The series A-1 warrants will expire on the five (5) year anniversary of the Initial Exercise Date and the series A-2 warrants will expire on the eighteen (18) month anniversary of the Initial Exercise Date.

We are also registering the shares of common stock issuable upon exercise of the common stock purchase warrants, and placement agent warrants pursuant to this prospectus.

Our common stock is listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “SILO.” We have not applied, and do not intend to apply, to list the pre-funded warrants or the common stock purchase warrants on The Nasdaq Capital Market. On April 13, 2026, the closing price of our common stock on the Nasdaq Capital Market was $0.4309 per share. On July 3, 2025, we received a notification from The Nasdaq Stock Market, LLC (“Nasdaq”) notifying us that we were not in compliance with the minimum bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2) for continued listing on The Nasdaq Capital Market. Specifically, Nasdaq Listing Rule 5550(a)(2) requires listed securities to maintain a minimum bid price of $1.00 per share, and Nasdaq Listing Rule 5810(c)(3)(A) provides that a failure to meet the minimum bid price requirement exists if the deficiency continues for a period of 30 consecutive business days. Therefore, in accordance with Listing Rule 5810(c)(3)(A), we were provided 180 calendar days, or until December 24, 2025, to regain compliance with the Rule. Subsequently, on December 24, 2025, Nasdaq determined the Company was eligible for an additional 180 calendar days, or until June 22, 2026, to regain compliance with the Rule. If we fail to regain compliance during the second 180-day period, then Nasdaq will notify us of its determination to delist our common stock, at which as will have an opportunity to appeal the delisting determination to a Hearings Panel. The trading price of our common stock has been, and may continue to be, subject to wide price fluctuations in response to various factors, many of which are beyond our control, including those described in “Risk Factors.”

We have engaged H.C. Wainwright & Co., LLC, or the placement agent, to act as our exclusive placement agent in connection with this offering. The placement agent has agreed to use its reasonable best efforts to arrange for the sale of the securities offered by this prospectus. The placement agent is not purchasing or selling any of the securities we are offering and the placement agent is not required to arrange the purchase or sale of any specific number or dollar amount of securities. We have agreed to pay to the placement agent the fees set forth in the table below, which assumes that we sell all of the securities offered by this prospectus. Since we will deliver the securities to be issued in this offering upon our receipt of investor funds, there is no arrangement for funds to be received in escrow, trust or similar arrangement. There is no minimum offering requirement as a condition of closing of this offering. Because there is no minimum offering amount required as a condition to closing this offering, we may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to pursue our business goals described in this prospectus. In addition, because there is no escrow account and no minimum offering amount, investors could be in a position where they have invested in our company, but we are unable to fulfill all of our contemplated objectives due to a lack of interest in this offering. Further, any proceeds from the sale of securities offered by us will be available for our immediate use, despite uncertainty about whether we would be able to use such funds to effectively implement our business plan. See the section entitled “Risk Factors” for more information. We will bear all costs associated with the offering. See “Plan of Distribution” beginning on page 99 of this prospectus for more information regarding these arrangements.

The number of common stock purchase warrants offered by this prospectus and all other applicable information has been determined based on the public offering price of $0.60 per share of common stock and accompanying series A-1 and A-2 common stock purchase warrants. The public offering price per share of common was determined between us and investors based on market conditions at the time of pricing, The public offering price was based upon a number of factors, including our history and our prospects, the industry in which we operate, our past and present operating results, the previous experience of our executive officers and the general condition of the securities markets at the time of this offering.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 10 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

H.C. Wainwright& Co.

The date of this prospectus is April 15, 2026.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, and any amendment contain various forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), which represent our expectations or beliefs concerning future events. Forward-looking statements include statements that are predictive in nature, which depend upon or refer to future events or conditions, and/or which include words such as “believes,” “plans,” “intends,” “anticipates,” “estimates,” “expects,” “may,” “will” or similar expressions. In addition, any statements concerning future financial performance, ongoing strategies or prospects, and possible future actions including any potential strategic transaction involving us, which may be provided by our management, are also forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties, and assumptions about our company, economic and market factors, and the industry in which we do business, among other things. These statements are not guarantees of future performance, and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law. Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. Factors that could cause our actual performance, future results and actions to differ materially from any forward-looking statements include, but are not limited to, those discussed under the heading “Risk Factors” in this prospectus. The forward-looking statements in this prospectus, represent our views as of the date such statements are made. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date such statements are made.

INDUSTRY AND MARKET DATA

Unless otherwise indicated, information contained in this prospectus concerning our industry and the market in which we operate, including our market position, market opportunity and market size, is based on information from various sources, on assumptions that we have made based on such data and other similar sources and on our knowledge of the markets for our products. These data sources involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates.

We have not independently verified any third-party information. While we believe the market position, market opportunity and market size information included in this prospectus is generally reliable, such information is inherently imprecise. In addition, projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate is necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors” and elsewhere in this prospectus and the registration statement of which this prospectus forms a part. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

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PROSPECTUS SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus and is qualified in its entirety by the more detailed information and consolidated financial statements included elsewhere in this prospectus. It does not contain all the information that may be important to you and your investment decision. You should carefully read this entire prospectus, including the matters set forth under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our financial statements and related notes included elsewhere in this prospectus. In this prospectus, unless context requires otherwise, references to “we,” “us,” “our,” “Silo” or “the Company” refer to Silo Pharma, Inc. and its subsidiary.

Overview

We are a developmental stage biopharmaceutical and cryptocurrency company. Our therapeutics focus is on developing novel therapeutics that address underserved conditions including PTSD, stress-induced anxiety disorders, fibromyalgia, and central nervous system (CNS) diseases. We are focused on developing novel therapies that include conventional drugs and psychedelic formulations. The Company’s lead program, SPC-15, is an intranasal drug targeting PTSD and stress-induced anxiety disorders. SP-26 is a time-release ketamine-based loaded implant for fibromyalgia and chronic pain relief. Silo’s two preclinical programs are SPC-14, an intranasal compound for the treatment of Alzheimer’s disease, and SPU-16, a CNS-homing peptide targeting the central nervous system with initial research indication in multiple sclerosis (MS).

Therapeutics

We seek to acquire and/or develop intellectual property or technology rights from leading universities and researchers to treat rare diseases, including the use of psychedelic drugs, such as psilocybin, ketamine, and the potential benefits they may have in certain cases involving depression, mental health issues and neurological disorders. We are focused on developing traditional therapeutics and psychedelic medicine. The company concentrates on the development and commercialization of therapies for unmet needs from indications such as depression, post-traumatic stress disorder (“PTSD”), and other rare neurological disorders. Our mission is to identify assets to license and fund the research which we believe will be transformative to the well-being of patients and the health care industry.

Psilocybin is considered a serotonergic hallucinogen and is an active ingredient in some species of mushrooms. Recent industry studies using psychedelics, such as psilocybin, have been promising, and we believe there is a large unmet need with many people suffering from depression, mental health issues and neurological disorders. While classified as a Schedule I substance under the Controlled Substances Act (“CSA”), there is an accumulating body of evidence that psilocybin may have beneficial effects on depression and other mental health conditions. Therefore, the U.S. Food and Drug Administration (“FDA”) and U.S. Drug Enforcement Agency (“DEA”) have permitted the use of psilocybin in clinical studies for the treatment of a range of psychiatric conditions.

The potential of psilocybin therapy in mental health conditions has been demonstrated in a number of academic-sponsored studies over the last decade. In these early studies, it was observed that psilocybin therapy provided rapid reductions in depression symptoms after a single high dose, with antidepressant effects lasting for up to at least six months for a number of patients. These studies assessed symptoms related to depression and anxiety through a number of widely used and validated scales. The data generated by these studies suggest that psilocybin is generally well-tolerated and may have the potential to treat depression when administered with psychological support.

We have engaged in discussions with a number of world-renowned educational institutions and advisors regarding potential opportunities and have formed a scientific advisory board that is intended to help advise management regarding potential acquisition and development of products.

In addition, as more fully described below, we previously entered into a license agreement with the University of Maryland, Baltimore, and developing a Ketamine polymer implant. In addition, we into a sponsored research agreement Columbia University for the study of ketamine in combination with other drugs for treatment of Alzheimer’s and depression disorders and we have also entered into an exclusive license agreement with Columbia under which we have rights to certain patents and inventions relating to the treatment of Alzheimer’s disease and stress-induced affective disorders using Ketamine in combination with certain other compounds.

We plan to actively pursue the acquisition and/or development of intellectual property or technology rights to treat rare diseases, and to ultimately expand our business to focus on this new line of business.

Product Candidates

We are currently focusing on four product candidates:

1.	SPC-15 for stress-indued psychiatric disorders, including PTSD and anxiety.

2.	SP-26 for treatments of fibromyalgia and chronic pain.

3.	SPC-14 for treatment of Alzheimer’s disease.

4.	SPU-16 for CNS disorders, initially targeting multiple sclerosis.

SPC-15: Intranasal Treatment for PTSD and Anxiety Disorders

Our lead product candidate, SPC-15, is designed as a novel serotonin 4 (5-HT4) receptor agonist that utilizes biomarkers for treatment of stress-induced psychiatric disorders such as PTSD and anxiety disorders. This innovative treatment is administered via an intranasal formulation, potentially qualifying for the FDA’s streamlined 505(b)(2) regulatory pathway, which could expedite its approval process. We are actively collaborating with Columbia University, holding exclusive global rights to develop and commercialize SPC-15, pursuant to and that certain exclusive license agreement entered into with Columbia on July 1, 2024. See “Business--License Agreements between the Company and Vendor—Exclusive License Agreement with Columbia University.”

On November 15, 2023, we entered into an exclusive license agreement with Medspray Pharma BV for its proprietary patented soft mist nasal spray technology, as the delivery mechanism for SPC-15, which agreement has an effective date of October 31, 2023. Preclinical and formulation studies were completed in the first half of 2024 and on June 4, 2024 the Company submitted a pre-Investigational New Drug (pre-IND) briefing package and meeting request to the U.S. Food and Drug Administration (FDA) for SPC-15, Silo’s intranasal prophylactic treatment for post-traumatic stress disorder (PTSD) and stress-induced anxiety disorder. In September 2024, we had a pre-IND meeting with the FDA to align on the 505(b)(2) regulatory pathway for approval of SPC-15 and review our proposed plan to support opening an IND.

Currently, we are conducting GLP-compliant pharmacokinetic and pharmacodynamic studies and in early March 2025 we completed first dosing in an IND-enabling GLP-compliant toxicology and toxicokinetics, and we are aiming for an IND submission in 2026. The preclinical data suggests additional applications for eating disorders and anorexia, as well as enhanced efficacy when combined with an NMDA receptor antagonist for major depressive disorder and other severe stress-related conditions.

We believe our patented intranasal nose-to-brain drug dispersion technology provides a competitive advantage by increasing brain drug concentration, ensuring a faster onset of therapeutic effects with optimized safety.

SP-26: Ketamine Implant for Fibromyalgia

SP-26 represents a novel approach to treating chronic pain and fibromyalgia through a ketamine-based injectable dissolvable polymer implant. Designed for subcutaneous insertion, SP-26 focuses on regulating dosage and time release to provide sustained relief from chronic pain, offering a potentially safer alternative to opioids. Presently, our SP-26 product is in preclinical research. Initial animal studies, which began in early 2025, are evaluating the implant’s dosage, time release, and absorption.

In March 2023, we filed a provisional patent application with the USPTO to use SP-26 for treatment of chronic pain, including fibromyalgia We intend to develop SP-26 following the Section 505(b)(2) regulatory pathway of the FDA rules. Section 505(b)(2) of the FDCA was enacted to enable sponsors to seek NDA approval for novel repurposed drugs without the need for such sponsors to undertake time consuming and expensive pre-clinical safety studies and Phase 1 safety studies. Proceeding under this regulatory pathway, we will be able to rely upon publicly available data with respect to our active ingredient in our NDA submission to the FDA for marketing approval.

Fibromyalgia affects approximately 4 million U.S. adults (2% of the population). We believe SP-26’s implant design provides a compelling non-opioid alternative to traditional pain management, improving dosage control compared to intravenous delivery.

SPC-14: Treatment for Alzheimer’s Disease

SPC-14 targets glutamate receptor NDMAR and serotonin 5-HT4 to address cognitive and neuropsychiatric symptoms in Alzheimer’s disease. Given the global Alzheimer’s therapeutics market is projected to exceed $30.8 billion by 2033, SPC-14 presents a promising opportunity. SPC-14 was developed under a sponsored research agreement with Columbia University See “Business--Investigator-Sponsored Study Agreements between the Company and Vendors---Sponsored Research Agreement with Columbia University for the Study of Ketamine in Combination with Other Drugs for Treatment of Alzheimer’s and Depression Disorders.” We have exclusive global rights to develop and commercialize SPC-14, pursuant to and that certain exclusive license agreement entered into with Columbia on July 1, 2024. See “Business--License Agreements between the Company and Vendor—Exclusive License Agreement with Columbia University.”. On October 13, 2022, we extended the term of the sponsored research agreement with Columbia to conduct further research studies into the mechanism of action of SPC-14 in the treatment of Alzheimer’s disease. In addition, we have been granted an option to license certain assets currently under development, including SPC-14 for the treatment of Alzheimer’s disease.

We believe our SPC-14 product has shown efficacy against luteinizing hormone (LH) in attenuating learned helplessness, preservative behavior and hyponeophagia (a measure of anxiety).

SPU-16: Treatment for CNS Disorders, Initial Indication for Multiple Sclerosis

SPU-16 is a promising candidate targeting central nervous system (CNS) disorders, with an initial indication for multiple sclerosis. On February 12, 2021, we entered into a Master License Agreement (the “UMB License Agreement”) with the University of Maryland, Baltimore (“UMB”) pursuant to which UMB granted us an exclusive, worldwide, sublicensable, royalty-bearing license to certain intellectual property (i) to make, have made, use, sell, offer to sell, and import certain licensed products and (ii) to use the invention titled “Central nervous system-homing peptides in vivo and their use for the investigation and treatment of multiple sclerosis and other neuroinflammatory pathology,” or SPU-16. See “Business--License Agreements between the Company and Vendors--Vendor License Agreement with the University of Maryland, Baltimore for CNS Homing Peptide” for additional details.

On April 11, 2023 certain intellectual property under the UMB License Agreement described above were issued a patent from the U.S. Patent& Trademark Office (USPTO) for “Peptide-Targeted Liposomal Delivery For Treatment, Diagnosis, and Imaging of Diseases and Disorders” (US 11,766,403, B2).

On July 8, 2025, we entered into a Termination, Commercial Evaluation License, and Option Agreement (the “July 2025 Termination and Option Agreement”) with UMB which terminates the UMB License Agreement, previously in effect between us and UMB, and provides us with an exclusive, non-transferable evaluation license, as well as an exclusive option to negotiate a new exclusive commercial license, with respect to certain intellectual property related to central nervous system-homing peptides (the “Invention” and related “Patent Rights”) that were previously licensed under the UMB License Agreement.

Pursuant to the July 2025 Termination and Option Agreement, we were granted an exclusive option (the “Option”), exercisable during the term of the July 2025 Agreement, to negotiate and obtain an exclusive, sublicensable, royalty-bearing license to the Invention and Patent Rights for the therapeutic treatment of neuroinflammatory disease worldwide. The Option may be exercised by (i) providing written notice and submitting an acceptable commercialization plan to UMB, and (ii) paying a $1,000 option fee, which is creditable against certain future expenses if a commercial license is executed. The Termination and Option Agreement was effective as of July 8, 2025, and and expired on March 31, 2026.

We believe SPU-16 provides a competitive advantage by using homing peptides to reduce toxicity while enhancing therapeutic payload delivery.

Our Corporate Information

We were incorporated as in the State of New York on July 13, 2010. On January 24, 2013, we changed our state of incorporation from New York to Delaware. On December 19, 2023, we changed our state of incorporation from Delaware to Nevada. Our principal executive offices are located at 677 N Washington Blvd Sarasota FL 34236 and our telephone number is (718) 400-9031.

RISK FACTOR SUMMARY

Our business is subject to significant risks and uncertainties that make an investment in us speculative and risky. Below we summarize what we believe are the principal risk factors but these risks are not the only ones we face, and you should carefully review and consider the full discussion of our risk factors in the section titled “Risk Factors,” together with the other information in this prospectus. If any of the following risks actually occurs (or if any of those listed elsewhere in this prospectus occur), our business, reputation, financial condition, results of operations, revenue, and future prospects could be seriously harmed. Additional risks and uncertainties that we are unaware of, or that we currently believe are not material, may also become important factors that adversely affect our business.

Risks Related to our Financial Position and Need for Capital

●	We have only a limited history upon which an evaluation of our prospects and future performance can be made and have no history of profitable operations.

●	We will require additional financing in the future to fund our operations; and

●	Raising additional capital may cause dilution to holders of our stockholders, restrict our operations or require us to relinquish certain rights.

Risks Related to our Therapeutics Business

●	Clinical drug development is a lengthy and expensive process with uncertain timelines and uncertain outcomes. If clinical trials of any future therapeutic candidates are prolonged or delayed, we or our current or future collaborators may be unable to obtain required regulatory approvals, and therefore we will be unable to commercialize our future therapeutic candidates on a timely basis or at all, which will adversely affect our business.

●	Any therapeutic candidates we may develop in the future may be subject to controlled substance laws and regulations in the territories where the product will be marketed, and failure to comply with these laws and regulations, or the cost of compliance with these laws and regulations governing controlled substances, may adversely affect the results of our business operations and our financial condition.

●

Any significant breaches in our compliance with U.S. and foreign laws and regulations, or changes in the laws and regulations may result in interruptions to our development activity or business continuity.

●	Our product candidates may contain controlled substances, the use of which may generate public controversy. Adverse publicity or public perception regarding psilocybin or our current or future investigational therapies using psilocybin may negatively influence the success of these therapies.

●	Even if any of our future therapeutic candidates obtain regulatory approval, we will be subject to ongoing obligations and continued regulatory review, which may result in significant additional expense or penalties if we fail to comply with regulatory requirements.

●	We will depend on enrollment of patients in our clinical trials for our future therapeutic candidates. If we are unable to enroll patients in our clinical trials, our research and development efforts and business, financial condition and results of operations could be materially adversely affected.

●	We have never commercialized a therapeutic candidate before and may lack the necessary expertise, personnel and resources to successfully commercialize our therapies on our own or with suitable collaborators.

●	The future commercial success of our future therapeutic candidates will depend on the degree of market access and acceptance of our potential therapies among healthcare professionals, patients, healthcare payors, health technology assessment bodies and the medical community at large.

●	We may become exposed to costly and damaging liability claims, and our product liability insurance may not cover all damages from such claims.

●	Enacted and future legislation may increase the difficulty and cost for us to obtain marketing approval of and commercialize any of our future therapeutic candidates and could have a material adverse effect on our business.

●	Our business operations and current and future relationships with investigators, health care professionals, consultants, third-party payors and customers may be subject, directly or indirectly, to U.S. federal and state healthcare fraud and abuse laws, false claims laws, health information privacy and security laws, other healthcare laws and regulations and other foreign privacy and security laws. If we are unable to comply, or have not fully complied, with such laws, we could face substantial penalties.

Risks Relating to Our Intellectual Property Rights

●	The failure to obtain or maintain patents, licensing agreements and other intellectual property could materially impact our ability to compete effectively.

●	If we are unable to obtain and maintain patent protection for our products, or if the scope of the patent protection obtained is not sufficiently broad, competitors could develop and commercialize products similar or identical to ours, and our ability to successfully commercialize our products could be impaired.

●	If we fail to comply with our obligations in the agreements under which we may license intellectual property rights from third parties or otherwise experience disruptions to our business relationships with our licensors, we could lose rights that are important to our business.

Risks Relating to Investing in Digital Securities

●	The launch of central bank digital currencies (“CBDCs”) may adversely impact our business.

●	Absent federal regulations, there is a possibility that any digital asset we acquire may be classified as a “security.” Any classification of any digital asset we acquire as a “security” would subject us to additional regulation and could materially impact the operation of our business.

●	If we were deemed to be an investment company under the 1940 Act, applicable restrictions likely would make it impractical for us to continue segments of our business as currently contemplated.

●	We may be subject to regulatory developments related to crypto assets and crypto asset markets, which could adversely affect our business, financial condition, and results of operations.

●	Cryptocurrency assets are less liquid than our existing cash and cash equivalents and may not be able to serve as a source of liquidity for us to the same extent as cash and cash equivalents.

●	We are not subject to legal and regulatory obligations that apply to investment companies such as mutual funds and exchange-traded funds, or to obligations applicable to investment advisers.

●	If we or our third-party service providers experience a security breach or cyberattack and unauthorized parties obtain access to any of our acquired digital assets, or if our private keys are lost or destroyed, or other similar circumstances or events occur, we may lose some or all of our Solana and our financial condition and results of operations could be materially adversely affected.

●	The availability of spot exchange traded products (ETPs) for Bitcoin and other digital assets may adversely affect the market price of our common stock.

●	A temporary or permanent blockchain “fork” to a Digital Asset blockchain network could adversely affect our business.

●	Staking introduces a risk of loss of digital assets we stake, which could adversely affect the value of our common stock.

●	Staked digital assets may be inaccessible for a variable period of time, determined by a range of factors, which could result in certain liquidity risk to the Company.

●	We have limited history in generating staking revenues from digital assets, which could adversely affect our business, financial condition and operating results.

●	Competition from other companies staking and utilizing digital assets in their treasury plans.

●	We may fail to develop and execute successful investment or trading strategies.

●	We may make, or otherwise be subject to, trade errors.

Risks Related to Our Securities and the Offering

●	Our Articles of Incorporation grants our board of directors, without any action or approval by our stockholders, the power to designate and issue preferred stock with rights, preferences and privileges that may be adverse to the rights of the holders of our common stock.

●	We have never paid cash dividends and have no plans to pay cash dividends in the future.

●	This is a best efforts offering, no minimum amount of securities is required to be sold, and we may not raise the amount of capital we believe is required for our business plans, including our near-term business plans.

●	If we are required to obtain Warrant Shareholder Approval, until we are able to receive such approval the common stock purchase warrants will not be exercisable, and if we are unable to obtain such approval the common stock purchase warrants will have no value.

●	Our common stock could be subject to extreme volatility.

●	Future sales and issuances of our securities could result in additional dilution of the percentage ownership of our stockholders and could cause our share price to fall.

●	Nasdaq Capital Market may subsequently delist our common stock if we fail to comply with ongoing listing standards.

ABOUT THIS OFFERING

Common stock purchase warrants offered by us:	Common stock purchase warrants to purchase up to 4,773,340 shares of common stock. Each common stock purchase warrant has an exercise price of $0.60 per share of common stock and will be exercisable upon issuance. The series A-1 common stock purchase warrants will expire five (5) years from the Initial Exercise Date and the series A-2 common stock purchase warrants will expire eighteen (18) months from the Initial Exercise Date. See “Description of Securities.” You should also read the form of common stock purchase warrant, which is filed as an exhibit to the registration statement of this prospectus forms a part.

Common stock to be outstanding after the offering(1)	16,266,593 shares of common stock

Use of proceeds:	We will not receive any of the proceeds from the sale of shares of common stock underlying the Warrants pursuant to this prospectus. We may receive up to approximately $3.0 million in aggregate gross proceeds from cash exercises of the Warrants, based on the per share exercise price of the Warrants. We intend to use any net proceeds we receive for working capital, capital expenditures, product development, and other general corporate purposes, including investments in sales and marketing in the United States and internationally. We have not allocated specific amounts of net proceeds for any of these purposes See “Use of Proceeds” on page 47.

Risk factors:	An investment in the securities offered under this prospectus is highly speculative and involves substantial risk. Please carefully consider the “Risk Factors” section on page 10, and other information in this prospectus for a discussion of risks. Additional risks and uncertainties not presently known to us or that we currently deem to be immaterial may also impair our business and operations

NASDAQ symbol:	Our common stock is currently listed on the Nasdaq Capital Market under the trading symbol “SILO”. We do not intend to apply for the listing of the common stock purchase warrants on any national securities exchange or other trading market. Without an active trading market, the liquidity of the common stock purchase warrants will be limited.

(1)	The number of shares of Common Stock to be outstanding immediately after this offering is based on 16,266,593 shares of Common Stock outstanding as of April 13, 2026, and excludes, as of such date:

●	522,850 shares of Common Stock issuable upon exercise of options outstanding under the Silo Pharma, Inc. Amended and Restated 2020 Omnibus (the “2020 Plan”) with a weighted-average exercise price of $0.84 per share;

●	1,543,063 shares of Common Stock reserved for future issuance under the 2020 Plan;

●	280,413 shares of Common Stock issuable upon the exercise of warrants outstanding at an exercise price of $15.42 per share;

●	917,432 shares of common stock issuable upon exercise of the June 2024 Warrants outstanding at an exercise price of $2.06 per share;

●	68,807 shares of common stock issuable upon exercise of June 2024 Placement Agent Warrants at an exercise price of $2.725 per share; and

●	57,500 shares of common stock issuable upon exercise of warrants at an exercise price of $6.25 per share.

●	763,638 shares of common stock issuable upon exercise of warrants at an exercise price of $2.75 per share.

●	57,273 shares of common stock issuable upon exercise of warrants at an exercise price of $3.438 per share.

●	2,857,143 shares of common stock issuable upon exercise of warrants at an exercise price of $0.75 per share.

●	214,285 shares of common stock issuable upon exercise of warrants at an exercise price of $1.094 per share.

Except as otherwise indicated herein, all information in this prospectus reflects or assumes:

●	no exercise of the outstanding options or warrants to be issued described above; and

●	no exercise of the common stock purchase warrants and Placement Agent Warrants issued in this offering.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table presents our selected historical consolidated financial data for the periods indicated. The selected historical consolidated financial data for the years ended December 31, 2025 and 2024 are derived from our audited financial statements..

Historical results are included for illustrative and informational purposes only and are not necessarily indicative of results we expect in future periods, and results of interim periods are not necessarily indicative of results for the entire year. The data presented below should be read in conjunction with, and are qualified in their entirety by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes thereto included elsewhere in this prospectus.

	Year Ended
Income Statement Data:	December 31, 2025	December 31, 2024
License Fee Revenue	$72,102	$72,102
Cost of Revenues	$44,295	$5,838
Total Operating Expenses	$4,308,469	$4,771,958
Loss from operations	$(4,280,662)	$(4,705,694)
Total other income, net	$52,964	$312,814
Loss before provision for income taxes	$(4,227,698)	$(4,392,880)
Provision for income taxes	$-	$-
Net Loss	$(4,227,698)	$(4,392,880)
Unrealized gain (loss) on short-term debt investments	$3,409	$8,646)
Total comprehensive loss	$(4,224,289)	$(4,384,234)
Per Share Data:
Net loss per common share
Net loss per common share -basic and diluted	$(0.50)	$(1.19)
Weighted average shares outstanding
Basic and Diluted	8,382,272	3,680,389
Consolidated Statement of Cash Flow Data:
Net cash used in operating activities	$(4,661,339)	$(3,833,914)
Net cash provided by investing activities	$644,021	$973,777
Net cash provided by financing activities	$4,860,219	$3,241,628

	December 31, 2025 (Actual)	December 31, 2025 (As Adjusted)(1)
Balance Sheet Data:
Cash and cash equivalents	$4,748,700	$4,748,700
Short-term investments	$2,110,065	$2,110,065
Crypto assets, at fair value	$221,817	$221,817
Crypto assets, at cost	$98,584	$98,584
Prepaid assets and other current assets	$208,559	$458,559
Total long-term assets	$217,375	$217,375
Total assets	$7,605,100	$7,855,100
Total liabilities	$1,299,659	$1,299,659
Total stockholders’ equity	$6,305,441	$6,555,441

(1)	The as adjusted column gives effect to the issuance of (i) 848,320 shares of common stock on February 20, 2026 and (ii) 2,100,000 shares of our common stock on March 30, 2026 (assuming and no exercise of the common stock purchase warrants sold in this offering).

RISK FACTORS

Any investment in our securities involves a high degree of risk. Before deciding whether to purchase our common stock, investors should carefully consider the risks described below. Our business, financial condition, operating results and prospects are subject to the following material risks. Additional risks and uncertainties not presently foreseeable to us may also impair our business operations. If any of the following risks actually occurs, our business, financial condition or operating results could be materially adversely affected. In such case, the trading price of our common stock could decline, and our stockholders may lose all or part of their investment in the shares of our common stock. If any of these risks actually occur, our business, financial condition, results of operations or cash flow could be adversely effected. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business. Please also read carefully the section above entitled “Special Note Regarding Forward-Looking Statements.”

Risks Related to Our Financial Position and Need for Capital

We have only a limited history upon which an evaluation of our prospects and future performance can be made and have no history of profitable operations.

We were incorporated in 2010 but started operating under our current business plan in September 2020 and have a limited history upon which an evaluation of our prospects and future performance can be made and have no history of profitable operations. We may sustain losses in the future as we implement our business plan. We have not yet achieved positive cash flow on a monthly basis during any fiscal year including the fiscal year ended December 31, 2025, and there can be no assurance that we will ever generate revenues or operate profitably.

We will require additional financing in the future to fund our operations.

We will need additional capital in the future to continue to execute our business plan. Therefore, we will be dependent upon additional capital in the form of either debt or equity to continue our operations. At the present time, we do not have arrangements to raise all of the needed additional capital, and we will need to identify potential investors and negotiate appropriate arrangements with them. Our ability to obtain additional financing will be subject to a number of factors, including market conditions, our operating performance and investor sentiment. If we are unable to raise additional capital when required or on acceptable terms, we may have to significantly delay, scale back or discontinue our operations.

Raising additional capital may cause dilution to our stockholders, restrict our operations or require us to relinquish certain rights.

We may seek additional capital through a combination of equity offerings, debt financings, strategic collaborations and alliances or licensing arrangements. To the extent that we raise additional capital through the sale of equity, convertible debt securities or other equity-based derivative securities, your ownership interest will be diluted and the terms may include liquidation or other preferences that adversely affect your rights as a stockholder. Any indebtedness we incur could involve restrictive covenants, such as limitations on our ability to incur additional debt, acquire or license intellectual property rights, declare dividends, make capital expenditures and other operating restrictions that could adversely impact our ability to conduct our business. Furthermore, the issuance of additional securities, whether equity or debt, by us, or the possibility of such issuance, may cause the market price of our common stock to decline. If we raise additional funds through strategic collaborations and alliances or licensing arrangements with third parties, we may have to relinquish valuable rights including to future therapeutic candidates or otherwise agree to terms unfavorable to us, any of which may have a material adverse effect on our business, operating results and prospects. Adequate additional financing may not be available to us on acceptable terms, or at all. If we are unable to raise additional funds when needed, we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to develop and market our future therapeutic candidates that we would otherwise prefer to develop and market ourselves.

Risks Related to Therapeutics Businesses

Clinical drug development is a lengthy and expensive process with uncertain timelines and uncertain outcomes. If clinical trials of any future therapeutic candidates are prolonged or delayed, we or our current or future collaborators may be unable to obtain required regulatory approvals, and therefore we will be unable to commercialize our future therapeutic candidates on a timely basis or at all, which will adversely affect our business.

Clinical testing is expensive and can take many years to complete, and its outcome is inherently uncertain. Failure can occur at any time during the clinical trial process and our future clinical trial results may not be successful. We may experience delays in initiating or completing our clinical trials. We may also experience numerous unforeseen events during our clinical trials that could delay or prevent our ability to receive marketing approval or commercialize any future therapeutic candidates.

We cannot provide any assurance that any product candidates will successfully complete clinical trials or receive regulatory approval, which is necessary before they can be commercialized.

We currently have no therapies that are approved for commercial sale and may never be able to develop marketable therapies. We entered into license agreements with numerous companies and universities, including the University of Maryland, Baltimore and Columbia University. See “Item 1-Business---License Agreements between the Company and Vendor.” Accordingly, our business may depend on the successful regulatory approval of potential in-licensed product candidates. We cannot be certain that any of our product candidates will receive regulatory approval or that our therapies will be successfully commercialized even if we receive regulatory approval.

The research, testing, manufacturing, safety, efficacy, labeling, approval, sale, marketing, and distribution of any in-licensed product is, and will remain, subject to comprehensive regulation by the FDA, the DEA, the European Medicines Agency (“EMA”), the Medicines and Healthcare Products Regulatory Agency (“MHRA”) and foreign regulatory authorities.

Any therapeutic candidates we may develop in the future may be subject to controlled substance laws and regulations in the territories where the product will be marketed, and failure to comply with these laws and regulations, or the cost of compliance with these laws and regulations, may adversely affect the results of our business operations and our financial condition.

In the United States, psilocybin and its active metabolite, psilocin, are listed by the DEA as a Schedule I substance and ketamine is listed by the DEA as a Schedule III substance, under the CSA. The DEA regulates chemical compounds as Schedule I, II, III, IV or V substances. Schedule I substances by definition have a high potential for abuse, have no currently accepted medical use” in the United States, lack accepted safety for use under medical supervision, and may not be prescribed marketed or sold in the United States. Pharmaceutical products approved for use in the United States may be listed as Schedule II, III, IV or V, with Schedule II substances considered to present the highest potential for abuse or dependence and Schedule V substances the lowest relative risk of abuse among such substances. Schedule I and II substances are subject to the strictest controls under the CSA, including manufacturing and procurement quotas, security requirements and criteria for importation. In addition, dispensing of Schedule II substances is further restricted. For example, they may not be refilled without a new prescription and may have a black box warning. Further, most, if not all, state laws in the United States classify psilocybin and psilocin as Schedule I controlled substances. For any product containing psilocybin to be available for commercial marketing in the United States, psilocybin and psilocin must be rescheduled, or the product itself must be scheduled, by the DEA to Schedule II, III, IV or V. Commercial marketing in the United States will also require scheduling-related legislative or administrative action.

Scheduling determinations by the DEA are dependent on FDA approval of a substance or a specific formulation of a substance. Therefore, while psilocybin and psilocin are Schedule I controlled substances, products approved by the FDA for medical use in the United States that contain psilocybin or psilocin should be placed in Schedules II-V, since approval by the FDA satisfies the “accepted medical use” requirement. If one of our product candidates receives FDA approval, we anticipate that the DEA may make a scheduling determination and place it in a schedule other than Schedule I in order for it to be prescribed to patients in the United States. This scheduling determination will be dependent on FDA approval and the FDA’s recommendation as to the appropriate schedule. During the review process, and prior to approval, the FDA may determine that it requires additional data, either from non-clinical or clinical studies, including with respect to whether, or to what extent, the substance has abuse potential. This may introduce a delay into the approval and any potential rescheduling process. That delay would be dependent on the quantity of additional data required by the FDA. This scheduling determination will require DEA to conduct notice and comment rule making including issuing an interim final rule. Such action will be subject to public comment and requests for hearing which could affect the scheduling of the substance. There can be no assurance that the DEA will make a favorable scheduling decision. Even assuming categorization as a Schedule II or lower controlled substance (i.e., Schedule III, IV or V), at the federal level, such substance would also require scheduling determinations under state laws and regulations.

In addition, therapeutic candidates containing controlled substances are subject to DEA regulations relating to manufacturing, storage, distribution and physician prescription procedures, including:

●	DEA registration and inspection of facilities. Facilities conducting research, manufacturing, distributing, importing or exporting, or dispensing controlled substances must be registered (licensed) to perform these activities and have the security, control, recordkeeping, reporting and inventory mechanisms required by the DEA to prevent drug loss and diversion. All these facilities must renew their registrations annually, except dispensing facilities, which must renew every three years. The DEA conducts periodic inspections of certain registered establishments that handle controlled substances. Obtaining and maintaining the necessary registrations may result in delay of the importation, manufacturing or distribution of product candidates. Furthermore, failure to maintain compliance with the CSA, particularly non-compliance resulting in loss or diversion, can result in regulatory action that could have a material adverse effect on our business, financial condition and results of operations. The DEA may seek civil penalties, refuse to renew necessary registrations, or initiate proceedings to restrict, suspend or revoke those registrations. In certain circumstances, violations could lead to criminal proceedings.

●	State-controlled substances laws. Individual U.S. states have also established controlled substance laws and regulations. Though state-controlled substances laws often mirror federal law, because the states are separate jurisdictions, they may separately schedule product candidates. While some states automatically schedule a drug based on federal action, other states schedule drugs through rule making or a legislative action. State scheduling may delay commercial sale of any product for which we obtain federal regulatory approval and adverse scheduling could have a material adverse effect on the commercial attractiveness of such product. We or any partners must also obtain separate state registrations, permits or licenses in order to be able to obtain, handle, and distribute controlled substances for clinical trials or commercial sale, and failure to meet applicable regulatory requirements could lead to enforcement and sanctions by the states in addition to those from the DEA or otherwise arising under federal law.

●	Clinical trials. Because our product candidates may contain psilocybin, to conduct clinical trials in the United States prior to approval, each of our research sites must submit a research protocol to the DEA and obtain and maintain a DEA researcher registration that will allow those sites to handle and dispense such product candidates and to obtain the product from our importer. If the DEA delays or denies the grant of a researcher registration to one or more research sites, the clinical trial could be significantly delayed, and we could lose clinical trial sites.

●	Importation. If any of our product candidates is approved and classified as a Schedule II, III or IV substance, an importer can import it for commercial purposes if it obtains an importer registration and files an application for an import permit for each import. The DEA provides annual assessments/estimates to the International Narcotics Control Board, which guides the DEA in the amounts of controlled substances that the DEA authorizes to be imported. The failure to identify an importer or obtain the necessary import authority, including specific quantities, could affect the availability of our product candidates and have a material adverse effect on our business, results of operations and financial condition. In addition, an application for a Schedule II importer registration must be published in the Federal Register, and there is a waiting period for third-party comments to be submitted. It is always possible that adverse comments may delay the grant of an importer registration.

●	Manufacture. If, because of a Schedule II classification or voluntarily, we were to conduct manufacturing or repackaging/relabeling in the United States, our contract manufacturers would be subject to the DEA’s annual manufacturing and procurement quota requirements.

●	Distribution. If any of our product candidates is scheduled as Schedule II, III or IV, we would also need to identify wholesale distributors with the appropriate DEA registrations and authority to distribute any future therapeutic candidates. These distributors would need to obtain Schedule II, III or IV distribution registrations.

The potential reclassification of psilocybin and psilocin in the United States could create additional regulatory burdens on our operations and negatively affect our results of operations.

If psilocybin and/or psilocin, other than the FDA-approved formulation, is rescheduled under the CSA as a Schedule II or lower controlled substance (i.e., Schedule III, IV or V), the ability to conduct research on psilocybin and psilocin would most likely be improved. However, rescheduling psilocybin and psilocin may materially alter enforcement policies across many federal agencies, primarily the FDA and DEA. The FDA is responsible for ensuring public health and safety through regulation of food, drugs, supplements, and cosmetics, among other products, through its enforcement authority pursuant to the FDCA. The FDA’s responsibilities include but are not limited to regulating the ingredients as well as the marketing and labeling of drugs sold in interstate commerce. Because it is currently illegal under federal law to produce and sell psilocybin and psilocin, and because there are no federally recognized medical uses, the FDA has historically deferred enforcement related to psilocybin and psilocin to the DEA. If psilocybin and psilocin were to be rescheduled to a federally controlled, yet legal, substance, the FDA would likely play a more active regulatory role. The DEA would continue to be active in regulating manufacturing, distribution and dispensing of such substances. The potential for multi-agency enforcement post-rescheduling could threaten or have a materially adverse effect on our business.

Any significant breaches in our compliance with U.S. and foreign laws and regulations governing controlled substances, or changes in the laws and regulations may result in interruptions to our development activity or business continuity.

Psilocybin and psilocin are categorized as Schedule I controlled substances under the CSA, and are similarly categorized by most states and foreign governments. Even assuming any future therapeutic candidates containing psilocybin or psilocin are approved and scheduled by regulatory authorities to allow their commercial marketing, the ingredients in such therapeutic candidates would likely continue to be Schedule I, or the state or foreign equivalent.

Despite the current status of psilocybin and psilocin as Schedule I controlled substances in the United States, there may be changes in the status of psilocybin or psilocin under the laws of certain U.S. cities or states. In Oregon, psilocybin services are legal under a state licensing framework and in Colorado, state law authorizes regulated “natural medicine” services (including psilocybin/psilocyn) with licensed facilities and facilitators (rolling implementation) and also provides certain personal-use allowances under state law, but commercial sales outside the regulated framework remain illegal. In addition, some U.S. cities have decriminalized psilocybin since (including Oakland, California; Santa Cruz, California; Ann Arbor and Detroit, Michigan; Cambridge, Massachusetts; and Somerville, Massachusetts, Seattle and Port Townsend, Washington, and the state of Maine).

The legalization of psilocybin without regulatory oversight may lead to the setup of clinics without proper therapeutic infrastructure or adequate clinical research, which could put patients at risk and bring reputational and regulatory risk to the entire industry, making it harder for us to achieve regulatory approval.

Violations of any federal, state or foreign laws and regulations relating to controlled substances (including Psilocybin and psilocin which are categorized as Schedule I controlled substances under the CSA in the U.S.) could result in significant fines, penalties, administrative sanctions, convictions or settlements arising from civil proceedings conducted by either the federal government or private citizens, or criminal charges and penalties, including, but not limited to, disgorgement of profits, seizure of product, cessation of business activities, divestiture or prison time. This could have a material adverse effect on us, including on our reputation and ability to conduct business, our financial position, operating results, profitability or liquidity, the potential listing of our shares or the market price of our shares. In addition, it is difficult for us to estimate the time or resources that would be needed for the investigation or defense of any such matters or our final resolution because, in part, the time and resources that may be needed are dependent on the nature and extent of any information requested by the applicable authorities involved, and such time or resources could be substantial. It is also illegal to aid or abet such activities or to conspire or attempt to engage in such activities. An investor’s contribution to and involvement in such activities may result in federal civil and/or criminal prosecution, including, but not limited to, forfeiture of his, her or its entire investment, fines and/or imprisonment.

Various federal, state, provincial and local laws govern our business in any jurisdictions in which we may operate, and to which we may export our products, including laws relating to health and safety, the conduct of our operations, and the production, storage, sale and distribution of our products. Complying with these laws requires that we comply concurrently with complex federal, state, provincial and/or local laws. These laws change frequently and may be difficult to interpret and apply. To ensure our compliance with these laws, we will need to invest significant financial and managerial resources. It is impossible for us to predict the cost of complying with such laws or the effect they may have on our future operations. A failure to comply with these laws could negatively affect our business and harm our reputation. Changes to these laws could negatively affect our competitive position and the markets in which we operate, and there is no assurance that various levels of government in the jurisdictions in which we operate will not pass legislation or regulation that adversely impacts our business.

In addition, even if we or third parties were to conduct activities in compliance with U.S. state or local laws or the laws of other countries and regions in which we conduct activities, potential enforcement proceedings could involve significant restrictions being imposed upon us or third parties, while diverting the attention of key executives. Such proceedings could have a material adverse effect on our business, revenue, operating results and financial condition as well as on our reputation and prospects, even if such proceedings conclude successfully in our favor. In the extreme case, such proceedings could ultimately involve the criminal prosecution of our key executives, the seizure of corporate assets, and consequently, our inability to continue business operations. Strict compliance with state and local laws with respect to psilocybin and psilocin does not absolve us of potential liability under U.S. federal law or EU law, nor provide a defense to any proceeding which may be brought against us. Any such proceedings brought against us may adversely affect our operations and financial performance.

The psychedelics industry and market are relatively new, and the industry may not succeed in the long term.

We operate our business in a relatively new industry and market. The use of psychedelics for medicinal purposes has shown promise in various studies and we believe that both regulators and the public have an increasing awareness and acceptance of this promising field. Nevertheless, psychedelics remain a controlled substance in the United States and most other jurisdictions and their use for research and therapeutic purposes remains highly regulated and narrow in scope. There is no assurance that the industry and market will continue to grow as currently estimated or anticipated or function and evolve in the manner consistent with management’s expectations and assumptions. Any event or circumstance that adversely affects the psychedelic manufacturing and medicines industry and market could have a material adverse effect on our business, financial condition and results of operations. We have committed and expect to continue committing significant resources and capital to the development of psychedelic products for therapeutic uses. As a category of products, medical-grade psychedelics raw materials and psychedelic-derived APIs, and research into such substances, represent relatively untested offerings in the marketplace, and we cannot provide assurance that psychedelics as a category, or that our prospective products, in particular, will achieve market acceptance. Moreover, as a relatively new industry, there are not many established players in the psychedelic-based medicines industry whose business model we can emulate.

Our product candidates may contain controlled substances, the use of which may generate public controversy. Adverse publicity or public perception regarding psilocybin or our current or future investigational therapies using psilocybin may negatively influence the success of these therapies.

Our ability to establish and grow our business is substantially dependent on the success of the emerging market for psychedelics-based medicines, which will depend upon, among other matters, pronounced and rapidly changing public preferences, factors which are difficult to predict and over which we have little, if any, control. We and our clients will be highly dependent upon consumer perception of psychedelic-based therapies and other products.

Therapies containing controlled substances may generate public controversy. Political and social pressures and adverse publicity could lead to delays in approval of, and increased expenses for any future therapeutic candidates we may develop. Opponents of these therapies may seek restrictions on marketing and withdrawal of any regulatory approvals. In addition, these opponents may seek to generate negative publicity in an effort to persuade the medical community to reject these therapies. For example, we may face media-communicated criticism directed at our clinical development program. Adverse publicity from psilocybin misuse may adversely affect the commercial success or market penetration achievable by our product candidates. Anti-psychedelic protests have historically occurred and may occur in the future and generate media coverage. Political pressures and adverse publicity could lead to delays in, and increased expenses for, and limit or restrict the introduction and marketing of any future therapeutic candidates.

Our clinical trials may fail to demonstrate substantial evidence of the safety and effectiveness of future product candidates that we may identify and pursue, which would prevent, delay or limit the scope of regulatory approval and commercialization.

Before obtaining regulatory approvals for the commercial sale of future therapeutic candidates, we must demonstrate through lengthy, complex and expensive nonclinical studies, preclinical studies and clinical trials that the applicable therapeutic candidate is both safe and effective for use in each target indication. A therapeutic candidate must demonstrate an adequate risk versus benefit profile in its intended patient population and for its intended use.

Clinical testing is expensive and can take many years to complete, and its outcome is inherently uncertain. Most product candidates that begin clinical trials are never approved by regulatory authorities for commercialization. We have limited experience in designing clinical trials and may be unable to design and execute a clinical trial to support marketing approval.

We cannot be certain that any clinical trials will be successful. In some instances, there can be significant variability in safety or efficacy results between different clinical trials of the same therapeutic candidate due to numerous factors, including changes in trial procedures set forth in protocols, differences in the size and type of the patient populations, changes in and adherence to the clinical trial protocols and the rate of dropout among clinical trial participants.

Even if any of our future therapeutic candidates obtain regulatory approval, we will be subject to ongoing obligations and continued regulatory review, which may result in significant additional expense. Additionally, any such therapeutic candidates, if approved, could be subject to labeling and other restrictions and market withdrawal, and we may be subject to penalties if we fail to comply with regulatory requirements or experience unanticipated problems with any of our future therapeutic candidates.

If the FDA, the EMA, the MHRA or a comparable foreign regulatory authority approves any of our future therapeutic candidates, the manufacturing processes, labeling, packaging, distribution, adverse event reporting, storage, advertising, promotion and recordkeeping for the therapy and underlying therapeutic substance will be subject to extensive and ongoing regulatory requirements. These requirements include submissions of safety and other post-marketing information and reports, registration, as well as continued compliance with current good manufacturing practice (“cGMP”) and with good clinical practice (“GCP”) for any clinical trials that we conduct post-approval, all of which may result in significant expense and limit our ability to commercialize such therapies. The FDA may also place other conditions on approvals, including the requirement for a risk evaluation and mitigation strategy (“REMS”), to assure the safe use of the drug. Later discovery of previously unknown problems with any approved therapeutic candidate, including adverse events of unanticipated severity or frequency, or with our third-party manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may result in, among other things:

●	restrictions on the labeling, distribution, marketing or manufacturing of our future therapeutic candidates, withdrawal of the product from the market or product recalls;

●	untitled and warning letters or holds on clinical trials;

●	refusal by the FDA, the EMA, the MHRA or other foreign regulatory body to approve pending applications or supplements to approved applications we filed or suspension or revocation of license approvals;

●	requirements to conduct post-marketing studies or clinical trials;

●	restrictions on coverage by third-party payors;

●	fines, restitution or disgorgement of profits or revenue;

●	suspension or withdrawal of marketing approvals;

●	product seizure or detention or refusal to permit the import or export of the product; and

●	injunctions or the imposition of civil or criminal penalties.

In addition, any regulatory approvals that we receive for our future therapeutic candidates may also be subject to limitations on the approved indicated uses for which the therapy may be marketed or to the conditions of approval, or contain requirements for potentially costly post-marketing testing, including Phase IV clinical trials, and surveillance to monitor the safety and efficacy of such therapeutic candidates.

If there are changes in the application of legislation, regulations or regulatory policies or if we or one of our distributors, licensees or co-marketers fails to comply with regulatory requirements, the regulators could take various actions. These include imposing fines on us, imposing restrictions on the therapeutic or its manufacture and requiring us to recall or remove the therapeutic from the market. The regulators could also suspend or withdraw our marketing authorizations, requiring us to conduct additional clinical trials, change our therapeutic labeling or submit additional applications for marketing authorization. If any of these events occurs, our ability to sell such therapy may be impaired, and we may incur substantial additional expense to comply with regulatory requirements, which could materially adversely affect our business, financial condition and results of operations.

Research and development of drugs targeting the central nervous system is particularly difficult, which makes it difficult to predict and understand why the drug has a positive effect on some patients but not others.

Discovery and development of new drugs targeting central nervous system disorders are particularly difficult and time-consuming, evidenced by the higher failure rate for new drugs for central nervous system disorders compared with most other areas of drug discovery. For example, in 2019, both rapastinel and SAGE-217, two new drugs targeting major depressive disorder (“MDD”), failed to meet their primary endpoints in Phase III trials. ALKS 5461, another new drug targeting MDD, was rejected by FDA in 2019 after its Phase III trials as FDA required additional clinical data to provide substantial evidence of effectiveness. Any such setbacks in our clinical development could have a material adverse effect on our business and operating results. In addition, our later stage clinical trials may present challenges related to conducting adequate and well-controlled clinical trials, including designing an appropriate comparator arm in trials given the potential difficulties related to maintaining the blinding during the trial or placebo or nocebo effects. Due to the complexity of the human brain and the central nervous system, it can be difficult to predict and understand why a drug may have a positive effect on some patients but not others and why some individuals may react to the drug differently from others.

The results of preclinical studies and early-stage clinical trials of our future therapeutic candidates may not be predictive of the results of later stage clinical trials. Initial success in our ongoing clinical trials may not be indicative of results obtained when these trials are completed or in later stage trials.

Therapeutic candidates in later stages of clinical trials may fail to show the desired safety and efficacy traits despite having progressed through preclinical studies and initial clinical trials. Furthermore, there can be no assurance that any of our clinical trials will ultimately be successful or support further clinical development of any of our future therapeutic candidates. There is a high failure rate for drugs proceeding through clinical trials. A number of companies in the pharmaceutical industry have suffered significant setbacks in clinical development even after achieving promising results in earlier studies.

We will depend on enrollment of patients in our clinical trials for our future therapeutic candidates. If we are unable to enroll patients in our clinical trials, our research and development efforts and business, financial condition and results of operations could be materially adversely affected.

Identifying and qualifying patients to participate in our clinical trials will be critical to our success. Patient enrollment depends on many factors, including:

●	the size of the patient population required for analysis of the trial’s primary endpoints and the process for identifying patients;

●	identifying and enrolling eligible patients, including those willing to discontinue use of their existing medications;

●	the design of the clinical protocol and the patient eligibility and exclusion criteria for the trial;

●	safety profile, to date, of the therapeutic candidate under study;

●	the willingness or availability of patients to participate in our trials, including due to the perceived risks and benefits, stigma or other side effects of use of a controlled substance;

●	perceived risks and benefits of our approach to treatment of indication;

●	the proximity of patients to clinical sites;

●	our ability to recruit clinical trial investigators with the appropriate competencies and experience;

●	the availability of competing clinical trials;

●	the availability of new drugs approved for the indication the clinical trial is investigating;

●	clinicians’ and patients’ perceptions of the potential advantages of the drug being studied in relation to other available therapies, including any new therapies that may be approved for the indications we are investigating; and

●	our ability to obtain and maintain patient informed consents.

Even once enrolled, we may be unable to retain a sufficient number of patients to complete any of our trials.

In addition, any negative results we may report in clinical trials may make it difficult or impossible to recruit and retain patients in other clinical trials of that same therapeutic candidate. Delays in the enrollment for any clinical trial will likely increase our costs, slow down the approval process and delay or potentially jeopardize our ability to commence sales of our future therapeutic candidates and generate revenue. In addition, some of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of any future therapeutic candidates.

We have never commercialized a therapeutic candidate before and may lack the necessary expertise, personnel and resources to successfully commercialize our therapies on our own or with suitable collaborators.

We have limited organizational experience in the sale or marketing of therapeutic candidates. To achieve commercial success for any approved therapy, we must develop or acquire a sales and marketing organization, outsource these functions to third parties or enter into partnerships.

If we enter into arrangements with third parties to perform market access and commercial services for any approved therapies, the revenue or the profitability of these revenues to us could be lower than if we were to commercialize any therapies that we develop ourselves. Such collaborative arrangements may place the commercialization of any approved therapies outside of our control and would make us subject to a number of risks including that we may not be able to control the amount or timing of resources that our collaborative partner devotes to our therapies or that our collaborator’s willingness or ability to complete its obligations, and our obligations under our arrangements may be adversely affected by business combinations or significant changes in our collaborator’s business strategy. We may not be successful in entering into arrangements with third parties to commercialize our therapies or may be unable to do so on terms that are favorable to us. Acceptable third parties may fail to devote the necessary resources and attention to commercialize our therapies effectively, to set up sufficient number of treatment centers in third-party therapy sites, or to recruit, train and retain adequate number of therapists to administer our therapies.

If we do not establish commercial capabilities successfully, either on our own or in collaboration with third parties, we may not be successful in commercializing our therapies, which in turn would have a material adverse effect on our business, prospects, financial condition and results of operations.

The future commercial success of our future therapeutic candidates will depend on the degree of market access and acceptance of our potential therapies among healthcare professionals, patients, healthcare payors, health technology assessment bodies and the medical community at large.

We may never have a therapy that is commercially successful. To date, we have no therapy authorized for marketing. Furthermore, if approved, our future therapies may not achieve an adequate level of acceptance by payors, health technology assessment bodies, healthcare professionals, patients and the medical community at large, and we may not become profitable. The level of acceptance we ultimately achieve may be affected by negative public perceptions and historic media coverage of psychedelic substances, including psilocybin. Because of this history, efforts to educate the medical community and third-party payors and health technologies assessment bodies on the benefits of our future therapies may require significant resources and may never be successful, which would prevent us from generating significant revenue or becoming profitable. Market acceptance of our future therapies by healthcare professionals, patients, healthcare payors and health technology assessment bodies will depend on a number of factors, many of which are beyond our control, including, but not limited to, the following:

●	acceptance by healthcare professionals, patients and healthcare payors of each therapy as safe, effective and cost-effective;

●	changes in the standard of care for the targeted indications for any therapeutic candidate;

●	the strength of sales, marketing and distribution support;

●	potential product liability claims;

●	the therapeutic candidate’s relative convenience, ease of use, ease of administration and other perceived advantages over alternative therapies;

●	the prevalence and severity of adverse events or publicity;

●	limitations, precautions or warnings listed in the summary of therapeutic characteristics, patient information leaflet, package labeling or instructions for use;

●	the cost of treatment with our therapy in relation to alternative treatments;

●	the ability to manufacture our product in sufficient quantities and yields;

●	the steps that prescribers and dispensers must take, given that our therapeutic candidates include a controlled substance, as well as the perceived risks based upon their controlled substance status;

●	the availability and amount of coverage and reimbursement from healthcare payors, and the willingness of patients to pay out of pocket in the absence of healthcare payor coverage or adequate reimbursement;

●	the willingness of the target patient population to try, and of healthcare professionals to prescribe, the therapy;

●	any potential unfavorable publicity, including negative publicity associated with recreational use or abuse of psilocybin;

●	the extent to which therapies are approved for inclusion and reimbursed on formularies of hospitals and managed care organizations; and

●	whether our therapies are designated under physician treatment guidelines or under reimbursement guidelines as a first-line, second-line, third-line or last-line therapy.

If our future therapeutic candidates fail to gain market access and acceptance, this will have a material adverse impact on our ability to generate revenue to provide a satisfactory, or any, return on our investments. Even if some therapies achieve market access and acceptance, the market may prove not to be large enough to allow us to generate significant revenue.

Changes in methods of therapeutic candidate manufacturing or formulation may result in additional costs or delay.

As therapeutic candidates are developed through preclinical studies to late-stage clinical trials towards potential approval and commercialization, it is common that various aspects of the development program, such as manufacturing methods and formulation, may be altered along the way in an effort to optimize processes and results. Any of these changes could cause any of our future therapeutic candidates to perform differently and affect the results of planned clinical trials or other future clinical trials conducted with the materials manufactured using altered processes. Such changes may also require additional testing, FDA notification or FDA approval. This could delay completion of clinical trials, require the conduct of bridging clinical trials or the repetition of one or more clinical trials, increase clinical trial costs, delay approval of any of our future therapeutic candidates and jeopardize our ability to commence product sales and generate revenue.

We may become exposed to costly and damaging liability claims, either when testing our future therapeutic candidates in the clinic or at the commercial stage, and our product liability insurance may not cover all damages from such claims.

We will be exposed to potential product liability and professional indemnity risks that are inherent in the research, development, manufacturing, marketing and use of therapeutic substances. Currently, we have no therapies that have been approved for commercial sale; however, any future therapeutic candidates by us and our corporate collaborators in clinical trials, and the potential sale of any approved therapies in the future, may expose us to liability claims. These claims might be made by patients who use our therapies, healthcare providers, pharmaceutical companies, our corporate collaborators or other third parties that sell our therapies. Any claims against us, regardless of their merit, could be difficult and costly to defend and could materially adversely affect the market for our future therapeutic candidates or any prospects for commercialization of our future therapeutic candidates. Although the clinical trial process is designed to identify and assess potential side effects, it is always possible that a drug, even after regulatory approval, may exhibit unforeseen side effects. If any of our future therapeutic candidates causes adverse side effects during clinical trials or after regulatory approval, we may be exposed to substantial liabilities.

Physicians and patients may not comply with warnings that identify known potential adverse effects and describe which patients should not use any of our future therapeutic candidates. Regardless of the merits or eventual outcome, liability claims may cause, among other things, the following:

●	decreased demand for our therapies due to negative public perception;

●	injury to our reputation;

●	withdrawal of clinical trial participants or difficulties in recruiting new trial participants;

●	initiation of investigations by regulators;

●	costs to defend or settle the related litigation;

●	a diversion of management’s time and our resources;

●	substantial monetary awards to trial participants or patients;

●	recalls, withdrawals or labeling, marketing or promotional restrictions;

●	loss of revenue from therapeutic sales; and

●	our inability to commercialize any of our future therapeutic candidates, if approved.

In addition, we may not be able to obtain or maintain insurance coverage at a reasonable cost or obtain insurance coverage that will be adequate to satisfy any liability that may arise. If a successful product liability claim or series of claims is brought against us for uninsured liabilities or in excess of insured liabilities, our assets may not be sufficient to cover such claims and our business, financial condition and results of operations could be materially adversely affected. Liability claims resulting from any of the events described above could have a material adverse effect on our business, financial condition and results of operations.

Enacted and future legislation may increase the difficulty and cost for us to obtain marketing approval of and commercialize any of our future therapeutic candidates and could have a material adverse effect on our business.

In the United States, there have been a number of legislative and regulatory changes to the healthcare system that could affect our future results of operations. In particular, there have been and continue to be a number of initiatives at the U.S. federal and state levels that seek to reduce healthcare costs and improve the quality of healthcare. For example, in March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (collectively, “ACA”), substantially changed the way healthcare is financed by both governmental and private insurers, and significantly impacted the U.S. biopharmaceutical industry.

Among the provisions of the ACA of importance to our potential therapeutic candidates are the following:

●	an annual, nondeductible fee on any entity that manufactures or imports specified branded prescription drugs, apportioned among these entities according to their market share in certain government healthcare programs, although this fee would not apply to sales of certain products approved exclusively for orphan indications;

●	expansion of eligibility criteria for Medicaid programs, a Federal and state program which extends healthcare to low-income individuals and other groups, by, among other things, allowing states to offer Medicaid coverage to certain individuals and adding new eligibility categories for certain individuals with income at or below 133% of the federal poverty level, thereby potentially increasing a manufacturer’s Medicaid rebate liability;

●	expansion of manufacturers’ rebate liability under the Medicaid Drug Rebate Program, which requires that drug manufacturers provide rebates to states in exchange for state Medicaid coverage for most of the manufacturers’ drugs by increasing the minimum rebate for both branded and generic drugs and revising the definition of “average manufacturer price,” for calculating and reporting Medicaid drug rebates on outpatient prescription drug prices and extending rebate liability to prescriptions for individuals enrolled in Medicare Advantage plans (i.e., a type of Medicare healthcare plan offered by private companies);

●	a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for products that are inhaled, infused, instilled, implanted or injected;

●	expansion of the types of entities eligible for the 340B drug discount program, which requires drug manufacturers to provide outpatient drugs to eligible healthcare organizations and covered entities at significantly reduced prices;

●	establishment of the Medicare Part D coverage gap discount program, which requires manufacturers to provide a 50% point-of-sale-discount (increased to 70% pursuant to the Bipartisan Budget Act of 2018, or BBA, effective as of January 1, 2019) off the negotiated price of applicable products to eligible beneficiaries during their coverage gap period as a condition for the manufacturers’ outpatient products to be covered under Medicare Part D;

●	creation of a new non-profit, nongovernmental institute, called the Patient-Centered Outcomes Research Institute, to oversee, identify priorities in and conduct comparative clinical effectiveness research, along with funding for such research; and

●	establishment of the Center for Medicare and Medicaid Innovation within Centers for Medicare & Medicaid to test innovative payment and service delivery models to lower Medicare and Medicaid spending, potentially including prescription product spending.

Since its enactment, there have been numerous judicial, administrative, executive, and legislative challenges to certain aspects of the ACA, and we expect there will be additional challenges and amendments to the ACA in the future. It is unclear whether the ACA will be overturned, repealed, replaced, or further amended. We cannot predict what affect further changes to the ACA would have on our business. This uncertainty is heightened by President Biden’s January 28, 2021 Executive Order on Strengthening Medicaid and the Affordable Care Act which indicated that the Biden Administration may significantly modify the ACA and potentially revoke any changes implemented by the Trump Administration. It is also possible that President Biden will further reform the ACA and other federal programs in manner that may impact our operations. The Biden Administration has indicated that a goal of its administration is to expand and support Medicaid and the ACA and to make high-quality healthcare accessible and affordable. The potential increase in patients covered by government funded insurance may impact our pricing. Further, it is possible that the Biden Administration may further increase the scrutiny on drug pricing. The ACA continues to be challenged in court and it is unclear how any future litigation and the healthcare reform measures of the Biden administration will impact the ACA. In August 2022, Congress passed the Inflation Reduction Act of 2022, which includes prescription drug provisions that have significant implications for pharmaceutical manufacturers and Medicare beneficiaries, including allowing the federal government to negotiate drug prices for certain high-priced single source Medicare drugs, imposing penalties and excise tax for manufacturers that fail to comply with the drug price negotiation requirements, requiring drug companies to pay rebates for all Medicare Part B and Part D drugs, with limited exceptions, if their drug prices increase faster than inflation, capping out-of-pocket spending for Medicare Part D enrollees and making additional changes to Medicare Part D to further reduce out-of-pocket prescription drug costs for beneficiaries, among other changes. The Biden administration released an additional executive order on October 14, 2022, requiring the U.S. Department of Health & Human Services (“HHS”) to submit a report within 90 days on how the Center for Medicare and Medicaid Innovation can be further leveraged to test new models for lowering drug costs for Medicare and Medicaid beneficiaries. The One Big Beautiful Bill Act, which was signed into law in July 2025, includes provisions that will impact the U.S. healthcare system in various ways, including by cuts to Medicaid and introducing new participant work and eligibility requirements for Medicaid coverage, which are expected to significantly change the administration and applicability of Medicaid coverage. In November 2025, CMS announced a voluntary initiative called the GENEROUS Model (GENErating cost Reductions for U.S. Medicaid Model) to introduce the option of most-favored-nation pricing to the Medicaid program, whereby a drug manufacturer may voluntarily offer supplemental rebates to participating state Medicaid programs for a manufacturer’s covered outpatient drugs. Government agreements with pharmaceutical companies and other measures that use most-favored-nation pricing targets for prescription drugs, including the use of international pricing reference to set drug prices in the U.S., or that increase generic and biosimilar drug entry sooner than expected, can have a material adverse effect on our industry, ability to set adequate pricing for new drugs to recover R&D costs, ability to attract potential investors and potential buyers in the future. We cannot predict the full impact of the executive orders focused on reducing prescription drug prices or increasing domestic drug manufacturing capacity, or other measures that may be implemented by the current administration related to drug pricing, drug supply chain and manufacturing in the U.S. The impact of ongoing and future judicial challenges, as well as future legislative, executive, and administrative actions and any future healthcare measures and agency rules implemented by the current administration, including the Department of Government Efficiency, on our company and the pharmaceutical industry as a whole is unclear. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability, or commercialize our products. At the state level, individual states are increasingly aggressive in passing legislation and implementing regulations designed to control prescription drug pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. A number of states are considering or have recently enacted state drug price transparency and reporting laws that could substantially increase our compliance burdens and expose us to greater liability under such state laws. We expect that additional state and federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare products and services, which could result in reduced demand for our products or product candidates or additional pricing pressures. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative or executive action, either in the United States or abroad. We expect that additional state and federal health care reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments will pay for health care products and services.

Third-party payors are increasingly challenging the price and examining the medical necessity and cost-effectiveness of medical products and services, in addition to their safety and efficacy. To obtain coverage and reimbursement for any product that might be approved for marketing, we may need to conduct expensive studies in order to demonstrate the medical necessity and cost-effectiveness of any products, which would be in addition to the costs expended to obtain regulatory approvals. Third-party payors may not consider our product or product candidates to be medically necessary or cost-effective compared to other available therapies.

Additionally, the containment of healthcare costs (including drug prices) has become a priority of federal and state governments. The U.S. government, state legislatures, and foreign governments have shown significant interest in implementing cost-containment programs, including price controls, restrictions on reimbursement, and requirements for substitution by generic products. For example, the Biden Administration, including his nominee for Secretary of DHHS, has indicated that lowering prescription drug prices is a priority, but we do not yet know what steps the administration will take or whether such steps will be successful. Adoption of price controls and cost-containment measures, and adoption of more restrictive policies in jurisdictions with existing controls and measures, could limit our net revenue and results. If these third-party payors do not consider our products to be cost-effective compared to other therapies, they may not cover our products or product candidates if approved as a benefit under their plans or, if they do, the level of reimbursement may not be sufficient to allow us to sell our products on a profitable basis. Decreases in third-party reimbursement for our products once approved or a decision by a third-party payor to not cover our products could reduce or eliminate utilization of our products and have an adverse effect on our sales, results of operations, and financial condition. In addition, state and federal healthcare reform measures have been and will be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare products and services, which could result in reduced demand for our products or product candidates once approved or additional pricing pressures.

In addition, new laws and additional health reform measures may result in additional reductions in Medicare and other healthcare funding, which may adversely affect customer demand and affordability for our future therapeutic candidates and, accordingly, the results of our financial operations.

Outside the United States, international operations are generally subject to extensive governmental price controls and other market regulations, and we believe the increasing emphasis on cost-containment initiatives in Europe, Canada and other countries has and will continue to put pressure on the pricing and usage of therapeutics such as our product candidates. In many countries, particularly the countries of the European Union, medical product prices are subject to varying price control mechanisms as part of national health systems. In these countries, pricing negotiations with governmental authorities can take considerable time after a product receives marketing approval. To obtain reimbursement or pricing approval in some countries, we may be required to conduct a clinical trial that compares the cost-effectiveness of our product candidate to other available therapies. In general, product prices under such systems are substantially lower than in the United States. Other countries allow companies to fix their own prices for products, but monitor and control company profits.

Additional foreign price controls or other changes in pricing regulation could restrict the amount that we are able to charge for our product candidates. Accordingly, in markets outside the United States, the reimbursement for our products may be reduced compared with the United States and may be insufficient to generate commercially reasonable revenue and profits.

Our business operations and current and future relationships with investigators, health care professionals, consultants, third-party payors and customers may be subject, directly or indirectly, to U.S. federal and state healthcare fraud and abuse laws, false claims laws, health information privacy and security laws, other healthcare laws and regulations and other foreign privacy and security laws. If we are unable to comply, or have not fully complied, with such laws, we could face substantial penalties.

Although we do not currently have any therapies on the market, our current and future operations may be directly, or indirectly through our relationships with investigators, health care professionals, customers and third-party payors, subject to various U.S. federal and state healthcare laws and regulations, including, without limitation, the U.S. federal Anti-Kickback Statute or the federal Anti-Kickback Statute. Healthcare providers, physicians and others play a primary role in the recommendation and prescription of any therapies for which we obtain marketing approval. These laws impact, among other things, our research activities and proposed sales, marketing and education programs and constrain our business and financial arrangements and relationships with third-party payors, healthcare professionals who participate in our clinical research program, healthcare professionals and others who recommend, purchase, or provide our approved therapies, and other parties through which we market, sell and distribute our therapies for which we obtain marketing approval. In addition, we may be subject to patient data privacy and security regulation by both the U.S. federal government and the states in which we conduct our business, along with foreign regulators (including European data protection authorities). Finally, our current and future operations will be subject to additional healthcare-related statutory and regulatory requirements and enforcement by foreign regulatory authorities in jurisdictions in which we conduct our business. These laws include, but are not limited to, the following:

●	the federal Anti-Kickback Statute, which prohibits, among other things, persons or entities from knowingly and willfully soliciting, offering, receiving or paying any remuneration (including any kickback, bribe, or certain rebate), directly or indirectly, overtly or covertly, in cash or in kind, to induce or reward either the referral of an individual for, or the purchase, lease, order or recommendation of, any good, facility, item or service, for which payment may be made, in whole or in part, under U.S. federal and state healthcare programs such as Medicare and Medicaid. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. Violations are subject to significant civil and criminal fines and penalties for each violation, plus up to three times the remuneration involved, imprisonment, and exclusion from government healthcare programs. In addition, the government may assert that a claim that includes items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the civil False Claims Act (“FCA”). The definition of the “remuneration” under the federal Anti-Kickback Statute has been interpreted to include anything of value. Further, courts have found that if “one purpose” of remuneration is to induce referrals, the federal Anti-Kickback Statute is violated. The Anti-Kickback Statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on the one hand and prescribers, purchasers, and formulary managers on the other. There are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution; but the exceptions and safe harbors are drawn narrowly and require strict compliance in order to offer protection;

●	the federal civil and criminal false claims laws, such as the FCA, which prohibits individuals or entities from, among other things, knowingly presenting, or causing to be presented, false or fraudulent claims for payment to, or approval by Medicare, Medicaid, or other federal healthcare programs, knowingly making, using or causing to be made or used a false record or statement material to a false or fraudulent claim or an obligation to pay or transmit money to the federal government, or knowingly concealing or knowingly and improperly avoiding or decreasing or concealing an obligation to pay money to the U.S. federal government. Manufacturers can be held liable under the FCA even when they do not submit claims directly to government payors if they are deemed to “cause” the submission of false or fraudulent claims. The FCA also permits a private individual acting as a “whistleblower” to bring actions on behalf of the federal government alleging violations of the FCA and to share in any monetary recovery. When an entity is determined to have violated the FCA, the government may impose civil fines and penalties for each false claim, plus treble damages, and exclude the entity from participation in Medicare, Medicaid and other federal healthcare programs;

●	the federal civil monetary penalties laws, which impose civil fines for, among other things, the offering or transfer or remuneration to a Medicare or state healthcare program beneficiary if the person knows or should know it is likely to influence the beneficiary’s selection of a particular provider, practitioner, or supplier of services reimbursable by Medicare or a state health care program, unless an exception applies;

●	The Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (“HITECH Act”) and their implementing regulations (collectively referred to as “HIPAA”) as well as numerous other federal and state laws and regulations, govern the collection, dissemination, use, privacy, security, confidentiality, integrity and availability of personally identifiable information (“PII”), including protected health information (“PHI”). HIPAA applies national privacy and security standards for PHI to covered entities, including certain types of health care entities and their service providers that access PHI, known as business associates. HIPAA requires covered entities and business associates to maintain policies and procedures governing PHI that is used or disclosed, and to implement administrative, physical and technical safeguards to protect PHI, including PHI maintained, used and disclosed in electronic form. These safeguards include employee training, identifying business associates with whom covered entities need to enter into HIPAA-compliant contractual arrangements and various other measures. While we shall undertake substantial efforts to secure the PHI we maintain, use and disclose in electronic form, a cyber-attack or other intrusion that bypasses our information security systems causing an information security breach, loss of PHI, PII or other data subject to privacy laws or a material disruption of our operational systems could result in a material adverse impact on our business, along with potentially substantial fines and penalties. Ongoing implementation and oversight of these security measures involves significant time, effort and expense. HIPAA requires covered entities and their business associates to report breaches of unsecured PHI to affected individuals without unreasonable delay and in no case later than 60 days after the discovery of the breach by the covered entity or its agents. Notification must also be made to the U.S. Department of Health and Human Services (“HHS”) and, in certain situations involving large breaches, to the media. The HIPAA rules created a presumption that all non-permitted uses or disclosures of unsecured PHI are breaches unless the covered entity establishes that there is a low probability the information has been compromised. A data breach affecting sensitive personal information, including health information, also could result in significant legal and financial exposure and reputational damages that could potentially have an adverse effect on our business.

●	the FDCA, which governs the production, sale, distribution and promotion of drugs, biologics and medical devices and prohibits, among other things, the adulteration or misbranding of drugs, biologics and medical devices;

●	the U.S. federal legislation commonly referred to as Physician Payments Sunshine Act, and its implementing regulations, which requires certain manufacturers of drugs, devices, biologics and medical supplies that are reimbursable under Medicare, Medicaid, or the Children’s Health Insurance Program to report annually to the CMS information related to certain payments and other transfers of value to physicians (defined to include doctors, dentists, optometrists, podiatrists, and chiropractors) and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members. Effective January 1, 2022, these reporting obligations will extend to include transfers of value made during the previous year to certain non-physician providers such as physician assistants and nurse practitioners; and

●	analogous state laws and regulations, including the following: state anti-kickback and false claims laws, which may be broader in scope than their federal equivalents, and which may apply to our business practices, including research, distribution, sales and marketing arrangements and claims involving healthcare items or services reimbursed by any third-party payor, including private insurers; state laws that require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the U.S. federal government, or otherwise restrict payments that may be made to healthcare providers and other potential referral sources; state laws and regulations that require drug manufacturers to file reports relating to pricing and marketing information, which require tracking gifts and other remuneration and items of value provided to healthcare professionals and entities; state and local laws that require the registration of pharmaceutical sales representatives; and state laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

The distribution of pharmaceutical products is subject to additional requirements and regulations, including licensing, extensive record-keeping, storage and security requirements intended to prevent the unauthorized sale of pharmaceutical products.

The scope and enforcement of each of these laws is uncertain and subject to rapid change in the current environment of healthcare reform, especially in light of the lack of applicable precedent and regulations. Federal and state enforcement bodies have recently increased their scrutiny of interactions between healthcare companies and healthcare providers, which has led to a number of investigations, prosecutions, convictions and settlements in the healthcare industry. Even if precautions are taken, it is possible that governmental authorities will conclude that our business practices may not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our operations are found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to significant civil, criminal and administrative penalties, damages, fines, disgorgement, imprisonment, exclusion of drugs from government funded healthcare programs, such as Medicare and Medicaid, additional reporting requirements and oversight if we become subject to a corporate integrity agreement or similar agreement to resolve allegations of non-compliance with these laws, reputational harm and the curtailment or restructuring of our operations. If any of the physicians or other healthcare providers or entities with whom we expect to do business is found not to be in compliance with applicable laws, that person or entity may be subject to significant criminal, civil or administrative sanctions, including exclusions from government funded healthcare programs. Prohibitions or restrictions on sales or withdrawal of future marketed products could materially affect business in an adverse way.

Efforts to ensure that our business arrangements with third parties will comply with applicable healthcare laws and regulations will involve substantial costs. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business. The shifting compliance environment and the need to build and maintain robust and expandable systems to comply with multiple jurisdictions with different compliance or reporting requirements increases the possibility that a healthcare company may run afoul of one or more of the requirements.

Changes in funding for the FDA and other government agencies could hinder their ability to hire and retain key leadership and other personnel, or otherwise prevent new products and services from being developed or commercialized in a timely manner, which could negatively impact our business.

The ability of the FDA to review and approve new products can be affected by a variety of factors, including government budget and funding levels, their ability to hire and retain key personnel and accept the payment of user fees and statutory, regulatory and policy changes. Average review times at the agency have fluctuated in recent years as a result. In addition, government funding of other government agencies that fund research and development activities is subject to the political process, which is inherently fluid and unpredictable.

Disruptions at the FDA and other agencies may also slow the time necessary for new drugs to be reviewed and/or approved by necessary government agencies, which would adversely affect our business. For example, over the last several years, the U.S. government has shut down several times and certain regulatory agencies, such as the FDA, have had to furlough critical FDA employees and stop critical activities. If a prolonged government shutdown occurs, it could significantly impact the ability of the FDA to timely review and process our regulatory submissions, which could have a material adverse effect on our business.

Of note, in response to the global COVID-19 pandemic, the FDA adopted a risk-based system for the conduct of inspections of manufacturing facilities and began conducting voluntary remote interactive evaluations of certain drug manufacturing facilities and clinical research sites where an in-person inspection would not be prioritized, deemed mission-critical, or where direct inspection is otherwise limited by travel restrictions, but where the FDA determines that remote evaluation would still be appropriate. Regulatory authorities inside and outside the United States may adopt similar restrictions or other policy measures in response to any future pandemic. If a prolonged government shutdown occurs, or if global health concerns continue to prevent the FDA or other regulatory authorities from conducting their regular inspections, reviews, or other regulatory activities, it could significantly impact the ability of the FDA or other regulatory authorities to timely review and process our regulatory submissions, which could have a material adverse effect on our business.

Failure to comply with health and data protection laws and regulations could lead to U.S. federal and state government enforcement actions, including civil or criminal penalties, private litigation, and adverse publicity and could negatively affect our operating results and business.

We and any potential collaborators may be subject to U.S. federal and state data protection laws and regulations, such as laws and regulations that address privacy and data security. In the United States, numerous federal and state laws and regulations, including state data breach notification laws, state health information privacy laws, and federal and state consumer protection laws, govern the collection, use, disclosure, and protection of health-related and other personal information. In addition, we may obtain health information from third parties, including research institutions from which we obtain clinical trial data, which are subject to privacy and security requirements under HIPAA, as amended by HITECH. To the extent that we act as a business associate to a healthcare provider engaging in electronic transactions, we may also be subject to the privacy and security provisions of HIPAA, as amended by HITECH, which restricts the use and disclosure of patient-identifiable health information, mandates the adoption of standards relating to the privacy and security of patient-identifiable health information, and requires the reporting of certain security breaches to healthcare provider customers with respect to such information. Additionally, many states have enacted similar laws that may impose more stringent requirements on entities like ours. Depending on the facts and circumstances, we could be subject to significant civil, criminal, and administrative penalties if we obtain, use, or disclose individually identifiable health information maintained by a HIPAA-covered entity in a manner that is not authorized or permitted by HIPAA.

Compliance with U.S. and foreign privacy and data protection laws and regulations could require us to take on more onerous obligations in our contracts, restrict our ability to collect, use and disclose data, or in some cases, impact our ability to operate in certain jurisdictions. Failure to comply with these laws and regulations could result in government enforcement actions (which could include civil, criminal and administrative penalties), private litigation, and/or adverse publicity and could negatively affect our operating results and business. Moreover, clinical trial subjects, employees and other individuals about whom we or our potential collaborators obtain personal information, as well as the providers who share this information with us, may limit our ability to collect, use and disclose the information. Claims that we have violated individuals’ privacy rights, failed to comply with data protection laws, or breached our contractual obligations, even if we are not found liable, could be expensive and time-consuming to defend and could result in adverse publicity that could harm our business.

The successful commercialization of any of our future therapeutic candidates will depend in part on the extent to which governmental authorities and health insurers establish adequate reimbursement levels and pricing policies. Failure to obtain or maintain adequate coverage and reimbursement for any of our future therapeutic candidates, if approved, could limit our ability to market those therapies and decrease our ability to generate revenue.

The availability and adequacy of coverage and reimbursement by governmental healthcare programs such as Medicare and Medicaid, private health insurers and other third-party payors are essential for most patients to be able to afford therapies. As Schedule I substances under the CSA, psilocybin and psilocin are deemed to have no accepted medical use and therapies that use psilocybin or psilocin are precluded from reimbursement in the United States. Our products that include psilocybin or psilocin must be scheduled as a Schedule II or lower controlled substance (i.e., Schedule III, IV or V) before they can be commercially marketed. Our ability to achieve acceptable levels of coverage and reimbursement for therapies by governmental authorities, private health insurers and other organizations will have an effect on our ability to successfully commercialize, and attract additional collaboration partners to invest in the development of our future therapeutic candidates. Even if we obtain coverage for a given therapy by third-party payors, the resulting reimbursement payment rates may not be adequate or may require patient out-of-pocket costs that patients may find unacceptably high. We cannot be sure that coverage and reimbursement in the United States or elsewhere will be available for any therapy that we may develop, and any reimbursement that may become available may be decreased or eliminated in the future.

Furthermore, third-party payors are increasingly challenging prices charged for therapeutic substances and services, and many third-party payors may refuse to provide coverage and reimbursement for particular drugs when an equivalent generic drug or a less expensive therapy is available. It is possible that a third-party payor may consider our future therapeutic candidates as substitutable and only offer to reimburse patients for the less expensive therapy. These payors may deny or revoke the reimbursement status of a given drug product or establish prices for new or existing marketed therapies at levels that are too low to enable us to realize an appropriate return on our investment in product development. If reimbursement is not available or is available only at limited levels, we may not be able to successfully commercialize our future therapeutic candidates, and may not be able to obtain a satisfactory financial return on therapeutic candidates that we may develop.

There is significant uncertainty related to the insurance coverage and reimbursement of newly approved therapies. In the United States, third-party payors, including private and governmental payors, such as the Medicare and Medicaid programs, play an important role in determining the extent to which new drugs will be covered. The Medicare and Medicaid programs increasingly are used as models for how private payors and other governmental payors develop their coverage and reimbursement policies for drugs. Some third-party payors may require pre-approval of coverage for new or innovative devices or drug therapies before they will reimburse health care providers who use such therapies. It is difficult to predict at this time what third-party payors will decide with respect to the coverage and reimbursement for our future therapeutic candidates.

Furthermore, obtaining and maintaining reimbursement status is time-consuming and costly. No uniform policy for coverage and reimbursement for drug therapies exists among third-party payors in the United States. Therefore, coverage and reimbursement for drug therapies can differ significantly from payor to payor. As a result, the coverage determination process is often a time-consuming and costly process that will require us to provide scientific and clinical support for the use of our therapies to each payor separately, with no assurance that coverage and adequate reimbursement will be applied consistently or obtained in the first instance. Furthermore, rules and regulations regarding reimbursement change frequently, in some cases at short notice, and we believe that changes in these rules and regulations are likely.

Outside the United States, international operations are generally subject to extensive governmental price controls and other market regulations. Negotiating coverage and reimbursement with governmental authorities can delay commercialization. Coverage and reimbursement policies may adversely affect our ability to sell our products on a profitable basis. Some countries allow companies to fix their own prices for medical therapies, but monitor and control company profits. Additional foreign price controls or other changes in pricing regulation could restrict the amount that we are able to charge for our future therapeutic candidates. Accordingly, in markets outside the United States, the reimbursement for our therapies may be reduced compared with the United States and may be insufficient to generate commercially reasonable revenue and profits.

We will be subject to environmental, health and safety laws and regulations, and we may become exposed to liability and substantial expenses in connection with environmental compliance or remediation activities which may adversely affect our business and financial condition.

Our operations, including our research, development, testing and manufacturing activities, will be subject to numerous foreign, federal, state and local environmental, health and safety laws and regulations. These laws and regulations govern, among other things, the controlled use, manufacture, handling, release and disposal of and the maintenance of a registry for, hazardous materials, such as chemical solvents, human cells, carcinogenic compounds, mutagenic compounds and compounds that have a toxic effect on reproduction, laboratory procedures and exposure to blood-borne pathogens.

We may incur significant costs to comply with these current or future environmental and health and safety laws and regulations. Furthermore, if we fail to comply with such laws and regulations, we could be subject to fines or other sanctions.

Risks Relating to Our Intellectual Property Rights

The failure to obtain or maintain patents, licensing agreements and other intellectual property could materially impact our ability to compete effectively.

In order for our business to be viable and to compete effectively, we need to develop and maintain, and we will heavily rely on, a proprietary position with respect to our intellectual property. However, there are significant risks associated with our actual or proposed intellectual property. The risks and uncertainties that we face with respect to our rights principally include the following:

●	pending patent applications we have filed or will file may not result in issued patents or may take longer than we expect to result in issued patents;

●	we may be involved in reexamination proceedings;

●	we may be subject to post grant review proceedings;

●	we may be subject to inter partes review proceedings;

●	we may be subject to derivation proceedings;

●	we may be subject to opposition proceedings in foreign countries;

●	any patents that are issued or licensed to us may not provide us with any competitive advantages or meaningful protection;

●	we may not be able to develop additional proprietary technologies that are patentable;

●	other companies may challenge patents licensed or issued to us;

●	other companies may have independently developed and patented (or may in the future independently develop and patent) similar or alternative technologies, or duplicate our technologies;

●	other companies may design around technologies we have licensed or developed;

●	enforcement of patents is complex, uncertain and very expensive and we may not be able to secure, enforce and defend our patents;

●	in the event that we were to ever seek to enforce our patents in ligation, there is some risk that they could be deemed invalid, not infringed, or unenforceable; and

●	the patents of others may have an adverse effect on our business.

We cannot be certain that any patents will be issued as a result of any pending or future applications, or that any patents, once issued, will provide us with adequate protection from competing products. For example, issued patents may be circumvented or challenged, declared invalid or unenforceable, or narrowed in scope. In addition, since publication of discoveries in scientific or patent literature often lags behind actual discoveries, we cannot be certain that we or our licensors were the first to invent or to file patent applications covering them.

It is also possible that others may have or may obtain issued patents that could prevent us from commercializing our products or require us to obtain licenses requiring the payment of significant fees or royalties in order to enable us to conduct our business. There is no guarantee that such licenses will be available, or available based on commercially reasonable terms. As to those patents that we have licensed, our rights depend on maintaining our obligations to the licensor under the applicable license agreement, and we may be unable to do so.

If we are unable to obtain and maintain patent protection for our products, or if the scope of the patent protection obtained is not sufficiently broad, competitors could develop and commercialize products similar or identical to ours, and our ability to successfully commercialize our products could be impaired.

The patent prosecution process is expensive and time-consuming, and we may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost, in a timely manner, or in all jurisdictions. It is also possible that we will fail to identify patentable aspects of our development output before it is too late to obtain patent protection.

The patent position of life science companies generally is highly uncertain, involves complex legal and factual questions and has in past years been the subject of much litigation. In addition, the laws of foreign countries may not protect our rights to the same extent as the laws of the United States and we may fail to seek or obtain patent protection in all major markets. For example, unlike the U.S., European patent law restricts the patentability of methods of treatment of the human body. Our pending and future patent applications may not result in patents being issued which protect our technology or products, in whole or in part, or which effectively prevent others from commercializing competitive technologies and products. Changes in either the patent laws or interpretation of the patent laws in the United States and other countries may diminish the value of our patents or narrow the scope of our patent protection, even post-grant. For example, the federal courts of the United States have taken an increasingly negative view of the patent eligibility of certain subject matter, such as naturally occurring nucleic acid sequences, amino acid sequences and certain uses of such subject matter, which include their detection in a biological sample and diagnostic conclusions arising from their detection. Such subject matter, which had been considered important for the biotechnology and biopharmaceutical industry to protect their discoveries, is now many times considered ineligible in the first instance for protection under the patent laws of the United States. We cannot definitively predict the types or breadth of claims that may be allowable or enforceable in our patent rights (whether licensed or otherwise held).

Patent reform legislation has increased the uncertainties and costs surrounding the prosecution of patent applications and the enforcement or defense of issued patents. On September 16, 2011, the Leahy-Smith America Invents Act, or the Leahy-Smith Act, was signed into law. Under the Leahy-Smith Act, the United States transitioned to a first inventor to file system in which, assuming that other requirements for patentability are met, the first inventor to file a patent application will be entitled to the patent on an invention regardless of whether a third party was the first to invent the claimed invention. The Leahy-Smith Act includes a number of significant changes to United States patent law. These include provisions that affect the way patent applications are prosecuted and may also affect patent litigation. These include allowing third party submission of prior art to the USPTO during patent prosecution and additional procedures to attack the validity of a patent by USPTO-administered post-grant proceedings, including post-grant review, inter partes review and derivation proceedings. the Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents, all of which could have a material adverse effect on our business and financial condition.

Moreover, we may be subject to a third-party pre-issuance submission of prior art to the USPTO, or become involved in opposition, derivation, reexamination, inter partes review, post-grant review challenging our patent rights (whether licensed or otherwise held). An adverse determination in any such submission, proceeding or litigation could reduce the scope of, or invalidate, our patent rights (whether licensed or otherwise held), allow third parties to commercialize our products and compete directly with us, without payment to us, or result in our inability to manufacture or commercialize products without infringing third-party patent rights. In addition, if the breadth or strength of protection provided by our patents and patent applications (whether licensed or otherwise held) is threatened, it could dissuade companies from collaborating with us to license, develop or commercialize current or future product candidates.

Even if our patent applications (whether licensed or otherwise held) result in the issuance of patents, they may not be in a form that will provide us with any meaningful protection, prevent competitors from competing with us or otherwise provide us with any competitive advantage. Our competitors may be able to circumvent our owned or licensed patents by developing similar or alternative technologies or products in a non-infringing manner.

The issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability, and our licensed or owned patents may be challenged in the courts or patent offices in the United States and abroad. Such challenges may result in loss of exclusivity or freedom to operate or in patent claims being narrowed, invalidated or held unenforceable, in whole or in part, which could limit our ability to stop others from using or commercializing similar or identical products, or limit the duration of the patent protection of our products. Given the amount of time required for the development, testing and regulatory review of new life science product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. As a result, our intellectual property rights portfolio may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours.

We may become involved in lawsuits to protect or enforce our intellectual property rights, which could be expensive, time-consuming and ultimately unsuccessful.

Competitors may infringe our intellectual property. To counter infringement or unauthorized use, we may be required to sue a third party, or otherwise make a claim, alleging infringement or other violation of patents, trademarks, trade dress, copyrights, trade secrets, domain names or other intellectual property rights that we either own or license from a third party. If we do not prevail in enforcing our intellectual property rights in this type of litigation, we may be subject to:

●	paying monetary damages related to the legal expenses of the third party;

●	facing additional competition that may have a significant adverse effect on our product pricing, market share, business operations, financial condition, and the commercial viability of our product; and

●	restructuring our Company or delaying or terminating select business opportunities, including, but not limited to, research and development, clinical trial, and commercialization activities, due to a potential deterioration of our financial condition or market competitiveness.

Any claims we assert against perceived infringers could provoke these parties to assert counterclaims against us alleging that we infringe their intellectual property or to assert that our intellectual property is invalid or unenforceable. The result of these challenges may narrow the scope or claims of or invalidate or find unenforceable patents that are integral to our product or product candidate. In addition, in a patent infringement proceeding, a court may decide that a licensed or owned patent of ours is invalid or unenforceable, in whole or in part, construe the patent’s claims narrowly or refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover that technology. Moreover, lawsuits to protect or enforce our intellectual property rights could be expensive, time-consuming and ultimately unsuccessful.

Third parties may initiate legal proceedings alleging that we are infringing their intellectual property rights, the outcome of which would be uncertain.

Our commercial success depends upon our ability to develop, manufacture, market and sell our products without infringing the proprietary rights of third parties. There is considerable intellectual property litigation in the life sciences industry. We cannot guarantee that our products and candidates will not infringe third-party patents or other proprietary rights. We may become party to, or threatened with, future adversarial proceedings or litigation regarding intellectual property rights with respect to our products and technology, including inter partes review, post-grant review, or derivation proceedings before the USPTO and similar proceeding before similar bodies in other countries. Third parties may assert infringement claims against us based on existing intellectual property rights and intellectual property rights that may be granted in the future.

If we are found to infringe a third party’s intellectual property rights, we could be required to obtain a license from such third party to continue developing and marketing our products. However, we may not be able to obtain any required license on commercially reasonable terms or at all. Even if we were able to obtain a license, it could be non-exclusive, thereby giving our competitors access to the same technologies licensed to us. We could be forced, including by court order, to cease commercializing the infringing technology or product. In addition, we could be found liable for monetary damages, including treble damages and attorneys’ fees if we are found to have willfully infringed a patent. A finding of infringement could prevent us from commercializing our products or candidates or force us to cease some of our business operations, which could materially harm our business. Claims that we have misappropriated the confidential information or trade secrets of third parties could have a similar negative impact on our business.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our own patent protection could be reduced or eliminated for noncompliance with these requirements.

Periodic maintenance fees and annuities on any issued patent or pending application may be due to be paid to the USPTO and foreign patent agencies in several stages over the lifetime of the patent or pending application. The USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. While an inadvertent lapse can in many cases be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Noncompliance events that could result in abandonment or lapse of a patent or patent application include, but are not limited to, failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. In such an event, our competitors might be able to enter our markets, which could have a material adverse effect on our business.

We may be subject to claims by third parties asserting that our employees or we have misappropriated their intellectual property or claiming ownership of what we regard as our own intellectual property.

We may retain employees and contractors that were previously employed at universities or other companies, including potential competitors. Although we will try to ensure that our employees and contractors do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that these employees or we have used or disclosed intellectual property, including trade secrets or other proprietary information, of any such employee’s former employer. Litigation may be necessary to defend against these claims, and any such litigation could have an unfavorable outcome.

In addition, while it is our policy to require our employees and contractors who may be involved in the development of intellectual property to execute agreements assigning such intellectual property to us, we may be unsuccessful in executing such an agreement with each party who in fact develops intellectual property that we regard as our own. Our and their assignment agreements may not be self-executing or may be breached, and we may be forced to bring claims against third parties, or defend claims they may bring against us, to determine the ownership of what we regard as our intellectual property.

If we fail in prosecuting or defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. Even if we are successful in prosecuting or defending against such claims, litigation could result in substantial costs and adverse results, and be a distraction to management.

If we fail to comply with our obligations in the agreements under which we may license intellectual property rights from third parties or otherwise experience disruptions to our business relationships with our licensors, we could lose rights that are important to our business.

We have licensed and may enter into or may be required to enter into intellectual property license agreements that are important to our business. These license agreements may impose various diligence, milestone, payment, royalty and other obligations on us. For example, we may enter into exclusive license agreements with various universities and research institutions, we may be required to use commercially reasonable efforts to engage in various development and commercialization activities with respect to licensed products, and may need to satisfy specified milestone and royalty payment obligations. If we fail to comply with any obligations under our agreements with any of these licensors, we may be subject to termination of the license agreement in whole or in part, increased financial obligations to our licensors or loss of exclusivity in a particular field or territory, in which case our ability to develop or commercialize products covered by the license agreement will be impaired.

In addition, disputes may arise regarding intellectual property subject to a license agreement, including:

●	the scope of rights granted under the license agreement and other interpretation-related issues;

●	the extent to which our processes infringe on intellectual property of the licensor that is not subject to the licensing agreement;

●	our diligence obligations under the license agreement and what activities satisfy those obligations;

●	if a third-party expresses interest in an area under a license that we are not pursuing, under the terms of certain of our license agreements, we may be required to sublicense rights in that area to the third party, and that sublicense could harm our business; and

●	the ownership of inventions and know-how resulting from the joint creation or use of intellectual property by our licensors and us.

Disputes over intellectual property that we have licensed may prevent or impair our ability to maintain our current licensing arrangements on acceptable terms, and we may be unable to successfully develop and commercialize our product candidate.

Intellectual property litigation could cause us to spend substantial resources and distract our personnel from their normal responsibilities.

Even if resolved in our favor, litigation or other legal proceedings relating to intellectual property claims may cause us to incur significant expenses and could distract our technical and management personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments and if securities analysts or investors perceive these results to be negative, it could have an adverse effect on the price of our common stock. Such litigation or proceedings could increase our operating losses and reduce the resources available for development activities or any future sales, marketing or distribution activities. We may not have sufficient financial or other resources to conduct such litigation or proceedings adequately. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their greater financial resources. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could compromise our ability to compete in the marketplace.

We may spend considerable resources developing and maintaining patents, license agreements and other intellectual property that may later be abandoned or may otherwise never result in products brought to market.

Not all technologies and product candidates that initially show potential as the basis for future products will ultimately meet the rigors of our development process and as a result may be abandoned and/or never otherwise result in products brought to market. In some cases, prior to abandonment we may be required to incur significant costs developing and maintaining intellectual property and/or maintaining license agreements and our business could be harmed by such costs.

If we are not able to adequately prevent disclosure of trade secrets and other proprietary information, the value of our technology and product could be significantly diminished.

We rely on trade secrets to protect our proprietary technologies, especially where we do not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. We rely in part on confidentiality agreements with our employees, consultants, outside scientific collaborators, sponsored researchers and other advisors to protect our trade secrets and other proprietary information. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover our trade secrets and proprietary information. For example, the FDA, as part of its transparency initiative, is currently considering whether to make additional information publicly available on a routine basis, including information that we may consider to be trade secrets or other proprietary information, and it is not clear at the present time how the FDA’s disclosure policies may change in the future, if at all. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

We rely on information technology, and if we are unable to protect against service interruptions, data corruption, cyber-based attacks or network security breaches, our operations could be disrupted, and our business could be negatively affected.

We rely on information technology networks and systems to process, transmit and store electronic and financial information; to coordinate our business; and to communicate within our Company and with customers, suppliers, partners and other third-parties. These information technology systems may be susceptible to damage, disruptions or shutdowns, hardware or software failures, power outages, computer viruses, cyber-attacks, telecommunication failures, user errors or catastrophic events. If our information technology systems suffer severe damage, disruption or shutdown, and our business continuity plans do not effectively resolve the issues in a timely manner, our operations could be disrupted, and our business could be negatively affected. In addition, cyber-attacks could lead to potential unauthorized access and disclosure of confidential information, and data loss and corruption. There is no assurance that we will not experience these service interruptions or cyber-attacks in the future.

Other Risks Related to Our Business

We may not be successful in hiring and retaining key employees, including executive officers.

Our success materially depends upon the expertise, experience and continued service of our management and other key personnel, including, but not limited to, Eric Weisblum, our Chief Executive Officer. If we lose the services of Mr. Weisblum or any of other member of management, our business would be materially and adversely affected.

Our future success also depends upon our ability to attract and retain highly qualified management personnel and other employees. There can be no assurance that these professionals will be available in the market, or that we will be able to retain existing professionals or to meet or to continue to meet their compensation requirements. Furthermore, the cost base in relation to such compensation, which may include equity compensation, may increase significantly, which could have a material adverse effect on us. Failure to establish and maintain an effective management team and work force could adversely affect our ability to operate, grow and manage our business.

Unfavorable global economic, business or political conditions could adversely affect our business, financial condition or results of operations.

Our results of operations could be adversely affected by general conditions in the global economy and in the global financial markets, including conditions that are outside of our control, including the impact of health and safety concerns, such as those relating to the COVID-19 outbreak. The most recent global financial crisis caused extreme volatility and disruptions in the capital and credit markets. A severe or prolonged economic downturn could result in a variety of risks to our business, including weakened demand for our products and our ability to raise additional capital when needed on acceptable terms, if at all. A weak or declining economy could strain our domestic and international customers, possibly resulting in delays in customer payments. Any of the foregoing could harm our business and we cannot anticipate all the ways in which the current economic climate and financial market conditions could adversely impact our business.

Risks Relating to Investing in Digital Securities

The launch of central bank digital currencies (“CBDCs”) may adversely impact our business.

The introduction of a government-issued digital currency could eliminate or reduce the need or demand for private-sector issued crypto currencies, or significantly limit their utility. National governments around the world could introduce CBDCs, which could in turn limit the size of the market opportunity for cryptocurrencies, including Solana.

Absent federal regulations, there is a possibility that any digital asset we acquire may be classified as a “security.” Any classification of any digital asset we acquire as a “security” would subject us to additional regulation and could materially impact the operation of our business.

We intend to only acquire digital assets that we believe would not be considered a “security” by the SEC and other U.S. federal or state regulator publicly stated may not agree our assessment. Despite the Trump Administration’s Executive Order titled “Strengthening American Leadership in Digital Financial Technology” which includes as an objective, “protecting and promoting the ability of individual citizens and private sector entities alike to access and to maintain self-custody of digital assets,” leading digital assets that we may acquire, may not be classified with respect to U.S. federal securities laws. Therefore, while (for the reasons discussed below) we intend to only invest in leading digital assets, that we conclude are not a “security” within the meaning of the U.S. federal securities laws, and registration of the Company under The Investment Company Act of 1940, as amended (the “1940 Act”) is therefore not required under the applicable securities laws, we acknowledge that a regulatory body or federal court may determine otherwise. Our conclusion, even if reasonable under the circumstances, would not preclude legal or regulatory action based on such a finding that any leading digital asset we acquire is a “security” which would require us to register as an investment company under the 1940 Act.

We intend to adapt our process for analyzing the U.S. federal securities law status of any cryptocurrencies we acquire over time, as guidance and case law have evolved. As part of our U.S. federal securities law analytical process, we intend to take into account a number of factors, including the various definitions of “security” under U.S. federal securities laws and federal court decisions interpreting the elements of these definitions, such as the U.S. Supreme Court’s decisions in the Howey and Reves cases, as well as court rulings, reports, orders, press releases, public statements, and speeches by the SEC Commissioners and SEC Staff providing guidance on when a digital asset or a transaction to which a digital asset may relate may be a security for purposes of U.S. federal securities laws.

Application of securities laws to the specific facts and circumstances of digital assets is complex and subject to change. As such, we are at risk of enforcement proceedings against us, which could result in potential injunctions, cease-and-desist orders, fines, and penalties if any digital asset we acquires is determined to be a security by a regulatory body or a court. Such developments could subject us to fines, penalties, and other damages, and adversely affect our business, results of operations, financial condition, and prospects.

If we were deemed to be an investment company under the 1940 Act, applicable restrictions likely would make it impractical for us to continue segments of our business as currently contemplated.

Under Sections 3(a)(1)(A) and (C) of the 1940 Act, a company generally will be deemed to be an “investment company” if (i) it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting, or trading in securities or (ii) it engages, or proposes to engage, in the business of investing, reinvesting, owning, holding, or trading in securities and it owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities, shares of registered money market funds under Rule 2a-7 of the 1940 Act, and cash items) on an unconsolidated basis. Rule 3a-1 under the 1940 Act generally provides that notwithstanding the Section 3(a)(1)(C) test described in clause (ii) above, an entity will not be deemed to be an “investment company” for purposes of the 1940 Act if no more than 45% of the value of its assets (exclusive of U.S. government securities, shares of registered money market funds under Rule 2a-7 of the 1940 Act, and cash items) consists of, and no more than 45% of its net income after taxes (for the past four fiscal quarters combined) is derived from, securities other than U.S. government securities, shares of registered money market funds under Rule 2a-7 of the 1940 Act, securities issued by employees’ securities companies, securities issued by qualifying majority owned subsidiaries of such entity, and securities issued by qualifying companies that are controlled primarily by such entity. We do not believe that we are an “investment company” as such term is defined in either Section 3(a)(1)(A) or Section 3(a)(1)(C) of the 1940 Act.

Since our formation, we have been a biopharmaceutical industry with a focus is on developing novel therapeutics that address underserved conditions including PTSD, stress-induced anxiety disorders, fibromyalgia, and central nervous system (CNS) diseases.  Recently, we have begun focusing on pursuing opportunities to expand our portfolio into digital assets. We only intend to acquire digital assets that we conclude are investment securities, and as such do not intend to hold ourselves out as being engaged primarily, or propose to engage primarily, in the business of investing, reinvesting, or trading in securities within the meaning of Section 3(a)(1)(A) of the 1940 Act.

With respect to Section 3(a)(1)(C), we believe we satisfy the elements of Rule 3a-1 and therefore are deemed not to be an investment company under, and we intend to conduct our operations such that we will not be deemed an investment company under, Section 3(a)(1)(C). We believe that we are not an investment company pursuant to Rule 3a-1 under the 1940 Act because, on a consolidated basis with respect to wholly-owned subsidiaries but otherwise on an unconsolidated basis, no more than 45% of the value of the Company’s total assets (exclusive of U.S. government securities, shares of registered money market funds under Rule 2a-7 of the 1940 Act, and cash items) consists of, and no more than 45% of the Company’s net income after taxes (for the last four fiscal quarters combined) is derived from, securities other than U.S. government securities, shares of registered money market funds under Rule 2a-7 of the 1940 Act, securities issued by employees’ securities companies, securities issued by qualifying majority owned subsidiaries of the Company, and securities issued by qualifying companies that are controlled primarily by the Company.

Digital assets, as well as new business models and transactions enabled by blockchain technologies, present novel interpretive questions under the 1940 Act. There is a risk that assets or arrangements that we conclude are not securities prior to acquisition could be deemed to be securities by the SEC or another authority for purposes of the 1940 Act, which would increase the percentage of securities held by us for 1940 Act purposes. The SEC has requested information from a number of participants in the digital assets ecosystem, regarding the potential application of the 1940 Act to their businesses. For example, in an action unrelated to the Company, in February 2022, the SEC issued a cease-and-desist order under the 1940 Act to BlockFi Lending LLC, in which the SEC alleged that BlockFi was operating as an unregistered investment company because it issued securities and also held more than 40% of its total assets, excluding cash, in investment securities, including the loans of digital assets made by BlockFi to institutional borrowers.

If we were deemed to be an investment company, Rule 3a-2 under the 1940 Act is a safe harbor that provides a one-year grace period for transient investment companies that have a bona fide intent to be engaged primarily, as soon as is reasonably possible (in any event by the termination of such one-year period), in a business other than that of investing, reinvesting, owning, holding, or trading in securities, with such intent evidenced by the company’s business activities and an appropriate resolution of its board of directors. The grace period is available not more than once every three years and runs from the earlier of (i) the date on which the issuer owns securities and/or cash having a value exceeding 50% of the issuer’s total assets on either a consolidated or unconsolidated basis or (ii) the date on which the issuer owns or proposes to acquire investment securities having a value exceeding 40% of the value of such issuer’s total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. Accordingly, the grace period may not be available at the time that we seek to rely on Rule 3a-2; however, Rule 3a-2 is a safe harbor and we may rely on any exemption or exclusion from investment company status available to us under the 1940 Act at any given time. Furthermore, reliance on Rule 3a-2, Section 3(a)(1)(C), or Rule 3a-1 could require us to take actions to dispose of securities, limit our ability to make certain investments or enter into joint ventures, or otherwise limit or change our service offerings and operations. If we were to be deemed an investment company in the future, restrictions imposed by the 1940 Act—including limitations on our ability to issue different classes of stock and equity compensation to directors, officers, and employees and restrictions on management, operations, and transactions with affiliated persons—likely would make it impractical for us to continue our business as contemplated, and could have a material adverse effect on our business, results of operations, financial condition, and prospects.

We may be subject to regulatory developments related to crypto assets and crypto asset markets, which could adversely affect our business, financial condition, and results of operations.

As digital assets are relatively novel and the application of state and federal securities laws and other laws and regulations to digital assets is unclear in certain respects, it is possible that regulators in the United States or foreign countries may interpret or apply existing laws and regulations in a manner that adversely affects the price any digital assets we may hold in the future. The U.S. federal government, states, regulatory agencies, and foreign countries may also enact new laws and regulations, or pursue regulatory, legislative, enforcement or judicial actions, that could materially impact the price of any digital assets we acquire in the future or the ability of individuals or institutions to own or transfer digital assets.

If any digital asset we acquire is determined to constitute a security for purposes of the federal securities laws, the additional regulatory restrictions imposed by such a determination could adversely affect the market price of such digital security and in turn adversely affect the market price of our common stock. Moreover, the risks of us engaging in a cryptocurrency treasury strategy have created, and could continue to create complications due to the lack of experience that third parties have with companies engaging in such a strategy, such as increased costs of director and officer liability insurance or the potential inability to obtain such coverage on acceptable terms in the future.

Cryptocurrency assets are less liquid than our existing cash and cash equivalents and may not be able to serve as a source of liquidity for us to the same extent as cash and cash equivalents.

Historically, the crypto markets have been characterized by: significant volatility in price, limited liquidity and trading volumes compared to sovereign currencies markets; relative anonymity; a developing regulatory landscape; potential susceptibility to market abuse and manipulation; compliance and internal control failures at exchanges; and various other risks inherent in its entirely electronic, virtual form and decentralized network. During times of market instability, we may not be able to sell any digital assets we hold at favorable prices or at all. Further, any digital assets which we hold with our custodians will not enjoy the same protections as are available to cash or securities deposited with or transacted by institutions subject to regulation by the Federal Deposit Insurance Corporation or the Securities Investor Protection Corporation. If we are unable to sell any digital assets we hold, enter into additional capital raising transactions using any digital assets we hold as collateral, or otherwise generate funds using any digital assets we hold, or if we are forced to sell any digital assets we hold at a significant loss, in order to meet our working capital requirements, our business and financial condition could be negatively impacted.

We are not subject to legal and regulatory obligations that apply to investment companies such as mutual funds and exchange-traded funds, or to obligations applicable to investment advisers.

Mutual funds, exchange-traded funds and their directors and management are subject to extensive regulation as “investment companies” and “investment advisers” under U.S. federal and state law; this regulation is intended for the benefit and protection of investors. We are not subject to, and do not otherwise voluntarily comply with, these laws and regulations. This means, among other things, that the execution of or changes to our Treasury Reserve Policy or our cryptocurrency strategy, our use of leverage, the manner in which our cryptocurrency assets are custodied, our ability to engage in transactions with affiliated parties and our operating and investment activities generally are not subject to the extensive legal and regulatory requirements and prohibitions that apply to investment companies and investment advisers. Consequently, our board of directors has broad discretion over the investment, leverage and cash management policies it authorizes, in respect of any activities we may pursue, and has the power to change our current policies, including our strategy of acquiring and holding digital assets.

If we or our third-party service providers experience a security breach or cyberattack and unauthorized parties obtain access to any of our acquired digital assets, or if our private keys are lost or destroyed, or other similar circumstances or events occur, we may lose some or all of our Solana and our financial condition and results of operations could be materially adversely affected.

We expect that any digital asset we own will be held in custody accounts at U.S.-based institutional-grade digital asset custodians. Security breaches and cyberattacks are of particular concern with respect to digital assets. Cryptocurrencies and the entities that provide services to participants in such ecosystem have been, and may in the future be, subject to security breaches, cyberattacks, or other malicious activities. For example, in October 2021 it was reported that hackers exploited a flaw in the account recovery process and stole from the accounts of at least 6,000 customers of the Coinbase exchange, although the flaw was subsequently fixed and Coinbase reimbursed affected customers. Similarly, in November 2022, hackers exploited weaknesses in the security architecture of the FTX Trading digital asset exchange and reportedly stole over $400 million in digital assets from customers. A successful security breach or cyberattack could result in:

●	a partial or total loss of our digital assets in a manner that may not be covered by insurance or the liability provisions of the custody agreements with the custodians who hold our Solana;

●	harm to our reputation and brand;

●	improper disclosure of data and violations of applicable data privacy and other laws; or

●	significant regulatory scrutiny, investigations, fines, penalties, and other legal, regulatory, contractual and financial exposure.

Further, any actual or perceived data security breach or cybersecurity attack directed at other companies with digital assets or companies that operate digital asset networks, regardless of whether we are directly impacted, could lead to a general loss of confidence in the broader cryptocurrency ecosystem, which could negatively impact us.

Attacks upon systems across a variety of industries, including cryptocurrency industries, are increasing in frequency, persistence, and sophistication, and, in many cases, are being conducted by sophisticated, well-funded and organized groups and individuals, including state actors. The techniques used to obtain unauthorized, improper or illegal access to systems and information (including personal data and digital assets), disable or degrade services, or sabotage systems are constantly evolving, may be difficult to detect quickly, and often are not recognized or detected until after they have been launched against a target. These attacks may occur on our systems or those of our third-party service providers or partners. We may experience breaches of our security measures due to human error, malfeasance, insider threats, system errors or vulnerabilities or other irregularities. In particular, we expect that unauthorized parties will attempt to gain access to our systems and facilities, as well as those of our partners and third-party service providers, through various means, such as hacking, social engineering, phishing and fraud. Threats can come from a variety of sources, including criminal hackers, hacktivists, state-sponsored intrusions, industrial espionage, and insiders. In addition, certain types of attacks could harm us even if our systems are left undisturbed. For example, certain threats are designed to remain dormant or undetectable, sometimes for extended periods of time, or until launched against a target and we may not be able to implement adequate preventative measures. Further, there has been an increase in such activities due to the increase in work-from-home arrangements. The risk of cyberattacks could also be increased by cyberwarfare in connection with the ongoing Russia-Ukraine and Israel-Hamas conflicts, or other future conflicts, including potential proliferation of malware into systems unrelated to such conflicts. Any future breach of our operations or those of others in the cryptocurrency industry, including third-party services on which we rely, could materially and adversely affect our financial condition and results of operations.

Digital assets have historically experienced, and are expected to continue to experience, high price volatility which may influence our financial results and the market price of our common stock.

Digital assets like Bitcoin (BTC), and Ethereum (ETH) have historically experienced, and are expected to continue to experience, high price volatility. Such price fluctuations are likely to influence our financial results and the market price of our common stock. Our financial results and the market price of our common stock would be adversely affected, and our business and financial condition would be negatively impacted, if the price of digital assets we hold decrease substantially, including as a result of:

●	decreased user and investor confidence in digital assets, including due to the various factors described herein;

●	investment and trading activities, such as (i) trading activities of highly active retail and institutional users, speculators, miners and investors, (ii) actual or expected significant dispositions of digital assets by large holders, and (iii) actual or perceived manipulation of the spot or derivative markets for digital assets or spot digital asset ETPs;

●	negative publicity, media or social media coverage, or sentiment due to events in or relating to, or perception of, digital assets or the broader digital assets industry;

●	changes in consumer preferences and the perceived value or prospects of digital assets;

●	competition from other digital assets that exhibit better speed, security, scalability, or energy efficiency, that feature other more favored characteristics, that are backed by governments, including the U.S. government, or reserves of fiat currencies, or that represent ownership or security interests in physical assets;

●	a decrease in the price of other digital assets, including stablecoins, or the crash or unavailability of stablecoins that are used as a medium of exchange for digital assets purchase and sale transactions, such as the crash of the stablecoin Terra USD in 2022, to the extent the decrease in the price of such other digital assets or the unavailability of such stablecoins may cause a decrease in the price digital assets, a stablecoin governance token, and other digital assets like BTC or ETH, or adversely affect investor confidence in digital assets generally;

●	the identification of Satoshi Nakamoto, the pseudonymous person or persons who developed Bitcoin, or the transfer of substantial amounts of BTC from BTC wallets attributed to Mr. Nakamoto or other “whales” that hold significant amounts of BTC;

●	disruptions, failures, unavailability, or interruptions in service of trading venues for digital assets, such as, for example, the announcement by the digital asset exchange FTX Trading that it would freeze withdrawals and transfers from its accounts and subsequent filing for bankruptcy protection;

●	the filing for bankruptcy protection by, liquidation of, or market concerns about the financial viability of digital asset custodians, trading venues, lending platforms, investment funds, or other Digital Asset industry participants;

●	regulatory, legislative, enforcement and judicial actions that adversely affect the price, ownership, transferability, trading volumes, legality or public perception of digital assets, or that adversely affect the operations of or otherwise prevent digital asset custodians, trading venues, lending platforms or other digital assets industry participants from operating in a manner that allows them to continue to deliver services to the digital assets industry;

●	further reductions in mining rewards of digital assets, including block reward halving events, which are events that occur after a specific period of time that reduce the block reward earned by “miners” who validate digital assets transactions, or increases in the costs associated with Bitcoin mining, including increases in electricity costs and hardware and software used in mining, that may cause a decline in support for the Digital Asset networks;

●	transaction congestion and fees associated with processing transactions on the cryptocurrency blockchain network;

●	macroeconomic changes, such as changes in the level of interest rates and inflation, fiscal and monetary policies of governments, trade restrictions, and fiat currency devaluations;

●	developments in mathematics or technology, including in digital computing, algebraic geometry and quantum computing, that could result in the cryptography used by the cryptocurrency blockchain becoming insecure or ineffective; and

●	changes in national and international economic and political conditions, including, without limitation, the adverse impact attributable to the economic and political instability caused by the current conflict between Russia and Ukraine and the economic sanctions adopted in response to the conflict, and the potential broadening of the Israel-Hamas conflict to other countries in the Middle East.

A decline in the market value of digital assets or in the demand for trading digital assets could lead to a corresponding decline in the value of our digital assets, the number of transactions on the relevant blockchain network and, as such, the opportunities to earn block rewards and transaction fees, and could adversely affect our business, operating results and financial condition. Any decline in the volume of Digital Asset transactions, the price of digital assets, or market liquidity for digital assets generally may adversely affect our operating results. As part of our digital asset treasury strategy, we will have significant investments in BTC, ETH, Solana and other digital assets. Our operating results will be impacted by the revenues and profits we generate from the purchase, sale, and trading of digital asset, and financial contracts linked to thereto.

The price and trading volume of any digital asset is subject to significant uncertainty and volatility, and may significantly decline in the future, without recovery. Future fluctuations in trading prices of the digital assets that we hold may increase the price volatility or affect the value of digital assets we acquire or hold, which could materially and adversely affect our business operations, financial performance, and prospects. There is no assurance that any Digital Asset will maintain its value or that there will be meaningful levels of trading activities to support markets in any Digital Asset.

The availability of spot exchange traded products (ETPs) for Bitcoin and other digital assets may adversely affect the market price of our common stock.

Although BTC and other digital assets have experienced a surge of investor attention since Bitcoin was invented in 2008, until recently investors in the United States had limited means to gain direct exposure to BTC through traditional investment channels, and instead generally were only able to hold BTC through “hosted” wallets provided by digital asset service providers or through “unhosted” wallets that expose the investor to risks associated with loss or hacking of their private keys. Given the relative novelty of digital assets, general lack of familiarity with the processes needed to hold digital assets directly, as well as the potential reluctance of financial planners and advisers to recommend direct Digital Asset holdings to their retail customers because of the manner in which such holdings are custodied, some investors have sought exposure to BTC and other digital assets through investment vehicles that hold BTC and other digital assets and issue shares representing fractional undivided interests in their underlying Digital Asset holdings. These vehicles, which were previously offered only to “accredited investors” on a private placement basis, have in the past traded at substantial premiums to net asset value, or NAV, possibly due to the relative scarcity of traditional investment vehicles providing investment exposure to digital assets.

On January 10, 2024, the SEC approved the listing and trading of spot Bitcoin ETPs, the shares of which can be sold in public offerings and are traded on U.S. national securities exchanges. The approved ETPs commenced trading directly to the public on January 11, 2024, with a trading volume of approximately $4.6 billion on the first trading day. Additionally, on May 23, 2024, the SEC approved rule changes permitting the listing and trading of spot ETPs that invest in ether, the main crypto asset supporting the Ethereum blockchain. The approved spot ETPs commenced trading directly to the public on July 23, 2024. To the extent investors view our common stock as providing exposure to digital assets, it is possible that the value of our common stock may also have included a premium over the value of our digital assets due to the prior scarcity of traditional investment vehicles providing investment exposure to digital assets or may be subject to declined due to investors now having a greater range of options to gain exposure to digital assets and investors choosing to gain such exposure through spot ETPs rather than our common stock. The possible listing and subsequent trading of spot ETPs for other digital assets offers investors another alternative to gain exposure to digital assets, which could result in a decline in the trading price of digital assets as well as a decline in the value of our common stock relative to the value of our digital assets.

Although we are developmental-stage biopharmaceutical company, and we believe we offer a different value proposition than a passive digital asset investment vehicle such as a spot Bitcoin ETP or a spot ETH ETP, investors may nevertheless view our common stock as an alternative to an investment in an ETP, and choose to purchase shares of a spot BTC ETP instead of our common stock. They may do so for a variety of reasons, including if they believe that ETPs offer a “pure play” exposure to digital assets that is generally not subject to federal income tax at the entity level as we are, or the other risk factors applicable to an operating business, such as ours. Additionally, unlike spot ETPs, we (i) do not seek for our shares to track the value of the underlying digital assets we hold before payment of expenses and liabilities, (ii) do not benefit from various exemptions and relief under the Securities Exchange Act of 1934, as amended, or the Exchange Act, including Regulation M, and other securities laws, which enable spot ETPs to continuously align the value of their shares to the price of the underlying digital assets they hold through share creation and redemption, and (iii) are not required to provide daily transparency as to our digital asset holdings or our daily net asset value (NAV). Furthermore, recommendations by broker-dealers to buy, hold, or sell complex products and non-traditional ETPs, or an investment strategy involving such products, may be subject to additional or heightened scrutiny that would not be applicable to broker-dealers making recommendations with respect to our common stock. Based on how we are viewed in the market relative to ETPs, and other vehicles that offer economic exposure to digital assets, such as Bitcoin futures ETFs and leveraged BTC futures ETFs, any premium or discount in our common stock relative to the value of our digital asset holdings may increase or decrease in different market conditions.

As a result of the foregoing factors, availability of spot ETPs for digital assets on U.S. national securities exchanges could have a material adverse effect on the market price of our common stock.

A temporary or permanent blockchain “fork” to a Digital Asset blockchain network could adversely affect our business.

Blockchain protocols, including Bitcoin and Ethereum, are open source. Any user can propose modifications to the protocol software. If a substantial majority of participants—such as miners in proof-of-work systems or validators in proof-of-stake systems—agree to adopt a proposed change, the modification may be implemented, allowing the protocol to evolve without disrupting network functionality. However, if less than a substantial majority of users and miners consent to the proposed modification, and the modification is not compatible with the software prior to its modification, the consequence would be what is known as a “fork”, i.e., “split” of the impacted blockchain protocol network and respective blockchain, with one prong running the pre-modified software and the other running the modified software. The effect of such a fork would be the existence of two parallel versions of the Bitcoin or other blockchain protocol network, as applicable, running simultaneously, but with each split network’s Digital Asset lacking interchangeability. A “hard fork” – where there is disagreement among the users about the rules of the network – can have a significant negative impact on value of the Digital Asset.

Bitcoin has been subject to “forks” that resulted in the creation of new networks, including Bitcoin Cash ABC, Bitcoin Cash SV, Bitcoin Diamond, Bitcoin Gold, and others. Some of these forks have caused fragmentation among platforms as to the correct naming convention for forked digital assets. Due to the lack of a central registry or rulemaking body, no single entity has the ability to dictate the nomenclature of forked digital assets, causing disagreements and a lack of uniformity among platforms on the nomenclature of forked digital assets, and which results in further confusion to customers as to the nature of assets they hold on platforms, and which can negatively impact the value of the digital assets. In addition, several of these forks were contentious and as a result, participants in certain communities may harbor ill will towards other communities. As a result, certain community members may take actions that adversely impact the use, adoption, and price of Bitcoin, or any of their forked alternatives.

Furthermore, when the Ethereum and Ethereum Classic networks split in July 2016, replay attacks, in which transactions from one network were rebroadcast on the other network to achieve “double-spending,” plagued platforms that traded Ethereum through at least October 2016, resulting in significant losses to some crypto asset platforms. Similar replay attacks occurred in connection with the Bitcoin Cash and Bitcoin Cash SV network split in November 2018. Another possible result of a hard fork is an inherent decrease in the level of security due to the splitting of some mining power across networks, making it easier for a malicious actor to exceed 50% of the mining power of that network, thereby making digital assets that rely on proof-of-work more susceptible to attack, as has occurred with Ethereum Classic.

We intend to recognize forked and airdropped assets consistent with our custodians. We may not immediately or ever have the ability to withdraw a forked or airdropped BTC and/or ETH by virtue of BTC and/or ETH that we hold with our custodians. Future forks may occur at any time. A fork can lead to a disruption of networks and our information technology systems, cybersecurity attacks, replay attacks, or security weaknesses, any of which can further lead to temporary or even permanent loss of our and our assets.

Staking introduces a risk of loss of digital assets we stake, which could adversely affect the value of our common stock.

As part of our digital asset treasury strategy, we may participate in process referred to as “staking” which involves deploying our digital assets that are intrinsically linked to the programmatic functioning of a public, permissionless network, for which we may earn compensation in consideration for securing the underlying blockchain network (“Staking”). Staking introduces risk of loss of the digital assets we stake. None of the Company’s digital assets, including potentially staked assets, are subject to the protections enjoyed by depositors or customers of institutions with FDIC or SIPC membership. However, many digital asset networks, including the Ethereum network, imposes three types of sanctions for validator misbehavior or inactivity, which would result in a portion of staked digital assets (e.g., ETH) being destroyed or “burned”: penalties, slashing and inactivity leaks.

A validator may face penalties if it fails to take certain actions, such as providing a timely attestation to a block proposed by another validator. Under this scenario, a validator’s staked digital assets could be burned in an amount equal to the reward to which it would have been entitled for performing the actions.

A more severe sanction (i.e., “slashing”) is imposed if a validator commits malicious acts related to the proposal or attestation of blocks with invalid transactions. Slashing can result in the validator having a portion of its staked digital assets immediately burned. After this initial slashing, the validator is queued for forceful removal from the blockchain network’s validator “pool,” and more of the validator’s stake is burned over a period of approximately 36 days (as is the case for the Ethereum network), with the exact amount of digital assets burned and time period determined by the protocol regardless of whether the validator makes any further slashable errors, at which point the validator is automatically removed from the validator pool.

In the case of the Ethereum network, staked ETH may also be burned through a process known as an “inactivity leak,” which is triggered if the Ethereum protocol has gone too long without finalizing a new block. For a new block to be successfully added to the blockchain, validators that account for at least two-thirds of all staked ETH must agree on the validity of a proposed block. This means that if validators representing more than one-third of the total staked ETH are offline, no new blocks can be finalized. To prevent this, an inactivity leak causes the ETH staked by the inactive validators to gradually “bleed away” until these inactive validators represent less than one-third of the total stake, thereby allowing the remaining active validators to finalize proposed blocks. This provides a further incentive for validators to remain online and continue performing validation activities.

There can be no guarantee that penalties, slashing or inactivity leaks and resulting losses will not occur as a result of the activities of a Staking provider. Furthermore, a Staking provider’s liability to the Company is expected to be limited, and a Staking provider may lack the assets or insurance in order to support the recovery of any losses incurred. While the Staking arrangements may provide for indemnification up to a specified cap, slashing insurance or other reimbursement programs, there can be no guarantee that the Company would recover any of its staked assets, or the value thereof, if it is subject to sanctions imposed by the applicable blockchain network.

Staked digital assets may be inaccessible for a variable period of time, determined by a range of factors, which could result in certain liquidity risk to the Company.

Staking digital assets are subject to the applicable protocol’s network rules and requirements. For example, under current Ethereum network protocols, staked ETH tokens are permitted to be un-staked by the holder of such ETH tokens. However, as part of the “activating” and “exiting” processes of staking, staked ETH tokens will be inaccessible for a variable period of time determined by a range of factors, including network congestion, resulting in certain liquidity risks. “Activation” is the funding of a validator to be included in the active set, thereby allowing the validator to participate in the Ethereum network’s proof-of-stake consensus protocol. “Exit” is the request to exit from the active set and no longer participate in the Ethereum network’s proof-of-stake consensus protocol. As part of these “activating” and “exiting” processes of staking on the Ethereum network, any staked ETH will be inaccessible for a period of time. The duration of activating and exiting periods are dependent on a range of factors, including network conditions. However, depending on demand, un-staking can take between hours, days or weeks to complete. This can result in certain liquidity risk, which the Company will seek to manage through a range of risk management methods.

We have limited history in generating staking revenues from digital assets, which could adversely affect our business, financial condition and operating results.

Until recently, our business focus was in the biopharmaceutical industry with a focus is on developing novel therapeutics that address underserved conditions including PTSD, stress-induced anxiety disorders, fibromyalgia, and central nervous system (CNS) diseases.

We have recently shifted the focus of our operations to include a treasury policy under which our resources will be allocated to digital assets.

We have a limited operating history with the current scale of our business, which makes it difficult to forecast our prospects and future results of operations. You should take into account the risks and uncertainties frequently encountered by companies in rapidly evolving markets. If our assumptions regarding the risks and uncertainties of the cryptocurrency market, which we use to plan our business, are incorrect or change, or if we do not address these risks successfully, our business would be harmed.

Competition from other companies staking and utilizing digital assets in their treasury plans.

We expect to contend with other companies also focused on developing digital asset staking operations. Market participants with sufficient knowledge and capital has the ability acquire tokens on the open market and start staking, which would increase competition.

We may fail to develop and execute successful investment or trading strategies.

The success of our investment and trading activities will depend on the ability of our investment team to identify overvalued and undervalued investment opportunities and to exploit price discrepancies. This process involves a high degree of uncertainty. No assurance can be given that we will be able to identify suitable or profitable investment opportunities in which to deploy our capital. The success of any trading activities will depend on our ability to remain competitive with other over-the-counter traders and liquidity providers. Competition in trading is based on price, offerings, level of service, technology, relationships and market intelligence. The success of investment activities depends on our ability to source deals and obtain favorable terms. Competition in investment activities is based on relationships. The barrier to entry in each of these businesses is very low and competitors can easily and will likely provide similar services in the near future. The success of our venture investments and trading business could suffer if we are not able to remain competitive.

We may make, or otherwise be subject to, trade errors.

Errors may occur with respect to any trades executed on our behalf. Trade errors can result from a variety of situations, including, for example, when the wrong investment is purchased or sold or when the wrong quantity is purchased or sold. Trade errors frequently result in losses, which could be material. To the extent that an error is caused by a third party, we may seek to recover any losses associated with the error, although there may be contractual limitations on any third party’s liability with respect to such error.

Risks Relating to Our Securities and the Offering

We are currently listed on The Nasdaq Capital Market. If we are unable to maintain listing of our securities on Nasdaq or any stock exchange, our stock price could be adversely affected and the liquidity of our stock and our ability to obtain financing could be impaired and it may be more difficult for our shareholders to sell their securities.

We are currently listed on the Nasdaq Capital Market, a national securities exchange. Nasdaq requires companies desiring to list their common stock to meet certain listing criteria including total number of shareholders: minimum stock price, total value of public float, and in some cases total shareholders’ equity and market capitalization. Our failure to meet such applicable listing criteria could prevent us from listing our common stock on Nasdaq. In the event we are unable to have our shares traded on Nasdaq, our common stock could potentially trade on the OTCQX or the OTCQB, each of which is generally considered less liquid and more volatile than Nasdaq. Our failure to have our shares traded on the Nasdaq could make it more difficult for you to trade our shares, could prevent our common stock trading on a frequent and liquid basis and could result in the value of our common stock being less than it would be if we were able to list our shares on Nasdaq.

As previously disclosed on a Current Report on Form 8-K filed by us on July 3, 2025, we received a notification from The Nasdaq Stock Market, LLC (“Nasdaq”) notifying us that we were not in compliance with the minimum bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2) for continued listing on The Nasdaq Capital Market. Specifically, Nasdaq Listing Rule 5550(a)(2) requires listed securities to maintain a minimum bid price of $1.00 per share, and Nasdaq Listing Rule 5810(c)(3)(A) provides that a failure to meet the minimum bid price requirement exists if the deficiency continues for a period of 30 consecutive business days. Therefore, in accordance with Listing Rule 5810(c)(3)(A), we were provided 180 calendar days, or until December 24, 2025, to regain compliance with the Rule. Subsequently, on December 24, 2025, Nasdaq determined the Company was eligible for an additional 180 calendar days, or until June 22, 2026, to regain compliance with the Rule. If we fail to regain compliance during the second 180-day period, then Nasdaq will notify us of its determination to delist our common stock, at which as will have an opportunity to appeal the delisting determination to a Hearings Panel.

If we are unable to regain compliance with the Nasdaq minimum bid price requirement and Nasdaq delists our common stock and warrants and we are unable to obtain listing on another national securities exchange, a reduction in some or all of the following may occur, each of which could have a material adverse effect on our shareholders:

●	the liquidity of our common stock;

●	the market price of our common stock;

●	our ability to obtain financing for the continuation of our operations;

●	the number of investors that will consider investing in our common stock;

●	the number of market makers in our common stock;

●	the availability of information concerning the trading prices and volume of our common stock; and

●	the number of broker-dealers willing to execute trades in shares of our common stock.

Our Articles of Incorporation grants our board of directors, without any action or approval by our stockholders, the power to designate and issue preferred stock with rights, preferences and privileges that may be adverse to the rights of the holders of our common stock.

The total number of preferred stock that we are authorized to issue is 5,000,000 shares, none of which are issued and outstanding as of May 15, 2025. Pursuant to authority granted by our Articles of Incorporation, our board of directors, without any action or approval by our stockholders, may issue preferred stock in one or more series, the terms of which may be determined at the time of issuance by our board of directors without further action by stockholders. The terms of any series of preferred stock may include voting rights (including the right to vote as a series on particular matters), preferences as to dividend, liquidation, conversion and redemption rights and sinking fund provisions. The rights of holders of other classes or series of capital stock, including preferred stock that may be issued could be superior to the rights of the holders of shares of our common stock. The designation and issuance of shares of capital stock having preferential rights could materially adversely affect the rights of the holders of our common stock. In addition, any issuances of additional capital stock (common or preferred) will dilute the percentage of ownership interest of our stockholders.

We have never paid cash dividends and have no plans to pay cash dividends in the future.

Holders of shares of our common stock are entitled to receive such dividends as may be declared by our board of directors. To date, we have paid no cash dividends on our capital stock and we do not expect to pay cash dividends in the foreseeable future. We intend to retain future earnings, if any, to provide funds for operations of our business. Therefore, any return investors in our capital stock may have will be in the form of appreciation, if any, in the market value of their shares of common stock.

We have issued options and warrants and may continue to issue additional securities in the future. The exercise of these securities and the sale of the common stock issuable thereunder may dilute your percentage ownership interest and may also result in downward pressure on the price of our common shares.

As of March 27, 2026, we have issued and outstanding options to purchase 522,850 common stock with a weighted average exercise price of $0.84 per share and warrants to purchase 10,239,831 shares of common stock with a weighted average exercise price of $1.41 per share. In addition, we have 1,543,063 shares of common stock available for future issuance under our Amended and Restated 2020 Omnibus Equity Incentive Plan, as amended. Because the market for our common stock may be thinly traded, the sales and/or the perception that those sales may occur, could adversely affect the market price of our common stock. Furthermore, the mere existence of a significant number of shares of common stock issuable upon exercise of our outstanding securities may be perceived by the market as having a potential dilutive effect, which could lead to a decrease in the price of our common stock.

Our compliance with complicated U.S. regulations concerning corporate governance and public disclosure is expensive and diverts management’s attention from our core business, which could adversely affect our business, results of operations, and financial condition.

As a publicly reporting company, we are faced with expensive, complicated and evolving disclosure, governance and compliance laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act and the Dodd-Frank Act, and Nasdaq rules. As a result of the complexity involved in complying with the applicable rules and regulations, our management’s attention may be diverted from other business concerns, which could harm our business, results of operations and financial condition. We may need to hire more personnel in the future or engage outside consultants, which will increase our operating expenses, to assist us in complying with these requirements.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs, and making some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest substantial resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from business operations to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us, and our business may be harmed.

This is a best efforts offering, no minimum amount of securities is required to be sold, and we may not raise the amount of capital we believe is required for our business plans, including our near-term business plans.

The placement agent has agreed to use its reasonable best efforts to solicit offers to purchase the securities in this offering. The placement agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. There is no required minimum number of securities that must be sold as a condition to completion of this offering. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, placement agent fees and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth herein. We may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to support our continued operations, including our near-term continued operations. Thus, we may not raise the amount of capital we believe is required for our operations in the short-term and may need to raise additional funds to complete such short-term operations. Such additional fundraises may not be available or available on terms acceptable to us.

There is no public market for the common stock purchase warrants being sold in this offering.

There is no established public trading market for the common stock purchase warrants being sold in this offering. We will not list the common stock purchase warrants on any securities exchange or nationally recognized trading system, including Nasdaq. Therefore, we do not expect a market to ever develop for the common stock purchase warrants. Without an active market, the liquidity of the common stock purchase warrants will be limited.

The common stock purchase warrants and the pre-funded warrants are speculative in nature.

The common stock purchase warrants and the pre-funded warrants do not confer any rights of common stock ownership on their respective holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of common stock at a fixed price. Commencing on the date of issuance, holders of the common stock purchase warrants and the pre-funded warrants may exercise their right to acquire the common stock and pay the stated exercise price per share

Holders of our common stock purchase warrants will have no rights as a common stockholder until such holders exercise their common stock purchase warrants or pre-funded warrants and acquire our common stock, except as otherwise provided in the common stock purchase warrants and the pre-funded warrants.

Until holders of the common stock purchase warrants acquire shares of our common stock upon exercise thereof, holders of the common stock purchase warrants will have no rights with respect to the shares of our common stock, except as otherwise provided in the common stock purchase warrants. Upon exercise of the common stock purchase warrants, such holders will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

Purchasers who purchase our securities in this offering pursuant to a securities purchase agreement may have rights not available to purchasers that purchase without the benefit of a securities purchase agreement.

In addition to rights and remedies available to all purchasers in this offering under federal securities and state law, the purchasers that enter into a securities purchase agreement will also be able to bring claims of breach of contract against us. The ability to pursue a claim for breach of contract provides those investors with the means to enforce the covenants uniquely available to them under the securities purchase agreement including: (i) timely delivery of shares; (ii) agreement to not enter into variable rate financings for one year from closing, subject to an exception; (iii) agreement to not enter into any financings for 60 days from closing, subject to certain exceptions; and (iv) indemnification for breach of contract.

Our common stock could be subject to extreme volatility.

The trading price of our common stock may be affected by a number of factors, including events described in the risk factors set forth herein and in our other reports filed with the SEC from time to time, as well as our operating results, financial condition and other events or factors. In addition to the uncertainties relating to future operating performance and the profitability of operations, factors such as variations in interim financial results or various, and unpredictable, factors, many of which are beyond our control, may have a negative effect on the market price of our common stock. In recent years, broad stock market indices, in general, and smaller capitalization companies, in particular, have experienced substantial price fluctuations. In a volatile market, we may experience wide fluctuations in the market price of our common stock and wide bid-ask spreads. These fluctuations may have a negative effect on the market price of our common stock. In addition, the securities market has, from time to time, experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may have a material adverse effect the market price of our common stock.

Market and economic conditions may negatively impact our business, financial condition and share price.

Concerns over inflation, energy costs, geopolitical issues, the U.S. mortgage market and a declining real estate market, unstable global credit markets and financial conditions, and volatile oil prices have led to periods of significant economic instability, diminished liquidity and credit availability, declines in consumer confidence and discretionary spending, diminished expectations for the global economy and expectations of slower global economic growth going forward, increased unemployment rates, and increased credit defaults in recent years. Our general business strategy may be adversely affected by any such economic downturns, volatile business environments and continued unstable or unpredictable economic and market conditions. If these conditions continue to deteriorate or do not improve, it may make any necessary debt or equity financing more difficult to complete, more costly, and more dilutive. Failure to secure any necessary financing in a timely manner and on favorable terms could have a material adverse effect on our growth strategy, financial performance, and share price and could require us to delay or abandon development or commercialization plans.

Future sales and issuances of our securities could result in additional dilution of the percentage ownership of our stockholders and could cause our share price to fall.

We expect that significant additional capital will be needed in the future to continue our planned operations, including research and development, increased marketing, hiring new personnel, commercializing our products, and continuing activities as an operating public company. To the extent we raise additional capital by issuing equity securities, our stockholders may experience substantial dilution. We may sell common stock, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. If we sell common stock, convertible securities or other equity securities in more than one transaction, investors may be materially diluted by subsequent sales. Such sales may also result in material dilution to our existing stockholders, and new investors could gain rights superior to our existing stockholders.

We may be at risk of securities class action litigation.

We may be at risk of securities class action litigation. In the past, biotechnology and pharmaceutical companies have experienced significant stock price volatility, particularly when associated with binary events such as clinical trials and product approvals. If we face such litigation, it could result in substantial costs and a diversion of management’s attention and resources, which could harm our business and results in a decline in the market price of our common stock.

Financial reporting obligations of being a public company in the United States are expensive and time-consuming, and our management will be required to devote substantial time to compliance matters.

As a publicly traded company we incur significant legal, accounting and other expenses. The obligations of being a public company in the United States require significant expenditures and places significant demands on our management and other personnel, including costs resulting from public company reporting obligations under the Exchange Act and the rules and regulations regarding corporate governance practices, including those under the Sarbanes-Oxley Act of 2002, as amended (“Sarbanes-Oxley”) and the Dodd-Frank Wall Street Reform and Consumer Protection Act. These rules require the establishment and maintenance of effective disclosure and financial controls and procedures, internal control over financial reporting and changes in corporate governance practices, among many other complex rules that are often difficult to implement, monitor and maintain compliance with. Our management and other personnel will need to devote a substantial amount of time to ensure that we comply with all of these requirements and to keep pace with new regulations, otherwise we may fall out of compliance and risk becoming subject to litigation among other potential problems.

Failure to maintain effective internal control over our financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act could cause our financial reports to be inaccurate.

We are required pursuant to Section 404 of the Sarbanes-Oxley Act, or Section 404, to maintain internal control over financial reporting and to assess and report on the effectiveness of those controls. This assessment includes disclosure of any material weaknesses identified by our management in our internal control over financial reporting. Although we prepare our financial statements in accordance with accounting principles generally accepted in the United States, our internal accounting controls may not meet all standards applicable to companies with publicly traded securities. If we fail to implement any required improvements to our disclosure controls and procedures, we may be obligated to report control deficiencies and our independent registered public accounting firm may not be able to certify the effectiveness of our internal controls over financial reporting. In either case, we could become subject to regulatory sanction or investigation. Further, these outcomes could damage investor confidence in the accuracy and reliability of our financial statements.

Our management has concluded that our internal controls over financial reporting were, and continue to be, ineffective, as December 31, 2022 as a result of the following: (i) we lack segregation of duties within accounting functions duties as a result of our limited financial resources to support hiring of personnel, and; (ii) we not have not implemented adequate system and manual controls. While management intends to remediate the material weakness, there is no assurance that such changes, when economically feasible and sustainable, will remediate the identified material weaknesses or that the controls will prevent or detect future material weaknesses. If we are not able to maintain effective internal control over financial reporting, our financial statements, including related disclosures, may be inaccurate, which could have a material adverse effect on our business.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of common stock underlying the Warrants pursuant to this prospectus. We may receive up to approximately $3.0 million in aggregate gross proceeds from cash exercises of the Warrants, based on the per share exercise price of the Warrants.

We intend to use the net proceeds of this offering for general working capital purposes. We believe opportunities may exist from time to time to expand our current business through acquisitions or investments. While we have no current agreements, commitments or understandings for any specific acquisitions or investments, we may use a portion of the net proceeds for these purposes.

We believe opportunities may exist from time to time to expand our current business through acquisitions or investments. While we have no current agreements, commitments or understandings for any specific acquisitions or investments, we may use a portion of the net proceeds for these purposes.

We believe that the net proceeds from this offering, together with our existing cash and cash equivalents, will enable us to fund our operating expenses and capital expenditure requirements through at least the next twelve months from the date of this offering.

This expected use of the net proceeds from this offering represents our intentions based upon our current plans and business conditions. Pending our application of the net proceeds from this offering, we intend to invest the net proceeds in a variety of capital preservation investments, including short-term, investment grade, interest bearing instruments and U.S. government securities.

DIVIDEND POLICY

We have never declared or paid any dividends on our common stock. We currently intend to retain all available funds and any future earnings for the operation and expansion of our business and, therefore, we do not anticipate declaring or paying dividends in the foreseeable future. The payment of dividends will be at the discretion of our Board and will depend on our results of operations, capital requirements, financial condition, prospects, contractual arrangements, any limitations on payment of dividends present in our future debt agreements, and other factors that our Board may deem relevant.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion of our financial condition and results of operations in conjunction with financial statements and notes thereto, as well as the “Risk Factors” and “Description of Business” sections included elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in “Risk Factors.”

Overview

We are a developmental stage biopharmaceutical company developing novel therapeutics that address underserved conditions including PTSD, stress-induced anxiety disorders, fibromyalgia, and central nervous system (CNS) diseases. We are focused on developing novel therapies that include conventional drugs and psychedelic formulations. The Company’s lead program, SPC-15, is an intranasal drug targeting PTSD and stress-induced anxiety disorders. SP-26 is a time-release ketamine-based loaded implant for fibromyalgia and chronic pain relief. Silo’s two preclinical programs are SPC-14, an intranasal compound for the treatment of Alzheimer’s disease, and SPU-16, a CNS-homing peptide targeting the central nervous system with initial research indication in multiple sclerosis (MS).

Therapeutics

We seek to acquire and/or develop intellectual property or technology rights from leading universities and researchers to treat rare diseases, including the use of psychedelic drugs, such as psilocybin, ketamine, and the potential benefits they may have in certain cases involving depression, mental health issues and neurological disorders. We are focused on developing traditional therapeutics and psychedelic medicine. The company concentrates on the development and commercialization of therapies for unmet needs from indications such as depression, post-traumatic stress disorder (“PTSD”), and other rare neurological disorders. Our mission is to identify assets to license and fund the research which we believe will be transformative to the well-being of patients and the health care industry.

Psilocybin is considered a serotonergic hallucinogen and is an active ingredient in some species of mushrooms. Recent industry studies using psychedelics, such as psilocybin, have been promising, and we believe there is a large unmet need with many people suffering from depression, mental health issues and neurological disorders. While classified as a Schedule I substance under the Controlled Substances Act (“CSA”), there is an accumulating body of evidence that psilocybin may have beneficial effects on depression and other mental health conditions. Therefore, the U.S. Food and Drug Administration (“FDA”) and U.S. Drug Enforcement Agency (“DEA”) have permitted the use of psilocybin in clinical studies for the treatment of a range of psychiatric conditions.

The potential of psilocybin therapy in mental health conditions has been demonstrated in a number of academic-sponsored studies over the last decade. In these early studies, it was observed that psilocybin therapy provided rapid reductions in depression symptoms after a single high dose, with antidepressant effects lasting for up to at least six months for a number of patients. These studies assessed symptoms related to depression and anxiety through a number of widely used and validated scales. The data generated by these studies suggest that psilocybin is generally well-tolerated and may have the potential to treat depression when administered with psychological support.

We have engaged in discussions with a number of world-renowned educational institutions and advisors regarding potential opportunities and have formed a scientific advisory board that is intended to help advise management regarding potential acquisition and development of products.

In addition, as more fully described below, we have entered into a license agreement with the University of Maryland, Baltimore, and developing a Ketamine polymer implant. In addition, we into a sponsored research agreement Columbia University for the study of ketamine in combination with other drugs for treatment of Alzheimer’s and depression disorders and we have also entered into an exclusive license agreement with Columbia under which we have rights to certain patents and inventions relating to the treatment of Alzheimer’s disease and stress-induced affective disorders using Ketamine in combination with certain other compounds.

We plan to actively pursue the acquisition and/or development of intellectual property or technology rights to treat rare diseases, and to ultimately expand our business to focus on this new line of business.

Product Candidates

We are currently focusing on four product candidates:

1.	SPC-15 for stress-indued psychiatric disorders, including PTSD and anxiety.

2.	SP-26 for treatments of fibromyalgia and chronic pain.

3.	SPC-14 for treatment of Alzheimer’s disease.

4.	SPU-16 for CNS disorders, initially targeting multiple sclerosis.

SPC-15: Intranasal Treatment for PTSD and Anxiety Disorders

Our lead product candidate, SPC-15, is designed as a novel serotonin 4 (5-HT4) receptor agonist that utilizes biomarkers for treatment of stress-induced psychiatric disorders such as PTSD and anxiety disorders. This innovative treatment is administered via an intranasal formulation, potentially qualifying for the FDA’s streamlined 505(b)(2) regulatory pathway, which could expedite its approval process. We are actively collaborating with Columbia University, holding exclusive global rights to develop and commercialize SPC-15, pursuant to and that certain exclusive license agreement entered into with Columbia on July 1, 2024. See “----License Agreements between the Company and Vendor—Exclusive License Agreement with Columbia University.”

On November 15, 2023, we entered an exclusive license agreement with Medspray Pharma BV for its proprietary patented soft mist nasal spray technology, as the delivery mechanism for SPC-15, which agreement has an effective date of October 31, 2023. Preclinical and formulation studies were completed in the first half of 2024 and on June 4, 2024 the Company submitted a pre-Investigational New Drug (pre-IND) briefing package and meeting request to the U.S. Food and Drug Administration (FDA) for SPC-15, Silo’s intranasal prophylactic treatment for post-traumatic stress disorder (PTSD) and stress-induced anxiety disorder. In September 2024, we had a pre-IND meeting with the FDA to align on the 505(b)(2) regulatory pathway for approval of SPC-15 and review our proposed plan to support opening an IND.

Currently, we are conducting GLP-compliant pharmacokinetic and pharmacodynamic studies and in March 2025 we completed first dosing in an IND-enabling GLP-compliant toxicology and toxicokinetics, and we are aiming for an IND submission in 2026. The preclinical data suggests additional applications for eating disorders and anorexia, as well as enhanced efficacy when combined with an NMDA receptor antagonist for major depressive disorder and other severe stress-related conditions.

We believe our patented intranasal nose-to-brain drug dispersion technology provides a competitive advantage by increasing brain drug concentration, ensuring a faster onset of therapeutic effects with optimized safety.

SP-26: Ketamine Implant for Fibromyalgia

SP-26 represents a novel approach to treating chronic pain and fibromyalgia through a ketamine-based injectable dissolvable polymer implant. Designed for subcutaneous insertion, SP-26 focuses on regulating dosage and time release to provide sustained relief from chronic pain, offering a potentially safer alternative to opioids. Presently, our SP-26 product is in preclinical research. Initial animal studies, which began in early 2025, are evaluating the implant’s dosage, time release, and absorption.

In March 2023, we filed a provisional patent application with the USPTO to use SP-26 for treatment of chronic pain, including fibromyalgia We intend to develop SP-26 following the Section 505(b)(2) regulatory pathway of the FDA rules. Section 505(b)(2) of the FDCA was enacted to enable sponsors to seek NDA approval for novel repurposed drugs without the need for such sponsors to undertake time consuming and expensive pre-clinical safety studies and Phase 1 safety studies. Proceeding under this regulatory pathway, we will be able to rely upon publicly available data with respect to our active ingredient in our NDA submission to the FDA for marketing approval.

Fibromyalgia affects approximately 4 million U.S. adults (2% of the population). We believe SP-26’s implant design provides a compelling non-opioid alternative to traditional pain management, improving dosage control compared to intravenous delivery.

SPC-14: Treatment for Alzheimer’s Disease

SPC-14 targets glutamate receptor NDMAR and serotonin 5-HT4 to address cognitive and neuropsychiatric symptoms in Alzheimer’s disease. Given the global Alzheimer’s therapeutics market is projected to exceed $30.8 billion by 2033, SPC-14 presents a promising opportunity. SPC-14 was developed under a sponsored research agreement with Columbia University See “Investigator-Sponsored Study Agreements between the Company and Vendors---Sponsored Research Agreement with Columbia University for the Study of Ketamine in Combination with Other Drugs for Treatment of Alzheimer’s and Depression Disorders,” and we have exclusive global rights to develop and commercialize SPC-14, pursuant to and that certain exclusive license agreement entered into with Columbia on July 1, 2024. See “----License Agreements between the Company and Vendor—Exclusive License Agreement with Columbia University.”. On October 13, 2022, we extended the term of the sponsored research agreement with Columbia to conduct further research studies into the mechanism of action of SPC-14 in the treatment of Alzheimer’s disease. In addition, we have been granted an option to license certain assets currently under development, including SPC-14 for the treatment of Alzheimer’s disease.

We believe our SPC-14 product has shown efficacy against luteinizing hormone (LH) in attenuating learned helplessness, preservative behavior and hyponeophagia (a measure of anxiety).

SPU-16: Treatment for CNS Disorders, Initial Indication for Multiple Sclerosis

SPU-16 is a promising candidate targeting central nervous system (CNS) disorders, with an initial indication for multiple sclerosis. On February 12, 2021, we entered into a Master License Agreement (the “UMB License Agreement”) with the University of Maryland, Baltimore (“UMB”) pursuant to which UMB granted us an exclusive, worldwide, sublicensable, royalty-bearing license to certain intellectual property (i) to make, have made, use, sell, offer to sell, and import certain licensed products and (ii) to use the invention titled “Central nervous system-homing peptides in vivo and their use for the investigation and treatment of multiple sclerosis and other neuroinflammatory pathology,” or SPU-16. See “License Agreements between the Company and Vendors--Vendor License Agreement with the University of Maryland, Baltimore for CNS Homing Peptide” for additional details.

On April 11, 2023 certain intellectual property under the UMB License Agreement described above were issued a patent from the U.S. Patent& Trademark Office (USPTO) for “Peptide-Targeted Liposomal Delivery For Treatment, Diagnosis, and Imaging of Diseases and Disorders” (US 11,766,403, B2).

On July 8, 2025, we entered into July 2025 Termination and Option Agreement with UMB which terminates the UMB License Agreement, previously in effect between us and UMB, and provides us with an exclusive, non-transferable evaluation license, as well as an exclusive option to negotiate a new exclusive commercial license, with respect to certain intellectual property related to central nervous system-homing peptides (the “Invention” and related “Patent Rights”) that were previously licensed under the UMB License Agreement.

Pursuant to the July 2025 Termination and Option Agreement, we were granted Option, exercisable during the term of the July 2025 Termination and Option Agreement, to negotiate and obtain an exclusive, sublicensable, royalty-bearing license to the Invention and Patent Rights for the therapeutic treatment of neuroinflammatory disease worldwide. The Option may be exercised by (i) providing written notice and submitting an acceptable commercialization plan to UMB, and (ii) paying a $1,000 option fee, which is creditable against certain future expenses if a commercial license is executed. The July 2025 Termination and Option Agreement was effective as of July 8, 2025, and will expire on March 31, 2026, unless earlier terminated or superseded by a new definitive license agreement upon exercise of the Option.

We believe SPU-16 provides a competitive advantage by using homing peptides to reduce toxicity while enhancing therapeutic payload delivery.

Stock Repurchase Plan

On January 26, 2023, the Company’s Board of Directors authorized a stock repurchase plan to repurchase up to $1 million of the Company’s issued and outstanding common stock, from time to time, with such plan to be in place until December 31, 2023. On January 9, 2024, the Board of Directors of the Company approved an extension of the previously announced stock repurchase program authorizing the purchase of up to $1 million of the Company’s common stock until March 31, 2024 and on April 4, 2024, the Stock Repurchase Plan was extended to April 30. During the year ended December 31, 2023, the Company purchased 252,855 shares of common stock for a cost of $471,121, which is reflected in treasury stock on the accompanying consolidated balance sheet. During the year ended December 31, 2024, the Company purchased 102,855 shares of common stock for a cost of $173,113. In aggregate, during the years ended December 31, 2024 and 2023, the Company repurchased a total of 355,710 shares of its common stock for a total cost of $644,234 pursuant to its Stock Repurchase Program. During the year ended December 31, 2024, all 355,710 shares treasury shares with a cost of $644,234 were cancelled. As of December 31, 2025 and 2024, there were no treasury shares outstanding.

On February 20, 2026, the Company’s Board of Directors approved a stock repurchase program authorizing the purchase of up to $1 million of the Company’s issued and outstanding common stock, from time to time, with such plan to be in place until December 31, 2026. As of the date of this report, no shares have been repurchased under this plan.

Results of Operations

Comparison of Our Results of Operations for the Years Ended December 31, 2025 and 2024

The following table summarizes the results of operations for the years ending December 31, 2025 and 2024 and were based primarily on the comparative audited financial statements, footnotes and related information for the periods identified and should be read in conjunction with the consolidated financial statements and the notes to those consolidated financial statements that are included elsewhere in this report.

	Years Ended December 31,
	2025	2024
Revenues	$72,102	$72,102
Cost of revenues	44,295	5,838
Gross profit	27,807	66,264
Operating expenses	4,308,469	4,771,958
Operating loss from continuing operations	(4,280,662)	(4,705,694)
Other income, net	52,964	312,814
Provision for income taxes	-	-
Net loss	$(4,227,698)	$(4,392,880)

Revenues

During the years ended December 31, 2025 and 2024, we generated minimal revenues from operations. For the years ended December 31, 2025 and 2024, revenues amounted to $72,102 and $72,102, respectively. Such revenues are related to the Aikido License and Sublicense Agreement and are recognized over the estimated 15-year term of the related UMB license agreement.

Cost of Revenues

During the years ended December 31, 2025 and 2024, cost of revenues amounted to $44,295 and $5,838, respectively. Cost of revenues consisted of license fees related to the UMB License and Sublicense Agreement, which are being amortized into cost of revenues. Effective July 8, 2025, the estimated useful lives of the unamortized license and sublicense fees were changed to reflect the termination of the Master License Agreement and the expiration of the subsequent Option Agreement on March 31, 2026, resulting in accelerated amortization expense during the year ended December 31, 2025.

Operating Expenses

For the years ended December 31, 2025 and 2024, total operating expenses consisted of the following:

	For the Years Ended December 31,
	2025	2024
Compensation expense	$830,322	$906,773
Professional fees	1,058,609	1,198,745
Research and development	2,160,829	2,368,156
Other selling, general and administrative expenses	258,709	298,284
Total	$4,308,469	$4,771,958

●	Compensation Expense:

For the years ended December 31, 2025 and 2024, compensation expense was $830,322 and $906,773, respectively, a decrease of $76,451, or 8.4%. This decrease primarily resulted from a decrease in executive bonus of $225,000, offset by an increase in stock-based compensation of $117,021 related to the accretion of stock option expense, and an increase in employee benefit expenses of $31,528.

●	Professional Fees:

For the years ended December 31, 2025 and 2024, professional fees were $1,058,609 and $1,198,745, respectively, a decrease of $140,136, or 11.7%. The decrease was primarily attributable to a decrease in consulting fees of $32,757, and a decrease in investor relation fees of $131,571, offset by an increase in legal fees of $4,200 and an increase in accounting and auditing fees of $19,992.

●	Research and Development:

For the year ended December 31, 2025 and 2024, we incurred research and development expense of $2,160,829 and $2,368,156, respectively, a decrease of $207,327, or 8.7%. This decrease was attributable to a decrease research and development expense associated with our various studies of $456,009 and a decrease in research related consulting fees of $269,568, offset by an increase in acquired software applications of $518,250. On July 29, 2025, we entered into an asset purchase agreement (the “Agreement”) with MAVS Holdings LLC (the “Seller”). Pursuant to the Agreement, the Seller agreed to sell, and we agreed to purchase, certain software of the web-based application currently marketed as “r2crypto.com” and the domain names socialscan.info, coinfeel.net, and r2crypto.com (the “Purchased Assets”). In consideration for the Purchased Assets, we issued to the Seller 750,000 shares of our common stock, which were valued at $518,250 or $0.69 per share, based on the quoted closing stock price on July 29, 2025. Due to the nature of the Purchased Assets and their lack of an established alternative future use, the fair value of the common stock issued was recorded as research and development expense of $518,250 during the year ended December 31, 2025.

We expect our research and development activities to increase as we develop our existing product candidates and potentially acquire new product candidates, reflecting increasing costs associated with the following:

*	fees related to in-licensed products and technology;

*	expenses incurred under agreements with CROs, investigative sites and consultants that conduct our clinical trials and a substantial portion of our pre-clinical activities;

*	the cost of acquiring and manufacturing clinical trial materials; and

*	costs associated with non-clinical activities and regulatory approvals.

●	Other Selling, General and Administrative Expenses:

Other selling, general and administrative expenses include advertising and promotion, insurance expenses, patent related expenses, public company expenses, custodian fees, bank service charges, travel, and other office expenses.

For the years ended December 31, 2025 and 2024, selling, general and administrative expenses were $258,709 and $298,284, respectively, a decrease of $39,575, or 13.3%. The decrease was primarily attributed to a decrease in proxy meeting fees of $18,377, a decrease in transfer agent fees of $13,395, and a decrease in other selling, general and administrative fees of $7,803.

Loss from Operations

For the years ended December 31, 2025 and 2024, loss from operations amounted to $4,280,662 and $4,705,694 respectively, a decrease of $425,032 or 9.0%. The decrease was primarily a result of the changes in operating expenses discussed above.

Other Income (Expenses), net

For the year ended December 31, 2025 and 2024, other income, net amounted to $52,964 and $312,814, respectively, a decrease of $259,850, or 83.1%. The decrease in other income, net was primarily due to a decrease in interest and dividend income of $139,253, an increase in unrealized loss on crypto assets of $64,608, increase in impairment loss on crypto assets of $39,916, and an increase in interest expense of $32,218, offset by a decrease in foreign currency transaction loss of $14,242 and an increase in other income of $5,143.

Net Loss

For the year ended December 31, 2025, net loss amounted to $4,227,698, or $0.50 per common share (basic and diluted), as compared to net loss amounted to $4,392,880 or $1.19 per common share (basic and diluted) for the year ended December 31, 2024, a decrease of $165,182, or 3.8%. The change was primarily a result of the changes discussed above.

Liquidity and Capital Resources

Liquidity is the ability of an enterprise to generate adequate amounts of cash to meet its needs for cash requirements. We had working capital of $6,737,542, short-term investments of $2,110,065, crypto assets, at fair value of $221,817, crypto assets, at cost of $98,584, and $4,748,700 in cash and cash equivalents as of December 31, 2025. We had a working capital of $5,455,483, $3,174,724 in short-term investments, and $3,905,799 in cash and cash equivalents as of December 31, 2024.

	December 31, 2025	December 31, 2024	Working Capital Change	Percentage Change
Working capital:
Total current assets	$7,387,725	$7,111,480	$276,245	4%
Total current liabilities	(650,183)	(1,655,997)	1,005,814	61%
Working capital	$6,737,542	$5,455,483	$1,282,059	24%

The increase in working capital of $1,282,059 was primarily attributable to an increase in current assets of $276,425 primarily due to an increase in cash and cash equivalents of approximately $842,901, an increase in crypto assets, at fair value of $221,817, an increase in crypto assets, at cost of $98,584, an increase in prepaid expenses and other current assets of $177,602, and a decrease in accounts payable and accrued expenses of $1,005,814, offset by a decrease in short-term investments of approximately $1,064,659.

Cash Flows

A summary of cash flow activities is summarized as follows:

	Year Ended December 31,
	2025	2024
Net cash used in operating activities	$(4,661,339)	$(3,833,914)
Net cash provided by (used in) investing activities	644,021	973,777
Net cash provided by (used in) financing activities	4,860,219	3,241,628
Net increase (decrease) in cash and cash equivalents	$842,901	$381,491

Net Cash Used in Operating Activities

Net cash used in operating activities for the years ended December 31, 2025 and 2024 were $4,661,339 and $3,833,914, respectively, an increase of $827,425, or 21.6%.

●	Net cash used in operating activities for the year ended December 31, 2025 primarily reflected a net loss of $4,227,698, adjusted for the add-back of non-cash items such as amortization expense of $11,440, net realized gain on short-term investments of $3,911, unrealized loss on short-term investments of $3,240, staking income on crypto assets of $207, unrealized loss on crypto assets of $64,608, impairment loss on crypto assets of $39,916, stock-based compensation of $117,021 and non-cash in process research and development expense of $518,225, and changes in operating asset and liabilities primarily consisting of an increase in prepaid expenses and other current assets of $118,457, a decrease in accounts payable and accrued expenses of $993,414, and a decrease in deferred revenue of $72,102.

●	Net cash used in operating activities for the year ended December 31, 2024 primarily reflected a net loss of $4,392,880, adjusted for the add-back of non-cash items such as amortization expense of $6,185 and net realized loss on short-term investments of $1,025, and changes in operating asset and liabilities primarily consisting of an increase in prepaid expenses and other current assets of $9,149, an increase in accounts payable and accrued expenses of $633,007, and a decrease in deferred revenue of $72,102.

Net Cash Provided by Investing Activities

Net cash provided by investing activities for the years ended December 31, 2025 and 2024 were $644,021 and $973,777, respectively, a decrease of $329,756, or 33.9%.

●	Net cash provided by investing activities for the year ended December 31, 2025 was $644,021 which consisted of proceeds from the sale of short-term investments of $1,315,653, offset by aggregate payments for the purchase of short-term investments of $246,914 and the purchase of crypto assets of $424,718.

●	Net cash provided by investing activities for the year ended December 31, 2024 was $973,777 which consisted of proceeds from the sale of short-term investments of $1,149,320, offset by aggregate payments for the purchase of short-term investments of $175,543.

Net Cash Provided by (Used in) Financing Activities

Net cash provided by (used in) financing activities for the years ended December 31, 2025 and 2024 were $4,860,219 and $3,241,628, respectively, an increase of $1,618,591, or 49.9%.

●	Net cash provided by financing activities for the year ended December 31, 2025 was $4,860,219 which consisted of net proceeds from sale of common stock and pre-funded warrants of $3,725,236 and proceeds from the exercise of warrants and pre-funded warrants of $1,134,983.

●	Net cash provided by financing activities for the year ended December 31, 2024 was $3,241,628 which consisted of net proceeds from sale of common stock and pre-funded warrants of $1,673,216, net proceeds from sale of common stock and warrants of $1,741,522 and proceeds from the exercise of pre-funded warrants of $3, offset by the purchase of treasury stock of $173,113.

Cash Requirements

We believe that our current cash and cash equivalent amount and short-term investment amount will provide sufficient cash required to meet our obligations for a minimum of twelve months from the date of this filing.

Other than cash requirements pursuant to research and development agreements, we currently have no other material commitments for any capital expenditures.

Liquidity

As reflected in the accompanying consolidated financial statements, we generated a net loss of $4,227,698 and used cash in operations of $4,661,339 during the year ended December 31, 2025. Additionally, we have an accumulated deficit of $19,492,389 on December 31, 2025. As of December 31, 2025, we had working capital of $6,737,542.

On September 29, 2025, pursuant to the October 2025 Offering, we received net proceeds of $2,146,000, net of placement agent fees and offering costs of $303,450 and legal and other fees of $50,550.

The positive working capital serves to mitigate the conditions that historically raised substantial doubt about our ability to continue as a going concern. We believe that the Company has sufficient cash to meet its obligations for a minimum of twelve months from the date of this filing.

Off-Balance Sheet Arrangements

None.

Critical Accounting Estimates

Crypto Assets

The Company’s crypto assets primarily include Bitcoin (BTC), Ethereum (ETH) and Solana (SOL), and liquid staked tokens consisting of Liquid Staked ETH (LsETH) and Marinade Solana (mSOL), tokens received when ETH and SOL was staked through a third-party protocol. The Company has ownership of and control over its crypto assets which are held through custodial arrangements with qualified third-party custodians. These custodians provide secure storage and safeguarding of the Company’s crypto assets.

The Company distinguishes between crypto assets which fall within the scope of ASC 350-60, Accounting for and Disclosure of Crypto Assets, and those which do not. The Company refers to crypto assets which fall within the scope of ASC 350-60 (BTC, ETH, USDC, SOL, XRP and RSC) as “crypto assets, at fair value.” Crypto assets which do not fall within the scope of ASC 350-60 (LsETH and mSOL) are referred to as “crypto assets, at cost.”

Crypto Assets, at Fair Value

Crypto assets that fall within the scope of ASC 350-60, such as BTC, ETH, SOL, native staked SOL, RSC and XRP, which are actively traded on public exchanges, are initially recorded at cost, which represents the cash, cash equivalents, or other financial assets paid to acquire the asset, including transaction fees.

Crypto assets are subsequently measured in accordance with ASC 350-60, at fair value in the statement of operations with unrealized gains and losses resulting from changes in fair value recognized in net income or loss. The Company determines and records at each reporting period the fair value of its crypto assets in accordance with ASC 820, Fair Value Measurement, based on quoted (unadjusted) prices on the coinmarketcap.com or Coinbase exchange, the active exchange that the Company has determined is its principal market (Level 1 inputs). Changes in the fair value are recognized in net income (loss) within “Unrealized gain (loss) on crypto assets”, while realized gains and losses from the derecognition of crypto assets are included in “Realized gain (loss) on crypto assets, net” in the Company’s consolidated statements of operations. The Company applies a weighted average cost methodology to assign costs for purposes of determining crypto assets held and realized gains and losses.

Purchases and sales of crypto assets are reflected as cash flows from investing activities in the consolidated statements of cash flows. Contributions of crypto assets received in connection with deposits of ETH and SOL into a liquid staking protocol are presented as non-cash investing and financing activities.

Crypto Assets, at Cost

Crypto assets, at cost are recognized at fair value on the date received, which becomes their cost basis. Crypto assets at cost, such as LsETH and mSOL, do not fall in the scope of ASC 350-60 for subsequent measurement. LsETH and mSOL represent receipt tokens, which in general and by design, grants the holder an enforceable right to redeem ETH or SOL for which it was exchanged. Therefore, it fails the ‘other goods and services criterion’ in ASC 350-60-15-1(b) and is outside the scope of ASC 350-60. Crypto assets, at cost are therefore subsequently measured at cost, net of any impairment losses incurred since acquisition, in accordance with ASC 350-30, Intangibles—Goodwill and Other—General Intangibles Other Than Goodwill.

The Company performs an analysis each quarter to identify whether events or changes in circumstances, principally decreases in the quoted (unadjusted) prices in the Company’s principal market, indicate that it is more likely than not that any of the assets are impaired. The quoted (unadjusted) prices on the coinmarketcap.com or the Coinbase exchange, the active exchange that the Company has determined as its principal market, are used in the analysis. If the carrying value of LsETH and mSOL exceeds that end of period quoted price, an impairment loss has occurred in the amount equal to the difference between its carrying value and such period end closing price. Impairment losses are recognized in the period in which the impairment occurs and are reflected within “Impairment loss on crypto assets, at cost” in the Company’s consolidated statements of operations. The impaired crypto assets are written down to their fair value at the time of impairment and this becomes the new cost basis for those assets. The cost basis of LsETH or mSOL will not be adjusted upward for any subsequent increase in fair value.

Staking Activities

The Company participates in both native and liquid staking of its digital assets to generate yield. The Company’s role is that of a Delegator (a staker who does not run a validation node).

Native Staking

The Company participates in native staking exclusively as a delegator through third-party validators. The Company delegates SOL to validators, either directly or through third party asset managers, who operate nodes on the Solana network to validate transactions and add blocks to the blockchain. In return for delegating SOL to validators, the Company is entitled to a portion of the protocol-level rewards, comprising both consensus- and execution layer components received by the validators, in the form of SOL tokens, calculated based on the Company’s proportion of the total SOL staked. When the Company stakes SOL natively, the SOL does not remain in the Company’s custodial wallet, but is instead deposited into Solana’s staking deposit smart contract, which is required for participation in SOL staking as a delegator. Native staked SOL are not derecognized because their deposit into the smart contract does not give any other entity the right or ability to direct their use (for example, sell, lend, pledge or otherwise use those SOL) and the staked SOL may be withdrawn at any time by the delegator through the use of private withdrawal keys, subject only to protocol-defined withdrawal and exit queue mechanics. The withdrawal credentials in the smart contract are designated to the Company’s custodian who holds the Company’s SOL solely for the Company’s benefit and does not obtain control of the Company’s SOL via their custodial services. Native staked SOL are therefore not derecognized.

Rewards from native staking activities fall outside the scope of ASC 606, Revenue from Contracts as these activities do not represent an output of the Company’s ordinary activities. Therefore, we reflect any such rewards received as other income on the accompanying consolidated statements.. In this case the Company’s performance obligation is the provision of our validation rights to the validators, from which we earn variable consideration, in the form of SOL, which is non-cash consideration, measured at the fair value of SOL as of contract inception based on the quoted (unadjusted) prices on coinmarketcap.com or the Coinbase exchange, the active exchange that the Company has determined is its principal market. Revenue is recognized at the point in time when the Solana network confirms that the validation is complete. As a delegator, the Company has concluded it is not the principal to the block validation service provided to the Solana Network; it is the validators that control the service. Instead, the Company’s service is one of providing the use of its SOL by the validators to increase their validation opportunities. Consequently, the Company records staking revenue on a net basis, reflecting only the portion of protocol rewards to which it is entitled after validator commissions are paid to the custodians. During the year ended December 31, 2025, staking income from native staking activities amounted to $207, which has been reflected as other income.

Liquid Staking

The Company also participates in liquid staking through a liquid staking protocol. One key difference and intended benefit of liquid staking versus native staking is that it allows the Company to earn staking rewards, like native staking, but provides liquidity and the ability to enter into other transactions through the use of receipt token. Instead of directly locking ETH or SOL into the respective staking deposit contract, the Company deposits ETH or SOL through its custodian into the liquid staking protocol’s smart contract. The liquid staking protocol then controls the ETH or SOL for deposit into the respective staking deposit contract and further delegation to its chosen validators. In exchange for staking its ETH or SOL, the Company receives LsETH or mSOL, freely transferable liquid staking receipt tokens, which enables participation in decentralized finance (DeFi) and other crypto markets while the underlying ETH or SOL remains staked on Ethereum or SOL. Upon staking ETH or SOL through the liquid staking protocol, the ETH or SOL is derecognized because the liquid staking protocol obtains the ability to deploy and direct its use, and the LsETH token or mSOL token received concurrently is then recognized. Any gain or loss on the derecognition of ETH or SOL and the recognition of the LsETH or mSOL is recognized in accordance with ASC 610-20, Other Income - Gains and Losses from the Derecognition of Nonfinancial Assets (“ASC 610-20”) based on the difference between the carrying amount of the ETH or SOL staked and the fair value of the LsETH received or mSOL; and shall be included in “Realized gain or loss on crypto assets” in the Company’s consolidated statements of operations.

Staking rewards in the form of ETH or SOL are only received upon redemption of LsETH or mSOL. During the year ended December 31, 2025, no liquid staking rewards were received.

Since LsETH and mSOL are accounted for under ASC 350-30, any increases in LsETH and mSOL fair value while the Company remains staked with the liquid staking protocols, are not recognized. There is no ongoing performance obligation following the staking of ETH or SOL through the liquid staking protocol. Additionally, LsETH and mSOL are non-rebasing tokens, meaning its quantity remains fixed over time. Staking rewards are not continuously reflected in token balances but are instead realized separately. Staking rewards are therefore recognized only when the LsETH or mSOL is redeemed, measured at the fair value of ETH or SOL at contract inception, which is when the ETH or SOL were staked. Staking rewards on LsETH or mSOL shall be included in “Staking income on crypto assets” in the Company’s consolidated statements of operations. Gain or loss resulting from the difference between the carrying amount of the LsETH or mSOL redeemed and the fair value of ETH or SOL received at redemption (i.e., excluding staking rewards), shall be included in “Realized gain or loss on crypto assets” in the Company’s consolidated statements of operations.

Recent Accounting Pronouncements

In November 2024, the FASB issued ASU 2024-03, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40), which requires entities to provide more detailed disaggregation of expenses in the income statement, focusing on the nature of the expenses rather than their function. The new disclosures will require entities to separately present expenses for significant line items, including but not limited to, depreciation, amortization, and employee compensation. Entities will also be required to provide a qualitative description of the amounts remaining in relevant expense captions that are not separately disaggregated quantitatively, disclose the total amount of selling expenses and, in annual reporting periods, provide a definition of what constitutes selling expenses. This pronouncement is effective for fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027, with early adoption permitted. We do not expect the adoption of this new guidance to have a material impact on our consolidated financial statements.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the Company’s consolidated financial statements.

BUSINESS

Overview

We are a developmental stage biopharmaceutical and cryptocurrency company. Our therapeutics focus is on developing novel therapeutics that address underserved conditions including PTSD, stress-induced anxiety disorders, fibromyalgia, and central nervous system (CNS) diseases. We are focused on developing novel therapies that include conventional drugs and psychedelic formulations. The Company’s lead program, SPC-15, is an intranasal drug targeting PTSD and stress-induced anxiety disorders. SP-26 is a time-release ketamine-based loaded implant for fibromyalgia and chronic pain relief. Silo’s two preclinical programs are SPC-14, an intranasal compound for the treatment of Alzheimer’s disease, and SPU-16, a CNS-homing peptide targeting the central nervous system with initial research indication in multiple sclerosis (MS).

Therapeutics

We seek to acquire and/or develop intellectual property or technology rights from leading universities and researchers to treat rare diseases, including the use of psychedelic drugs, such as psilocybin, ketamine, and the potential benefits they may have in certain cases involving depression, mental health issues and neurological disorders. We are focused on developing traditional therapeutics and psychedelic medicine. The company concentrates on the development and commercialization of therapies for unmet needs from indications such as depression, post-traumatic stress disorder (“PTSD”), and other rare neurological disorders. Our mission is to identify assets to license and fund the research which we believe will be transformative to the well-being of patients and the health care industry.

Psilocybin is considered a serotonergic hallucinogen and is an active ingredient in some species of mushrooms. Recent industry studies using psychedelics, such as psilocybin, have been promising, and we believe there is a large unmet need with many people suffering from depression, mental health issues and neurological disorders. While classified as a Schedule I substance under the Controlled Substances Act (“CSA”), there is an accumulating body of evidence that psilocybin may have beneficial effects on depression and other mental health conditions. Therefore, the U.S. Food and Drug Administration (“FDA”) and U.S. Drug Enforcement Agency (“DEA”) have permitted the use of psilocybin in clinical studies for the treatment of a range of psychiatric conditions.

The potential of psilocybin therapy in mental health conditions has been demonstrated in a number of academic-sponsored studies over the last decade. In these early studies, it was observed that psilocybin therapy provided rapid reductions in depression symptoms after a single high dose, with antidepressant effects lasting for up to at least six months for a number of patients. These studies assessed symptoms related to depression and anxiety through a number of widely used and validated scales. The data generated by these studies suggest that psilocybin is generally well-tolerated and may have the potential to treat depression when administered with psychological support.

We have engaged in discussions with a number of world-renowned educational institutions and advisors regarding potential opportunities and have formed a scientific advisory board that is intended to help advise management regarding potential acquisition and development of products.

In addition, as more fully described below, we have entered into a license agreement with the University of Maryland, Baltimore, and developing a Ketamine polymer implant. In addition, we into a sponsored research agreement Columbia University for the study of ketamine in combination with other drugs for treatment of Alzheimer’s and depression disorders and we have also entered into an exclusive license agreement with Columbia under which we have rights to certain patents and inventions relating to the treatment of Alzheimer’s disease and stress-induced affective disorders using Ketamine in combination with certain other compounds.

We plan to actively pursue the acquisition and/or development of intellectual property or technology rights to treat rare diseases, and to ultimately expand our business to focus on this new line of business.

Product Candidates

We are currently focusing on four product candidates:

1.	SPC-15 for stress-indued psychiatric disorders, including PTSD and anxiety.

2.	SP-26 for treatments of fibromyalgia and chronic pain.

3.	SPC-14 for treatment of Alzheimer’s disease.

4.	SPU-16 for CNS disorders, initially targeting multiple sclerosis.

SPC-15: Intranasal Treatment for PTSD and Anxiety Disorders

Our lead product candidate, SPC-15, is designed as a novel serotonin 4 (5-HT4) receptor agonist that utilizes biomarkers for treatment of stress-induced psychiatric disorders such as PTSD and anxiety disorders. This innovative treatment is administered via an intranasal formulation, potentially qualifying for the FDA’s streamlined 505(b)(2) regulatory pathway, which could expedite its approval process. We are actively collaborating with Columbia University, holding exclusive global rights to develop and commercialize SPC-15, pursuant to and that certain exclusive license agreement entered into with Columbia on July 1, 2024. See “Business--License Agreements between the Company and Vendor—Exclusive License Agreement with Columbia University.”

On November 15, 2023, we entered into an exclusive license agreement with Medspray Pharma BV for its proprietary patented soft mist nasal spray technology, as the delivery mechanism for SPC-15, which agreement has an effective date of October 31, 2023. Preclinical and formulation studies were completed in the first half of 2024 and on June 4, 2024 the Company submitted a pre-Investigational New Drug (pre-IND) briefing package and meeting request to the U.S. Food and Drug Administration (FDA) for SPC-15, Silo’s intranasal prophylactic treatment for post-traumatic stress disorder (PTSD) and stress-induced anxiety disorder. In September 2024, we had a pre-IND meeting with the FDA to align on the 505(b)(2) regulatory pathway for approval of SPC-15 and review our proposed plan to support opening an IND.

Currently, we are conducting GLP-compliant pharmacokinetic and pharmacodynamic studies and in early March 2025 we completed first dosing in an IND-enabling GLP-compliant toxicology and toxicokinetics, and we are aiming for an IND submission in 2026. The preclinical data suggests additional applications for eating disorders and anorexia, as well as enhanced efficacy when combined with an NMDA receptor antagonist for major depressive disorder and other severe stress-related conditions.

We believe our patented intranasal nose-to-brain drug dispersion technology provides a competitive advantage by increasing brain drug concentration, ensuring a faster onset of therapeutic effects with optimized safety.

SP-26: Ketamine Implant for Fibromyalgia

SP-26 represents a novel approach to treating chronic pain and fibromyalgia through a ketamine-based injectable dissolvable polymer implant. Designed for subcutaneous insertion, SP-26 focuses on regulating dosage and time release to provide sustained relief from chronic pain, offering a potentially safer alternative to opioids. Presently, our SP-26 product is in preclinical research. Initial animal studies, which began in early 2025, are evaluating the implant’s dosage, time release, and absorption.

In March 2023, we filed a provisional patent application with the USPTO to use SP-26 for treatment of chronic pain, including fibromyalgia We intend to develop SP-26 following the Section 505(b)(2) regulatory pathway of the FDA rules. Section 505(b)(2) of the FDCA was enacted to enable sponsors to seek NDA approval for novel repurposed drugs without the need for such sponsors to undertake time consuming and expensive pre-clinical safety studies and Phase 1 safety studies. Proceeding under this regulatory pathway, we will be able to rely upon publicly available data with respect to our active ingredient in our NDA submission to the FDA for marketing approval.

Fibromyalgia affects approximately 4 million U.S. adults (2% of the population). We believe SP-26’s implant design provides a compelling non-opioid alternative to traditional pain management, improving dosage control compared to intravenous delivery.

SPC-14: Treatment for Alzheimer’s Disease

SPC-14 targets glutamate receptor NDMAR and serotonin 5-HT4 to address cognitive and neuropsychiatric symptoms in Alzheimer’s disease. Given the global Alzheimer’s therapeutics market is projected to exceed $30.8 billion by 2033, SPC-14 presents a promising opportunity. SPC-14 was developed under a sponsored research agreement with Columbia University See “Business--Investigator-Sponsored Study Agreements between the Company and Vendors---Sponsored Research Agreement with Columbia University for the Study of Ketamine in Combination with Other Drugs for Treatment of Alzheimer’s and Depression Disorders.” We have exclusive global rights to develop and commercialize SPC-14, pursuant to and that certain exclusive license agreement entered into with Columbia on July 1, 2024. See “Business--License Agreements between the Company and Vendor—Exclusive License Agreement with Columbia University.”. On October 13, 2022, we extended the term of the sponsored research agreement with Columbia to conduct further research studies into the mechanism of action of SPC-14 in the treatment of Alzheimer’s disease. In addition, we have been granted an option to license certain assets currently under development, including SPC-14 for the treatment of Alzheimer’s disease.

We believe our SPC-14 product has shown efficacy against luteinizing hormone (LH) in attenuating learned helplessness, preservative behavior and hyponeophagia (a measure of anxiety).

SPU-16: Treatment for CNS Disorders, Initial Indication for Multiple Sclerosis

SPU-16 is a promising candidate targeting central nervous system (CNS) disorders, with an initial indication for multiple sclerosis. On February 12, 2021, we entered into a Master License Agreement (the “UMB License Agreement”) with the University of Maryland, Baltimore (“UMB”) pursuant to which UMB granted us an exclusive, worldwide, sublicensable, royalty-bearing license to certain intellectual property (i) to make, have made, use, sell, offer to sell, and import certain licensed products and (ii) to use the invention titled “Central nervous system-homing peptides in vivo and their use for the investigation and treatment of multiple sclerosis and other neuroinflammatory pathology,” or SPU-16. See “Business--License Agreements between the Company and Vendors--Vendor License Agreement with the University of Maryland, Baltimore for CNS Homing Peptide” for additional details.

On April 11, 2023 certain intellectual property under the UMB License Agreement described above were issued a patent from the U.S. Patent& Trademark Office (USPTO) for “Peptide-Targeted Liposomal Delivery For Treatment, Diagnosis, and Imaging of Diseases and Disorders” (US 11,766,403, B2).

On July 8, 2025, we entered into a Termination, Commercial Evaluation License, and Option Agreement (the “July 2025 Termination and Option Agreement”) with UMB which terminates the UMB License Agreement, previously in effect between us and UMB, and provides us with an exclusive, non-transferable evaluation license, as well as an exclusive option to negotiate a new exclusive commercial license, with respect to certain intellectual property related to central nervous system-homing peptides (the “Invention” and related “Patent Rights”) that were previously licensed under the UMB License Agreement.

Pursuant to the July 2025 Termination and Option Agreement, we were granted an exclusive option (the “Option”), exercisable during the term of the July 2025 Agreement, to negotiate and obtain an exclusive, sublicensable, royalty-bearing license to the Invention and Patent Rights for the therapeutic treatment of neuroinflammatory disease worldwide. The Option may be exercised by (i) providing written notice and submitting an acceptable commercialization plan to UMB, and (ii) paying a $1,000 option fee, which is creditable against certain future expenses if a commercial license is executed. The Termination and Option Agreement was effective as of July 8, 2025, and will expire on March 31, 2026, unless earlier terminated or superseded by a new definitive license agreement upon exercise of the Option.

We believe SPU-16 provides a competitive advantage by using homing peptides to reduce toxicity while enhancing therapeutic payload delivery.

Product Development Pipeline

The following table summarizes our product development pipeline.

Cryptocurrency Treasury Strategy

Our strategy changed to include cryptocurrency treasury strategy in August 2025 to focus on the acquisition of leading digital assets. Management focused a portion of its resources in this cryptocurrency strategy. The Company’s crypto assets primarily include Bitcoin (BTC), Ethereum (ETH) and Solana (SOL), and liquid staked tokens consisting of Liquid Staked ETH (LsETH) and Marinade Solana (mSOL), tokens received when ETH and SOL was staked through a third-party protocol. The Company has ownership of and control over its crypto assets which are held through custodial arrangements with qualified third-party custodians. These custodians provide secure storage and safeguarding of the Company’s crypto assets. We participated in both native and liquid staking of its digital assets to generate yield. The Company’s role is that of a Delegator (a staker who does not run a validation node).

The Company has staked $98,584 of crypto assets, at cost as of December 31, 2025. The Company’s ability to sell or transfer staked digital assets is subject to restrictions related to unbonding periods, which are based on network traffic on the respective blockchains. As of December 31, 2025, all staked crypto assets could be unbonded within 2 to 3 days. As of December 31, 2025, the Company’s staked assets have near immediate terms. In exchange for staking the crypto assets on blockchain networks, the Company is entitled to a fractional share of the fixed digital asset award a third-party validator node receives for successfully validating or adding a block to the blockchain. As of December 31, 2025, the Company held $221,817 of crypto assets comprised of BTC, ETH, SOL, RSC and XRP, at fair value. The Company reflects these assets held at fair value on the consolidated balance sheets within the “crypto assets” line item. In determining the fair value of the crypto assets in accordance with ASC 820, the Company utilizes coinmarketcap.com or Coinbase as the principal market.

License Agreements between the Company and Vendor

Vendor License Agreement with the University of Maryland, Baltimore for CNS Homing Peptide

On February 12, 2021, we entered into a Master License Agreement (the “UMB License Agreement”) with the University of Maryland, Baltimore (“UMB”) pursuant to which UMB granted us an exclusive, worldwide, sublicensable, royalty-bearing license to certain intellectual property (i) to make, have made, use, sell, offer to sell, and import certain licensed products and (ii) to use the invention titled, “Central nervous system-homing peptides in vivo and their use for the investigation and treatment of multiple sclerosis and other neuroinflammatory pathology” (the “Invention”) and UMB’s confidential information to develop and perform certain licensed processes for the therapeutic treatment of neuroinflammatory disease. The term of the License Agreement shall commence on the UMB Effective Date and shall continue until the latest of (i) ten years from the date of First Commercial Sale (as defined in the Sublicense Agreement) of the Licensed Product in such country and (ii) the date of expiration of the last to expire claim of the Patent Rights (as defined in the UMB License Agreement) covering such Licensed Product in such country, or (iii) the expiration of data protection, new chemical entity, orphan drug exclusivity, regulatory exclusivity, or other legally enforceable market exclusivity, if applicable, unless terminated earlier pursuant to the terms of the agreement. Pursuant to the UMB License Agreement, we agreed to pay UMB (i) a license fee of $75,000, (ii) certain event-based milestone payments, (iii) royalty payments, depending on net revenues, (iv) minimum royalty payments, and (v) a tiered percentage of sublicense income. The UMB License Agreement will remain in effect until the later of: (a) the last patent covered under the UMB License Agreement expires, (b) the expiration of data protection, new chemical entity, orphan drug exclusivity, regulatory exclusivity, or other legally enforceable market exclusivity, if applicable, or (c) ten years after the first commercial sale of a licensed product in that country, unless earlier terminated in accordance with the provisions of the UMB License Agreement. The term of the UMB License Agreement shall expire 15 years after the effective date in which (a) there were never any patent rights, (b) there was never any data protection, new chemical entity, orphan drug exclusivity, regulatory exclusivity, or other legally enforceable market exclusivity or (c) there was never a first commercial sale of a licensed product.

On July 8, 2025, we entered into July 2025 Termination and Option Agreement with UMB which terminates the UMB License Agreement, previously in effect between the us and UMB, and provides us with an exclusive, non-transferable evaluation license, as well as an exclusive option to negotiate a new exclusive commercial license, with respect to certain intellectual property related to central nervous system-homing peptides (the “Invention” and related “Patent Rights”) that were previously licensed under the UMB License Agreement.

Pursuant to the July 2025 Termination and Option Agreement, we were granted Option, exercisable during the term of the July 2025 Termination and Option Agreement, to negotiate and obtain an exclusive, sublicensable, royalty-bearing license to the Invention and Patent Rights for the therapeutic treatment of neuroinflammatory disease worldwide. The Option may be exercised by (i) providing written notice and submitting an acceptable commercialization plan to UMB, and (ii) paying a $1,000 option fee, which is creditable against certain future expenses if a commercial license is executed. The July 2025 Termination and Option Agreement was effective as of July 8, 2025, and will expire on March 31, 2026, unless earlier terminated or superseded by a new definitive license agreement upon exercise of the Option. We do not intent to extend the Option Agreement.

As described below, we have entered into an investigator sponsored research agreement with UMB related to a clinical study to examine a novel peptide-guided drug delivery approach for the treatment of Multiple Sclerosis.

Exclusive License Agreement between Medspray Pharma BV and the Company

On November 15, 2023, we entered into an Exclusive License Agreement (the “Medspray License Agreement”) with Medspray Pharma BV (“Medspray”) pursuant to which Medspray granted us an exclusive, non-revocable, worldwide royalty bearing license for Medspray’s proprietary patented soft mist nasal spray technology for marketing, promotion, sale and distribution of the products licensed by Medspray to us under the Medspray License Agreement. The Medspray License Agreement has an effective date of October 31, 2023 and expires on the earlier of (i) termination of the Medspray License Agreement or expiry of all Medspray license rights in the United States, Germany, United Kingdom, Spain, Italy and France. In consideration of the exclusive rights granted by Medspray to us, we agreed to pay Medspray a royalty on a quarterly basis equal to 5% of net sales. The term of the agreement commences on the effective date and continues until the earlier of (i) expiration of the last to expire of Medspray’s patent rights or (ii) December 31, 2023 (the “Initial Term”) at which time, the Medspray License Agreement will automatically renew for a successive period of three (3) years, unless terminated by either party upon one year prior written notice prior to the end of any term; provided, however, the Medspray may terminate the Medspray License Agreement immediately if fail to have any licensed product under the Medspray License Agreement registered with the FDA or EMA by July 1, 2028 or has filed to reach the point of first sale of any licensed product under the Medspray License Agreement by July 1, 2028.

The Medspray intranasal technology is currently the delivery devise used in our PTSD therapeutic for nose to brain delivery. See SPC-15: Intranasal Treatment for PTSD and Anxiety Disorders above.

Exclusive License Agreement with Columbia University

On July 1, 2024, we entered into an exclusive license agreement (the “Columbia License Agreement”) with Columbia University (“Columbia”) effective as of June 28, 2024 (the “Effective Date”) and pursuant to which we have been granted exclusive rights to certain patents and technical information to develop, manufacture and commercialize Products related to our SPC-15 (as defined in the Columbia License Agreement), including therapies for stress-induced affective disorders and other conditions.

The term of the Columbia License Agreement shall commence on the Effective Date and shall continue on a country-by-country and product-by-product basis until the latest of: (a) the date of expiration of the last to expire of the issued Patents (as defined in the Columbia License Agreement), (b) twenty (20) years after the first bona fide commercial sale of the Product in the country in question, or (c) expiration of any market exclusivity period granted by a regulatory agency for a Product in the country in question. Pursuant to the Columbia License Agreement, we agreed to pay Columbia (i) initial and annual license fees ranging from the low five figures to mid five figures that are creditable to earned royalties and milestone payments due to Columbia in the same calendar year, (ii) certain development-based and other milestone payments, (iii) royalty payments, depending on net revenues, (iv) minimum royalty payments, and (v) certain non-royalty sublicense income. Royalties on each particular Product are payable on a country-by-country and product-by-product basis until the later of (i) twenty (20) years after the first bona fide commercial sale of such particular Technology Product in each country and (ii) expiration of any market exclusivity period granted by a regulatory agency of such particular Product in such country.

We continue to advance our development toward human clinical trials. We have completed various studies required to submit an IND application to advance our lead drug into the clinic. See SPC-15: Intranasal Treatment for PTSD and Anxiety Disorders above.

Investigator-Sponsored Study Agreements between the Company and Vendors

Sponsored Research Agreement with Columbia University for the Study of Ketamine in Combination with Other Drugs for Treatment of Alzheimer’s and Depression Disorders

On October 1, 2021, we entered into a sponsored research agreement with Columbia University (“Columbia”) pursuant to which Columbia shall conduct two different studies related to all uses of Ketamine or its metabolites in combination with Prucalopride, one of which is related to Alzheimer’s and the other of which is related to Depression, PTSD and Stress Projects. In addition, Company has been granted an option to license certain assets currently under development, including Alzheimer’s disease. The term of the option will commence on the effective date of this agreement and will expire upon the earlier of (i) 90 days after the date of the Company’s receipt of a final research report for each specific research proposal as defined in the agreement or (ii) termination of the research. If we elect to exercise the option, both parties will commence negotiation of a license agreement and will execute a license agreement no later than 3 months after the dated of the exercise of the option. We exercised our option for an exclusive license agreement for SPC-15, a prophylactic treatment for stress-induced affective disorders including anxiety and PTSD pursuant to which we were granted an exclusive license to further develop, manufacture, and commercialize SPC-15 worldwide. See “---License Agreements between the Company and Vendor – Exclusive License Agreement with Columbia University.” Columbia University and the Company will work towards developing a therapeutic treatment for patients suffering from Alzheimer’s disease to posttraumatic stress disorder. During a one-year period from the date of this agreement, we shall pay a total of $1,436,082 to Columbia University for the support of the research according to the payment schedule as follows: (i) 30% at signing, (ii) 30% at four and half months after the start of the project, (iii) 30% at nine months after the start of the project and, (iv)10% at completion of the project. On October 13, 2022, we entered into an amendment of the sponsored research agreement pursuant to which the parties agreed to extend the payment schedule until March 31, 2024. We paid the first payment of $430,825 in November 2021 and the second payment of $430,825 in July 2022.

See SPC-14: Treatment for Alzheimer’s Disease above.

Sponsored Research Agreement with University of Maryland, Baltimore for the Study of Targeted liposomal drug delivery for rheumatoid arthritis

On July 6, 2021, we entered into a sponsored research agreement (the “July 2021 Sponsored Research Agreement”) with UMB pursuant to which UMB shall evaluate the pharmacokinetics of dexamethasone delivered to arthritic rats via liposome.  The research pursuant to the July 2021 Sponsored Research Agreement commenced on September 1, 2021 and will continue until the substantial completion thereof, subject to renewal upon written consent of the parties with a project timeline of twelve months. The July 2021 Sponsored Research Agreement may be terminated by either party upon 30 days’ prior written notice to the other party. In addition, if either party commits any material breach of or defaults with respect to any terms or conditions of the July 2021 Sponsored Research Agreement and fails to remedy such default or breach within 10 business days after written notice from the other party, the party giving notice may terminate the July 2021 Sponsored Research Agreement as of the date of receipt of such notice by the other party. If we terminate the July 2021 Sponsored Research Agreement for any reason other than an uncured material breach by UMB, we shall relinquish any and all rights it may have in the Results (as defined in the July 2021 Sponsored Research Agreement) to UMB. In addition, if the July 2021 Sponsored Research Agreement is terminated early, we, among other things, will pay all costs incurred and accrued by UMB as of the date of termination. Pursuant to the terms of the July 2021 Sponsored Research Agreement, UMB granted us an option (the “Option”) to negotiate and obtain an exclusive license to any UMB Arising IP (as defined in the July 2021 Sponsored Research Agreement) and UMB’s rights in any Joint Arising IP (as defined in the July 2021 Sponsored Research Agreement) (collectively, the “UMB IP”). We may exercise the Option by giving UMB written notice within 60 days after it receives notice from UMB of the UMB IP. We shall pay total fees of $276,285 as set forth in the July 2021 Sponsored Research Agreement. We paid the first payment of $92,095 on September 1, 2021 and on August 31, 2022, we paid the second payment of $92,095.

The studies have been completed and we are currently evaluating the viability of the data.

COVID-19

The prior outbreak of the novel Coronavirus (COVID-19) evolved into a global pandemic. COVID-19 spread to many regions of the world. The extent to which COVID-19 or any other pandemic impacts the Company’s business and operating results will depend on future developments that are highly uncertain and cannot be accurately predicted, including new information that may emerge concerning the COVID-19 or any other pandemic and the actions to contain the pandemic or treat its impact, among others.

As a result of the outbreak of a pandemic, certain aspects of the Company’s business operations may be delayed or subject to interruptions. Specifically, as a result of the shelter-in-place orders and other mandated local travel restrictions, among other things, the research and development activities of certain of the Company’s partners may be affected, which may result in delays to the Company’s clinical trials, and the Company can provide no assurance as to when such trials, if delayed, will resume at this time or the revised timeline to complete trials once resumed.

Furthermore, site initiation, participant recruitment and enrollment, participant dosing, distribution of clinical trial materials, study monitoring and data analysis may be delayed due to changes in hospital or university policies, federal, state or local regulations, prioritization of hospital resources toward pandemic efforts, or other reasons related to the pandemic. If COVID-19 reemerges or another pandemic were to occur, some participants and clinical investigators may not be able to comply with clinical trial protocols. For example, quarantines or other travel limitations (whether voluntary or required) may impede participant movement, affect sponsor access to study sites, or interrupt healthcare services, and the Company may be unable to conduct its clinical trials.

Infections and deaths related to the pandemic may disrupt the United States’ healthcare and healthcare regulatory systems. Such disruptions could divert healthcare resources away from, or materially delay U.S. Food and Drug Administration review and/or approval with respect to the Company’s clinical trials. It is unknown how long these disruptions could continue, were they to occur. Any elongation or de-prioritization of the Company’s clinical trials or delay in regulatory review resulting from such disruptions could materially affect the development and study of the Company’s product candidates.

The spread of COVID-19 or any pandemic, which may cause a broad impact globally, including restrictions on travel and quarantine policies put into place by businesses and governments, may have a material economic effect on the Company’s business. While the potential economic impact brought by and the duration of the pandemic may be difficult to assess or predict, it has already caused, and is likely to result in further, significant disruption of global financial markets, which may negatively impact the Company’s ability to access capital on favorable terms, if at all. In addition, a recession, depression or other sustained adverse market event resulting from the spread of COVID-19 could materially and adversely affect the Company’s business and the value of its common stock.

The ultimate impact of the current pandemic, or any other health epidemic, is highly uncertain and subject to change. The Company does not yet know the full extent of potential delays or impacts on its business, its clinical trials, its research programs, healthcare systems or the global economy as a whole. However, these effects could have a material impact on the Company’s operations, and the Company will continue to monitor the situation closely.

Intellectual Property

Our goal is to obtain, maintain and enforce patent protection relating to our products (including formulations, processes, and methods) and other proprietary technologies, preserve our trade secrets, and operate without infringing on the proprietary rights of other parties. Our policy is to actively seek the broadest intellectual property protection possible for our products, proprietary information and proprietary technology through a combination of contractual arrangements and patents. Specifically, we try to ensure that we own intellectual property created for us by signing agreements with employees, independent contractors, consultants, companies, and any other third party that create intellectual property for us or that assign any intellectual property rights to us. In addition, we have established business procedures designed to maintain the confidentiality of our proprietary information, including the use of confidentiality agreements with employees, independent contractors, consultants and entities with which we conduct business.

To date, the intellectual property owned and licensed by us includes 5 issued patents and 20 pending patent applications in 14 patent families in the U.S. and abroad. Our own intellectual property includes five pending U.S. patent applications related to the use of the central nervous system-homing peptides covered by the License Agreement with the University Maryland, Baltimore (“UMB”) to deliver certain compounds, including a nonsteroidal anti-inflammatory drug and/or psilocybin, for the treatment of diseases such as arthritis, central nervous system diseases, neurological diseases as well as cancer. Among the intellectual property that we license from UMB, there is one issued U.S. patent covering certain central nervous system homing peptides and uses thereof, and one issued U.S. patent covering certain peptides capable of selectively targeting inflamed synovial tissue and uses thereof. Among the intellectual property that we license from Columbia University, there are three issued U.S. patents related to the treatment or prevention of stress-induced affective disorders or stress-induced psychopathology.

Concentrations

Customer Concentration

For the years ended December 31, 2025 and 2024, one licensee accounted for 100% of our total revenues from customer license fees.

Vendor Concentrations

For the years ended December 31, 2025 and 2024, two licensors, UMB and Columbia, accounted for 100% of the Company’s vendor license agreements.

Competition

The rare disease therapeutics industry is characterized by many newly emerging and innovative technologies, intense competition and a strong emphasis on proprietary product rights. We face potential competition from many different sources, including major pharmaceutical, specialty pharmaceutical and biotechnology companies, academic institutions, governmental agencies and medical research organizations. Any product candidates that we may successfully develop and commercialize will compete with the standard of care and new therapies that may become available in the future.

Many of the pharmaceutical, biopharmaceutical and biotechnology companies with whom we may compete have established markets for their therapies and have substantially greater financial, technical, human and other resources than we do and may be better equipped to develop, manufacture and market superior products or therapies. In addition, many of these potential competitors have significantly greater experience than we have in undertaking non-clinical studies and human clinical trials of new therapeutic substances and in obtaining regulatory approvals of human therapeutic products. Accordingly, our competitors may succeed in obtaining regulatory approvals for alternative or superior products. In addition, many competitors have greater name recognition and more extensive collaborative relationships. Smaller and earlier-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large, established companies. An increasing number of companies are increasing their efforts in discovery of new psychedelic compounds.

Government Regulation

The FDA and other regulatory authorities at federal, state and local levels, as well as in foreign countries, extensively regulate, among other things, the research, development, testing, manufacture, quality control, import, export, safety, effectiveness, labeling, packaging, storage, distribution, recordkeeping, approval, advertising, promotion, marketing, post-approval monitoring and post-approval reporting of drugs. We, along with any potential vendors, contract research organizations and contract manufacturers, will be required to navigate the various preclinical, clinical, manufacturing and commercial approval requirements of the governing regulatory agencies of the countries in which we wish to conduct studies or seek approval of our product candidates. The process of obtaining regulatory approvals of drugs and ensuring subsequent compliance with appropriate federal, state, local and foreign statutes and regulations requires the expenditure of substantial time and financial resources.

In the United States, the U.S. Food and Drug Administration (FDA) regulates drug products under the Federal Food, Drug, and Cosmetic Act (FDCA), its implementing regulations and other laws. If we fail to comply with applicable FDA or other requirements at any time with respect to product development, clinical testing, approval or any other legal requirements relating to product manufacture, processing, handling, storage, quality control, safety, marketing, advertising, promotion, packaging, labeling, export, import, distribution, or sale, we may become subject to administrative or judicial sanctions or other legal consequences. These sanctions or consequences could include, among other things, the FDA’s refusal to approve pending applications, issuance of clinical holds for ongoing studies, suspension or revocation of approved applications, warning or untitled letters, product withdrawals or recalls, product seizures, relabeling or repackaging, total or partial suspensions of manufacturing or distribution, injunctions, fines, civil penalties or criminal prosecution.

The process required by the FDA before any product candidates are approved as drugs for therapeutic indications and may be marketed in the United States generally involves the following:

●	Completion of extensive preclinical studies in accordance with applicable regulations, including studies conducted in accordance with good laboratory practice requirements;

●	Completion of the manufacture, under current good manufacturing practice (cGMP) requirements, of the drug substance and drug product that the sponsor intends to use in human clinical trials along with required analytical and stability testing;

●	Submission to the FDA of an investigational new drug (IND) application which must become effective before clinical trials may begin;

●	Approval by an institutional review board or independent ethics committee at each clinical trial site before each trial may be initiated;

●	Performance of adequate and well-controlled clinical trials in accordance with applicable IND regulations, good clinical practice (GCP) requirements and other clinical trial-related regulations to establish the safety and efficacy of the investigational product for each proposed indication;

●	Submission to the FDA of a New Drug Application (NDA);

●	Payment of user fees for FDA review of the NDA;

●	A determination by the FDA within 60 days of its receipt of an NDA, to accept the filing for review;

●	Satisfactory completion of one or more FDA pre-approval inspections of the manufacturing facility or facilities where the drug will be produced to assess compliance with cGMP requirements to assure that the facilities, methods and controls are adequate to preserve the drug’s identity, strength, quality and purity;

●	Potentially, satisfactory completion of FDA audit of the clinical trial sites that generated the data in support of the NDA; and

●	FDA review and approval of the NDA, including consideration of the views of any FDA advisory committee, prior to any commercial marketing or sale of the drug in the United States.

Controlled Substances

The federal Controlled Substances Act (CSA) and its implementing regulations establish a “closed system” of regulations for controlled substances. The CSA imposes registration, security, recordkeeping and reporting, storage, manufacturing, distribution, importation and other requirements under the oversight of the DEA. The DEA is the federal agency responsible for regulating controlled substances, and requires those individuals or entities that manufacture, import, export, distribute, research, or dispense controlled substances to comply with the regulatory requirements in order to prevent the diversion of controlled substances to illicit channels of commerce.

The DEA categorizes controlled substances into one of five schedules — Schedule I, II, III, IV or V — with varying qualifications for listing in each schedule. Schedule I substances by definition have a high potential for abuse, have no currently accepted medical use in treatment in the United States and lack accepted safety for use under medical supervision. Pharmaceutical products having a currently accepted medical use that are otherwise approved for marketing may be listed as Schedule II, III, IV or V substances, with Schedule II substances presenting the highest potential for abuse and physical or psychological dependence, and Schedule V substances presenting the lowest relative potential for abuse and dependence.

Facilities that manufacture, distribute, import or export any controlled substance must register annually with the DEA. The DEA registration is specific to the particular location, activity(ies) and controlled substance schedule(s).

The DEA inspects all manufacturing facilities to review security, recordkeeping, reporting and handling prior to issuing a controlled substance registration. The specific security requirements vary by the type of business activity and the schedule and quantity of controlled substances handled. The most stringent requirements apply to manufacturers of Schedule I and Schedule II substances. Required security measures commonly include background checks on employees and physical control of controlled substances through storage in approved vaults, safes and cages, and through use of alarm systems and surveillance cameras. Once registered, manufacturing facilities must maintain records documenting the manufacture, receipt and distribution of all controlled substances. Manufacturers must submit periodic reports to the DEA of the distribution of Schedule I and II controlled substances, Schedule III narcotic substances, and other designated substances. Registrants must also report any controlled substance thefts or significant losses, and must obtain authorization to destroy or dispose of controlled substances. Imports of Schedule I and II controlled substances for commercial purposes are generally restricted to substances not already available from a domestic supplier or where there is not adequate competition among domestic suppliers. In addition to an importer or exporter registration, importers and exporters must obtain a permit for every import or export of a Schedule I and II substance or Schedule III, IV and V narcotic, and submit import or export declarations for Schedule III, IV and V non-narcotics. In some cases, Schedule III non-narcotic substances may be subject to the import/export permit requirement, if necessary, to ensure that the United States complies with its obligations under international drug control treaties.

For drugs manufactured in the United States, the DEA establishes annually an aggregate quota for the amount of substances within Schedules I and II that may be manufactured or produced in the United States based on the DEA’s estimate of the quantity needed to meet legitimate medical, scientific, research and industrial needs. The quotas apply equally to the manufacturing of the active pharmaceutical ingredient and production of dosage forms. The DEA may adjust aggregate production quotas a few times per year, and individual manufacturing or procurement quotas from time to time during the year, although the DEA has substantial discretion in whether or not to make such adjustments for individual companies.

The states also maintain separate controlled substance laws and regulations, including licensing, recordkeeping, security, distribution, and dispensing requirements. State authorities, including boards of pharmacy, regulate use of controlled substances in each state. Failure to maintain compliance with applicable requirements, particularly as manifested in the loss or diversion of controlled substances, can result in enforcement action that could have a material adverse effect on our business, operations and financial condition. The DEA may seek civil penalties, refuse to renew necessary registrations, or initiate proceedings to revoke those registrations. In certain circumstances, violations could lead to criminal prosecution.

Recent Developments

On February 20, 2026, the Company’s Board of Directors approved a stock repurchase program authorizing the purchase of up to $1 million of the Company’s issued and outstanding common stock, from time to time, with such plan to be in place until December 31, 2026. As of the date of this report, no shares have been repurchased under this plan.

On March 30, 2026, the Company entered into an asset purchase agreement (the “Agreement”) with Many Ads Inc. (the “Seller”). Pursuant to the Agreement, the Seller agreed to sell, and the Company agreed to purchase, certain software of the web-based application currently marketed as “QwikAgents” and the domain names qwikagents.com, qwikagents.ai, and qwikagents.co (the “Purchased Assets”). In consideration for the Purchased Assets, the Company issued to the Seller, 2,100,000 shares of its common stock, par value $0.0001 per share.

Employees

As of April 13, 2026, we employed a total of three full-time employees and we utilize specialized consultants of which we have 3 consultants with yearly contracts and use others from time to time on an as-needed basis. We are not a party to any collective bargaining agreements. We believe that we maintain good relations with our employees and consultants.

Corporate History

We were incorporated as Gold Swap, Inc. (“Gold Swap”) under the laws of the State of New York on July 13, 2010.

On December 11, 2012, stockholders approved changing our state of incorporation from New York to Delaware via the merger of Gold Swap with and into our wholly-owned subsidiary, Point Capital, Inc., and to change our name from “Gold Swap Inc.” to “Point Capital, Inc”. The merger was effective on January 24, 2013.

On May 21, 2019, we amended our Certificate of Incorporation to change our name to “Uppercut Brands, Inc,” and on September 24, 2020, we amended our Certificate of Incorporation to change our name to “Silo Pharma, Inc.”.

Through September 28, 2018, we were a closed-end, non-diversified investment company that had elected to be regulated as a business development company under the Investment Company Act of 1940 (the “Investment Company Act”). As a business development company, we were required to comply with certain regulatory requirements. For instance, we generally had to invest at least 70% of our total assets in “qualifying assets”, including securities of private U.S. companies, cash, cash equivalents, U.S. government securities and high-quality debt investments that mature in one year or less.

On September 29, 2018, we filed Form N-54C, Notification of Withdrawal of election to be Subject to Section 55 through 65 of the Investment Company Act, because we changed the nature of our business so as to cease to be a business development company. Accordingly, as of December 31, 2018, our consolidated financial statements of have been prepared in accordance with accounting principles generally accepted in the United States of America.

As a result of this change in status, we discontinued applying the guidance in Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) Topic 946 - Financial Services – Investment Company and account for the change in our status prospectively by accounting for our equity investments in accordance with ASC Topics 320 - Investments—Debt and Equity Securities as of the date of the change in status. In addition, the presentation of the financial statements are that of a commercial company rather than that of an investment company.

In accordance with ASC 946, we made this change to our financial reporting prospectively and did not restate periods prior to our change in status to a non-investment company effective September 29, 2018. Accordingly, we may refer to both accounting in accordance with U.S. generally accepted accounting principles applicable to corporations (“Corporation Accounting”), which applied commencing September 29, 2018 and to that applicable to investment companies under the Investment Company Act (“Investment Company Accounting”) which applied to prior periods. We determined that there is no cumulative effect of the change from Investment Company Accounting to Corporation Accounting on periods prior to those presented, and that there is no effect on our financial position or results of operations as a result of this change.

In order to maintain our status as a non-investment company, we will continue to operate so as to fall outside the definition of an “investment company” or within an applicable exception. We expect to continue to operate outside the definition of an “investment company” as a developmental stage company primarily engaged in merging traditional therapeutics with psychedelic research.

Through March 31, 2017, we elected to be treated as a regulated investment company (“RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended, and operated in a manner so as to qualify for the tax treatment applicable to RICs. At March 31, 2017, we failed the diversification test since our investment in Ipsidy Inc. accounted for over 25% of our total assets. We did not cure our failure to retain our status as a RIC and we will not seek to obtain RIC status again. Accordingly, beginning in 2017, we became subject to income taxes at corporate tax rates. The loss of our status as a RIC did not have any impact on our financial position or results of operations.

Currently, we are not making any new equity investments.

On September 29, 2018, we entered into an Asset Purchase Agreement with Blind Faith Concepts Holdings, Inc. pursuant to which we completed the acquisition of 100% of the assets of NFID from the seller which consisted of three trademarks related to the NFID brand, the NFID website, shoe designs and samples, and the assumption of a one-year Brand Ambassador Agreement in exchange for 2,000,000 shares of our common stock. On September 30, 2021, we entered into and closed on an Asset Purchase Agreement (the “Asset Purchase Agreement) with NFID, LLC, a Florida limited liability company (the “Buyer”), whereby the Buyer purchased from us certain assets, properties, and rights in connection with the Company’s NFID trademark name, logos, domain, and apparel clothing and accessories for a purchase price of $60,000 in the form of a promissory note amounting to $60,000 and no longer conducts any NFID business.

On November 5, 2018, we entered into 14 separate Return to Treasury Agreements, whereby certain stockholders holding an aggregate of 28,734,901 shares of our common stock agreed to return a portion of their respective holdings to treasury in exchange for cash payments aggregating $2,872. As a result, the total issued and outstanding number of our common stock was reduced by 28,734,901 shares.

On April 8, 2020, we incorporated a wholly-owned subsidiary, Silo Pharma Inc., in the State of Florida.

On December 19, 2023, we changed our state of incorporation from Delaware to Nevada.

Our Corporate Information

We were incorporated in the State of New York on July 13, 2010. On January 24, 2013, the Company changed its state of incorporation from New York to Delaware. On December 19, 2023, the Company changed its state of incorporation from Delaware to Nevada. Our principal executive offices are located at 677 N Washington Blvd Sarasota Fl 34236 and our telephone number is (718) 400-9031.

Available Information

Our website address is www.silopharma.com. The contents of, or information accessible through, our website is not part of this prospectus, and our website address is included in this document as an inactive textual reference only. We make our filings with the U.S. Securities and Exchange Commission (“SEC”), including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports, available free of charge on our website as soon as reasonably practicable after we file such reports with, or furnish such reports to, the SEC. The public may read and copy the materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Additionally, the SEC maintains an internet site that contains reports, proxy and information statements and other information. The address of the SEC’s website is www.sec.gov. The information contained in the SEC’s website is not intended to be a part of this filing.

MANAGEMENT

The following table sets forth the names, positions and ages of our directors and executive officers as of the date of this prospectus.

All directors shall serve until the next 2026 annual meeting of stockholders.

Name	Age	Position
Eric Weisblum	56	Chairman, Chief Executive Officer, President, and Director
Daniel Ryweck	61	Chief Financial Officer
Wayne D. Linsley	70	Director
Dr. Kevin Muñoz	48	Director
Jeff Pavell	60	Director

The business background and certain other information about our directors and executive officers is set forth below.

Eric Weisblum

Eric Weisblum is the founder and Chief Executive Officer of Silo Pharma Inc. Prior to Silo Pharma Mr. Weisblum was a private investor, board member, and advisor to several companies. Mr. Weisblum has experience in both licensing therapeutic assets and assisting in their development. As a result, Mr. Weisblum brings with him nearly 20 years of experience in structuring and trading financial instruments. Mr. Weisblum was a registered representative with Domestic Securities, a New Jersey-based broker-dealer. While with Domestic Securities, Mr. Weisblum held the Series 7 - General Securities Representative, the Series 63 – Uniform Securities Agent State Law Examination, and the Series 55 – Registered Equity Trader securities registrations. From 1993 to 2002, Mr. Weisblum originated, structured, traded, and placed structured financing transactions at M.H. Meyerson & Co. Inc., a publicly-traded registered investment bank. He holds a B.A. from the University of Hartford’s Barney School of Business.

Daniel Ryweck

Mr. Ryweck has served as Chief Financial Officer of the Company since September 27, 2022. Since January 2020, Mr. Ryweck has served as Controller at Mill City Ventures III Ltd. (NASDAQ: MCVT), a non-bank lender and specialty finance company. From. June 2014 to December 2019, he served as Chief Compliance Officer of Mill City Ventures III Ltd. Mr. Ryweck holds a Bachelor of Science degree in Accounting from the Carlson School of Management at the University of Minnesota.

Wayne D. Linsley

Wayne D. Linsley has served as a director of the Company since January 2020. Mr. Linsley has over 40 years of experience in business management. Since April 2020, Mr. Linsley has served as a member of the board of directors of Hoth Therapeutics, Inc. (NASDAQ: HOTH), a clinical-stage biopharmaceutical company. Since August 2021, Mr. Linsley has served as a member of the board of directors of Myseum, Inc. (NASDAQ: MYSE), a communication software company. From 2014 to September 2021, Mr. Linsley served as the Vice President of Operations at CFO Oncall, Inc., a company that provides financial reporting and controller services on an outsourced basis and previously, from 2012 to 2014, Mr. Linsley worked at CFO Oncall, Inc. as an independent contractor. Mr. Linsley holds Bachelor of Science degree in Business Administration from Siena College. We believe that Mr. Linsley is qualified to serve as a member of our board of directors because of his experience as a director of public companies and background in financial reporting.

Dr. Kevin Muñoz

Dr. Kevin Muñoz has served as a director of the Company since October 2020. Since December 2021, Dr. Muñoz has taught Biomedical Science and Medical Intervention at Passaic County Technical Institute. Since June 2008, Dr. Muñoz has served as the Director of Operations and Medical Assistant at The Physical Medicine and Rehabilitation Center, P.A., a diagnostic and treatment facility that specializes in treating sports, spine, orthopedic and neuromuscular conditions. Dr. Muñoz holds Doctor of Medicine degree from Xavier University School of Medicine and a Bachelor of Science degree in Kinesiology from the University of Michigan. We believe that Dr. Muñoz is qualified to serve as a member of our board of directors because of his medical background and experience in business operations.

Dr. Jeff Pavell – Director

Dr. Pavell has served as our director since September 27, 2022. Dr. Pavell has over 20 years of medical experience. Since January 2021, Dr. Pavell has served as a director of FoxWayne Enterprises Acquisition Corp. (NASDAQ: FOXW), a blank check company incorporated for the purpose of effecting a business combination. Since October 1999, Dr. Pavell has served as an Attending Physician at the Physical Medicine and Rehabilitation Center, P.A., a diagnostic and treatment facility that specializes in treating sports, spine, orthopedic and neuromuscular conditions. Since January 2000, Dr. Pavell has served as the Chief of Rehabilitation Medicine at Englewood Hospital and Medical Center. Since April 2002, Dr. Pavell has served as the Associate Director of Pain Medicine at the Center for Advanced Surgery in Paramus, New Jersey. Since April 2002, Dr. Pavell has been an Instructor in Clinical Rehabilitation at Columbia University’s College of Physicians& Surgeons. Dr. Pavell holds a Doctor of Medicine degree from the New York College of Osteopathic Medicine and a Bachelor of Art degree in Political Science from John Hopkins University. We believe that Dr. Pavell is qualified to serve as a member of our board of directors due to his medical background and experience practicing in the healthcare industry.

Family Relationships

There are no family relationships among any of our executive officers or directors.

Arrangements between Officers and Directors

Except as set forth herein, to our knowledge, there is no arrangement or understanding between any of our officers or directors and any other person pursuant to which the officer or director was selected to serve as an officer or director.

Involvement in Certain Legal Proceedings

We are not aware of any of our directors or officers being involved in any legal proceedings in the past ten years relating to any matters in bankruptcy, insolvency, criminal proceedings (other than traffic and other minor offenses), or being subject to any of the items set forth under Item 401(f) of Regulation S-K.

Board Composition

Our board of directors currently consists of four members, all of whom are members pursuant to the board composition provisions of our current articles of incorporation and agreements with our stockholders, and who will remain members pursuant to the board composition provisions of our amended and restated certificate of incorporation, as amended.

Our nominating and corporate governance committee and our board of directors may consider a broad range of factors relating to the qualifications and background of board nominees, which may include diversity, which is not only limited to race, gender or national origin. We have no formal policy regarding board diversity. Our nominating and corporate governance committee’s and our board of directors’ priority in selecting board members is identification of persons who will further the interests of our stockholders through his or her established record of professional accomplishment, the ability to contribute positively to the collaborative culture among board members, knowledge of our business, understanding of the competitive landscape and professional and personal experiences and expertise relevant to our growth strategy. Our directors hold office until their successors have been elected and qualified or until the earlier of their death, resignation or removal. Our articles of incorporation and amended and restated bylaws also provide that our directors may be removed only for cause by the affirmative vote of the holders of 2/3 of the votes that all our stockholders would be entitled to cast in an election of directors, and that any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office and not by the stockholders, unless the board determines by resolution that any such vacancies or newly created directorships shall be filled by stockholders.

Director Independence. Our board of directors has determined that all members of our board of directors are independent directors, with the exception of Eric Weisblum, including for purposes of Nasdaq Listing Rule 5605(a)(2)and relevant federal securities laws and regulations.

The board of directors held a total of 4 meetings and took action by written consent or electronically on 15 occasions during the year ended December 31, 2025. All directors attended all of the meetings of the Board of Directors. No annual meeting was held during the year ended December 31, 2025, and all relevant matters were approved by stockholder consent. Our policy is to encourage all directors to attend our annual meetings of stockholders.

Committees of Our Board of Directors

Our board of directors directs the management of our business and affairs, as provided by Delaware law, and conducts its business through meetings of the board of directors and its standing committees. We have a standing audit committee and compensation committee. In addition, from time to time, special committees may be established under the direction of the board of directors when necessary to address specific issues.

Our board of directors has determined that all of the members of the audit committee and the compensation committee are independent as defined under the applicable rules of The Nasdaq Capital Market, including, in the case of all of the members of our audit committee, the independence requirements contemplated by Rule 10A-3 under the Exchange Act. In making such determination, the board of directors considered the relationships that each director has with our Company and all other facts and circumstances that the board of directors deemed relevant in determining director independence, including the beneficial ownership of our capital stock by each director.

Audit Committee

Our audit committee is responsible for, among other things:

●	approving and retaining the independent registered public accounting firm to conduct the annual audit of our consolidated financial statements;

●	reviewing the proposed scope and results of the audit;

●	reviewing and pre-approval of audit and non-audit fees and services;

●	reviewing accounting and financial controls with the independent registered public accounting firm and our financial and accounting staff;

●	reviewing and approving transactions between us and our directors, officers and affiliates;

●	establishing procedures for complaints received by us regarding accounting matters;

●	overseeing internal audit functions, if any; and

●	preparing the report of the audit committee that the rules of the Securities and Exchange Commission require to be included in our annual meeting proxy statement.

Our audit committee consists of Wayne D. Linsley, Jeff Pavel and Dr. Kevin Muñoz, with Mr. Linsley serving as chair. Each member of our audit committee meets the financial literacy requirements of the Nasdaq rules. In addition, our board of directors has determined that Mr. Linsley qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K.

Our audit committee held 5 meetings and took action by written consent or electronically on 10 occasions during the year ended December 31, 2025. All members of the audit committee attended all of the meetings while they were members of the audit committee. The Audit Committee Charter is available on the Company’s website.

REPORT OF THE AUDIT COMMITTEE(1)

The role of the Audit Committee is to assist the board of directors in its oversight of the Company’s financial reporting process. As set forth in the Audit Committee Charter, management of the Company is responsible for the preparation, presentation and integrity of the Company’s consolidated financial statements, accounting and financial reporting policies, principles and practices, and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the Company’s consolidated financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America (“generally accepted accounting principles” or “GAAP”).

In the performance of this oversight function, the Audit Committee has reviewed and discussed the audited financial statements for the fiscal Year Ended December 31, 2025 with management, and has discussed with the independent auditors the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard, AS 1301, Communication with Audit Committee, as currently in effect. The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and has discussed with the independent auditors the independent auditors’ independence; and based on its review, discussions, and related deliberations, the Audit Committee recommended to the board of directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 for filing with the SEC.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting, are not experts in the fields of accounting or auditing, including in respect of auditor independence. Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles, or appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s consideration and discussions referred to above do not assure that the audit of the Company’s consolidated financial statements has been carried out in accordance with the auditing standards established by the PCAOB, or that the Company’s auditors are in fact independent, as required under professional auditing standards.

Based upon the reports, review and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, as filed with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

Wayne D. Linsley (Chair of the Audit Committee)

Jeff Pavel

Dr. Kevin Muñoz

(1)	The material in the Audit Committee report is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the Company under the Securities Act of 1933, or the Securities Exchange Act of 1934, whether made before or after the date of this Annual Report on Form 10-K and irrespective of any general incorporation language in such filing.

Compensation Committee

Our compensation committee is responsible for, among other things:

●	reviewing and recommending the compensation arrangements for management, including the compensation for our president and chief executive officer;

●	establishing and reviewing general compensation policies with the objective to attract and retain superior talent, to reward individual performance and to achieve our financial goals;

●	administering our stock incentive plans; and

●	preparing the report of the compensation committee that the rules of the Securities and Exchange Commission require to be included in our annual meeting proxy statement.

Our compensation committee consists of Wayne D. Linsley, Jeff Pavell and Dr. Kevin Muñoz, with Mr. Linsley serving as chair.

Our board of directors has assessed the risks that could arise from our employee compensation policies and does not believe that such policies are reasonably likely to have a materially adverse effect on the Company.

Our compensation committee held no meetings and took action by written consent or electronically on 4 occasions during the year ended December 31, 2025. All members of the compensation committee attended all of the meetings while they were members of the compensation committee. The Compensation Committee Charter is available on the Company’s website.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee, among other things, will be responsible for:

●	reviewing and assessing the development of the executive officers and considering and making recommendations to the Board regarding promotion and succession issues;

●	evaluating and reporting to the Board on the performance and effectiveness of the directors, committees and the Board as a whole;

●	working with the Board to determine the appropriate and desirable mix of characteristics, skills, expertise and experience, including diversity considerations, for the full Board and each committee;

●	annually presenting to the Board a list of individuals recommended to be nominated for election to the Board;

●	reviewing, evaluating, and recommending changes to the Company’s Corporate Governance Principles and Committee Charters;

●	recommending to the Board individuals to be elected to fill vacancies and newly created directorships;

●	overseeing the Company’s compliance program, including the Code of Conduct; and

●	overseeing and evaluating how the Company’s corporate governance and legal and regulatory compliance policies and practices, including leadership, structure, and succession planning, may affect the Company’s major risk exposures.

Our nominating and corporate governance committee consists of Wayne Linsley, Kevin Munoz and Jeff Pavell, with Mr. Linsley serving as chair.

Our nominating and corporate governance committee held no meetings and took action by written consent or electronically on 1 occasion during the year ended December 31, 2025. All members of the nominating and corporate governance committee attended all of the meetings while they were members of the nominating and corporate governance committee. The board of directors has adopted a written charter for the nominating and governance committee. The Nominating and Corporate Governance Committee Charter is available on the Company’s website.

Compensation Committee Interlocks and Insider Participation

None of the Company’s executive officers serves, or in the past has served, as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of the Company’s board of directors or its compensation committee. None of the members of the Company’s compensation committee is, or has ever been, an officer or employee of the company.

Scientific Advisory Board

We have formed a scientific advisory board that is intended to help advise management regarding potential acquisition and development of products. The members of such board are as follows: Dr. Josh Woolley MD/Ph.D.; and Dr. Charles Nemeroff.

Dr. Josh Woolley MD/Ph.D. is an Associate Professor in the Department of Psychiatry and Behavioral Sciences at the University of California, San Francisco (“UCSF”). He is also a licensed psychiatrist on staff at the San Francisco Veterans Affairs Medical Center. He received both his MD and his Ph.D. in Neuroscience from UCSF and completed his psychiatry residency training at UCSF. Dr. Woolley is the director and founder of the Bonding and Attunement in Neuropsychiatric Disorders (“BAND”) Laboratory. The mission of the BAND Lab is to understand why people with mental illnesses, including schizophrenia, posttraumatic stress disorder, mood disorders, and substance use disorders, have trouble with social connection, and to develop and test novel treatments for these deficits. His laboratory is actively investigating psilocybin therapy for multiple disorders including major depressive disorder, bipolar depression, chronic pain, and mood symptoms associated with Parkinson’s Disease.

Dr. Charles Nemeroff is chair and professor with the Department of Psychiatry and Behavioral Sciences. He also directs the Institute for Early Life Adversity Research within the Department of Psychiatry and Behavioral Sciences as part of the Mulva Clinic for the Neurosciences. Prior to joining Dell Med, Dr. Nemeroff was chair of the Department of Psychiatry and Behavioral Sciences and clinical director of the Center on Aging at the University of Miami Miller School of Medicine in Miami, Florida. He received his medical degree and doctorate degrees in neurobiology from the University of North Carolina (“UNC”) School of Medicine. After psychiatry residency training at UNC and Duke University, he held faculty positions at Duke University Medical Center and at Emory University School of Medicine before relocating to the University of Miami in 2009. He has served as president of the American College of Psychiatrists and the American College of Neuropsychopharmacology and sits on the Scientific Advisory Board of the Brain and Behavior Research Foundation. He is President-elect of the Anxiety and Depression Association of America and a member of the National Academy of Medicine.

Cryptocurrency Advisory Board

On August 4, 2025, the Company’s Board of Directors approved the establishment of a cryptocurrency advisory board (the “Crypto Advisory Board”) which will initially consists of up to three (3) members in connection with the Company’s cryptocurrency treasury strategy. On August 4, 2025, the Board appointed Corwin Yu as the initial member of the Crypto Advisory Board.

Corwin Yu is a senior technology and trading executive with over 20 years of experience building and managing mission-critical systems for institutional finance. Mr. Yu currently serves as Global Head of Digital Assets at fintech company TSImagine, and previously he was the founding Chief Technology Officer of MARKTS, one of the first institutional crypto trading platforms. In addition to these leadership roles, his prior experience spanned PIMCO, Credit Suisse, hedge funds and digital asset firms. As a proven leader in cryptocurrency trading infrastructure, fund management, and regulatory compliance, Mr. Yu has an extensive background in deploying scalable cloud-native platforms and overseeing cross-asset trading strategies. His track record includes founding and scaling digital asset trading platforms, managing global engineering and DevOps teams, and delivering secure and compliant crypto custody and treasury solutions.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities.

To our knowledge, based solely upon a review of Forms 3, 4, and 5 filed with the SEC during the fiscal year ended December 31, 2025, we believe that our directors, executive officers, and greater than 10% beneficial owners have complied with all applicable filing requirements during the fiscal year ended December 31, 2025.

Insider Trading Policy and Anti-hedging

We have adopted an Insider Trading Policy that applies to our officers, directors and all other employees (including temporary employees) of, or consultants to, the Company or its subsidiaries, as well as family members of such persons. As part of our Insider Trading Policy, all of our officers, directors, employees and consultants and family members or others sharing a household with any of the foregoing or that may have access to material non-public information regarding our Company are prohibited from engaging in short sales of our securities, any hedging or monetization transactions involving our securities and in transactions involving puts, calls or other derivative securities based on our securities. Our Insider Trading Policy further prohibits such persons from purchasing our securities on margin, borrowing against any account in which our securities are held or pledging our securities as collateral for a loan unless pre-cleared by our Insider Trading Compliance Officer. As of December 31, 2025, none of our directors or executive officers had pledged any shares of our common stock.

Code of Ethics

We have adopted a Code of Business Ethics that applies to all of our directors, officers and employees. A copy of the Code of Business Ethics is incorporated by reference as an exhibit. Disclosure regarding any amendments to, or waivers from, provisions of the code of conduct and ethics that apply to our directors, principal executive and financial officers will be posted on our website at www.silopharma.com or will be included in a Current Report on Form 8-K, which we will file within four business days following the date of the amendment or waiver.

Changes in Nominating Procedures

None.

EXECUTIVE COMPENSATION

The following table provides certain information regarding compensation awarded to, earned by or paid to persons serving as our principal executive officer and our principal financial officer during the year ended December 31, 2025 and 2024 (each a “named executive officer”).

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($)	Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($) (3)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Eric Weisblum,
Chief Executive	2025	350,000	—	—	83,782	—	—	87,968	521,750
Officer (1)	2024	350,000	200,000	—	—	—	—	80,051	630,051

Daniel Ryweck,	2025	60,000	—	—	20,946	—	—	28,548	101,494
Chief Financial
Officer (2)	2024	60,000	25,000	—	—	—	—	3,600	88,600

(1)	On October 12, 2022, the Company entered into an employment agreement with Eric Weisblum (the “Weisblum Employment Agreement”) pursuant to which, among other things, Mr. Weisblum’s base salary will be $350,000 per year and (ii) Mr. Weisblum shall be entitled to receive an annual bonus of up to $350,000, subject to the sole discretion of the Compensation Committee of the Board of Directors of the Company. On May 22, 2025, and effective May 23, 2025, the Board granted 200,000 incentive stock options under the 2020 Plan, to Mr. Weisblum, exercisable at $0.429 per share, fair market value of our common stock on the date of grant, with a five-year term and vest on the first anniversary date of the grant date.

(2)	On September 28, 2022, the Company entered into an employment agreement (the “Ryweck Employment Agreement”) with Mr. Ryweck. Pursuant to the terms of the Ryweck Employment Agreement, which was amended on October 12, 2022 and on November 11, 2024, Mr. Ryweck will (i) receive a base salary at an annual rate of $60,000, and (ii) be eligible to receive an annual discretionary bonus of up to $60,000. On May 22, 2025, and effective May 23, 2025, the Board granted 500,000 incentive stock options under the 2020 Plan, to Mr. Weisblum, exercisable at $0.429 per share, fair market value of our common stock on the date of grant, with a five-year term and vest on the first anniversary date of the grant date.

(3)	During 2025 and 2024, the Company contributed funds for the executive to the Company’s 401(k) plan. Additionally, the Company paid for the Executive’s health insurance premiums.

(4)	As required by SEC rules, the amounts in this column reflect the grant date fair value as required by FASB ASC Topic 718. A discussion of the assumptions and methodologies used to calculate these amounts is contained in the notes to our financial statements under “Shareholders’ Equity”.

Narrative Disclosure to Summary Compensation Table

Except as otherwise described below, there are no compensatory plans or arrangements, including payments to be received from the Company with respect to any named executive officer, that would result in payments to such person because of his or her resignation, retirement or other termination of employment with the Company, or our subsidiaries, any change in control, or a change in the person’s responsibilities following a change in control of the Company.

Employment Agreements

Eric Weisblum

On October 12, 2022, the Company entered into an employment agreement with Eric Weisblum (the “Weisblum Employment Agreement”) pursuant to which Mr. Weisblum’s (i) base salary will be $350,000 per year, (ii) Mr. Weisblum will be paid a one-time signing bonus of $100,000, and (iii) Mr. Weisblum shall be entitled to receive an annual bonus of up to $350,000, subject to the sole discretion of the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”), and upon the achievement of additional criteria established by the Compensation Committee from time to time (the “Annual Bonus”). In addition, pursuant to the Weisblum Employment Agreement, upon termination of Mr. Weisblum’s employment for death or Total Disability (as defined in the Weisblum Employment Agreement), in addition to any accrued but unpaid compensation and vacation pay through the date of his termination and any other benefits accrued to him under any Benefit Plans (as defined in the Weisblum Employment Agreement) outstanding at such time and the reimbursement of documented, unreimbursed expenses incurred prior to such termination date (collectively, the “Weisblum Payments”), Mr. Weisblum shall also be entitled to the following severance benefits: (i) 24 months of his then base salary; (ii) if Mr. Weisblum elects continuation coverage for group health coverage pursuant to COBRA Rights (as defined in the Weisblum Employment Agreement), then for a period of 24 months following Mr. Weisblum’s termination he will be obligated to pay only the portion of the full COBRA Rights cost of the coverage equal to an active employee’s share of premiums (if any) for coverage for the respective plan year; and (iii) payment on a pro-rated basis of any Annual Bonus or other payments earned in connection with any bonus plan to which Mr. Weisblum was a participant as of the date of his termination (together with the Weisblum Payments, the “Weisblum Severance”). Furthermore, pursuant to the Weisblum Employment Agreement, upon Mr. Weisblum’s termination (i) at his option (A) upon 90 days prior written notice to the Company or (B) for Good Reason (as defined in the Weisblum Employment Agreement), (ii) termination by the Company without Cause (as defined in the Weisblum Employment Agreement) or (iii) termination of Mr. Weisblum’s employment within 40 days of the consummation of a Change in Control Transaction (as defined in the Weisblum Employment Agreement), Mr. Weisblum shall receive the Weisblum Severance; provided, however, Mr. Weisblum shall be entitled to a pro-rated Annual Bonus of at least $200,000. In addition, any equity grants issued to Mr. Weisblum shall immediately vest upon termination of Mr. Weisblum’s employment by him for Good Reason or by the Company at its option upon 90 days prior written notice to Mr. Weisblum, without Cause.

Daniel Ryweck

On September 27, 2022, the Board appointed Daniel Ryweck as Chief Financial Officer of the Company. On September 28, 2022, the Company entered into an employment agreement (the “Ryweck Employment Agreement”) with Mr. Ryweck. Pursuant to the terms of the Ryweck Employment Agreement, which was amended on October 12, 2022, Mr. Ryweck will (i) receive a base salary at an annual rate of $60,000 (the “Base Compensation”) payable in equal monthly installments, and (ii) be eligible to receive an annual discretionary bonus. The term of Mr. Ryweck’s engagement under the Ryweck Employment Agreement commenced on September 28, 2022 and continued until September 28, 2023, unless earlier terminated in accordance with the terms of the Ryweck Employment Agreement. The term of Mr. Ryweck’s Employment Agreement was automatically renewed until September 28, 2025 and will automatically renew for successive one-year periods until terminated by Mr. Ryweck or the Company. On November 11, 2024, the Company entered into a Second Amendment to Employment Agreement with Daniel Ryweck (the “Second Amendment”). The Second Amendment amended the Employment Agreement to provide that Mr. Ryweck is entitled to receive an annual cash bonus in an amount up to $60,000 if the Company meets or exceeds criteria adopted by the Compensation Committee of the Board for earning bonuses.

Potential Payment Upon Termination

If Mr. Weisblum dies or has a total disability, resigns, is terminated for good reason (as defined in the agreement), without cause (as defined in the agreement) or within 40 days of a change of control (as defined in the agreement, then he is entitled to 24 months’ severance.

The following table sets forth quantitative information with respect to potential payments to be made to Mr. Weisblum upon termination in various circumstances. The potential payments are based on the terms of Mr. Weisblum’s employment agreement discussed above. For a more detailed description of Mr. Weisblum’s employment agreement, see the “Employment Agreements” section above:

Name	Potential Payment Upon Termination
Eric Weisblum	$700,000	(1)

(1)	Mr. Weisblum is entitled to 24 months’ severance at the applicable base salary rate. Mr. Weisblum’s current base salary is $350,000 per annum.

Outstanding Equity Awards at Fiscal Year-End Table

The following table provides information regarding awards held by each of our named executive officers that were outstanding as of December 31, 2025.

Name and Principal Position	Number of Securities Underlying Unexercised Options (#) (Exercisable)		Number of Securities Underlying Unexercised Options (#) (Unexercisable)	Option Exercise Price ($)	Option Expiration Date
Eric Weisblum,		(1)	200,000	$0.4289	5/23/2030
Chief Executive Officer

Daniel Ryweck,		(2)	50,000	$0.4289	5/23/2030
Chief Financial Officer

(1)	Mr. Weisblum was granted 200,000 options on May 23, 2025. Provided Mr. Weisblum remains a service provider to the Company, the shares vest on May 23, 2026.

(2)	Mr. Ryweck was granted 50,000 options on May 23, 2025. Provided Mr. Ryweck remains a service provider to the Company, the shares vest on May 23, 2026.

Amended and Restated 2020 Omnibus Equity Incentive Plan

The following is a summary of the material features of the Amended and Restated 2020 Omnibus Equity Incentive Plan as amended by that certain First Amendment (the “Amended and Restated 2020 Plan”). This summary is qualified in its entirety by the full text of the Amended and Restated 2020 Plan, a copy of which was filed as an Appendix to the Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on October 23, 2023 and a copy of the First Amendment to Amended and Restated 2020 Plan filed with the SEC on October 24, 2025.

Types of Awards. The Amended and Restated 2020 Plan provides for the issuance of incentive stock options, non-statutory stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), and other stock-based awards. Items described above in the Section called “Shares Available; Certain Limitations” are incorporated herein by reference.

Administration. The Amended and Restated 2020 Plan will be administered by the Board, or if the Board does not administer the Amended and Restated 2020 Plan, any committee of the Board or any other committee or subcommittee of the Board that complies with the applicable requirements of Section 16 of the Exchange Act, as amended from time to time, and any other applicable legal or stock exchange listing requirements (each of the Board, or such committee or such subcommittee, the “plan administrator”). The plan administrator may interpret the Amended and Restated 2020 Plan and may prescribe, amend and rescind rules and make all other determinations necessary or desirable for the administration of the Amended and Restated 2020 Plan.

The Amended and Restated 2020 Plan permits the plan administrator to select the eligible recipients who will receive awards, to determine the terms and conditions of those awards, including, but not limited to, the exercise price or other purchase price of an award, the number of shares of common stock or cash or other property subject to an award, the term of an award and the vesting schedule applicable to an award, and to amend the terms and conditions of outstanding awards.

Shares Available. Subject to shareholder approval of the First Amendment, the maximum number of shares of common stock reserved and available for issuance under the Amended and Restated 2020 Plan will be 1,400,000 shares, , plus an annual increase on the first day of each fiscal year beginning with January 1, 2026 and ending with the last January 1 during the initial-ten year term of the Plan, equal to the lesser of (A) five percent (5%) of the shares of Common Stock outstanding (on an as-converted basis) on the final day of the immediately preceding fiscal year and (B) such lesser number of shares of Common Stock as determined by the Board; provided that shares of common stock issued under the Amended and Restated 2020 Plan with respect to an Exempt Award will not count against the share limit. We use the term “Exempt Award” to mean (i) an award granted in the assumption of, or in substitution for, outstanding awards previously granted by another business entity acquired by us or any of our subsidiaries or with which we or any of our subsidiaries merges, (ii) an “employment inducement” award as described under applicable law, or (iii) an award that a participant purchases at fair market value. On January 1, 2026, pursuant to the 5% evergreen provision described above, the amount of shares available under the Amended and Restated 2020 Plan, as amended, increased by 665,913 shares to 2,065,913 shares.

No more than 1,400,000 shares of the Company’s common stock, and as increased on an annual basis, on the first day of each fiscal year beginning with January 1, 2026 and ending with the last January 1 during the initial ten-year term of the Plan, equal to the lesser of (A) five percent (5%) of the shares of Common Stock outstanding (on an as-converted basis) on the final day of the immediately preceding fiscal year; (B) such lesser number of shares of Common Stock as determined by the Board; and (C) 1,400,000 shares of common stock, shall be issued pursuant to the exercise of incentive stock options. On January 1, 2026, the maximum amount of shares underlying incentive stock options increased by 665,913 shares to 2,065,913 shares.

Restricted Stock and Restricted Stock Units. Restricted stock and RSUs may be granted under the Amended and Restated 2020 Plan. The plan administrator will determine the purchase price, vesting schedule and performance goals, if any, and any other conditions that apply to a grant of restricted stock and RSUs. If the restrictions, performance goals or other conditions determined by the plan administrator are not satisfied, the restricted stock and RSUs will be forfeited. Subject to the provisions of the Amended and Restated 2020 Plan and the applicable award agreement, the plan administrator has the sole discretion to provide for the lapse of restrictions in installments.

Unless the applicable award agreement provides otherwise, participants with restricted stock will generally have all of the rights of a shareholder; provided that dividends will only be paid if and when the underlying restricted stock vests. RSUs will not be entitled to dividends prior to vesting, but may be entitled to receive dividend equivalents if the award agreement provides for them. The rights of participants granted restricted stock or RSUs upon the termination of employment or service to us will be set forth in the award agreement.

Options. Incentive stock options and non-statutory stock options may be granted under the Amended and Restated 2020 Plan. An “incentive stock option” means an option intended to qualify for tax treatment applicable to incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (“Code”). A “non-statutory stock option” is an option that is not subject to statutory requirements and limitations required for certain tax advantages that are allowed under specific provisions of the Code. A non-statutory stock option under the Amended and Restated 2020 Plan is referred to for federal income tax purposes as a “non-qualified” stock option. Each option granted under the Amended and Restated 2020 Plan will be designated as a non-qualified stock option or an incentive stock option. At the discretion of the plan administrator, incentive stock options may be granted only to our employees, employees of our “parent corporation” (as such term is defined in Section 424I of the Code) or employees of our subsidiaries.

The exercise period of an option may not exceed ten years from the date of grant and the exercise price may not be less than 100% of the fair market value of a share of common stock on the date the option is granted (110% of fair market value in the case of incentive stock options granted to 10% shareholders). The exercise price for shares of common stock subject to an option may be paid in cash, or as determined by the plan administrator in its sole discretion, (i) through any cashless exercise procedure approved by the plan administrator (including the withholding of shares of common stock otherwise issuable upon exercise), (ii) by tendering unrestricted shares of common stock owned by the participant, (iii) with any other form of consideration approved by the plan administrator and permitted by applicable law or (iv) by any combination of these methods. The option holder will have no rights to dividends or distributions or other rights of a shareholder with respect to the shares of the Company’s common stock subject to an option until the option holder has given written notice of exercise and paid the exercise price and applicable withholding taxes.

In the event of a participant’s termination of employment or service, the participant may exercise his or her option (to the extent vested as of such date of termination) for such period of time as specified in his or her option agreement.

Stock Appreciation Rights.

SARs may be granted either alone (a “Free-Standing SAR”) or in conjunction with all or part of any option granted under the Amended and Restated 2020 Plan (a “Related Right”). A Free-Standing SAR will entitle its holder to receive, at the time of exercise, an amount per share up to the excess of the fair market value (at the date of exercise) of a share of common stock over the base price of the Free-Standing SAR (which shall be no less than 100% of the fair market value of the related shares of common stock on the date of grant) multiplied by the number of shares in respect of which the SAR is being exercised. A Related Right will entitle its holder to receive, at the time of exercise of the SAR and surrender of the applicable portion of the related option, an amount per share up to the excess of the fair market value (at the date of exercise) of a share of common stock over the exercise price of the related option multiplied by the number of shares in respect of which the SAR is being exercised. The exercise period of a Free-Standing SAR may not exceed ten years from the date of grant. The exercise period of a Related Right will also expire upon the expiration of its related option.

The holder of a SAR will have no rights to dividends or any other rights of a shareholder with respect to the shares of the Company’s common stock subject to the SAR until the holder has given written notice of exercise and paid the exercise price and applicable withholding taxes.

In the event of a participant’s termination of employment or service, the holder of a SAR may exercise his or her SAR (to the extent vested as of such date of termination) for such period of time as specified in his or her SAR agreement.

Other Stock-Based Awards. The plan administrator may grant other stock-based awards under the Amended and Restated 2020 Plan, valued in whole or in part by reference to, or otherwise based on, shares of common stock. The plan administrator will determine the terms and conditions of these awards, including the number of shares of common stock to be granted pursuant to each award, the manner in which the award will be settled, and the conditions to the vesting and payment of the award (including the achievement of performance goals). The rights of participants granted other stock-based awards upon the termination of employment or service to us will be set forth in the applicable award agreement. In the event that a bonus is granted in the form of shares of common stock, the shares of common stock constituting such bonus shall, as determined by the plan administrator, be evidenced in uncertificated form or by a book entry record or a certificate issued in the name of the participant to whom such grant was made and delivered to such participant as soon as practicable after the date on which such bonus is payable. Any dividend or dividend equivalent award issued under the Amended and Restated 2020 Plan shall be subject to the same restrictions, conditions and risks of forfeiture as apply to the underlying award.

Equitable Adjustment and Treatment of Outstanding Awards Upon a Change in Control

Equitable Adjustments. In the event of a merger, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase, reorganization, special or extraordinary dividend or other extraordinary distribution (whether in the form of common shares, cash or other property), combination, exchange of shares, or other change in corporate structure affecting our common stock, an equitable substitution or proportionate adjustment shall be made in (i) the aggregate number and kind of securities reserved for issuance under the Amended and Restated 2020 Plan, (ii) the kind and number of securities subject to, and the exercise price of, any outstanding options and SARs granted under the Amended and Restated 2020 Plan, (iii) the kind, number and purchase price of shares of common stock, or the amount of cash or amount or type of property, subject to outstanding restricted stock, RSUs and other stock-based awards granted under the Amended and Restated 2020 Plan and (iv) the terms and conditions of any outstanding awards (including any applicable performance targets); provided however that any fractional shares resulting from the adjustment shall be eliminated. Equitable substitutions or adjustments other than those listed above may also be made as determined by the plan administrator, in its sole discretion. In addition, the plan administrator may terminate all outstanding awards for the payment of cash or in-kind consideration having an aggregate fair market value equal to the excess of the fair market value of the shares of common stock, cash or other property covered by such awards over the aggregate exercise price, if any, of such awards, but if the exercise price of any outstanding award is equal to or greater than the fair market value of the shares of common stock, cash or other property covered by such award, the plan administrator may cancel the award without the payment of any consideration to the participant. With respect to awards subject to foreign laws, adjustments will be made in compliance with applicable requirements. Except to the extent determined by the plan administrator, adjustments to incentive stock options will be made only to the extent not constituting a “modification” within the meaning of Section 424(h)(3) of the Code.

Change in Control. The Amended and Restated 2020 Plan provides that, unless otherwise determined by the plan administrator and evidenced in an award agreement, employment, services or other agreement, if a “change in control” (as defined below) occurs and a participant is employed by, or otherwise providing services to the Company or any of its affiliates immediately prior to the consummation of the change in control, then the plan administrator, in its sole and absolute discretion, may (i) provide that any unvested or unexercisable portion of an award carrying a right to exercise will become fully vested and exercisable; and (ii) cause the restrictions, deferral limitations, payment conditions and forfeiture conditions applicable to any award granted under the Amended and Restated 2020 Plan to lapse, and the awards will be deemed fully vested and any performance conditions imposed with respect to such awards will be deemed to be fully achieved at target performance levels. The plan administrator shall have discretion in connection with such change in control to provide that all outstanding and unexercised options and SARs shall expire upon the consummation of such change in control.

For purposes of the Amended and Restated 2020 Plan, a “change in control” means, in summary, the occurrence of any of the following events: (i) a person or entity becomes the beneficial owner of more than 50% of our voting power; (ii) an unapproved change in the majority membership of our Board; (iii) a merger or consolidation of us or any of our subsidiaries, other than (A) a merger or consolidation that results in our voting securities continuing to represent 50% or more of the combined voting power of the surviving entity or its parent and our Board immediately prior to the merger or consolidation continuing to represent at least a majority of the Board of the surviving entity or its parent or (B) a merger or consolidation effected to implement a recapitalization in which no person is or becomes the beneficial owner of our voting securities representing more than 50% of our combined voting power; or (iv) shareholder approval of a plan of our complete liquidation or dissolution or the consummation of an agreement for the sale or disposition of substantially all of our assets, other than (A) a sale or disposition to an entity, more than 50% of the combined voting power of which is owned by our shareholders in substantially the same proportions as their ownership of us immediately prior to such sale or (B) a sale or disposition to an entity controlled by our Board. However, a change in control will not be deemed to have occurred as a result of any transaction or series of integrated transactions following which our shareholders, immediately prior thereto, hold immediately afterward the same proportionate equity interests in the entity that owns all or substantially all of our assets.

Tax Withholding

Each participant will be required to make arrangements satisfactory to the plan administrator regarding payment of up to the maximum statutory tax rates in the participant’s applicable jurisdiction with respect to any award granted under the Amended and Restated 2020 Plan, as determined by us. We have the right, to the extent permitted by applicable law, to deduct any such taxes from any payment of any kind otherwise due to the participant. With the approval of the plan administrator, the participant may satisfy the foregoing requirement by either electing to have us withhold from delivery of shares of common stock, cash or other property, as applicable, or by delivering already owned unrestricted shares of common stock, in each case, having a value not exceeding the applicable taxes to be withheld and applied to the tax obligations. We may also use any other method of obtaining the necessary payment or proceeds, as permitted by applicable law, to satisfy our withholding obligation with respect to any award.

Amendment and Termination of the Amended and Restated 2020 Plan

The Amended and Restated 2020 Plan provides our Board with authority to amend, alter or terminate the Amended and Restated 2020 Plan, but no such action may impair the rights of any participant with respect to outstanding awards without the participant’s consent. The plan administrator may amend an award, prospectively or retroactively, but no such amendment may materially impair the rights of any participant without the participant’s consent. Shareholder approval of any such action will be obtained if required to comply with applicable law. The Amended and Restated 2020 Plan will terminate on the tenth anniversary of the Effective Date (although awards granted before that time will remain outstanding in accordance with their terms).

Clawback

If the Company is required to prepare a financial restatement due to the Company’s material non-compliance with any financial reporting requirement under the securities law, then the plan administrator may require any Section 10D-1(d) of the Exchange Act “executive officer” to repay or forfeit to us that part of the cash or equity incentive compensation received by that Section 10D-1(d) executive officer during the preceding three completed fiscal years that the plan administrator determines was in excess of the amount that such Section 10D-1(d) executive officer would have received had such cash or equity incentive compensation been calculated based on the restated amounts reported in the restated financial statement. The plan administrator may take into account any factors it deems reasonable in determining whether to seek recoupment of previously paid cash or equity incentive compensation and how much of such compensation to recoup from each Section 10D-1(d) executive officer (which shall be made irrespective of any fault, misconduct or responsibility of each Section 10D-1(d) executive officer). The amount and form of the incentive compensation to be recouped shall be determined by the plan administrator in its sole and absolute discretion, and calculated on a pre-tax basis.

Disclosure of Equity Awards Based on Material Nonpublic Information: None

Pay Versus Performance Disclosure

In accordance with the SEC’s disclosure requirements regarding pay versus performance, or PVP, this section presents the SEC-defined “Compensation Actually Paid,” or CAP of our NEOs for each of the fiscal years ended December 31, 2025, 2024 and 2023, and our financial performance. Also required by the SEC, this section compares CAP to various measures used to gauge performance at the Company for each such fiscal year.

Pay versus Performance Table - Compensation Definitions

Salary, Bonus, Stock Awards, and All Other Compensation are each calculated in the same manner for purposes of both CAP and SCT values. The primary difference between the calculation of CAP and SCT total compensation is “Stock Awards.”

	SCT Total	CAP
Stock Awards	Grant date fair value of stock and option awards granted during the year	Year over year change in the fair value of stock and option awards that are unvested as of the end of the year, or vested or were forfeited during the year

Pay Versus Performance Table

Year (1)	Summary Compensation Table Total for PEO	Compensation Actually Paid to PEO (2)	Average Summary Compensation Table Total for Non-PEO NEOs	Average Compensation Actually Paid to Non-PEO NEOs (2)	Value of Initial Fixed $100 Investment Based On Total Shareholder Return	Net Income (Loss)
(a)	(b)	(c)	(d)	(e)	(f)	(h)
2025	$521,750	$498,536	$101,494	$95,691	$1.60	$(4,227,698)
2024	$630,051	$630,051	$88,600	$88,600	$6.19	$(4,392,880)
2023	$569,009	$569,009	$62,692	$62,692	$6.79	$(3,700,683)

(1)	The PEO (CEO) in the 2025, 2024 and 2023 reporting year is Eric Weisblum. The non-PEO NEOs in the 2025, 2024 and 2023 reporting year is Dan Ryweck.

(2)	The CAP was calculated beginning with the PEO’s SCT total. The following amounts were deducted from and added to the applicable SCT total compensation:

	SCT Total	Stock Awards Deducted from SCT	Stock Awards Added to CAP	Stock Option Awards Deducted from SCT	Stock Option Awards Added to CAP	Total CAP A - (B + D)
	(A)	(B)	(C)	(D)	(E)	+ (C + E)
PEO
2025	$521,750	$-	$-	$-	$(23,214)	$498,536
2024	$630,051	$-	$-	$-	$-	$630,051
2023	$569,009	$-	$-	$-	$-	$569,009

Average Non-PEO NEO
2025	$101,494	$-	$-	$-	$(5,803)	$95,691
2024	$88,600	$-	$-	$-	$-	$88,600
2023	$62,692	$-	$-	$-	$-	$62,692

(3)	The fair value of stock options reported for CAP purposes in columns (C) and (E) above was estimated using a Black-Scholes option pricing model for the purposes of this PVP calculation in accordance with the SEC rules. This model uses both historical data and current market data to estimate the fair value of options and requires several assumptions. The assumptions used in estimating fair value for awards granted during 2025, 2024 and 2023 were as follows:

Grant Year	2025	2024	2023
Volatility	206.6% – 259.3%	-	-
Expected life (in years)	2.5 to 3.0	-	-
Expected dividend yield	0.0%	-	-
Risk-free rate	3.73% – 3.96%	-	-

Non-Employee Director Compensation

The following table presents the total compensation for each person who served as a non-employee member of our board of directors and received compensation for such service during the fiscal year ended December 31, 2025. Other than as set forth in the table and described more fully below, we did not pay any compensation, make any equity awards or non-equity awards to, or pay any other compensation to any of the non-employee members of our board of directors in 2025.

Director Compensation

Name	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($) (1)	Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Wayne Linsley	$45,000	—	$20,946	—	—	—	$65,946

Dr. Kevin Muñoz	$25,000	—	$20,946	—	—	—	$45,946

Jeff Pavel	$25,000	—	$20,946	—	—		$45,946

(1)	As required by SEC rules, the amounts in this column reflect the grant date or modification date fair value as required by FASB ASC Topic 718. A discussion of the assumptions and methodologies used to calculate these amounts is contained in the notes to our consolidated financial statements under “Shareholders’ Deficit”. On May 22, 2025, and effective May 23, 2025, the Board granted each director 50,000 incentive stock options under the 2020 Plan exercisable at $0.4259 per share, which was the fair market value of our common stock on the date of grant, with a five-year term and vest on the first anniversary date of the grant date.

Director Compensation Program

Our current director compensation program is designed to align our director compensation program with the long-term interests of our stockholders by implementing a program comprised of cash and equity compensation.

In setting director compensation, we consider the amount of time that directors expend in fulfilling their duties to the Company as well as the skill level and experience required by our board of directors. We also consider board compensation practices at similarly situated companies, while keeping in mind the compensation philosophy of us and the stockholders’ interests. The directors also receive reimbursement for expenses, including reasonable travel expenses to attend board and committee meetings, reasonable outside seminar expenses, and other special board related expenses.

Equity Award Grant Timing

We do not have a written policy in place regarding the timing of the grant and issuance of stock options in relation to the release of material non-public information. Historically, we have granted stock option awards on an annual basis and as may otherwise be deemed appropriate by our Board or compensation committee from time to time based on the facts and circumstances, as applicable. We have not intentionally timed the grant of stock options in anticipation of the release of material nonpublic information, nor have we intentionally timed the release of material nonpublic information based on stock option grant dates. During the year ended December 31, 2025, we did not grant any stock options (or similar awards) to the named executive officers listed below during the period beginning four business days before and ending one business day after the filing of any Company periodic report on Form 10-Q or Form 10-K, or the filing or furnishing of any Company Form 8-K that disclosed any material non-public information.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of shares of our common stock as of April 13, 2026 by (i) each person known to beneficially own more than 5% of our outstanding common stock, (ii) each of our directors, (iii) each of our named executive officers and (iv) all of our directors and named executive officers as a group.

The percentage ownership information is based on 16,266,593 issued outstanding. Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of more than 5% of our common stock. We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules attribute beneficial ownership of securities as of a particular date to persons who hold convertible preferred stock, options or warrants to purchase shares of common stock and that are exercisable within 60 days of such date. These shares are deemed to be outstanding and beneficially owned by the person holding those convertible preferred stock, options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise indicated, the persons named in the table below have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws, where applicable.

Except as otherwise noted below, the address for each person or entity listed in the table is c/o Silo Pharma, Inc., 677 N. Washington Boulevard Sarasota, FL 34236.

Name and Address of Beneficial Owner	Number of shares beneficially owned		Percentage of shares beneficially owned
5% or Greater Shareholders
Intracoastal Capital, LLC(1)	1,805,391	(4)	9.99%
SEG Opportunity Fund LLC(2)	952,381	(5)	5.53%
Anson Investments Master Fund LP(3)	952,381	(6)	5.53%
Anson East Master Fund LP(3)	952,381	(6)	5.53%
Directors and Named Executive Officers:
Eric Weisblum	416,932	(7)	2.53%
Wayne D. Linsley	53,425	(8)	*
Kevin Munoz	53,425	(8)	*
Daniel Ryweck	55,000	(9)	*
Jeff Pavell	50,000	(9)	*
All executive officers and directors as a group (5 persons)	628,782		3.77%

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1)	Mitchell P. Kopin (“Mr. Kopin”) and Daniel B. Asher (“Mr. Asher”), each of whom are managers of Intracoastal Capital LLC (“Intracoastal”), have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the securities reported herein that are held by Intracoastal. The address of Intracoastal is 245 palm Trail, Delray Beach, FL 33483

(2)	Joseph Reda is the manager of the SEG Opportunity Fund LLC and has voting control and investment discretion over the securities reported herein. As a result, Mr. Reda may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the securities reported herein that are held by SEG Opportunity Fund LLC. SEG Opportunity Fund LLC is a registered broker dealer with a registered address of 135 Sycamore Drive, Roslyn NY 11576.

(3)	Anson Advisors Inc and Anson Funds Management LP, the Co-Investment Advisers of each of Anson Investments Master Fund LP (“Anson Investments”) Anson East Master Fund LP (“Anson East”), hold voting and dispositive power over the Common Shares held by Anson. Tony Moore is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Moore, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these Common Shares except to the extent of their pecuniary interest therein. The principal business address of each of Anson Investments and Anson East is Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(4)	Common stock beneficially owned as of the date of this report consists of 1,805,391 shares of common stock underlying presently exercisable warrants. Excludes 1,539,514 shares of common stock underlying presently exercisable warrants stock as the exercise of these warrants are subject to a beneficial ownership limitation of 4.99% and/or 9.99% of the Company’s outstanding shares of common stock

(5)	Common shares beneficially owned as of the date of this report includes 952,381 shares of common stock underlying presently exercisable warrants.

(6)	Common shares beneficially owned prior to the Offering include (i) 732,810 shares of common stock underlying presently exercisable warrants held by Anson Investments Master Fund LP and (ii) 228,571 shares of common stock underlying presently exercisable that are beneficially owned by Anson East Master Fund LP.

(7)	Includes options to purchase 200,000 shares of common stock, all of which are presently exercisable.

(8)	Includes options to purchase 53,425 shares of common stock, all of which are presently exercisable.

(9)	Includes options to purchase 50,000 shares of common stock, all of which are presently exercisable.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table shows information regarding our equity compensation plans as of December 31, 2025.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (c)
Equity compensation plans approved by security holders (1)	522,850	$0.84	877,150
Equity compensation plans not approved by security holders	-	-	-
Total	522,850	$0.84	877,150

(1)	Amended and Restated 2020 Omnibus Equity Incentive Plan. On January 18, 2021, the board of directors of the Company approved the Silo Pharma, Inc. 2020 Omnibus Equity Incentive Plan (the “2020 Plan”) to incentivize employees, officers, directors and consultants of the Company and its affiliates. The number of shares of common stock that are reserved and available for issuance under the 2020 Plan shall be equal to 170,000 shares provided that with respect to exempt awards as defined in the 2020 Plan, shall not count against such share limit. The 2020 Plan provides for the grant, from time to time, at the discretion of the Board or a committee thereof, of cash, stock options, including incentive stock options and nonqualified stock options, restricted stock, dividend equivalents, restricted stock units, stock appreciation units and other stock or cash-based awards. The Plan shall terminate on the tenth anniversary of the date of adoption by the Board of Directors. Subject to certain restrictions, the Board of Directors may amend or terminate the Plan at any time and for any reason. An amendment of the Plan shall be subject to the approval of the Company’s stockholders only to the extent required by applicable laws, rules or regulations. On March 10, 2021, the stockholders of the Company approved the Plan. On September 15, 2023, our Board of Directors adopted the Silo Pharma, Inc. Amended and Restated 2020 Omnibus Equity Incentive Plan, which was approved by the Company’s stockholders on December 3, 2023. The Amended and Restated 2020 Omnibus Equity Incentive Plan (i) increases the number of shares of common stock that may be issued under such Plan by 300,000 shares and (ii) includes clawback provisions to comply with recent developments of applicable law. On August 21, 2025 our Board of Directors approved the First Amendment to the Amended and Restated 2020 Plan, which was approved by the Company’s stockholders on October 24, 2025. The First Amendment to the Amended and Restated 2020 Plan to increase the number of shares of common stock reserved for issuance thereunder to 1,400,000 shares from 470,000 shares and also added a 5% evergreen provision. On January 1, 2026, pursuant to the 5% evergreen provision described above, the amount of shares available under the Amended and Restated 2020 Plan, as amended, increased by 665,913 shares to 2,065,913 shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Except as set forth below, since January 1, 2022 there were no transactions in which the amount involved in the transaction exceeds the lesser of $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements, which are described elsewhere in this registration statement. We are not otherwise a party to a current related party transaction, and no transaction is currently proposed, in which the amount of the transaction exceeds the lesser of $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years and in which a related person had or will have a direct or indirect material interest.

Director Independence

Our board of directors has determined that a majority of the board consists of members who are currently “independent” as that term is defined under Nasdaq Listing Rule 5605(a)(2). The Board considers Wayne D. Linsley, Jeff Pavell and Dr. Kevin Muñoz to be “independent.”

The board of directors as a whole carries out the function of a nominating and corporate governance committee.

Except as may be provided in our bylaws, we do not currently have specified procedures in place pursuant to which whereby security holders may recommend nominees to the board of directors.

DESCRIPTION OF SECURITIES

Description of Common Stock

Authorized Capital Shares

The Company’s Articles of Incorporation authorizes the issuance of up to 100,000,000 shares of Common Stock, and up to 5,000,000 shares of blank preferred stock, $0.0001 par value per share (“Preferred Stock”). Our Board may establish the rights and preferences of the Preferred Stock from time to time. As of May 15, 2025, we had 4,484,456 shares of our common stock outstanding.

Voting Rights

Except as otherwise provided in these Articles of Incorporation or required by applicable law, the holders of Common Stock shall be entitled to vote on each matter on which the stockholders of the corporation shall be entitled to vote, and each holder of Common Stock shall be entitled to one vote for each share of such stock held by him. Notwithstanding the foregoing, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to these Articles of Incorporation (including any resolution relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to these Articles of Incorporation (including any resolution adopted relating to any series of Preferred Stock).

Dividend Rights

The Board may cause dividends to be paid to the holders of shares of Common Stock out of funds legally available for the payment of dividends by declaring an amount per share as a dividend. When and as dividends are declared on the Common Stock, whether payable in cash, in property or in shares of stock or other securities of the corporation, the holders of Common Stock shall be entitled to share ratably according to the number of shares of Common Stock held by them, in such dividends.

Liquidation Rights

Subject to the terms of any resolution or resolutions adopted by the Board of Directors pursuant to the rights of any holders of preferred stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation, the holders of Common Stock shall be entitled to share ratably, according to the number of shares of Common Stock held by them, in all remaining assets of the corporation available for distribution to its stockholders.

Warrants to be Issued in this Offering

Common Stock Purchase Warrants

The following summary of certain terms and provisions of the common stock purchase warrants offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the common stock purchase warrant, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of common stock purchase warrant for a complete description of the terms and conditions of the common stock purchase warrants.

Duration and Exercise Price. The common stock purchase warrants will be issued in certificated form only. Each common stock purchase warrant offered hereby will have an exercise price of $0.60 per share. The common stock purchase warrants will be exercisable upon issuance (the “Initial Exercise Date”). The series A-1 warrants will expire on the 5-year anniversary of the Initial Exercise Date, and the series A-2 warrants will expire on the 18-month anniversary of the Initial Exercise Date. The exercise price and number of shares of common stock issuable upon exercise of the common stock purchase warrants is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock and the exercise price. The common stock purchase warrants will be issued separately from the common stock or pre-funded warrants, respectively, and may be transferred separately immediately thereafter.

Exercisability. The common stock purchase warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of such holder’s common stock purchase warrants to the extent that the holder would own more than 4.99% (or at the election of the holder prior to the issuance of any warrants, 9.99%) of the outstanding common stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s common stock purchase warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the common stock purchase warrants. The ownership limit may be decreased upon notice from the holder to us.

Cashless Exercise. If, at the time a holder exercises its warrants, a registration statement registering the issuance of the shares of common stock underlying the common stock purchase warrants under the Securities Act is not then effective or available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the common stock purchase warrant.

Fundamental Transactions. In the event of a fundamental transaction, as described in the common stock purchase warrants and generally including any reorganization, recapitalization or reclassification of our shares of common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of the voting power represented by our outstanding shares of capital stock, any person or group becoming the beneficial owner of more than 50% of the voting power represented by our outstanding shares of capital stock, any merger with or into another entity or a tender offer or exchange offer approved by more than 50% of the voting power represented by our outstanding shares of capital, then upon any subsequent exercise of a warrant, the holder will have the right to receive as alternative consideration, for each share of our common stock that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of common stock of the successor or acquiring corporation or of our company, if it is the surviving corporation, and any additional consideration receivable upon or as a result of such transaction by a holder of the number of shares of our common stock for which the common stock purchase warrant is exercisable immediately prior to such event. Notwithstanding the foregoing, in the event of a fundamental transaction, the holders of the common stock purchase warrants have the right to require us or a successor entity to redeem the common stock purchase warrants for cash in the amount of the Black-Scholes Value (as defined in each common stock purchase warrant) of the unexercised portion of the common stock purchase warrants concurrently with or within 30 days following the consummation of a fundamental transaction.

However, in the event of a fundamental transaction which is not in our control, including a fundamental transaction not approved by our board of directors, the holders of the common stock purchase warrants will only be entitled to receive from us or our successor entity, as of the date of consummation of such fundamental transaction the same type or form of consideration (and in the same proportion), at the Black Scholes Value of the unexercised portion of the common stock purchase warrants that is being offered and paid to the holders of our common stock in connection with the fundamental transaction, whether that consideration is in the form of cash, stock or any combination of cash and stock, or whether the holders of our common stock are given the choice to receive alternative forms of consideration in connection with the fundamental transaction. If holders of our common stock are not offered or paid any consideration in the fundamental transaction, holders of common stock will be deemed to have received common stock of our successor entity.

Transferability. Subject to applicable laws, a warrant may be transferred at the option of the holder upon surrender of the common stock purchase warrant to us together with the appropriate instruments of transfer.

Fractional Shares. No fractional shares of common stock will be issued upon the exercise of the common stock purchase warrants. Rather, the number of shares of common stock to be issued will, at our election, either be rounded up to the next whole share or we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Trading Market. There is no established trading market for the common stock purchase warrants, and we do not expect such a market to develop. We do not intend to apply to list the common stock purchase warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the common stock purchase warrants will be extremely limited.

No Rights as a Stockholder. Except as otherwise provided in the common stock purchase warrants or by virtue of the holder’s ownership of shares of our common stock, such holder of common stock purchase warrants does not have the rights or privileges of a holder of our common stock, including any voting rights, until such holder exercises such holder’s common stock purchase warrants. The warrants will provide that the holders of the warrants have the right to participate in distributions or dividends paid on our shares of common stock.

Amendments. The common stock purchase warrants may be modified or amended with the written consent of the holder of such common stock purchase warrant and us.

Placement Agent Warrants

We have also agreed to issue to the placement agent (or its designees) common stock purchase warrants, or the placement agent warrants, to purchase up to 250,000 shares of common stock. The placement agent warrants will have substantially the same terms as the series A-1 warrants described above, except that the placement agent warrants will have an exercise price of $0.75 per share (representing 125% of the offering price per share and accompanying common stock purchase warrants) and a termination date that will be five years from the commencement of the sales pursuant to this offering, or May 15, 2030. See “Plan of Distribution” below.

Anti-Takeover Provisions of our Articles of Incorporation and our Bylaws

Set forth below is a summary of the provisions of our Articles of Incorporation and Bylaws that could have the effect of delaying or preventing a change in control of the Company. The following description is only a summary, and it is qualified by reference to the Articles of Incorporation, Bylaws and relevant provisions of the Nevada Revised Statutes.

Board of Directors Vacancies

Our Bylaws authorize only our Board to fill vacant directorships. In addition, the number of directors constituting the Board may be set only by resolution of the majority of the incumbent directors.

Special Meeting of Stockholders

Our Bylaws provide that special meeting of our stockholders may be called by our President or our Board and Chairman of the Board.

Authorized but Unissued Shares

Our authorized but unissued shares of Common Stock and Preferred Stock are available for future issuance without shareholder approval and may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and Preferred Stock could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.

Indemnification

Section 78.7502(1) of the Nevada Revised Statutes provides that a corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (except in an action brought by or on behalf of the corporation) if that person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by that person in connection with such action, suit or proceeding, if that person acted in good faith and in a manner which that person reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, alone, does not create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in, or not opposed to, the best interests of the corporation, and that, with respect to any criminal action or proceeding, the person had reasonable cause to believe his action was unlawful.

Section 78.7502(2) of the Nevada Revised Statutes provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit brought by or on behalf of the corporation to procure a judgment in its favor because the person acted in any of the capacities set forth above, against expenses, including amounts paid in settlement and attorneys’ fees, actually and reasonably incurred by that person in connection with the defense or settlement of such action or suit, if the person acted in accordance with the standard set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction determines that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 78.7502(3) of the Nevada Revised Statutes further provides that, to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections 1 and 2 thereof, or in the defense of any claim, issue or matter therein, that person shall be indemnified by the corporation against expenses (including attorneys’ fees) actually and reasonably incurred by that person in connection therewith.

Section 78.751 of the Nevada Revised Statutes provides that unless indemnification is ordered by a court, the determination to provide indemnification must be made by the shareholders, by a majority vote of a quorum of the board of directors who were not parties to the action, suit or proceeding, or in specified circumstances by independent legal counsel in a written opinion. In addition, the articles of incorporation, bylaws or an agreement made by the corporation may provide for the payment of the expenses of a director or officer of the expenses of defending an action as incurred upon receipt of an undertaking to repay the amount if it is ultimately determined by a court of competent jurisdiction that the person is not entitled to indemnification. Section 78.751 of the Nevada Revised Statutes further provides that the indemnification provided for therein shall not be deemed exclusive of any other rights to which the indemnified party may be entitled and that the scope of indemnification shall continue as to directors, officers, employees or agents who have ceased to hold such positions, and to their heirs, executors and administrators.

Section 78.752 of the Nevada Revised Statutes provides that a corporation may purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the authority to indemnify him against such liabilities and expenses.

Our Articles of Incorporation and Bylaws provide that the Company shall, to the fullest extent permitted by the provisions of the Nevada Revised Statutes, indemnify any and all persons whom it shall have the power to indemnify under the Nevada Revised Statutes.

Transfer Agent and Registrar

Our transfer agent and registrar is West Coast Stock Transfer, Inc. whose address is 721 N. Vulcan Avenue, Suite 106, Encinitas, CA 92024.

Listing

Our common stock is quoted the Nasdaq Capital Market under the symbol “SILO.”

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax considerations applicable to a U.S. Holder (as defined below) arising from and relating to the acquisition, ownership and disposition of common stock or pre-funded warrants acquired pursuant to this offering, the exercise, disposition, and lapse of common stock purchase warrants acquired as part of the common stock or pre-funded warrants, the acquisition, ownership, and disposition of common stock received upon exercise of the pre-funded warrants, and the acquisition, ownership, and disposition of common stock received upon exercise of the common stock purchase warrants (the “warrant shares”).

This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a U.S. Holder as a result of the acquisition of common stock, pre-funded warrants or common stock purchase warrants pursuant to this offering. In addition, this summary does not take into account the individual facts and circumstances of any particular U.S. Holder that may affect the U.S. federal income tax consequences to such U.S. Holder, including specific tax consequences to a U.S. Holder under an applicable tax treaty. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any particular U.S. Holder. This summary does not address the U.S. federal net investment income, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax consequences to U.S. Holders of the acquisition, ownership, and disposition of Common Units, Pre-funded Units, common stock, pre-funded warrants, Warrants and Warrant Shares. This summary also does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive or prospective basis. In addition, except as specifically set forth below, this summary does not discuss applicable tax reporting requirements. Each U.S. Holder should consult its own tax advisor regarding the U.S. federal, U.S. federal net investment income, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax consequences relating to the acquisition, ownership and disposition of common stock, pre-funded warrants, common stock purchase warrants and warrant shares.

No ruling from the Internal Revenue Service (the “IRS”) has been requested, or will be obtained, regarding the U.S. federal income tax considerations applicable to U.S. Holders as discussed in this summary. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary. In addition, because the authorities on which this summary is based are subject to various interpretations, the IRS and the U.S. courts could disagree with one or more of the positions taken in this summary.

Scope of this Summary

Authorities

This summary is based on the Code, Treasury Regulations (whether final, temporary, or proposed) promulgated under the Code, published rulings of the IRS, published administrative positions of the IRS and U.S. court decisions, that are in effect and available, as of the date of this document. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied retroactively. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive or prospective basis.

U.S. Holder

For purposes of this summary, the term “U.S. Holder” means a beneficial owner of common stock, pre-funded warrants, common stock purchase warrants or warrant shares acquired pursuant to this offering that is for U.S. federal income tax purposes:

●	a citizen or individual resident of the Common United States;

●	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) organized under the laws of the Common United States, any state thereof or the District of Columbia;

●	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

●	a trust that (1) is subject to the primary supervision of a court within the Common United States and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Transactions Not Addressed

This summary does not address the tax consequences of transactions effected prior or subsequent to, or concurrently with, any purchase of common stock, pre-funded warrants or common stock purchase warrants pursuant to this Prospectus (whether or not any such transactions are undertaken in connection with the purchase common stock, pre-funded warrants or common stock purchase warrants pursuant to this Prospectus).

U.S. Holders Subject to Special U.S. Federal Income Tax Rules Not Addressed

This summary does not address the U.S. federal income tax considerations applicable to U.S. Holders that are subject to special provisions under the Code, including U.S. Holders that: (a) are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (b) are financial institutions, underwriters, insurance companies, real estate investment trusts, or regulated investment companies; (c) are brokers or dealers in securities or currencies or U.S. Holders that are traders in securities that elect to apply a mark-to-market accounting method; (d) have a “functional currency” other than the U.S. dollar; (e) own Common Units, Pre-funded Units, common stock, pre-funded warrants, Warrants or Warrant Shares as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other integrated transaction; (f) acquired Common Units, Pre-funded Units, common stock, pre-funded warrants, Warrants or Warrant Shares in connection with the exercise of employee stock options or otherwise as compensation for services; (g) hold Common Units, Pre-funded Units, common stock, pre-funded warrants, Warrants or Warrant Shares other than as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment purposes); (h) are partnerships and other pass-through entities (and investors in such partnerships and entities); (i) are S corporations (and shareholders thereof); (j) are subject to special tax accounting rules; (k) own, have owned or will own (directly, indirectly, or by attribution) 10% or more of the total combined voting power or value of our outstanding shares; (l) are U.S. expatriates or former long-term residents of the U.S.; (m) are subject to taxing jurisdictions other than, or in addition to, the Common United States; or (n) are subject to the alternative minimum tax. U.S. Holders that are subject to special provisions under the Code, including U.S. Holders described immediately above, should consult their own tax advisors regarding the U.S. federal, U.S. federal net investment income, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax consequences relating to the acquisition, ownership and disposition of Common Units, Pre-funded Units, common stock, pre-funded warrants, Warrants or Warrant Shares.

If an entity or arrangement that is classified as a partnership for U.S. federal income tax purposes holds common stock, pre-funded warrants, common stock purchase warrants or warrant shares, the U.S. federal income tax consequences to such entity or arrangement and the owners of such entity or arrangement generally will depend on the activities of such entity or arrangement and the status of such owners. This summary does not address the tax consequences to any such entity or arrangement or owner. Owners of entities or arrangements that are classified as partnerships for U.S. federal income tax purposes should consult their own tax advisor regarding the U.S. federal income tax consequences arising from and relating to the acquisition, ownership, and disposition of common stock, pre-funded warrants, common stock purchase warrants or warrant shares.

U.S. Federal Income Tax Consequences of the Acquisition of common stock purchase warrants

For U.S. federal income tax purposes, the acquisition by a U.S. Holder hereunder will be treated as the acquisition of two common stock purchase warrants. The purchase price for each common stock purchase warrant will be allocated between these two components in proportion to their relative fair market values at the time the Common Unit is purchased by the U.S. Holder. This allocation of the purchase price for each share of common stock and common stock purchase warrant will establish a U.S. Holder’s initial tax basis for U.S. federal income tax purposes in the share of common stock and common stock purchase warrant purchased pursuant to this prospectus.

For this purpose, we will allocate $0.01 of the purchase price for each common stock purchase warrant (or $0.02 in the aggregate). However, the IRS will not be bound by such allocation of the purchase price for of the common stock and common stock purchase warrants, and therefore, the IRS or a U.S. court may not respect the allocation set forth above. Each U.S. Holder should consult its own tax advisor regarding the allocation of the purchase price for each share common stock purchase warrant.

Passive Foreign Investment Company Rules

If the Company were to constitute a “passive foreign investment company” within the meaning of Section 1297 of the Code (a “PFIC”) for any year during a U.S. Holder’s holding period, then certain potentially adverse rules would affect the U.S. federal income tax consequences to a U.S. Holder resulting from the acquisition, ownership and disposition of common stock, pre-funded warrants, common stock purchase warrants, and warrant shares. Based on current business plans and financial expectations, the Company expects that it should not be a PFIC for its current tax year and expects that it should not be a PFIC for the foreseeable future. No opinion of legal counsel or ruling from the IRS concerning the status of the Company as a PFIC has been obtained or is currently planned to be requested. PFIC classification is fundamentally factual in nature, generally cannot be determined until the close of the tax year in question, and is determined annually. Additionally, the analysis depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. Consequently, there can be no assurance that the Company has never been, is not, and will not become a PFIC for any tax year during which U.S. Holders hold common stock, pre-funded warrants, common stock purchase warrants, or warrant shares.

In addition, U.S. Holders of PFICs are required to file an annual report with the IRS containing such information as Treasury Regulations and/or other IRS guidance may require, which filing obligation would generally commence in the first tax year in which the Company is classified as a PFIC and in which such U.S. Holder holds common stock, pre-funded warrants, common stock purchase warrants, or warrant shares. In addition to penalties, a failure to satisfy such reporting requirements may result in an extension of the time period during which the IRS can assess a tax. U.S. Holders should consult their own tax advisors regarding the requirements of filing such information returns under these rules, including the requirement to file an IRS Form 8621 annually.

In general, the Company will be a PFIC if, for a tax year, (a) 75% or more of the gross income of the Company for such tax year is passive income (the “income test”) or (b) 50% or more of the value of the Company’s assets either produce passive income or are held for the production of passive income (the “asset test”), based on the quarterly average of the fair market value of such assets. “Gross income” generally includes all sales revenues less the cost of goods sold, plus income from investments and from incidental or outside operations or sources, and “passive income” generally includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions. In addition, for purposes of the PFIC income test and asset test described above, if the Company owns, directly or indirectly, 25% or more of the total value of the outstanding shares of another corporation, the Company will be treated as if it (a) held a proportionate share of the assets of such other corporation and (b) received directly a proportionate share of the income of such other corporation.

Under certain attribution rules, if the Company is a PFIC, U.S. Holders will be deemed to own their proportionate share of any subsidiary of the Company which is also a PFIC (a “Subsidiary PFIC”), and will be subject to U.S. federal income tax on (i) a distribution on the shares of a Subsidiary PFIC or (ii) a disposition of shares of a Subsidiary PFIC, both as if the holder directly held the shares of such Subsidiary PFIC.

If the Company were a PFIC in any tax year and a U.S. Holder held common stock, pre-funded warrants, common stock purchase warrants, or warrant shares, such holder generally would be subject to special rules under Section 1291 of the Code with respect to “excess distributions” made by the Company on the common stock, pre-funded warrants, common stock purchase warrants, or warrant shares and with respect to gain from the disposition of common stock, pre-funded warrants, common stock purchase warrants, or warrant shares. An “excess distribution” generally is defined as the excess of distributions with respect to the Common Shares, Pre-Funded Warrants, Warrants or Warrant Shares received by a U.S. Holder in any tax year over 125% of the average annual distributions such U.S. Holder has received from the Company during the shorter of the three preceding tax years, or such U.S. Holder’s holding period for the common stock, pre-funded warrants, common stock purchase warrants, or warrant shares, as applicable. Generally, a U.S. Holder would be required to allocate any excess distribution or gain from the disposition of the common stock, pre-funded warrants, common stock purchase warrants, or warrant shares ratably over its holding period for the common stock, pre-funded warrants, common stock purchase warrants, or warrant shares, as applicable. Such amounts allocated to the year of the disposition or excess distribution would be taxed as ordinary income, and amounts allocated to prior tax years would be taxed as ordinary income at the highest tax rate in effect for each such year and an interest charge at a rate applicable to underpayments of tax would apply.

While there are U.S. federal income tax elections that sometimes can be made to mitigate these adverse tax consequences (including, without limitation, the “QEF Election” under Section 1295 of the Code and the “Mark-to-Market Election” under Section 1296 of the Code), such elections are available in limited circumstances and must be made in a timely manner. Under proposed Treasury Regulations, if a U.S. Holder has an option, warrant, or other right to acquire stock of a PFIC (such as the Warrants), such option, warrant or right is considered to be PFIC stock subject to the default rules of Section 1291 of the Code that apply to “excess distributions” and dispositions described above. However, under the proposed Treasury Regulations, for the purposes of the PFIC rules, the holding period for any Warrant Shares acquired upon the exercise of a Warrant will begin on the date a U.S. Holder acquires the Common Units or Pre-funded Units (and not the date the Warrants are exercised). This will impact the availability, and consequences, of the QEF Election and Mark-to-Market Election with respect to the warrant shares. Thus, a U.S. Holder will have to account for warrant shares, pre-funded warrants and common stock under the PFIC rules and the applicable elections differently. In addition, a QEF Election may not be made with respect to the common stock purchase warrants and it is unclear whether the Mark-to-Market Election may be made with respect to the common stock purchase warrants

U.S. Holders should be aware that, for each tax year, if any, that the Company is a PFIC, the Company does not intend to provide U.S. Holders the information such U.S. Holders require to make a QEF Election with respect to the Company or any Subsidiary PFIC.

Certain additional adverse rules may apply with respect to a U.S. Holder if the Company is a PFIC, regardless of whether the U.S. Holder makes a QEF Election. These rules include special rules that apply to the amount of foreign tax credit that a U.S. Holder may claim on a distribution from a PFIC. Subject to these special rules, foreign taxes paid with respect to any distribution in respect of stock in a PFIC are generally eligible for the foreign tax credit. U.S. Holders should consult with their own tax advisors regarding the potential application of the PFIC rules to the ownership and disposition of Common Units, Pre-funded Units, common stock, pre-funded warrants, common stock purchase warrants, or warrant shares and the availability of certain U.S. tax elections under the PFIC rules.

U.S. Federal Income Tax Consequences of the Exercise and Disposition of Common Stock Purchase Warrants

The following discussion describes the general rules applicable to the ownership and disposition of the common stock purchase warrants but is subject in its entirety to the special rules described above under the heading “Passive Foreign Investment Company Rules”.

Exercise of Common Stock Purchase Warrants

A U.S. Holder should not recognize gain or loss on the exercise of a common stock purchase warrant and related receipt of a warrant share (unless cash is received in lieu of the issuance of a fractional warrant share). A U.S. Holder’s initial tax basis in the warrant share received on the exercise of a Warrant should be equal to the sum of (a) such U.S. Holder’s tax basis in such common stock purchase warrant plus (b) the exercise price paid by such U.S. Holder on the exercise of such common stock purchase warrant. It is unclear whether a U.S. Holder’s holding period for the warrant share received on the exercise of a common stock purchase warrant would commence on the date of exercise of the common stock purchase warrant or the day following the date of exercise of the common stock purchase warrant. If we are a PFIC, a U.S. Holder’s holding period for the warrant share for PFIC purposes will begin on the date on which such U.S. Holder acquired its common stock.

In certain limited circumstances, a U.S. Holder may be permitted to undertake a cashless exercise of common stock purchase warrants into warrant shares. The U.S. federal income tax treatment of a cashless exercise of common stock purchase warrants into Warrant Shares is unclear, and the tax consequences of a cashless exercise could differ from the consequences upon the exercise of a common stock purchase warrant described in the preceding paragraph. U.S. Holders should consult their own tax advisors regarding the U.S. federal income tax consequences of a cashless exercise of common stock purchase warrants.

Disposition of Common Stock Purchase Warrants

A U.S. Holder will recognize gain or loss on the sale or other taxable disposition of a common stock purchase warrant in an amount equal to the difference, if any, between (a) the amount of cash plus the fair market value of any property received and (b) such U.S. Holder’s tax basis in the common stock purchase warrant sold or otherwise disposed of. Subject to the PFIC rules discussed above, any such gain or loss generally will be a capital gain or loss, which will be long-term capital gain or loss if the common stock purchase warrant is held for more than one year. Deductions for capital losses are subject to complex limitations under the Code.

Expiration of Common Stock Purchase Warrants Without Exercise

Upon the lapse or expiration of a common stock purchase warrant, a U.S. Holder will recognize a loss in an amount equal to such U.S. Holder’s tax basis in the common stock purchase warrant. Any such loss generally will be a capital loss and will be long-term capital loss if the common stock purchase warrants are held for more than one year. Deductions for capital losses are subject to complex limitations under the Code.

Certain Adjustments to the Common Stock Purchase Warrants

Under Section 305 of the Code, an adjustment to the number of warrant shares that will be issued on the exercise of the common stock purchase warrants, or an adjustment to the exercise price of the common stock purchase warrants, may be treated as a constructive distribution to a U.S. Holder of the common stock purchase warrants if, and to the extent that, such adjustment has the effect of increasing such U.S. Holder’s proportionate interest in the “earnings and profits” or our assets, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to the shareholders). Adjustments to the exercise price of common stock purchase warrants made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution of the interest of the holders of the common stock purchase warrants should generally not be considered to result in a constructive distribution. Any such constructive distribution would be taxable whether or not there is an actual distribution of cash or other property. (See below for a more detailed discussion of the rules applicable to distributions made by us at “Distributions on Common Stock, Pre-Funded warrants and Warrant Shares”).

General Rules Applicable to U.S. Federal Income Tax Consequences of the Acquisition, Ownership, and Disposition of Warrant Shares

The following discussion describes the general rules applicable to the ownership and disposition of the warrant shares, but is subject in its entirety to the special rules described above under the heading “Passive Foreign Investment Company Rules”.

Distributions on Warrant Shares

A U.S. Holder that receives a distribution, including a constructive distribution, with respect to a warrant share (as well as any constructive distribution on a common stock purchase warrant as described above) will be required to include the amount of such distribution in gross income as a dividend (without reduction for any Canadian income tax withheld from such distribution) to the extent of our current and accumulated “earnings and profits”, as computed under U.S. federal income tax principles. A dividend generally will be taxed to a U.S. Holder at ordinary income tax rates if we are a PFIC for the tax year of such distribution or the preceding tax year. To the extent that a distribution exceeds our current and accumulated “earnings and profits”, such distribution will be treated first as a tax-free return of capital to the extent of a U.S. Holder’s tax basis in the warrant shares and thereafter as gain from the sale or exchange of such warrant shares (see “Sale or Other Taxable Disposition of Warrant Shares” below). However, we may not maintain the calculations of earnings and profits in accordance with U.S. federal income tax principles, and each U.S. Holder may be required to assume that any distribution by us with respect to the common stock, pre-funded warrants or warrant shares will constitute ordinary dividend income. Dividends received on common stock, pre-funded warrants or warrant shares generally will not be eligible for the “dividends received deduction” generally applicable to corporations. Subject to applicable limitations and provided we are eligible for the benefits of the Tax Treaty or the common stock is readily tradable on a United States securities market, dividends paid by us to non-corporate U.S. Holders, including individuals, generally will be eligible for the preferential tax rates applicable to long-term capital gains for dividends, provided certain holding period and other conditions are satisfied, including that we not be classified as a PFIC in the tax year of distribution or in the preceding tax year. The dividend rules are complex, and each U.S. Holder should consult its own tax advisor regarding the application of such rules.

Sale or Other Taxable Disposition of Warrant Shares

Upon the sale or other taxable disposition of warrant shares, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between (a) the amount of cash plus the fair market value of any property received and (b) such U.S. Holder’s tax basis in such common stock, pre-funded warrants or warrant shares sold or otherwise disposed of. Gain or loss recognized on such sale or other taxable disposition generally will be long-term capital gain or loss if, at the time of the sale or other taxable disposition, the common stock, pre-funded warrants or warrant shares have been held for more than one year. Preferential tax rates may apply to long-term capital gain of a U.S. Holder that is an individual, estate, or trust. There are no preferential tax rates for long-term capital gain of a U.S. Holder that is a corporation. Deductions for capital losses are subject to significant limitations under the Code.

Additional Tax Considerations

Receipt of Foreign Currency

The amount of any distribution paid to a U.S. Holder in foreign currency or on the sale, exchange or other taxable disposition of common stock, pre-funded warrants, common stock purchase warrants or warrant shares generally will be equal to the U.S. dollar value of such foreign currency based on the exchange rate applicable on the date of receipt (regardless of whether such foreign currency is converted into U.S. dollars at that time). If the foreign currency received is not converted into U.S. dollars on the date of receipt, a U.S. Holder will have a tax basis in the foreign currency equal to its U.S. dollar value on the date of receipt. Any U.S. Holder who receives payment in foreign currency and engages in a subsequent conversion or other disposition of the foreign currency may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss, and generally will be U.S. source income or loss for foreign tax credit purposes. Different rules apply to U.S. Holders who use the accrual method of tax accounting. Each U.S. Holder should consult its own U.S. tax advisor regarding the U.S. federal income tax consequences of receiving, owning, and disposing of foreign currency.

Foreign Tax Credit

Subject to the PFIC rules discussed above, a U.S. Holder that pays (whether directly or through withholding) Canadian income tax with respect to dividends paid on the common stock, pre-funded warrants or warrant shares (or with respect to any constructive dividend on the common stock purchase warrants) generally will be entitled, at the election of such U.S. Holder, to receive either a deduction or a credit for such Canadian income tax paid. Generally, a credit will reduce a U.S. Holder’s U.S. federal income tax liability on a dollar-for-dollar basis, whereas a deduction will reduce a U.S. Holder’s income subject to U.S. federal income tax. This election is made on a year-by-year basis and applies to all foreign taxes paid or accrued (whether directly or through withholding) by a U.S. Holder during a year. The foreign tax credit rules are complex and involve the application of rules that depend on a U.S. Holder’s particular circumstances. Accordingly, each U.S. Holder should consult its own tax advisor regarding the foreign tax credit rules.

Information Reporting; Backup Withholding Tax

Under U.S. federal income tax laws certain categories of U.S. Holders must file information returns with respect to their investment in, or involvement in, a foreign corporation. For example, U.S. return disclosure obligations (and related penalties) are imposed on U.S. Holders that hold certain specified foreign financial assets in excess of certain threshold amounts. The definition of specified foreign financial assets includes not only financial accounts maintained in foreign financial institutions, but also, unless held in accounts maintained by a financial institution, any stock or security issued by a non-U.S. person. U. S. Holders may be subject to these reporting requirements unless their Common Shares, pre-funded warrants, Warrants, and Warrant Shares are held in an account at certain financial institutions. Penalties for failure to file certain of these information returns are substantial. U.S. Holders should consult their own tax advisors regarding the requirements of filing information returns, including the requirement to file IRS Form 8938.

Payments made within the U.S., or by a U.S. payor or U.S. middleman, of dividends on, and proceeds arising from the sale or other taxable disposition of the common stock, pre-funded warrants, common stock purchase warrants and warrant shares generally may be subject to information reporting and backup withholding tax, currently at the rate of 24%, if a U.S. Holder (a) fails to furnish its correct U.S. taxpayer identification number (generally on Form W-9), (b) furnishes an incorrect U.S. taxpayer identification number, (c) is notified by the IRS that such U.S. Holder has previously failed to properly report items subject to backup withholding tax, or (d) fails to certify, under penalty of perjury, that it has furnished its correct U.S. taxpayer identification number and that the IRS has not notified such U.S. Holder that it is subject to backup withholding tax. However, certain exempt persons, such as U.S. Holders that are corporations, generally are excluded from these information reporting and backup withholding tax rules. Any amounts withheld under the U.S. backup withholding tax rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability, if any, or will be refunded, if such U.S. Holder furnishes required information to the IRS in a timely manner.

The discussion of reporting requirements set forth above is not intended to constitute a complete description of all reporting requirements that may apply to a U.S. Holder. A failure to satisfy certain reporting requirements may result in an extension of the time period during which the IRS can assess a tax and, under certain circumstances, such an extension may apply to assessments of amounts unrelated to any unsatisfied reporting requirement. Each U.S. Holder should consult its own tax advisors regarding the information reporting and backup withholding rules.

THE ABOVE SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSIDERATIONS APPLICABLE TO U.S. HOLDERS WITH RESPECT TO THE ACQUISITION, OWNERSHIP, AND DISPOSITION OF \COMMON STOCK PURCHASE WARRANTS, AND WARRANT SHARES. U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSIDERATIONS APPLICABLE TO THEM IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES.

PLAN OF DISTRIBUTION

We have engaged H.C. Wainwright & Co., LLC, or the placement agent, to act as our exclusive placement agent to solicit offers to purchase the common stock purchase warrants offered by this prospectus. The placement agent is not purchasing or selling any such securities, nor is it required to arrange for the purchase and sale of any specific number or dollar amount of such securities, other than to use its “reasonable best efforts” to arrange for the sale of such securities by us. Therefore, we may not sell all of the shares of common stock, pre-funded warrants and common stock purchase warrants being offered. The terms of this offering are subject to market conditions and negotiations between us, the placement agent and prospective investors. The placement agent will have no authority to bind us by virtue of the engagement letter. This is a best efforts offering and there is no minimum offering amount required as a condition to the closing of this offering. The placement agent may retain sub-agents and selected dealers in connection with this offering.

Investors purchasing securities offered hereby will have the option to execute a securities purchase agreement with us. Investors who do not enter into a securities purchase agreement shall rely solely on this prospectus in connection with the purchase of our securities in this offering. In addition to rights and remedies available to all purchasers in this offering under federal securities and state law, the purchasers which enter into a securities purchase agreement will also be able to bring claims of breach of contract against us. The ability to pursue a claim for breach of contract is material to larger purchasers in this offering as a means to enforce the following covenants uniquely available to them under the securities purchase agreement, including but not limited to: (i) a covenant to not enter into variable rate financings for a period of one year following the closing of the offering, subject to an exception; and (ii) a covenant to not enter into any equity financings for 60 days from closing of the offering, subject to certain exceptions.

The nature of the representations, warranties and covenants in the securities purchase agreements shall include, but are not limited to:

●	standard issuer representations and warranties on matters such as organization, qualification, authorization, no conflict, no governmental filings required, current in SEC filings, no litigation, labor or other compliance issues, environmental, intellectual property and title matters and compliance with various laws such as the Foreign Corrupt Practices Act; and

●	covenants regarding matters such as registration of shares issued and issuable upon exercise of the common stock purchase warrants, no integration with other offerings, no shareholder rights plans, use of proceeds, indemnification of purchasers, reservation and listing of common stock, and no subsequent equity sales for 60 days.

Delivery of the shares of common stock purchase warrants offered hereby occurred on or about May 16, 2025,.

Placement Agent Warrants

In addition, we have agreed to issue to the placement agent or its designees warrants, or the placement agent warrants, to purchase up to 7.5% of the aggregate number of shares of common stock sold in this offering (including shares underlying any pre-funded warrants), at an exercise price equal to 125% of the public offering price per share and accompanying common stock purchase warrant to be sold in this offering. The placement agent warrants will be exercisable upon issuance and will expire five years from the commencement of sales under this offering. The placement agent warrants provide for customary anti-dilution provisions (for share dividends, splits and recapitalizations and the like) consistent with FINRA Rule 5110. The placement agent warrants and the shares of common underlying the placement agent warrants are registered on the registration statement of which this prospectus is a part. The form of the placement agent warrant is included as an exhibit to this registration statement of which this prospectus forms a part.

Right of First Refusal

We have granted the Placement Agent a right of first refusal for a period of twelve months following the closing of this offering, or May 15, 2026 to act as our sole book-running manager, sole manager, sole placement agent or sole agent for any further debt financing or refinancing or capital raising transactions undertaken by us.

Tail

We have also agreed to pay the placement agent a tail fee equal to the cash and warrant compensation in this offering, if any investor, who was contacted by the placement agent or who was brought over-the-wall during the term of its engagement, provides us with capital in any public or private offering or other financing or capital raising transaction of any kind during the 12-month period following expiration or termination of our engagement of the placement agent.

Indemnification

We have agreed to indemnify the placement agent against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in our engagement letter with the placement agent. We have also agreed to contribute to payments the placement agent may be required to make in respect of such liabilities.

Lock-up Agreements

We and each of our officers and directors have agreed with the placement agent to be subject to a lock-up period of 60 days following the date of closing of the offering pursuant to this prospectus, or until June 14, 2025. This means that, during the applicable lock-up period, we and such persons may not offer for sale, contract to sell, sell, distribute, grant any option, right or warrant to purchase, pledge, hypothecate or otherwise dispose of, directly or indirectly, any of our shares of common stock or any securities convertible into, or exercisable or exchangeable for, shares of common stock, subject to customary exceptions. The placement agent may waive the terms of these lock-up agreements in its sole discretion and without notice. In addition, we have agreed to not issue any securities that are subject to a price reset based on the trading prices of our common stock or upon a specified or contingent event in the future or enter into any agreement to issue securities at a future determined price for a period of one year following the closing date of this offering, subject to an exception. The placement agent may waive this prohibition in its sole discretion and without notice.

Other Relationships

From time to time, the placement agent may provide in the future various advisory, investment and commercial banking and other services to us in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions. However, except as disclosed in this prospectus, we have no present arrangements with the placement agent for any further services.

Regulation M Compliance

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the sale of our securities offered hereby by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. The placement agent will be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of our securities by the placement agent. Under these rules and regulations, the placement agent may not (i) engage in any stabilization activity in connection with our securities; and (ii) bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until they have completed their participation in the distribution.

Listing and Transfer Agent

Our common stock is listed on the Nasdaq Capital Market under the symbols “SILO.” We have not applied, and do not intend to apply, to list the pre-funded warrants or the common stock purchase warrants on the Nasdaq Capital Market. The transfer agent and registrar for our common stock is West Coast Stock Transfer, Inc. whose address is 721 N. Vulcan Avenue, Suite 106, Encinitas, CA 92024. We will act as the registrar and transfer agent for the common stock purchase warrants and the pre-funded warrants.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITY

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by Sheppard Mullin Richter & Hampton LLP of New York, New York. Ellenoff Grossman & Schole LLP of New York, New York, is acting as counsel to the placement agent.

EXPERTS

The consolidated financial statements of Silo Pharma, Inc. as of December 31, 2025 and 2024 and for each of the two years in the period ended December 31, 2025, have been included herein in reliance on the report of Salberg & Company, P.A., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus supplement much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference is considered to be part of this prospectus supplement and the accompanying prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus supplement and the accompanying prospectus are continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus supplement and the accompanying prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus supplement or the accompanying prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus supplement and the accompanying prospectus incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents not deemed to be filed) until the offering of the securities under the registration statement is terminated or completed:

●	our Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC on March 27, 2026;

●	our Current Reports on Form 8-K filed with the SEC on February 23, 2026 and April 2, 2026; and

●	the description of our common stock, par value $0.0001 per share, contained in Exhibit 4.1 to our Annual Report on Form 10-K filed with the SEC on March 27, 2026, including any amendment or report filed for the purpose of updating such description.

You may request, and we will provide you with, a copy of these filings, at no cost, by calling us at (718) 400-9031 or by writing to us at the following address:

Silo Pharma, Inc.

677 N. Washington Boulevard

Sarasota, Florida 34236

Attn.: Secretary

WHERE YOU CAN FIND MORE INFORMATION

This prospectus constitutes a part of a registration statement on Form S-1 filed under the Securities Act. As permitted by the SEC’s rules, this prospectus and any prospectus supplement, which form a part of the registration statement, do not contain all the information that is included in the registration statement. You will find additional information about us in the registration statement and its exhibits. Any statements made in this prospectus or any prospectus supplement concerning legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter.

You can read our electronic SEC filings, including such registration statement, on the internet at the SEC’s website at www.sec.gov. We are subject to the information reporting requirements of the Exchange Act, and we file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available at the website of the SEC referred to above. We also maintain a website at https://silopharma.com/sec-filings, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. However, the information contained in or accessible through our website is not part of this prospectus or the registration statement of which this prospectus forms a part, and investors should not rely on such information in making a decision to purchase our securities in this offering.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

SILO PHARMA, INC. AND SUBSIDIARY

DECEMBER 31, 2025 AND 2024

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of:

Silo Pharma, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of SILO Pharma, Inc. (the “Company”) as of December 31, 2025, and 2024, the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2025, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2025, and 2024, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.

We have served as the Company’s auditor since 2019.

Boca Raton, Florida

March 27, 2026

2295 NW Corporate Blvd., Suite 240 • Boca Raton, FL 33431-7328

Phone: (561) 995-8270 • Toll Free: (866) CPA-8500 • Fax: (561) 995-1920

www.salbergco.com • info@salbergco.com

Member National Association of Certified Valuation Analysts • Registered with the PCAOB

Member CPAConnect with Affiliated Offices Worldwide • Member AICPA Center for Audit Quality

SILO PHARMA, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2025	2024

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$4,748,700	$3,905,799
Short-term investments, at fair value	2,110,065	3,174,724
Crypto assets, at fair value	221,817	-
Crypto assets, at cost	98,584	-
Prepaid expenses and other current assets	208,559	30,957

Total Current Assets	7,387,725	7,111,480

LONG-TERM ASSETS:
Prepaid expenses and other assets - non-current	-	59,145
Intangible assets, net	217,375	241,215

Total Long-Term Assets	217,375	300,360

Total Assets	$7,605,100	$7,411,840

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$578,081	$1,583,895
Deferred revenue - current portion	72,102	72,102

Total Current Liabilities	650,183	1,655,997

LONG-TERM LIABILITIES:
Deferred revenue - long-term portion	649,476	721,578

Total Long-Term Liabilities	649,476	721,578

Total Liabilities	1,299,659	2,377,575

Commitment and Contingencies (see Note 8)

STOCKHOLDERS’ EQUITY:
Preferred stock, $0.0001 par value, 5,000,000 shares authorized: none designated as of December 31, 2025 and 2024
Common stock, $0.0001 par value, 100,000,000 shares authorized; 13,318,273 and 4,484,456 shares issued and outstanding at December 31, 2025 and 2024, respectively	1,332	449
Additional paid-in capital	25,790,670	20,296,088
Accumulated other comprehensive income	5,828	2,419
Accumulated deficit	(19,492,389)	(15,264,691)

Total Stockholders’ Equity	6,305,441	5,034,265

Total Liabilities and Stockholders’ Equity	$7,605,100	$7,411,840

See accompanying notes to consolidated financial statements.

SILO PHARMA, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	For the Year Ended
	December 31,
	2025	2024

LICENSE FEE REVENUE	$72,102	$72,102

COST OF REVENUES	44,295	5,838

GROSS PROFIT	27,807	66,264

OPERATING EXPENSES:
Compensation expense	830,322	906,773
Professional fees	1,058,609	1,198,745
Research and development	2,160,829	2,368,156
Other selling, general and administrative expenses	258,709	298,284

Total operating expenses	4,308,469	4,771,958

LOSS FROM OPERATIONS	(4,280,662)	(4,705,694)

OTHER INCOME (EXPENSE):
Interest and dividend income, net	193,912	333,165
Interest expense	(37,302)	(5,084)
Net realized gain (loss) on short-term investments	3,911	(1,025)
Unrealized loss on short term investments	(3,240)	-
Staking income on crypto assets	207	-
Unrealized loss on crypto assets, at fair value	(64,608)	-
Impairment loss on crypto assets, at cost	(39,916)	-
Foreign currency transaction loss	-	(14,242)

Total other income , net	52,964	312,814

LOSS BEFORE PROVISION FOR INCOME TAXES	(4,227,698)	(4,392,880)

Provision for income taxes	-	-

NET LOSS	$(4,227,698)	$(4,392,880)

COMPREHENSIVE LOSS:
Net loss	$(4,227,698)	$(4,392,880)

Other comprehensive income:
Unrealized gain on short-term debt investments	3,409	8,646

Total comprehensive loss	$(4,224,289)	$(4,384,234)

NET LOSS PER COMMON SHARE:
Basic and diluted	$(0.50)	$(1.19)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic and diluted	8,382,272	3,680,389

See accompanying notes to consolidated financial statements.

SILO PHARMA, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

			Additional			Accumulated Other		Total
	Common Stock		Paid In	Treasury Stock		Comprehensive	Accumulated	Stockholders’
	Shares	Amount	Capital	Shares	Amount	Income (Loss)	Deficit	Equity

Balance, December 31, 2023	3,159,096	$316	$17,525,714	252,855	$(471,121)	$(6,227)	$(10,871,811)	$6,176,871

Purchase of treasury stock	-	-	-	102,855	(173,113)	-	-	(173,113)

Sale of common stock and pre-funded warrants	883,395	89	1,673,127	-	-	-	-	1,673,216

Exercise of pre-funded warrants	34,037	3	-	-	-	-	-	3

Sale of common stock and warrants, net of issuance costs	763,638	76	1,741,446	-	-	-	-	1,741,522

Cancellation of treasury stock	(355,710)	(35)	(644,199)	(355,710)	644,234	-	-	-

Accumulated other comprehensive gain - short-term investments	-	-	-	-	-	8,646	-	8,646

Net loss	-	-	-	-	-	-	(4,392,880)	(4,392,880)

Balance, December 31, 2024	4,484,456	449	20,296,088	-	-	2,419	(15,264,691)	5,034,265

Sale of common stock, net of offering costs and expenses of $774,705	5,580,479	558	3,358,738	-	-	-	-	3,359,296

Sale of pre-funded warrants	-	-	365,940	-	-	-	-	365,940

Exercise of warrants for cash, net of offering costs	2,503,338	250	1,134,733	-	-	-	-	1,134,983

Issuance of common stock in exchange of acquired technology, net of offering costs of $25	750,000	75	518,150	-	-	-	-	518,225

Accretion of stock-based compensation in connection with stock option grants	-	-	117,021	-	-	-	-	117,021

Accumulated other comprehensive gain - short-term investments	-	-	-	-	-	3,409	-	3,409

Net loss	-	-	-	-	-	-	(4,227,698)	(4,227,698)

Balance, December 31, 2025	13,318,273	$1,332	$25,790,670	-	$-	$5,828	$(19,492,389)	$6,305,441

See accompanying notes to consolidated financial statements.

SILO PHARMA, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended
	December 31,
	2025	2024

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(4,227,698)	$(4,392,880)
Adjustments to reconcile net loss to net cash used in operating activities
Amortization expense	11,440	6,185
Net realized (gain) loss on short-term investments	(3,911)	1,025
Unrealized loss on short-term investments	3,240	-
Staking income on crypto assets	(207)	-
Unrealized loss on crypto assets, at fair value	64,608	-
Impairment loss on crypto assets, at cost	39,916	-
Stock-based compensation	117,021	-
Common stock issued for acquired technology expensed	518,225	-
Change in operating assets and liabilities:
Prepaid expenses and other current assets	(118,457)	(9,149)
Accounts payable and accrued expenses	(993,414)	633,007
Deferred revenue	(72,102)	(72,102)

NET CASH USED IN OPERATING ACTIVITIES	(4,661,339)	(3,833,914)

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from the sale of short-term debt investments	1,315,653	1,149,320
Purchases of short-term investments	(96,712)	(175,543)
Purchases of crypto assets	(574,920)	-

NET CASH PROVIDED BY INVESTING ACTIVITIES	644,021	973,777

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from sale of common stock and pre-funded warrants	3,725,236	1,673,216
Net proceeds from sale of common stock and warrants	-	1,741,522
Proceeds from exercise of warrants, net of offering costs	1,134,983	3
Purchase of treasury stock	-	(173,113)

NET CASH PROVIDED BY FINANCING ACTIVITIES	4,860,219	3,241,628

NET INCREASE IN CASH AND CASH EQUIVALENTS	842,901	381,491

CASH AND CASH EQUIVALENTS - beginning of the year	3,905,799	3,524,308

CASH AND CASH EQUIVALENTS - end of the year	$4,748,700	$3,905,799

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest	$37,302	$5,084
Income taxes	$-	$-

Non-cash investing and financing activities:
Unrealized gain on short-term debt investments	$3,409	$8,646
Crypto assets, at fair value used to acquire short-term investments	$150,202	$-
Conversion crypto assets, at fair value for crypto assets, at cost for liquid staking activities	$138,500	$-
Intangible assets acquired in exchange for accounts payable and accrued expenses	$-	$247,400
Decrease in intangible assets and accounts payable and accrued expenses	$12,400	$-
Cancellation of treasury stock	$-	$644,234

See accompanying notes to consolidated financial statements.

SILO PHARMA, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

NOTE 1 – ORGANIZATION AND BUSINESS

Silo Pharma, Inc. (the “Company”) was incorporated in the State of New York on July 13, 2010, under the name Gold Swap, Inc. On May 21, 2019, the Company filed an amendment to its Certificate of Incorporation with the State of Delaware to change its name from Point Capital, Inc. to Uppercut Brands, Inc. Thereafter, on September 24, 2020, the Company filed an amendment to its Certificate of Incorporation with the State of Delaware to change its name from Uppercut Brands, Inc. to Silo Pharma, Inc.

On January 24, 2013, the Company changed its state of incorporation from New York to Delaware. On December 19, 2023, the Company changed its state of incorporation from the State of Delaware to the State of Nevada.

On April 8, 2020, the Company incorporated a new wholly-owned subsidiary, Silo Pharma Inc., in the State of Florida.

The Company is a diversified developmental-stage biopharmaceutical and cryptocurrency company. The Company’s therapeutic focus is on developing novel therapeutics that address underserved conditions including PTSD, stress-induced anxiety disorders, fibromyalgia, and central nervous system (CNS) diseases. The Company is focused on developing (i) an intranasal drug targeting PTSD and stress-induced anxiety disorders (SPC-15); (ii) a time-release ketamine-based loaded implant for fibromyalgia and chronic pain relief (SP-26); (iii) an intranasal compound for the treatment of Alzheimer’s disease (SPC-14); and (iv) a CNS-homing peptide targeting the central nervous system in multiple sclerosis (SPU-16).

On June 27, 2025, the Company received a notification (the “Notification Letter”) from The Nasdaq Stock Market, LLC (“Nasdaq”) that it is not in compliance with the minimum bid price requirements set forth in Nasdaq Listing Rule 5550(a)(2) for continued listing on The Nasdaq Capital Market. Nasdaq Listing Rule 5550(a)(2) requires listed securities to maintain a minimum bid price of $1.00 per share, and Nasdaq Listing Rule 5810(c)(3)(A) provides that a failure to meet the minimum bid price requirement exists if the deficiency continues for a period of 30 consecutive business days. The Company initially had 180 calendar days, or until by December 24, 2025, to regain compliance with the minimum bid price requirement. The Company was unable to regain compliance with the minimum bid price requirement by December 24, 2025.

On December 24, 2025, the Company received a letter (the “Extension Notice”) from Nasdaq notifying the Company that its request for an extension to regain compliance with the minimum bid price requirement has been granted, and the Company has an additional 180 calendar days, or until June 22, 2026, to regain compliance with the minimum bid price requirement. Nasdaq’s determination was based on the Company meeting the continued listing requirement for market value of publicly held shares and all other applicable requirements for initial listing on the Nasdaq Capital Market with the exception of the bid price requirement, and the Company’s written notice of its intention to cure the deficiency during the second compliance period by effecting a reverse stock split, if necessary. The Extension Notice has no immediate effect on the listing or trading of the Company’s common stock on The Nasdaq Capital Market and, at this time, the Company’s common stock will continue to trade on The Nasdaq Capital Market under the symbol “SILO.”

If at any time before June 22, 2026, the bid price of the Company’s common stock closes at or above $1.00 per share for a minimum of 10 consecutive business days, Nasdaq will notify the Company that it is in compliance with the minimum bid price requirement. However, if compliance with the minimum bid price requirement cannot be demonstrated by June 22, 2026, Nasdaq will notify the Company that its common stock will be delisted from The Nasdaq Capital Market, at which time, the Company may appeal Nasdaq’s determination to a Hearings Panel.

The Company intends to monitor the closing bid price of its common stock and may, if appropriate, consider implementing available options, including, but not limited to, implementing a reverse stock split of its outstanding securities during the second compliance period, to regain compliance with the minimum bid price requirement under the Nasdaq Listing Rules.

SILO PHARMA, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements have been prepared by the Company in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), the instructions to Form 10-K, and the rules and regulations of the United States Securities and Exchange Commission (the “SEC”) for financial information. The Company’s consolidated financial statements include financial statements for Silo Pharma, Inc. and its inactive wholly-owned subsidiary with the same name as the parent entity, Silo Pharma, Inc. All intercompany transactions and balances have been eliminated in consolidation.

Liquidity

As reflected in the accompanying consolidated financial statements, the Company generated a net loss of $4,227,698 and used cash in operations of $4,661,339 during the year ended December 31, 2025. Additionally, the Company has an accumulated deficit of $19,492,389 on December 31, 2025. As of December 31, 2025, the Company had working capital of $6,737,542, including a cash balance of $4,748,700 and short-term investments of $2,110,065.

The positive working capital serves to mitigate the conditions that historically raised substantial doubt about the Company’s ability to continue as a going concern. The Company believes that the Company has sufficient cash and liquid short-term investments to meet its obligations for a minimum of twelve months from the date of this filing.

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate could change in the near term due to one or more future events. Accordingly, the actual results could differ significantly from estimates. Significant estimates during the years ended December 31, 2025 and 2024 include the percentage of completion of research and development projects, valuation of short-term investments, valuation of crypto assets, valuation of intangible assets, valuation allowances for deferred tax assets, and the fair value of shares and stock options issued for services.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when acquired to be cash equivalents. The Company places its cash with high credit quality financial institutions. The Company’s accounts at these institutions are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000 or by the Securities Investor Protection Corporation up to $250,000. To reduce its risk associated with the failure of such financial institutions, the Company evaluates at least annually the rating of the financial institutions in which it holds deposits. On December 31, 2025 and 2024, the Company had cash in excess of FDIC limits of approximately $4,249,000 and $3,406,000, respectively. Any material loss that we may experience in the future could have an adverse effect on our ability to pay our operational expenses or make other payments.

SILO PHARMA, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

Short-Term Investments

The Company’s portfolio of short-term investments consists of marketable debt securities and interests in private investment funds. Marketable debt securities are comprised solely of highly rated U.S. government securities with maturities of more than three months, but less than one year. The Company classifies these as available-for-sale at purchase date and will reevaluate such designation at each period end date. The Company may sell these marketable debt securities prior to their stated maturities depending upon changing liquidity requirements. These debt securities are classified as current assets in the consolidated balance sheet and recorded at fair value, with unrealized gains or losses included in accumulated other comprehensive income and as a component of the consolidated statements of comprehensive loss. Gains and losses are recognized when realized. Gains and losses are determined using the specific identification method and are reported in other income (expense), net in the consolidated statements of operations and comprehensive loss.

The Company also holds interests in private investment funds that are tokenized on public blockchains, specifically the Alphaledger/Simplify Target 12% Distribution Fund LLC (“T12 Fund”). While these assets utilize blockchain technology for record-keeping and settlement, they represent equity interests in a limited liability company and are managed as short-term investments. The Company classifies the T12 Fund as a trading security. The fund is an actively managed tokenized hedge fund that generates income through a diversified strategy including corporate bonds, U.S. treasuries, currency forwards, and derivative instruments such as index options and futures. Due to the lack of a widely recognized public exchange price for the fund units, these investments are recorded at fair value based on the Net Asset Value (NAV) provided by the fund administrator. Unrealized gains and losses for this investment are recognized in the consolidated statements of operations within “other income (expense)”. Distributions from these funds are recognized as income when declared and are either received in cash equivalents (ALUSD) or automatically reinvested into additional fund units.

An impairment loss may be recognized when the decline in fair value of the debt securities and other short-term investments is determined to be other-than-temporary. The Company evaluates its investments for other-than-temporary declines in fair value below the cost basis each quarter, or whenever events or changes in circumstances indicate that the cost basis of the short-term investments may not be recoverable. The evaluation is based on a number of factors, including the length of time and the extent to which the fair value has been below the cost basis, as well as adverse conditions related specifically to the security, such as any changes to the credit rating of the security and the intent to sell or whether the Company will more likely than not be required to sell the security before recovery of its amortized cost basis.

The Company recorded $3,409 and $8,646 of unrealized gain on short-term investments on marketable debt securities as a component of accumulated other comprehensive income for the years ended December 31, 2025 and 2024, respectively. For the year ended December 31, 2025, the Company recorded an unrealized loss of $3,240 on the T12 Fund in the consolidated statements of operations within “other income (expenses)”. The Company did not hold any interests in private investment funds that are tokenized on public blockchains as of December 31, 2024.

Crypto Assets

The Company’s crypto assets primarily include Bitcoin (BTC), Ethereum (ETH) and Solana (SOL), and liquid staked tokens consisting of Liquid Staked ETH (LsETH) and Marinade Solana (mSOL), tokens received when ETH and SOL was staked through a third-party protocol. The Company has ownership of and control over its crypto assets which are held through custodial arrangements with qualified third-party custodians. These custodians provide secure storage and safeguarding of the Company’s crypto assets.

The Company distinguishes between crypto assets which fall within the scope of ASC 350-60 and those which do not. The Company refers to crypto assets which fall within the scope of ASC 350-60, Accounting for and Disclosure of Crypto Assets, (BTC, ETH, USDC, SOL, XRP and RSC) as “crypto assets, at fair value.” Crypto assets which do not fall within the scope of ASC 350-60 (LsETH and mSOL) are referred to as “crypto assets, at cost.”

SILO PHARMA, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

Crypto Assets, at Fair Value

Crypto assets that fall within the scope of ASC 350-60, Intangibles—Goodwill and Other—Accounting for and Disclosure of Crypto Assets (“ASC 350-60”), such as BTC, ETH, SOL, native staked SOL, RSC and XRP, which are actively traded on public exchanges, are initially recorded at cost, which represents the cash, cash equivalents, or other financial assets paid to acquire the asset, including transaction fees.

Crypto assets are subsequently measured in accordance with ASC 350-60, at fair value in the statement of operations with unrealized gains and losses resulting from changes in fair value recognized in net income or loss. The Company determines and records at each reporting period the fair value of its crypto assets in accordance with ASC 820, Fair Value Measurement, based on quoted (unadjusted) prices on the coinmarketcap.com or Coinbase exchange, the active exchange that the Company has determined is its principal market (Level 1 inputs). Changes in the fair value are recognized in net income (loss) within “Unrealized gain (loss) on crypto assets”, while realized gains and losses from the derecognition of crypto assets are included in “Realized gain (loss) on crypto assets, net” in the Company’s consolidated statements of operations. The Company applies a weighted average cost methodology to assign costs for purposes of determining crypto assets held and realized gains and losses.

Purchases and sales of crypto assets are reflected as cash flows from investing activities in the consolidated statements of cash flows. Contributions of crypto assets received in connection with deposits of ETH and SOL into a liquid staking protocol are presented as non-cash investing and financing activities.

Crypto Assets, at Cost

Crypto assets, at cost are recognized at fair value on the date received, which becomes their cost basis. Crypto assets at cost, such as LsETH and mSOL, do not fall in the scope of ASC 350-60 for subsequent measurement. LsETH and mSOL represent receipt tokens, which in general and by design, grants the holder an enforceable right to redeem ETH or SOL for which it was exchanged. Therefore, it fails the ‘other goods and services criterion’ in ASC 350-60-15-1(b) and is outside the scope of ASC 350-60. Crypto assets, at cost are therefore subsequently measured at cost, net of any impairment losses incurred since acquisition, in accordance with ASC 350-30, Intangibles—Goodwill and Other—General Intangibles Other Than Goodwill.

The Company performs an analysis each quarter to identify whether events or changes in circumstances, principally decreases in the quoted (unadjusted) prices in the Company’s principal market, indicate that it is more likely than not that any of the assets are impaired. The quoted (unadjusted) prices on the coinmarketcap.com or the Coinbase exchange, the active exchange that the Company has determined as its principal market, are used in the analysis. If the carrying value of LsETH and mSOL exceeds that end of period quoted price, an impairment loss has occurred in the amount equal to the difference between its carrying value and such period end closing price. Impairment losses are recognized in the period in which the impairment occurs and are reflected within “Impairment loss on crypto assets, at cost” in the Company’s consolidated statements of operations. The impaired crypto assets are written down to their fair value at the time of impairment and this becomes the new cost basis for those assets. The cost basis of LsETH or mSOL will not be adjusted upward for any subsequent increase in fair value.

SILO PHARMA, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

Staking Activities

The Company participates in both native and liquid staking of its digital assets to generate yield. The Company’s role is that of a Delegator (a staker who does not run a validation node).

Native Staking

The Company participates in native staking exclusively as a delegator through third-party validators. The Company delegates SOL to validators, either directly or through third party asset managers, who operate nodes on the Solana network to validate transactions and add blocks to the blockchain. In return for delegating SOL to validators, the Company is entitled to a portion of the protocol-level rewards, comprising both consensus- and execution layer components received by the validators, in the form of SOL tokens, calculated based on the Company’s proportion of the total SOL staked. When the Company stakes SOL natively, the SOL does not remain in the Company’s custodial wallet, but is instead deposited into Solana’s staking deposit smart contract, which is required for participation in SOL staking as a delegator. Native staked SOL are not derecognized because their deposit into the smart contract does not give any other entity the right or ability to direct their use (for example, sell, lend, pledge or otherwise use those SOL) and the staked SOL may be withdrawn at any time by the delegator through the use of private withdrawal keys, subject only to protocol-defined withdrawal and exit queue mechanics. The withdrawal credentials in the smart contract are designated to the Company’s custodian who holds the Company’s SOL solely for the Company’s benefit and does not obtain control of the Company’s SOL via their custodial services. Native staked SOL are therefore not derecognized.

Rewards from native staking activities fall outside the scope of ASC 606, Revenue from Contracts as these activities do not represent an output of the Company’s ordinary activities. Therefore, we reflect any such rewards received as other income on the accompanying consolidated statements.. In this case the Company’s performance obligation is the provision of our validation rights to the validators, from which we earn variable consideration, in the form of SOL, which is non-cash consideration, measured at the fair value of SOL as of contract inception based on the quoted (unadjusted) prices on coinmarketcap.com or the Coinbase exchange, the active exchange that the Company has determined is its principal market. Revenue is recognized at the point in time when the Solana network confirms that the validation is complete. As a delegator, the Company has concluded it is not the principal to the block validation service provided to the Solana Network; it is the validators that control the service. Instead, the Company’s service is one of providing the use of its SOL by the validators to increase their validation opportunities. Consequently, the Company records staking revenue on a net basis, reflecting only the portion of protocol rewards to which it is entitled after validator commissions are paid to the custodians. During the year ended December 31, 2025, staking income from native staking activities amounted to $207, which has been reflected as other income.

Liquid Staking

The Company also participates in liquid staking through a liquid staking protocol. One key difference and intended benefit of liquid staking versus native staking is that it allows the Company to earn staking rewards, like native staking, but provides liquidity and the ability to enter into other transactions through the use of receipt token. Instead of directly locking ETH or SOL into the respective staking deposit contract, the Company deposits ETH or SOL through its custodian into the liquid staking protocol’s smart contract. The liquid staking protocol then controls the ETH or SOL for deposit into the respective staking deposit contract and further delegation to its chosen validators. In exchange for staking its ETH or SOL, the Company receives LsETH or mSOL, freely transferable liquid staking receipt tokens, which enables participation in decentralized finance (DeFi) and other crypto markets while the underlying ETH or SOL remains staked on Ethereum or SOL. Upon staking ETH or SOL through the liquid staking protocol, the ETH or SOL is derecognized because the liquid staking protocol obtains the ability to deploy and direct its use, and the LsETH token or mSOL token received concurrently is then recognized. Any gain or loss on the derecognition of ETH or SOL and the recognition of the LsETH or mSOL is recognized in accordance with ASC 610-20, Other Income - Gains and Losses from the Derecognition of Nonfinancial Assets (“ASC 610-20”) based on the difference between the carrying amount of the ETH or SOL staked and the fair value of the LsETH received or mSOL; and shall be included in “Realized gain or loss on crypto assets” in the Company’s consolidated statements of operations. As of December 31, 2025, liquid staked crypto assets amounted to $98,584, which are included in crypto assets, at cost on the accompanying consolidated balance sheet (See Note 4).

SILO PHARMA, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

Staking rewards in the form of ETH or SOL are only received upon redemption of LsETH or mSOL. During the year ended December 31, 2025, no liquid staking rewards were received.

Since LsETH and mSOL are accounted for under ASC 350-30, any increases in LsETH and mSOL fair value while the Company remains staked with the liquid staking protocols, are not recognized. There is no ongoing performance obligation following the staking of ETH or SOL through the liquid staking protocol. Additionally, LsETH and mSOL are non-rebasing tokens, meaning its quantity remains fixed over time. Staking rewards are not continuously reflected in token balances but are instead realized separately. Staking rewards are therefore recognized only when the LsETH or mSOL is redeemed, measured at the fair value of ETH or SOL at contract inception, which is when the ETH or SOL were staked. Staking rewards on LsETH or mSOL shall be included in “Staking income on crypto assets” in the Company’s consolidated statements of operations. Gain or loss resulting from the difference between the carrying amount of the LsETH or mSOL redeemed and the fair value of ETH or SOL received at redemption (i.e., excluding staking rewards), shall be included in “Realized gain or loss on crypto assets” in the Company’s consolidated statements of operations.

Crypto assets are classified on the balance sheet based on management’s intent and the expected period of use or sale:

●	Current assets: Digital assets held for trading or intended to be sold within 12 months are classified as current assets. As of December 31, 2025, the Company reflects its crypto assets as current assets since the crypto assets are held for trading or intended to be sold within 12 months.

●	Non-current assets: Digital assets held for investment or long-term strategic purposes are classified as non-current assets.

See Note 4 - Crypto Assets for additional information.

Prepaid Expenses

Prepaid expenses and other current assets of $208,559 and $30,957 on December 31, 2025 and 2024, respectively, consist primarily of costs paid for future services which will occur within a year. On December 31, 2025 and 2024, prepaid expenses and other assets – non-current amounted to $0 and $59,145, respectively, and consist primarily of costs paid for future services which will occur after a year. Prepaid expenses may also include prepayments in cash and equity instruments for consulting, research and development, license fees, public relations, insurance and business advisory services, and legal fees which are being amortized over the terms of their respective agreements, which may exceed a year of service.

Intangible Assets

Intangible assets, consisting of an exclusive license agreement, are carried at cost less accumulated amortization, computed using the straight-line method over the estimated useful life of 20 years, less any impairment charges. The Company examines the possibility of decreases in the value of these assets when events or changes in circumstances reflect the fact that their recorded value may not be recoverable.

Revenue Recognition

The Company applies ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”). ASC 606 establishes a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most of the existing revenue recognition guidance. This standard requires an entity to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services and also requires certain additional disclosures.

For the license and royalty income, revenue is recognized when the Company satisfies the performance obligation based on the related license agreement. Payments received from the licensee that are related to future periods are recorded as deferred revenue to be recognized as revenues over the term of the related license agreement (see Note 8).

SILO PHARMA, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

Cost of Revenues

The primary components of cost of revenues on license fees includes the cost of the license fees. Payments made to the licensor that are related to future periods are recorded as prepaid expense to be amortized over the term of the related license agreement (see Note 8).

Stock-Based Compensation

Stock-based compensation is accounted for based on the requirements of ASC 718 – “Compensation – Stock Compensation”, which requires recognition in the financial statements of the cost of employee, director, and non-employee services received in exchange for an award of equity instruments over the period the employee, director, or non-employee is required to perform the services in exchange for the award (presumptively, the vesting period). The ASC also requires measurement of the cost of employee, director, and non-employee services received in exchange for an award based on the grant-date fair value of the award. The Company has elected to recognize forfeitures as they occur as permitted under Accounting Standards Update (“ASU”) 2016-09 Improvements to Employee Share-Based Payment.

Income Taxes

Deferred income tax assets and liabilities arise from temporary differences between the financial statements and tax basis of assets and liabilities, as measured by the enacted tax rates, which are expected to be in effect when these differences reverse. Deferred tax assets and liabilities are classified as current or non-current, depending upon the classification of the asset or liabilities to which they relate. Deferred tax assets and liabilities not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

On July 4, 2025, the One Big Beautiful Bill Act (“OBBBA”) was enacted, which included among other provisions the restoration of immediate expensing of domestic research and experimental (“R&E”) expenditures under Section 174. Pursuant to the OBBBA’s transition rules, the Company elected to expense all unamortized domestic R&E costs previously capitalized between 2022 and 2024. As the Company maintains a valuation allowance against its net deferred tax assets, including NOLs, this election resulted in no change to tax expense for the year ended December 31, 2025.

The Company follows the provisions of Financial Accounting Standards Board (“FASB”) ASC 740-10, “Uncertainty in Income Taxes”. Certain recognition thresholds must be met before a tax position is recognized in the financial statements. An entity may only recognize or continue to recognize tax positions that meet a “more-likely-than-not” threshold. The Company does not believe it has any uncertain tax positions as of December 31, 2025 and 2024 that would require either recognition or disclosure in the accompanying consolidated financial statements.

Research and Development

In accordance with ASC 730-10, “Research and Development-Overall,” research and development costs are expensed when incurred. During the years ended December 31, 2025 and 2024, research and development costs were $2,160,829 and $2,368,156, respectively.

Leases

Leases are accounted for using ASU 2016-02, “Leases (Topic 842)”. ASU 2016-02 sets out the principles for the recognition, measurement, presentation and disclosure of leases for both parties to a contract (i.e., lessees and lessors). The standard requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease. A lessee is also required to recognize a right-of-use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. Leases with a term of 12 months or less will be accounted for similar to existing guidance for operating leases today. As of December 31, 2025 and 2024, the Company has no leases. The Company will analyze any lease to determine if it would be required to record a lease liability and a right of use asset on its consolidated balance sheets at fair value upon adoption of ASU 2016-02. The Company has elected not to recognize right-of-use assets and lease liabilities for short-term leases that have a term of 12 months or less.

SILO PHARMA, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

Net Loss per Common Share

Basic loss per share is computed by dividing net loss allocable to common shareholders by the weighted average number of shares of common stock outstanding during each period. Diluted loss per share is computed by dividing net loss available to common shareholders by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during the period using the as-if converted method. Potentially dilutive securities which include stock options and stock warrants are excluded from the computation of diluted shares outstanding if they would have an anti-dilutive impact on the Company’s net losses.

The following potentially dilutive shares have been excluded from the calculation of diluted net loss per share as their effect would be anti-dilutive for the years ended December 31, 2025 and 2024:

	December 31,	December 31,
	2025	2024
Stock options	522,850	22,850
Warrants	10,239,831	2,211,730
	10,762,681	2,234,580

Segment Reporting

The Company operates as a single operating segment as a clinical-stage biopharmaceutical company focused on developing new generation therapies for unmet medical needs. In accordance with ASC 280 – “Segment Reporting”, the Company’s chief operating decision maker has been identified as the Chief Executive Officer, who reviews operating results to make decisions about allocating resources and assessing performance for the entire Company. Existing guidance, which is based on a management approach to segment reporting, establishes requirements to report selected segment information quarterly and to report annually entity-wide disclosures about products and services, major customers, and the countries in which the entity holds material assets and reports revenue. All material operating units qualify for aggregation under “Segment Reporting” due to their similarities in economic characteristics such as nature of services; and procurement processes. Since the Company operates in one segment, all financial information required by “Segment Reporting” can be found in the accompanying notes to consolidated financial statements. All revenues and expenses as reflected in the accompanying consolidated statements of operations and comprehensive loss are allocated to the one segment. The Company’s single operating segment includes all of the Company’s assets and liabilities as reflected in the accompanying consolidated balance sheets.

Recent Accounting Pronouncements

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, or “ASU 2023-09.” The amendments in this update require that public business entities on an annual basis (1) disclose specific categories in the rate reconciliation and (2) provide additional information for reconciling items that meet a quantitative threshold (if the effect of those reconciling items is equal to or greater than 5 percent of the amount computed by multiplying pretax income (or loss) by the applicable statutory income tax rate). The amendments also require entities on an annual basis to disclose disaggregated amounts of income taxes paid. ASU 2023-09 is effective for annual periods beginning after December 15, 2024. The Company adopted ASU 2023-09 for the year ended December 31, 2025 (See Note 9 – Income Taxes).

In November 2024, the FASB issued ASU 2024-03, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40), which requires entities to provide more detailed disaggregation of expenses in the income statement, focusing on the nature of the expenses rather than their function. The new disclosures will require entities to separately present expenses for significant line items, including but not limited to, depreciation, amortization, and employee compensation. Entities will also be required to provide a qualitative description of the amounts remaining in relevant expense captions that are not separately disaggregated quantitatively, disclose the total amount of selling expenses and, in annual reporting periods, provide a definition of what constitutes selling expenses. This pronouncement is effective for fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027, with early adoption permitted. The Company does not expect the adoption of this new guidance to have a material impact on its consolidated financial statements.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the Company’s consolidated financial statements.

SILO PHARMA, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

NOTE 3 – FAIR VALUE OF FINANCIAL INSTRUMENTS AND FAIR VALUE MEASUREMENTS

Fair Value Measurements and Fair Value of Financial Instruments

FASB ASC 820 - Fair Value Measurements and Disclosures, defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. FASB ASC 820 requires disclosures about the fair value of all financial instruments, whether or not recognized, for financial statement purposes. Disclosures about the fair value of financial instruments are based on pertinent information available to the Company on December 31, 2025 and 2024. Accordingly, the estimates presented in these consolidated financial statements are not necessarily indicative of the amounts that could be realized on disposition of the financial instruments. FASB ASC 820 specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement).

Level 1 -	Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

Level 2 -	Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable, and inputs derived from or corroborated by observable market data.

Level 3 -	Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

The carrying value of certain financial instruments, including cash and cash equivalents, prepaid expenses and other current assets, and accounts payable and accrued expenses are carried at historical cost basis, which approximates their fair values because of the short-term nature of these instruments.

The Company analyzes all financial instruments with features of both liabilities and equity under the Financial Accounting Standard Board’s (the “FASB”) accounting standard for such instruments. Under this standard, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

The following table represents the Company’s fair value hierarchy of its financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2025 and 2024.

	December 31, 2025				December 31, 2024
Description	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Short-term investments	$1,963,103	$146,962	$-	$2,110,065	$3,174,724	$-	$-	$3,174,724
Crypto assets, at fair value	$221,817	$-	$-	$221,817	$-	$-	$-	$-

The Company’s short-term investments consist of marketable debt securities, which are categorized as Level 1 measurements based on redemption values and an interest in the tokenized investment fund (“T12 Fund”), which is a Level 2 measurement based on the Net Asset Value (“NAV”) provided by the fund administrator.

SILO PHARMA, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

See Note 4 for information related to crypto assets.

Short-Term Investments – Debt Securities, at Fair Value and Tokenized Fund (T12 Fund), at Fair Value

The following table summarizes activity in the Company’s short-term investments, at fair value for the years presented:

	Year Ended December 31,	Year Ended December 31,
	2025	2024
Balance, beginning of year	$3,174,724	$4,140,880
Additions	246,914	175,543
Sales of short-term debt investments	(1,315,653)	(1,149,320)
Net realized gain (loss) on the sale of short-term investments	3,911	(1,025)
Unrealized gain, net	169	8,646
Balance, end of year	$2,110,065	$3,174,724

NOTE 4 – CRYPTO ASSETS

Crypto Assets, at Fair Value

The following table sets forth the units held, cost basis, and fair value of crypto assets held, as shown on the consolidated balance sheet as of December 31, 2025:

Name	Classification	Tokens Held	Cost Basis	Fair Value on December 31, 2025
BTC (Bitcoin)	Current	2.05492	$218,577	$179,824
USDC	Current	1,843.05	1,843	1,842
ETH (Ethereum)	Current	1.0769	4,343	3,195
SOL (Solana), including native staked SOL	Current	192.04422	34,918	23,907
RSC	Current	29,705.59900	12,664	3,355
XRP	Current	5,274.30474	14,080	9,694
Total			$286,425	$221,817

Cost basis is equal to the cost of the crypto assets or fund subscription plus transaction fees, if any, at the time of purchase or upon receipt, and staking income. Fair value represents the quoted (unadjusted) prices on coinmarketcap.com or the Coinbase exchange as of midnight UTC on the measurement date.

As of December 31, 2024, the Company did not hold any crypto assets.

The following table represents a reconciliation of crypto assets held at fair value:

For the Year Ended December 31, 2025

Fair Value, December 31, 2024	$-
Additions from crypto assets received from purchases made with cash	574,920
Deposits of crypto assets (USDC) into tokenized investment fund (T12 Fund)	(150,202)
Deposits of crypto assets into liquid staking activities	(138,500)
Receipt of crypto assets rewards from liquid staking activities	207
Unrealized loss	(64,608)
Fair Value, December 31, 2025	$221,817

SILO PHARMA, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

Crypto Assets at Cost

The following table sets forth the units held, cost basis, and fair value of crypto assets held, as shown on the consolidated balance sheet as of December 31, 2025:

Name	Classification	Units Held	Original Cost Basis	Impairment	Adjusted Carrying Amount on December 31, 2025
LsETH (Staked Ethereum)	Current	20.38415	$78,340	$(17,860)	$60,480
mSOL (Marinade Solana)	Current	226.95034	60,160	(22,056)	38,104
Total			$138,500	$(39,916)	$98,584

Cost basis is equal to the cost of the crypto assets plus transaction fees, if any, at the time of purchase or upon receipt. Adjusted carrying amount represents the costs of the crypto asset less impairment recorded.

The following table represents a reconciliation of crypto assets held at cost:

For the Year Ended December 31, 2025

Cost Basis, December 31, 2024	$-
Receipt of crypto assets at cost upon deposits of crypto assets at fair value into liquid staking activities	138,500
Impairment loss	(39,916)
Adjusted Carrying Amount, December 31, 2025	$98,584

For the year ended December 31, 2025, the Company recorded an impairment loss of $39,916 related to its holdings of LsETH and mSOL in accordance with ASC 350-30, Intangibles—Goodwill and Other—General Intangibles Other Than Goodwill (See Note 2 - Crypto Assets). The impairment was recorded in the other income (expense) in the consolidated statements of operations. During the year ended December 31, 2025, the Company did not redeem any LsETH or mSOL and did not recognize any net gain or loss.

NOTE 5 – INTANGIBLE ASSETS

On July 1, 2024, the Company entered into an exclusive license agreement (the “Columbia License Agreement”) with Columbia University (“Columbia”) with an effective date of June 28, 2024 (the “Effective Date”) pursuant to which the Company has been granted exclusive rights to certain patents and technical information to develop, manufacture and commercialize Products (as defined in the Columbia License Agreement), including therapies for stress-induced affective disorders and other conditions, for a cost of $247,400. In May 2025, Columbia agreed to reduce the reimbursement of the prior patent and legal expenses from $197,400 to $185,000. As a result, the total cost of the license was revised to $235,000 (See Note 8). The term of the Columbia License Agreement shall commence on the Effective Date and shall continue on a country-by-country and product-by-product basis until the latest of: (a) the date of expiration of the last to expire of the issued Patents (as defined in the Columbia License Agreement), (b) 20 years after the first bona fide commercial sale of the Product in the country in question, or (c) expiration of any market exclusivity period granted by a regulatory agency for a Product in the country in question (See Note 8).

On December 31, 2025 and 2024, intangible assets consisted of the following:

	Useful life	December 31, 2025	December 31, 2024
License	20 years	$235,000	$247,400
Less: accumulated amortization		(17,625)	(6,185)
		$217,375	$241,215

SILO PHARMA, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

For the years ended December 31, 2025 and 2024, amortization expense amounted to $11,440 and $6,185, respectively.

Amortization of intangible assets with finite lives attributable to future periods is as follows:

Year ending December 31:	Amount
2026	$11,750
2027	11,750
2028	11,750
2029	11,750
2030	11,750
Thereafter	158,625
Total	$217,375

NOTE 6 – STOCKHOLDERS’ EQUITY

Shares Authorized

The Company has 105,000,000 shares authorized which consists of 100,000,000 shares of common stock and 5,000,000 shares of preferred stock.

Sale of Common Stock and Warrants

June 2024 Offering and Concurrent Private Placement

On June 4, 2024, the Company entered into a securities purchase agreement (the “June 2024 Purchase Agreement”) with certain institutional investors (the “June 2024 Investors”), pursuant to which the Company agreed to sell to such investors 883,395 shares (the “June 2024 Shares”) of common stock of the Company (the “Common Stock”) at a purchase price of $2.18 per share of Common Stock, and pre-funded warrants (the “June 2024 Pre-Funded Warrants”) to purchase up to 34,037 shares of Common Stock of the Company (the “Pre-Funded Warrant Shares”), having an exercise price of $0.0001 per share, and a purchase price of $2.1799 per Pre-Funded Warrant (the “June 2024 Offering”). The shares of Common Stock and Pre-Funded Warrants (and shares of common stock underlying the Pre-Funded Warrants) were offered by the Company pursuant to its shelf registration statement on Form S-3 (File No. 333-276658), which was declared effective by the Securities and Exchange Commission (“SEC”) on January 30, 2024.

Concurrently with the sale of the June 2024 Shares and/or the Pre-Funded Warrants, pursuant to the June 2024 Purchase Agreement in a private placement, for each June 2024 Share and/or Pre-Funded Warrant purchased by the June 2024 investors, such investors received from the Company an unregistered warrant (the “June 2024 Common Warrant”) to purchase one share of Common Stock for each June 2024 Share and/or Pre-Funded Warrant purchased (the “June 2024 Common Warrant Shares”). Accordingly, the Company issued an aggregate of 917,432 June 2024 Common Warrants to the June 2024 Investors. The June 2024 Common Warrants have an exercise price of $2.06 per share and are exercisable immediately upon issuance for a five-year period.

On April 23, 2024, the Company entered into an engagement agreement with H.C. Wainwright & Co., LLC, as exclusive placement agent (the “Placement Agent”), pursuant to which the Placement Agent agreed to act as placement agent on a reasonable “best efforts” basis in connection with the June 2024 Offering. The Company agreed to pay the Placement Agent an aggregate cash fee equal to 7.5% of the gross proceeds from the sale of securities in the June 2024 Offering and a management fee equal to 1.0% of the gross proceeds raised in the June 2024 Offering. The Company also agreed to issue the Placement Agent (or its designees) a warrant (the “June 2024 Placement Agent Warrant”) to purchase up to 7.5% of the aggregate number of shares of Common Stock and/or Pre-Funded Warrants sold in the June 2024 Offering, In connection with the June 2024 Purchase Agreement, the Company paid the Placement Agent a cash fee and management fee of $170,000 and the Placement Agent received the June 2024 Placement Agent Warrants to purchase up to 68,807 shares of Common Stock (“June 2024 Placement Agent Warrant Shares”), at an exercise price equal to 125.0% of the offering price per June 2024 Share, or $2.725 per share. The June 2024 Placement Agent Warrants are exercisable immediately upon issuance for a period of five years following the commencement of the sales pursuant to the Offering. In addition, the Company paid the Placement Agent $25,000 for non-accountable expenses, $50,000 for legal expenses and other out-of-pocket expenses and $15,950 for clearing fees.

The closing of the sales of these securities under the June 2024 Purchase Agreement took place on June 6, 2024. The public offering price for each June 2024 Shares was $2.18 for aggregate gross proceeds of $1,925,801, and public offering price for the Pre-Funded Warrants was $2.1799 for each Pre-Funded Warrant for aggregate gross proceeds of $74,201. In connection with this Offering, the Company raised aggregate gross proceeds of $1,999,999 and received net proceeds of $1,673,216, net of Placement Agent fees and offering costs of $260,950 and legal fees of $65,833. The Company is using the net proceeds from the June 2024 Offering for working capital and other general corporate purposes.

SILO PHARMA, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

The per share exercise price for the Pre-Funded Warrants was $0.0001 and the Pre-Funded Warrants were exercisable immediately. The June 2024 Investors immediately exercised the 34,037 Pre-Funded Warrants and the June 2024 Investors received 34,037 shares of Common Stock for cash proceeds of $3. The Pre-Funded Warrants are not and will not be listed for trading on any national securities exchange or other nationally recognized trading system.

The June 2024 Common Warrants and the June 2024 Common Warrant Shares were sold without registration under the Securities Act of 1933 (the “Securities Act”) in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act as transactions not involving a public offering and Rule 506 promulgated under the Securities Act as sales to accredited investors, and in reliance on similar exemptions under applicable state laws.

Pursuant to the terms of the June 2024 Purchase Agreement and subject to certain exceptions as set forth in the June 2024 Purchase Agreement, from the date of the June 2024 Purchase Agreement until fifteen (15) days after the Closing Date, neither the Company nor any Subsidiary shall issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of Common Stock or Common Stock Equivalents. In addition, until one year from the Closing Date, the Company is prohibited from entering into a Variable Rate Transaction (as defined in the June 2024 Purchase Agreement), subject to certain limited exceptions.

The Company agreed to file a registration statement on Form S-3 (or other appropriate form if the Company is not then S-3 eligible) providing for the resale of the Common Warrant Shares (the “June 2024 Resale Registration Statement”) within 45 calendar days of the date of the June 2024 Purchase Agreement (the “Filing Date”), and to use commercially reasonable efforts to cause the June 2024 Resale Registration Statement to be declared effective by the SEC within 60 calendar days following the date of the Filing Date and to keep the June 2024 Resale Registration Statement effective at all times until the Holders no longer own any June 2024 Common Warrants or June 2024 Common Warrant Shares. On July 25, 2024, the Company filed an S-1 registration statement related to the June 2024 Common Warrant Shares and June 2024 Placement Agent Warrant Shares, which was declared effective on July 30, 2024.

July 2024 Offering and Concurrent Private Placement

On July 18, 2024, the Company entered into a securities purchase agreement (the “July 2024 Purchase Agreement”) with certain institutional investors (“July 2024 Investors”), pursuant to which the Company agreed to sell to such investors 763,638 shares (the “July 2024 Shares”) of common stock of the Company (the “Common Stock”), at a purchase price of $2.75 per share of Common Stock (the “July 2024 Offering”). The shares of Common Stock were offered by the Company pursuant to its shelf registration statement on Form S-3 (File No. 333-276658), which was declared effective by the SEC on January 30, 2024.

Concurrently with the sale of Common Stock, pursuant to the July 2024 Purchase Agreement in a private placement, for each share of Common Stock purchased by the July 2024 Investors, such July 2024 Investors received from the Company an unregistered warrant (the “July 2024 Common Warrants”) to purchase one share of common stock for each July 2024 Share purchased for an aggregate of 763,638 shares (the “July 2024 Common Warrant Shares”). The July 2024 Common Warrants have an exercise price of $2.75 per share and are exercisable immediately upon issuance for a five-year period.

The closing of the sales of these securities under the July 2024 Purchase Agreement took place on July 22, 2024. The gross proceeds from the July 2024 Offering were $2,100,005, prior to deducting placement agent’s fees and other offering expenses payable by the Company, and the Company received net proceeds of $1,741,522, net of placement agent’s fees and offering costs of $269,450 and legal fees and other fees of $89,033. The Company is using the net proceeds from the July 2024 Offering for working capital and other general corporate purposes.

In connection with the April 23, 2024 engagement agreement with the Placement Agent discussed above, in connection with the July 2024 Purchase Agreement, the Placement Agent received warrants to purchase up to 57,273 shares of Common Stock (“July 2024 Placement Agent Warrant Shares”), at an exercise price equal to 125.0% of the offering price per July Share of Common Stock, or $3.4375 per share (the “July 2024 Placement Agent Warrant”).

The July 2024 Common Warrants were sold without registration under the Securities Act in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act as transactions not involving a public offering and Rule 506 promulgated under the Securities Act as sales to accredited investors, and in reliance on similar exemptions under applicable state laws.

The July 2024 Placement Agent Warrants are exercisable immediately upon issuance for a period of five years following the commencement of the sales pursuant to the July 2024 Offering. In addition, the Company paid the July 2024 Placement Agent $25,000 for non-accountable expenses, $50,000 for legal expenses and other out-of-pocket expenses and $15,950 for clearing fees.

Pursuant to the terms of the July 2024 Purchase Agreement and subject to certain exceptions as set forth in the July 2024 Purchase Agreement, from the date of the July 2024 Purchase Agreement until fifteen days after the Closing Date, neither the Company nor any Subsidiary shall issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of Common Stock or Common Stock Equivalents. In addition, until one year from the Closing Date, the Company is prohibited from entering into a Variable Rate Transaction (as defined in the July 2024 Purchase Agreement), subject to certain limited exceptions.

SILO PHARMA, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

Each of our executive officers and directors have agreed, subject to certain exceptions, not to dispose of or hedge any shares of Common Stock or securities convertible into or exchangeable for shares of Common Stock during the period from the date of the lock-up agreement continuing through the fifteen (15) days after the closing of the July 2024 Offering.

The Company agreed to file a registration statement on Form S-3 (or other appropriate form if the Company is not then S-3 eligible) providing for the resale of the Common Warrant Shares (the “July 2024 Resale Registration Statement”) within 45 calendar days of the date of the July 2024 Purchase Agreement (the “July 2024 Filing Date”), and to use commercially reasonable efforts to cause the July 2024 Resale Registration Statement to be declared effective by the SEC within 75 calendar days following the date of the Filing Date and to keep the July 2024 Resale Registration Statement effective at all times until the Holders no longer own any July 2024 Common Warrants or July 2024 Common Warrant Shares. On August 21, 2024, the Company filed an S-1 registration statement related to the July 2024 Common Warrant Shares and July 2024 Placement Agent Warrant Shares, which was declared effective on September 3, 2024.

May 2025 Public Offering

On May 16, 2025, the Company completed a public offering (the “May 2025 Offering”) of (i) 2,723,336 shares (the “May 2025 Common Shares”) of Common Stock; (ii) prefunded warrants (the “May 2025 Prefunded Warrants”) to purchase 610,002 shares of Common Stock of the Company (the “May 2025 Prefunded Warrant Shares”); (iii) Series A-1 warrants (the “May 2025 Series A-1 Common Warrants”) to purchase 3,333,338 shares of Common Stock of the Company (the “May 2025 Series A-1 Common Warrant Shares”) and (iv) Series A-2 warrants (the “May 2025 Series A-2 Common Warrants,” together with the Series A-1 Warrants, the “May 2025 Common Warrants”) to purchase 3,333,338 shares of Common Stock of the Company (the “May 2025 Series A-2 Common Warrant Shares,” together with the Series A-1 Common Warrants Shares, the “May 2025 Common Warrant Shares”). The offering price of each May 2025 Common Share and accompanying May 2025 Series A-1 Common Warrant and May 2025 Series A-2 Common Warrant was $0.60, and the offering price of each May 2025 Prefunded Warrant and accompanying May 2025 Series A-1 Common Warrant and May 2025 Series A-2 Common Warrant was $0.5999.  The May 2025 Common Shares, May 2025 Prefunded Warrants, May 2025 Prefunded Warrant Shares, May 2025 Common Warrants and May 2025 Common Warrant Shares are collectively referred to herein as the “May 2025 Securities.”

Each May 2025 Common Warrant has an exercise price of $0.60 per share. The May 2025 Common Warrants are exercisable upon issuance (the “May 2025 Initial Exercise Date”). The May 2025 Series A-1 Common Warrants will expire five (5) years following the May 2025 Initial Exercise Date. The May Series A-2 Common Warrants will expire eighteen (18) months following the May 2025 Initial Exercise Date. A holder may not exercise any portion of the May 2025 Common Warrants to the extent the Purchaser would own more than 4.99% of the outstanding Common Stock immediately after exercise. A holder may increase or decrease this percentage with respect to either the May 2025 Series A-1 Common Warrants or the May 2025 Series A-2 Common Warrants to a percentage not in excess of 9.99%, except that any such increase shall require at least 61 days’ prior notice to the Company.

The May 2025 Prefunded Warrants are immediately exercisable and may be exercised at a nominal exercise price of $0.0001 per share of Common Stock at any time until all of the May 2025 Prefunded Warrants are exercised in full. A holder may not exercise any portion of the May 2025 Common Warrants to the extent the Purchaser would own more than 4.99% of the outstanding Common Stock immediately after exercise. A holder may increase or decrease this percentage with respect to May 2025 Prefunded Warrants to a percentage not in excess of 9.99%, except that any such increase shall require at least 61 days’ prior notice to the Company.

As compensation to H.C. Wainwright & Co., LLC as the exclusive placement agent in connection with the May 2025 Offering (the “Placement Agent”), the Company paid the Placement Agent a cash fee of 7.5% of the aggregate gross proceeds raised in the May 2025 Offering, plus a management fee equal to 1.0% of the gross proceeds raised in the May 2025 Offering and an aggregate of $120,000 for reimbursement of certain expenses and legal fees. These fees and expenses were considered as offering costs directly related to the May 2025 Offering and were recorded as a reduction to additional paid-in capital. The Company also issued warrants to designees of the Placement Agent (the “May 2025 Placement Agent Warrants”) to purchase up to 250,000 shares of Common Stock (the “May 2025 Placement Agent Warrant Shares”). The May 2025 Placement Agent Warrants have substantially the same terms as the May 2025 Series A-1 Common Warrants, except that the May 2025 Placement Agent Warrants have an exercise price equal to $0.75 per share.

SILO PHARMA, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

In connection with the issuance of the May 2025 Placement Agent Warrants, the Company calculated the fair value of such warrants using the Black-Scholes option-pricing model, and the Company determined that the aggregate total fair value of the placement agent warrants amounted to $117,320 which were considered offering costs and were netted against the net proceeds received pursuant to the May 2025 Offering under the guidance of ASU 2021-04.

In connection with the May 2025 Offering, the Company entered into a Securities Purchase Agreement (the “May 2025 Purchase Agreement”) with an institutional investor (the “May 2025 Purchaser”) on May 15, 2025. The May 2025 Purchase Agreement contained customary representations and warranties and agreements of the Company and the Purchaser and customary indemnification rights and obligations of the parties.

Pursuant to the terms of the May 2025 Purchase Agreement, the Company has agreed for a period of 60-days from the date of the Purchase Agreement, subject to certain exceptions, not to issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of Common Stock or Common Stock Equivalents (as defined in the May 2025 Purchase Agreement), or file any registration statement. In addition, from the date of the May 2025 Purchase Agreement until the one year anniversary of the closing date of the May 2025 Offering, the Company is prohibited from effecting or entering into an agreement to effect any issuance of Common Stock or Common Stock Equivalents (as defined in the Purchase Agreement) involving a Variable Rate Transaction (as defined in the Purchase Agreement), subject to an exception.

The May 2025 Securities, the May 2025 Placement Agent Warrants and the May 2025 Placement Agent Warrant Shares were offered pursuant to the Registration Statement on Form S-1 (File No. 333-286777), as amended, which was declared effective by the Securities and Exchange Commission on May 15, 2025.

The closing of the sales of these securities under the May 2025 Purchase Agreement took place on May 16, 2025. The public offering price for each May 2025 Shares was $0.60 for aggregate gross proceeds of $1,634,002, and public offering price for the Pre-Funded Warrants was $0.5999 for each Pre-Funded Warrant for aggregate gross proceeds of $365,940. In connection with this Offering, the Company raised aggregate gross proceeds of $1,999,942 of which $365,940 was attributable to the pre-funded warrants. The Company received net proceeds of $1,227,957 attributable to the sale of common stock, net of Placement Agent fees and offering costs of $290,000 and legal fees and other fees of $116,045. The Company is using the net proceeds from the May 2025 Offering for working capital and other general corporate purposes.

On May 19, 2025, the May 2025 Purchasers exercised the 610,002 May 2025 Pre-Funded Warrants and the May 2025 Investors received 610,002 shares of Common Stock for cash proceeds of $61. The May 2025 Pre-Funded Warrants are not and will not be listed for trading on any national securities exchange or other nationally recognized trading system.

On June 6, 2025, certain of the May 2025 Purchasers exercised 833,334 May 2025 Series A-2 Warrants and such May 2025 Investors received an aggregate of 833,334 shares of Common Stock for cash proceeds of $500,000. The May 2025 Series A-1 Warrants and May 2025 Series A-2 Warrants are not and will not be listed for trading on any national securities exchange or other nationally recognized trading system.

During August and September 2025, certain of the May 2025 Investors exercised the 916,668 Series A-1 Warrants and 143,334 Series A-2 Warrants and the May 2025 Investors received a total of 1,060,002 shares of Common Stock for net cash proceeds of $634,922.

October 2025 Registered Direct Offering with Concurrent Private Placement

On September 29, 2025, the Company entered into a securities purchase agreement (the “September 2025 Purchase Agreement”) with certain institutional investors, pursuant to which the Company agreed to sell to such investors 2,857,143 shares (the “October 2025 Shares”) of common stock, par value $0.0001 per share of the Company (the “Common Stock”) at a purchase price of $0.875 per share (the “October 2025 Offering”). The October 2025 Shares were offered by the Company pursuant to its shelf registration statement on Form S-3 (File No. 333-276658), which was declared effective by the Securities and Exchange Commission on January 30, 2024 and a related base prospectus and prospectus supplements thereunder.

SILO PHARMA, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

Concurrently with the sale of the October 2025 Shares pursuant to the September 2025 Purchase Agreement in a private placement, for each October 2025 Share purchased by the investors, such investors received from the Company an unregistered warrant (the “October 2025 Warrants”) to purchase one share of Common Stock for each October 2025 Share purchased (the “October 2025 Warrant Shares”). The October 2025 Warrants have an exercise price of $0.75 per share, are exercisable immediately upon issuance and will expire five years from the effective date of a registration statement registering for resale the underlying October 2025 Warrant Shares.

The closing of the sales of these securities under the September 2025 Purchase Agreement took place on October 1, 2025.

The gross proceeds from the October 2025 Offering were $2,500,000, prior to deducting placement agent’s fees and other offering expenses payable by the Company. The Company intends to use the net proceeds from the October 2025 Offering for working capital and other general corporate purposes. The Company received net proceeds of $2,131,339, net of Placement agent fees and offering costs of $303,450 and legal and other fees of $65,211.

The October 2025 Warrants and the October 2025 Warrant Shares were sold without registration under the Securities Act of 1933 (the “Securities Act”) in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act as transactions not involving a public offering and Rule 506 promulgated under the Securities Act as sales to accredited investors, and in reliance on similar exemptions under applicable state laws.

The representations, warranties and covenants contained in the September 2025 Purchase Agreement were made solely for the benefit of the parties to the September 2025 Purchase Agreement. In addition, such representations, warranties and covenants (i) are intended as a way of allocating the risk between the parties to the September 2025 Purchase Agreement and not as statements of fact, and (ii) may apply standards of materiality in a way that is different from what may be viewed as material by stockholders of, or other investors in, the Company. Accordingly, the September 2025 Purchase Agreement is included with this filing only to provide investors with information regarding the terms of the transaction, and not to provide investors with any other factual information regarding the Company. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the September 2025 Purchase Agreement, which subsequent information may or may not be fully reflected in public disclosures.

As compensation to H.C. Wainwright & Co., LLC, as exclusive placement agent (the “Placement Agent”) as amended on each of April 8, 2025, May 6, 2025 and September 29, 2025, the Company agreed to pay the Placement Agent an aggregate cash fee equal to 7.5% of the gross proceeds from the sale of securities in the October 2025 Offering or $187,500 and a management fee equal to 1.0% of the gross proceeds raised in the October 2025 Offering or $25,000. The Company also agreed to issue the Placement Agent (or its designees) warrants (the “October 2025 Placement Agent Warrants”) to purchase up to 7.5% of the aggregate number of October 2025 Shares sold in the October 2025 Offering, or warrants to purchase up to 214,285 shares of Common Stock, at an exercise price equal to 125% of the offering price per Share, or $1.0938 per share. The October 2025 Placement Agent Warrants are exercisable immediately upon issuance for a period of five years following the commencement of the sales pursuant to the October 2025 Offering. In addition, the Company agreed to reimburse the Placement Agent $25,000 for non-accountable expenses, $50,000 for legal expenses and other out-of-pocket expenses and $15,950 for clearing fees. These fees and expenses were considered as offering costs directly related to the October 2025 Offering and were recorded as a reduction to additional paid-in capital.

Pursuant to the terms of the September 2025 Purchase Agreement and subject to certain exceptions as set forth in the September 2025 Purchase Agreement, from the date of the September 2025 Purchase Agreement until thirty (30) days after the Closing Date, neither the Company nor any Subsidiary shall issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of Common Stock or Common Stock Equivalents (as defined in the September 2025 Purchase Agreement). In addition, until one (1) year after the Closing Date, the Company is prohibited from entering into a Variable Rate Transaction (as defined in the September 2025 Purchase Agreement), subject to certain limited exceptions.

The Company agreed to file a registration statement on Form S-1 providing for the resale of the October 2025 Warrant Shares (the “Resale Registration Statement”) within 15 calendar days of the date of the September 2025 Purchase Agreement (the “Filing Date”), and to use commercially reasonable efforts to cause the Resale Registration Statement to be declared effective by the SEC within 75 calendar days following the date of the Filing Date and to keep the Resale Registration Statement effective at all times until the Holders no longer own any October 2025 Warrants or October 2025 Warrant Shares. This registration statement on Form S-1 was filed with the SEC on October 29. 2025 and declared effective on November 26, 2025.

SILO PHARMA, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

Asset Purchase

On July 29, 2025, the Company entered into an asset purchase agreement (the “Agreement”) with MAVS Holdings LLC (the “Seller”). Pursuant to the Agreement, the Seller agreed to sell, and the Company agreed to purchase, certain software of the web-based application currently marketed as “r2crypto.com” and the domain names socialscan.info, coinfeel.net, and r2crypto.com (the “Purchased Assets”).

In consideration for the Purchased Assets, the Company issued to the Seller 750,000 shares of its common stock, which were valued at $518,225 or $0.69 per share, based on the quoted closing stock price on July 29, 2025. The issuance was recorded as an increase to common stock and additional paid-in capital within stockholders’ equity. Due to the nature of the Purchased Assets and the lack of an established alternative future use, the fair value of the common stock issued was recorded as research and development expense of $518,225 during the year ended December 31, 2025.

The Agreement contains certain representations, warranties and covenants of the parties that are customary for agreements of its type. In addition, the Seller agreed to indemnify the Company for any misrepresentation or breach under the Agreement, infringement of any third-party right by any portion of the software and any acts of gross negligence, fraud or intentional misconduct by the Seller.

Stock Repurchase Plan

On January 26, 2023, the Company’s Board of Directors authorized a stock repurchase plan to repurchase up to $1 million of the Company’s issued and outstanding common stock, from time to time, with such plan to be in place until December 31, 2023. On January 9, 2024, the Board of Directors of the Company approved an extension of the previously announced stock repurchase program authorizing the purchase of up to $1 million of the Company’s common stock until March 31, 2024 and on April 4, 2024, the Stock Repurchase Plan was extended to April 30, 2024. During the year ended December 31, 2023, the Company purchased 252,855 shares of common stock for a cost of $471,121. During the year ended December 31, 2024, the Company purchased 102,855 shares of common stock for a cost of $173,113. In aggregate, during the years ended December 31, 2024 and 2023, the Company repurchased a total of 355,710 shares of its common stock for a total cost of $644,234 pursuant to its Stock Repurchase Program. During the year ended December 31, 2024, 355,710 treasury shares with a cost of $644,234 were cancelled. As of December 31, 2025 and 2024, there were no treasury shares outstanding.

Stock Options

On January 18, 2021, the Company’s board of directors (“Board”) approved the Silo Pharma, Inc. 2020 Omnibus Equity Incentive Plan (the “2020 Plan”) to incentivize employees, officers, directors and consultants of the Company and its affiliates. 170,000 shares of common stock are reserved and available for issuance under the 2020 Plan, provided that certain exempt awards (as defined in the 2020 Plan), shall not count against such share limit. The 2020 Plan provides for the grant, from time to time, at the discretion of the Board or a committee thereof, of cash, stock options, including incentive stock options and nonqualified stock options, restricted stock, dividend equivalents, restricted stock units, stock appreciation units and other stock or cash-based awards. The 2020 Plan shall terminate on the tenth anniversary of the date of adoption by the Board. Subject to certain restrictions, the Board may amend or terminate the Plan at any time and for any reason. An amendment of the 2020 Plan shall be subject to the approval of the Company’s stockholders only to the extent required by applicable laws, rules or regulations. On March 10, 2021, the 2020 Plan was approved by the stockholders. On September 15, 2023, our Board of Directors adopted the Silo Pharma, Inc. Amended and Restated 2020 Omnibus Equity Incentive Plan which was approved by the Company’s stockholders on December 4, 2023. The Amended and Restated Omnibus Equity Incentive Plan (i) increases the number of shares of common stock that may be issued under such plan by 300,000 shares to 470,000 shares and (ii) includes claw back provisions to comply with recent developments of applicable law. At the Annual Meeting on October 24, 2025, the shareholders of the Company approved an amendment to the Silo Pharma Inc. Amended and Restated 2020 Omnibus Equity Incentive Plan (the “Plan Amendment’) to increase the number of shares of common stock reserved for issuance thereunder to 1,400,000 shares from 470,000 shares. The amendment also added an automatic annual increase provision, effective January 1, 2026, equal to the lesser of 5% of the outstanding shares of Common Stock on the first day of the fiscal year or a number determined by the Board. On January 1, 2026, pursuant to the 5% evergreen provision described above, the amount of shares available under the Amended and Restated 202 Plan increased by 665,913 shares to 2,065,913 shares.

SILO PHARMA, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

On May 22, 2025, and effective May 23, 2025, the Board granted an aggregate of 400,000 incentive stock options under the 2020 Plan, to executive officers and board members, exercisable at the fair market value of the Company’s common stock on the date of grant or $0.429 per share with a five-year term and vest on the first anniversary date of the grant date. These options were valued at $167,566 on the grant date using a Black Scholes option pricing model with the following assumptions: risk-free interest rate of 3.96%, expected term of 3 years using the simplified method since the Company lacks sufficient, credible historical data to accurately model employee exercise behavior, and expected volatility of 259.34% based on historical volatility.

On August 4, 2025, the Board approved the establishment of a cryptocurrency advisory board (the “Crypto Advisory Board”) which will initially consists of up to three (3) members in connection with the Company’s cryptocurrency treasury strategy. On August 4, 2025, the Board appointed Corwin Yu as the initial member of the Crypto Advisory Board. In connection with this initiative, on August 4, 2025, the Company entered into an advisory agreement with Corwin Yu, pursuant to which Mr. Yu will serve on the Crypto Advisory Board. In consideration of Mr. Yu’s services, the Company granted him options to purchase 45,000 shares of its common stock at an exercise price of $0.7757 under its 2020 Plan, which options have a 10-year term and will vest in 12 equal monthly installments. These options were valued at $34,424 on the grant date using a Black Scholes option pricing model with the following assumptions: risk-free interest rate of 3.75%, expected term of 5.5 years using the simplified method since the Company lacks sufficient, credible historical data to accurately model employee exercise behavior, and expected volatility of 206.76% based on historical volatility.

On December 4, 2025, the Board granted additional option to purchase 55,000 shares of common stock to Corwin Yu at an exercise price of $0.4515 per share under the 2020 Plan. These additional options have a 10-year term and vest in 12 equal monthly installments over a one-year period. These options were valued at $24,487 on the grant date using a Black Scholes option pricing model with the following assumptions: risk-free interest rate of 3.68%, expected term of 5.5 years using the simplified method since the Company lacks sufficient, credible historical data to accurately model employee exercise behavior, and expected volatility of 206.60% based on historical volatility

During the years ended December 31, 2025 and 2024, the Company amortized $117,021 and $0 of stock-based compensation which was recorded as compensation expense in the accompanying consolidated statement of operations and comprehensive loss, respectively. As of December 31, 2025 and 2024, unamortized stock-based compensation expense related to unvested stock options had a balance of $109,456 and $0, respectively. As of December 31, 2025, the unamortized stock-based compensation expense is expected to be recognized over a weighted average period of 0.54 years.

Stock option activities for the years ended December 31, 2025 and 2024 are summarized as follows:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Balance Outstanding, December 31, 2023	28,850	$7.28	5.31	$8,610
Expired	(6,000)	0.005	-	-
Balance Outstanding, December 31, 2024	22,850	9.19	5.56	-
Granted	500,000	0.46	-	-
Balance Outstanding, December 31, 2025	522,850	$0.84	5.43	$-
Exercisable, December 31, 2025	46,183	$4.91	7.14	$-

SILO PHARMA, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

Stock Warrants

As discussed above under sale of June 2024 Shares and June 2024 Warrants, on June 4, 2024, the Company issued Pre-Funded Warrants to purchase up to 34,037 shares of Common Stock of the Company, having an exercise price of $0.0001 per share, and a purchase price of $2.1799 per Pre-Funded Warrant. The Pre-Funded Warrants were exercisable immediately. The June 2024 Investors immediately exercised the 34,037 Pre-Funded Warrants and the June 2024 Investors received 34,037 shares of Common Stock for cash proceeds of $3.

On June 4, 2024, concurrently with the sale of Common Stock and/or the Pre-Funded Warrants, pursuant to the June 2024 Purchase Agreement in a private placement as discussed above, the Company issued the June 2024 Common Warrants to purchase 917,432 shares of Common Stock to the June 2024 Investors. The June 2024 Common Warrants have an exercise price of $2.06 per share and are exercisable immediately upon issuance for a five-year period. Additionally, the Placement Agent received the June 2024 Placement Agent Warrant to purchase up to 68,807 shares of Common Stock, at an exercise price equal to 125.0% of the offering price per share of Common Stock, which equals to $2.725 per share. The June 2024 Placement Agent Warrants are exercisable immediately upon issuance for a period of five years.

On July 18, 2024, concurrently with the sale of July 2024 Shares, pursuant to the July 2024 Purchase Agreement in a private placement as discussed above, the Company issued the July 2024 Common Warrants to purchase 763,638 shares of Common Stock to the July 2024 Investors. The July 2024 Common Warrants have an exercise price of $2.75 per share and are exercisable immediately upon issuance for a five-year period. Additionally, the Placement Agent received the July 2024 Placement Agent Warrants to purchase up to 57,275 shares of Common Stock, at an exercise price equal to 125.0% of the offering price per share of Common Stock, which equals to $3.4375 per share. The July 2024 Placement Agent Warrants are exercisable immediately upon issuance for a period of five years.

As discussed above under sale of May 2025 Shares and May 2025 Warrants, on May 16, 2025, the Company issued Pre-Funded Warrants to purchase up to 610,002 shares of Common Stock of the Company, having an exercise price of $0.0001 per share, and a purchase price of $0.5999 per Pre-Funded Warrant. The Pre-Funded Warrants were exercisable immediately. On May 19, 2025, the May 2025 Investors immediately exercised the 610,002 Pre-Funded Warrants and the May 2025 Investors received 610,002 shares of Common Stock for cash proceeds of $61.

On May 16, 2025, concurrently with the sale of Common Stock and/or the Pre-Funded Warrants, pursuant to the May 2025 Purchase Agreement, the Company issued the Series A-1 Warrants to purchase 3,333,338 shares of Common Stock and Series A-2 Warrants to purchase 3,333,338 shares of Common Stock to the May 2025 Investors. The May 2025 Warrants have an exercise price of $0.60 per share and are exercisable immediately upon issuance, with the Series A-1 Warrants having a five-year term and the Series A-2 Warrants having an eighteen-month term. On June 6, 2025, certain of the May 2025 Investors exercised the 833,334 Series A-2 Warrants and the May 2025 Investors received 833,334 shares of Common Stock for cash proceeds of $500,000. During August and September 2025, certain of the May 2025 Investors exercised the 916,668 Series A-1 Warrants and 143,334 Series A-2 Warrants and the May 2025 Investors received a total of 1,060,002 shares of Common Stock for net cash proceeds of $634,922. Additionally, the Placement Agent received the May 2025 Placement Agent Warrant to purchase up to 250,000 shares of Common Stock, at an exercise price equal to 125.0% of the offering price per share of Common Stock, which equals $0.75 per share. The May 2025 Placement Agent Warrants are exercisable immediately upon issuance for a period of five years. The Series A-1 Warrants and Series A-2 Warrants have subsequent rights and anti-dilutive provisions.

SILO PHARMA, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

As discussed above under the sale of October 2025 Shares and October 2025 Warrants, on September 29, 2025, the Company entered into the September 2025 Purchase Agreement with certain institutional investors to sell 2,857,143 shares of Common Stock at a purchase price of $0.875 per share. The closing of the October 2025 Offering took place on October 1, 2025, resulting in aggregate gross proceeds of $2,500,000 and net proceeds of $2,146,000, after deducting placement agent fees and other offering costs.

Concurrently with the sale of the October 2025 Shares, the Company issued the unregistered October 2025 Warrants to purchase 2,857,143 shares of Common Stock to the investors. The October 2025 Warrants have an exercise price of $0.75 per share and are exercisable immediately upon issuance, with a term expiring five years from the effective date of the resale registration statement. Additionally, the Placement Agent received the October 2025 Placement Agent Warrants to purchase up to 214,285 shares of Common Stock, at an exercise price equal to 125.0% of the offering price per share, which equals $1.0938 per share. The October 2025 Placement Agent Warrants are exercisable immediately upon issuance for a period of five years. The October 2025 Warrants have subsequent rights and anti-dilutive provisions.

On December 12, 2025, an investor that participated in the Company’s February 2021 financing provided the Company with notice of the irrevocable abandonment and surrender of warrants to purchase 66,667 shares of common stock. These warrants were originally issued on February 12, 2021, and following a 1-for-50 reverse stock split, the number of shares and exercise price were adjusted from 3,333,332 shares and $0.30 per share to 66,667 shares and $15.00 per share, respectively. The warrants were surrendered for no consideration and were scheduled to expire on February 12, 2026. The abandonment resulted in a reduction of outstanding warrants and had no effect on the Company’s consolidated financial statements.

Warrant activities for the years ended December 31, 2025 and 2024 are summarized as follows:

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Balance Outstanding, December 31, 2023	404,580	$14.05	2.3	$-
Granted	1,841,187	2.38	-	-
Exercised	(34,037)	0.0001	-	-
Balance Outstanding, December 31, 2024	2,211,730	4.55	3.9	-
Granted	10,598,106	0.62	-	-
Cancelled	(66,667)	15.00	-	-
Exercised	(2,503,338)	0.45	-	-
Balance Outstanding, December 31, 2025	10,239,831	$1.41	3.4	$-
Exercisable, December 31, 2025	10,239,831	$1.41	3.4	$-

SILO PHARMA, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

NOTE 7 – CONCENTRATIONS

Customer concentration

For the years ended December 31, 2025 and 2024, one licensee accounted for 100% total revenues from customer license fees.

Vendor concentrations

For the years ended December 31, 2025 and 2024, one licensor accounted for 100% of the Company’s vendor license agreements (see below) related to the Company’s biopharmaceutical operations.

NOTE 8 – COMMITMENTS AND CONTINGENCIES

Employment Agreements

Eric Weisblum

On October 12, 2022, the Company entered into an employment agreement with Eric Weisblum (the “2022 Weisblum Employment Agreement”) pursuant to which Mr. Weisblum’s (i) base salary will be $350,000 per year, (ii) Mr. Weisblum was paid a one-time signing bonus of $100,000, and (iii) Mr. Weisblum shall be entitled to receive an annual bonus of up to $350,000, subject to the sole discretion of the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”), and upon the achievement of additional criteria established by the Compensation Committee from time to time (the “Annual Bonus”). In addition, pursuant to the 2022 Weisblum Employment Agreement, upon termination of Mr. Weisblum’s employment for death or Total Disability (as defined in the 2022 Weisblum Employment Agreement), in addition to any accrued but unpaid compensation and vacation pay through the date of his termination and any other benefits accrued to him under any Benefit Plans (as defined in the 2022 Weisblum Employment Agreement) outstanding at such time and the reimbursement of documented, unreimbursed expenses incurred prior to such termination date (collectively, the “Weisblum Payments”), Mr. Weisblum shall also be entitled to the following severance benefits: (i) 24 months of his then base salary; (ii) if Mr. Weisblum elects continuation coverage for group health coverage pursuant to COBRA Rights (as defined in the 2022 Weisblum Employment Agreement), then for a period of 24 months following Mr. Weisblum’s termination he will be obligated to pay only the portion of the full COBRA Rights cost of the coverage equal to an active employee’s share of premiums (if any) for coverage for the respective plan year; and (iii) payment on a pro-rated basis of any Annual Bonus or other payments earned in connection with any bonus plan to which Mr. Weisblum was a participant as of the date of his termination (together with the Weisblum Payments, the “Weisblum Severance”). Furthermore, pursuant to the 2022 Weisblum Employment Agreement, upon Mr. Weisblum’s termination (i) at his option (A) upon 90 days prior written notice to the Company or (B) for Good Reason (as defined in the 2022 Weisblum Employment Agreement), (ii) termination by the Company without Cause (as defined in the 2022 Weisblum Employment Agreement) or (iii) termination of Mr. Weisblum’s employment within 40 days of the consummation of a Change in Control Transaction (as defined in the Weisblum Employment Agreement), Mr. Weisblum shall receive the Weisblum Severance; provided, however, Mr. Weisblum shall be entitled to a pro-rated Annual Bonus of at least $200,000. In addition, any equity grants issued to Mr. Weisblum shall immediately vest upon termination of Mr. Weisblum’s employment by him for Good Reason or by the Company at its option upon 90 days prior written notice to Mr. Weisblum, without Cause. In October 2024, the Company paid a bonus of $200,000 to Mr. Weisblum.

Daniel Ryweck

On September 27, 2022, the Board appointed Daniel Ryweck as Chief Financial Officer of the Company. On September 28, 2022, the Company entered into an employment agreement (the “Ryweck Employment Agreement”) with Mr. Ryweck. Pursuant to the terms of the Ryweck Employment Agreement, which was amended on October 12, 2022, Mr. Ryweck will (i) receive a base salary at an annual rate of $60,000 (the “Base Compensation”) payable in equal monthly installments, and (ii) be eligible to receive an annual discretionary bonus. The term of Mr. Ryweck’s engagement under the Ryweck Employment Agreement commenced on September 28, 2022 and continued until September 28, 2023, unless earlier terminated in accordance with the terms of the Ryweck Employment Agreement. The term of Mr. Ryweck’s Employment Agreement was automatically renewed until September 28, 2026 and will automatically renew for successive one-year periods until terminated by Mr. Ryweck or the Company. On November 11, 2024, the Company entered into a Second Amendment to Employment Agreement with Daniel Ryweck (the “Second Amendment”). The Second Amendment amends the Employment Agreement to provide that Mr. Ryweck will be entitled to receive an annual cash bonus in an amount up to $60,000 if the Company meets or exceeds criteria adopted by the Compensation Committee of the Board for earning bonuses. In December 2024, the Company paid a bonus of $25,000 to Mr. Ryweck.

SILO PHARMA, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

License Agreements between the Company and Vendors

Master License Agreement with the University of Maryland, Baltimore (Terminated)

Effective as of February 12, 2021, the Company and University of Maryland, Baltimore (“UMB”), entered into the Master License Agreement (“Master License Agreement”) which grants the Company an exclusive, worldwide, sublicensable, royalty-bearing license to certain intellectual property: (i) to make, have made, use, sell, offer to sell, and import certain licensed products and: (ii) to use the invention titled, “Central nervous system-homing peptides in vivo and their use for the investigation and treatment of multiple sclerosis and other neuroinflammatory pathology” and UMB’s confidential information to develop and perform certain licensed processes for the therapeutic treatment of neuroinflammatory disease.

On July 8, 2025, the Company entered into a Termination, Commercial Evaluation License, and Option Agreement with the UMB, which terminated the Master License Agreement dated February 12, 2021. Under the new Agreement, the Company was granted an exclusive option to negotiate and obtain a sublicensable, royalty-bearing license for certain intellectual property related to central nervous system-homing peptides. The option requires submission of a commercialization plan and payment of a $1,000 option fee, creditable upon license execution, and expires on March 31, 2026

The following clauses describe certain terms of the Master License Agreement prior to its termination on July 8, 2025:

The Company may assign, sublicense, grant, or otherwise convey any rights or obligations under the Master License Agreement to a Company affiliate, without obtaining prior written consent from UMB provided that it meets the terms defined in the Master License Agreement. The Company may grant sublicenses of some or all of the rights granted by the Master License Agreement, provided that there is no uncured default or breach of any material term or condition under the Master License Agreement, by Company, at the time of the grant, and that the grant complies with the terms and conditions of the Master License Agreement. The Company shall be and shall remain responsible for the performance by each of the Company’s sublicensee. Any sublicense shall be consistent with and subject to the terms and conditions of the Master License Agreement and shall incorporate terms and conditions sufficient to enable Company to comply with the Master License Agreement. The Company or Company affiliates shall pay to UMB a percentage of all income received from its sublicensee as follows: (i) 25% of the Company’s sublicense income which is receivable with respect to any sublicense that is executed before the filing of an NDA (or foreign equivalent) for the first licensed product; and (b) 15% of the Company’s sublicense income which is receivable with respect to any sublicense that is executed after the filing of an NDA (or foreign equivalent) for the first licensed product.

Pursuant to the Master License Agreement, the Company shall pay UMB; (i) a license fee, (ii) certain event-based milestone payments (see below for payment terms), (iii) royalty payments depending on net revenues (see below for payment terms), and (iv) a tiered percentage of sublicense income. The Company paid to UMB am aggregate license fee of $75,000 in 2021 and 2022. The license fee is non-refundable and is not creditable against any other fee, royalty or payment. The Company shall be responsible for payment of all patent expenses in connection with preparing, filing, prosecution and maintenance of patents or patent applications relating to the patent rights. The $75,000 license fee was recorded as a prepaid expense and is being amortized over the 15-year term. Upon termination of the Master License Agreement on July 8, 2025, the Company determined that the remaining unamortized license fee had a useful life only to the extent of the new Option Agreement and, as a result, changed the amortization period for the remaining balance from the original 15-year term to the Option Agreement’s expiration date of March 31, 2026. During the year ended December, 2025 and 2024, the Company recognized license fees of $37,917 and $5,000, respectively, from the amortization of prepaid license fees, which is included in costs of revenues on the accompanying consolidated statements of operations and comprehensive loss. On December 31, 2025, prepaid expense and other current assets – current amounted to $17,708 and prepaid expense – non-current amounted to $0 and on December 31, 2024, prepaid expense and other current assets – current amounted to $5,000 and prepaid expense – non-current amounted to $50,625, which has been included in prepaid expenses and other current assets and prepaid expenses and other assets – non-current on the consolidated balance sheets.

SILO PHARMA, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

In April 2021, in connection with the Company’s Sublicense Agreement with Aikido Pharma Inc. (see below – Customer Patent License Agreement with Aikido Pharma Inc.), the Company paid 25% of its sublicense income to UMB, pursuant to the Master License Agreement, which amounted to $12,500. During the year ended December, 2025 and 2024, the Company recognized license fees of $6,378 and $838, respectively, from the amortization of the sublicense fee. The amortization period for this sublicense fee was also revised to the Option Agreement’s expiration date of March 31, 2026, consistent with the termination of the Master License Agreement. On December 31, 2025, prepaid expense and other current assets – current amounted to $2,980 and prepaid expenses – non-current amounted to $0. On December 31, 2024, prepaid expense and other current assets – current amounted to $838 and prepaid expenses – non-current amounted to $8,520 as reflected in the consolidated balance sheets.

Exclusive License Agreement with the Trustees of Columbia University in the City of New York

On July 1, 2024, the Company entered into an exclusive license agreement (the “Columbia License Agreement”) with Columbia University (“Columbia”) with an effective date of June 28, 2024 (the “Effective Date”) and pursuant to which the Company has been granted exclusive rights to certain patents and technical information to develop, manufacture and commercialize Products (as defined in the Columbia License Agreement), including therapies for stress-induced affective disorders and other conditions. The term of the Columbia License Agreement commenced on the Effective Date and shall continue on a country-by-country and product-by-product basis until the latest of: (a) the date of expiration of the last to expire of the issued Patents (as defined in the Columbia License Agreement), (b) 20 years after the first bona fide commercial sale of the Product in the country in question, or (c) expiration of any market exclusivity period granted by a regulatory agency for a Product in the country in question. Pursuant to the Columbia License Agreement, the Company agreed to pay Columbia:

(i)	an initial license fee of $50,000 paid in October 2024 and included in intangible assets on the accompanying consolidated balance sheets as of December 31, 2025 and December 31, 2024 (See Note 5).

(ii)	an annual license fee of $25,000 payable on the 1st and 2nd anniversary of the Effective Date and an annual license fee of $50,000 payable on the third and subsequent anniversary of the Effective Date.

(iii)	Royalties as follows:

(A)	Concerning sales of Products by the Company, its Designees, or their Affiliates in the Territory, a non-refundable and non-recoverable royalty of the following on a country-by-country and Product-by-Product basis:

(1)	4% of Net Sales of Patent Products; and

(2)	2% of Net Sales of Technology Products.

(B)	No later than 30 days following the second (2nd) anniversary of the first bona fide commercial sale of a Product by the Company, a Sublicensee, a Designee, or any of their Affiliates to a Third-Party customer, and the first business day of each January after that, the Company shall pay Columbia a non-refundable and non-recoverable minimum royalty payment in the amount of $500,000. The Company may credit each minimum royalty payment against earned royalties accrued during the same calendar year in which the minimum royalty payment is due and payable. To the extent minimum royalty payments exceed the earned royalties accrued during the same calendar year, the Company may not carry over this excess amount to any other year, either to decrease the earned royalties due in that year or to decrease the minimum royalty payments due in that year; and

(iv)	Trigger Event Fee: The Company shall pay Columbia a Trigger Event Fee within 30 days after the Initial Date or, if later, within 10 days following the date upon which the Trigger Event Fee. A Trigger Event means any Assignment of the Columbia License Agreement or Change of Control and a Trigger Event Fee shall mean an additional cash license fee equal to 5% of the Business Valuation, as defined in the agreement.

(v)	The Company shall reimburse Columbia for patent expenses as follows:

(i)	The Company shall reimburse Columbia for the actual fees, costs, and expenses Columbia has incurred before, on, and after the Effective Date in preparing, filing, prosecuting, and maintaining the Patents (and those patents and patent applications to which Patents claim priority) (collectively “Patent Expenses”). Patent Expenses include, without limitation, legal fees, the costs of any interference proceedings, oppositions, re-examinations, or any other ex parte or inter partes administrative proceeding before patent offices, taxes, annuities, issue fees, working fees, maintenance fees, and renewal charges, plus a five percent processing fee.

SILO PHARMA, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

(ii)	Unreimbursed Patent Expenses that Columbia incurred for legal activities occurring before September 30, 2021 are “Past Patent Expenses.”

(iii)	Columbia, using reasonable efforts, estimated that unreimbursed Patent Expenses for legal activities occurring before September 30, 2021 were $197,400 (“Estimated Past Patent Expenses”). The Company shall reimburse Columbia in full no later than thirty (30) days after the Effective Date. On June 28, 2024, the Company considered the Estimated Past Patents Expenses due of $197,400 as part of the cost of entering into the Columbia License Agreement license and accordingly, increased intangible assets and accounts payable by $197,400. In November 2024, the Company paid $50,000 of this amount and as of December 31, 2024, the balance of $147,400 was included in accounts payable. In May 2025, Columbia revised the Estimated Past Patent Expenses downward from $197,400 to $185,000, thereby reducing the intangible asset and accounts payable by $12,400. For the year ended December 31, 2025, the Company paid an aggregate of $100,000 of this amount, occurring in July and October. As of December 31, 2025, the remaining balance of $35,000 is included in accounts payable on the accompanying consolidated balance sheet (See Note 5).

(iv)	The Company will pay any additional unreimbursed Past Patent Expenses within thirty (30) days after receiving an invoice from Columbia for the additional Past Patent Expenses.

(v)	The Company will reimburse Columbia for unreimbursed Patent Expenses incurred by Columbia after the Past Patent Expenses (“Ongoing Patent Expenses”) no later than thirty (30) days after receiving Columbia’s invoice.

(vi)	At Columbia’s election, Columbia may require advance payment of a reasonable estimate of Ongoing Patent Expenses (“Estimated Ongoing Patent Expenses”). Columbia shall give at least thirty (30) days’ notice to the Company before the date the advance payment is due, which payment Columbia may make due up to three months before the date Columbia has chosen for the legal work to be completed. Columbia may credit any unused balance towards future Patent Expenses, or upon the Company’s written request, Columbia shall return the unused balance to the Company. No later than thirty (30) days after receiving an invoice from Columbia for any Patent Expenses incurred over the reasonable estimate, the Company shall reimburse Columbia for the excess amount.

License Agreements between the Company and Customer

Customer Patent License Agreement with Aikido Pharma Inc.

On January 5, 2021, the Company and its subsidiary Silo Pharma, Inc., entered into a patent license agreement (“License Agreement”) (collectively, the “Licensor”) with Aikido Pharma Inc. (“Aikido” or the “Customer”), as amended on April 12, 2021, pursuant to which the Licensor granted Aikido an exclusive, worldwide (“Territory”), sublicensable, royalty-bearing license to certain intellectual property: (i) to make, have made, use, provide, import, export, lease, distribute, sell, offer for sale, develop and advertise certain licensed products and (ii) to develop and perform certain licensed processes for the treatment of cancer and symptoms caused by cancer (“Field of Use”).

The License Agreement also provided that, if the Licensor exercised the option granted to it pursuant to its commercial evaluation license and option agreement with UMB, effective as of July 15, 2020, it would grant Aikido a non-exclusive sublicense (“Right”) to certain UMB patent rights in the field of neuroinflammatory diseases occurring in patients diagnosed with cancer (“Field”). Pursuant to the License Agreement, Aikido agreed to pay the Licensor, among other things, (i) a one-time non-refundable cash payment of $500,000 and (ii) royalty payments equal to 2% of net sales (as defined in the License Agreement) in the Field of Use in the Territory. In addition, Aikido agreed to issue the Licensor 500 shares of Aikido’s newly designated Series M Convertible Preferred Stock which were to be converted into an aggregate of 625,000 shares of Aikido’s common stock. On April 12, 2021, the Company entered into an amendment to the License Agreement (“Amended License Agreement”) with Aikido dated January 5, 2021 whereby Aikido issued an aggregate of 625,000 restricted shares of Aikido’s common stock instead of the 500 shares of the Series M Convertible Preferred Stock.

SILO PHARMA, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

Pursuant to the License Agreement, the Company is required to prepare, file, prosecute, and maintain the licensed patents. Unless earlier terminated, the term of the license to the licensed patents will continue until the expiration or abandonment of all issued patents and filed patent applications within the licensed patents. The Company may terminate the License Agreement upon 30 day written notice if Aikido fails to pay any amounts due and payable to the Company or if Aikido or any of its affiliates brings a patent challenge against the Company, assists others in bringing a legal or administrative challenge to the validity, scope, or enforceability of or opposes any of the licensed patents (“Patent Challenge”) against the Company (except as required under a court order or subpoena). Aikido may terminate the Agreement at any time without cause, and without incurring any additional penalty, (i) by providing at least 30 days’ prior written notice and paying the Company all amounts due to it through such termination effective date. Either party may terminate the Agreement for material breaches that have failed to be cured within 60 days after receiving written notice. The Company collected the non-refundable cash payment of $500,000 on January 5, 2021 which was recorded as deferred revenue to be recognized as revenues over 15 years, the estimated term of the UMB Master License Agreement.

Prior to the April 12, 2021, issuance of the common stock in lieu of the Series M Convertible Preferred Stock as discussed above, the Company valued the 500 Series M Convertible Preferred stock which was equivalent into Aikido’s 625,000 shares of common stock at a fair value of $0.85 per common share or $531,250 based quoted trading price of Aikido’s common stock on the date of grant. The Company recorded an equity investment of $531,250 and deferred revenue of $531,250 to be recognized as revenues over the estimated term of the UMB Master License. Accordingly, the Company recorded a total deferred revenue of $1,031,250 ($500,000 cash received and $531,250 value of equity securities received) to be recognized as revenues over the 15-year term. The underlying securities received were subsequently sold by the Company.

During the year ended December 31, 2025 and 2024, the Company recognized license fee revenues of $68,750 and $68,750, respectively. On December 31, 2025, deferred revenue – current portion amounted to $68,750 and deferred revenue – long-term portion amounted to $618,750 and on December 31, 2024, deferred revenue – current portion amounted to $68,750 and deferred revenue – long-term portion amounted to $687,500, which are included in deferred revenue - current and deferred revenue – long-term portion on the accompanying consolidated balance sheets.

The Right shall be, to the full extent permitted by and on terms and conditions required by UMB, for a term consistent with the term of patent and technology licenses that UMB normally grants. In the event that the Company exercises its option and executes a license with UMB to the UMB patent rights within 40 days after the execution of such UMB license, for consideration to be agreed upon and paid by Aikido, which consideration shall in no event exceed 110% of any fee payable by the Company to UMB for the right to sublicense the UMB patent rights. The Company shall grant Aikido a nonexclusive sublicense in the United States to the UMB patent rights in the Field, subject to the terms of any UMB license Licensor obtains, including any royalty obligations on sublicensees required under any such sublicense. The option was exercised on January 13, 2021. Accordingly, on April 6, 2021, the Company entered into the Sublicense Agreement with Aikido pursuant to which it granted Aikido a worldwide exclusive sublicense to its licensed patents under the Master License Agreement.

Customer Sublicense Agreement with Aikido Pharma Inc.

On April 6, 2021 (the “Sublicense Agreement Effective Date”), the Company entered into the Sublicense Agreement with Aikido pursuant to which the Company granted Aikido an exclusive worldwide sublicense to (i) make, have made, use, sell, offer to sell and import the Licensed Products (as defined below) and (ii) in connection therewith to (A) use an invention known as “Central nervous system-homing peptides in vivo and their use for the investigation and treatment of multiple sclerosis and other neuroinflammatory pathology” which was sublicensed to the Company pursuant to the Master License Agreement and (B) practice certain patent rights (“Patent Rights”) for the therapeutic treatment of neuroinflammatory disease in cancer patients. “Licensed Products” means any product, service, or process, the development, making, use, offer for sale, sale, importation, or providing of which: (i) is covered by one or more claims of the Patent Rights; or (ii) contains, comprises, utilizes, incorporates, or is derived from the Invention or any technology disclosed in the Patent Rights.

SILO PHARMA, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

Pursuant to the Sublicense Agreement, Aikido agreed to pay the Company (i) an upfront license fee of $50,000, (ii) the same sales-based royalty payments that the Company is subject to under the Master License Agreement and (iii) total milestone payments of up to $1.9 million. The Sublicense Agreement shall continue on a Licensed Product-by-Licensed Product and country-by-country basis until the later of (i) the date of expiration of the last to expire claim of the Patent Rights covering such Licensed Product in such country, (ii) the expiration of data protection, new chemical entity, orphan drug exclusivity, regulatory exclusivity or other legally enforceable market exclusivity, if applicable and (iii) 10 years after the first commercial sale of a Licensed Product in that country, unless terminated earlier pursuant to the terms of the Sublicense Agreement. Furthermore, the Sublicense Agreement shall expire 15 years after the Sublicense Agreement Effective Date with respect to any country in which (i) there were never any Patent Rights, (ii) there was never any data protection, new chemical entity, orphan drug exclusivity, regulatory exclusivity or other legally enforceable market exclusivity with respect to a Licensed Product and (ii) there was never a commercial sale of a Licensed Product, unless such agreement is earlier terminated pursuant to its terms. The Company collected the upfront license fee of $50,000 in April 2021. During the year ended December, 2025 and 2024, the Company recognized revenue of $3,352 and $3,352, respectively. On December 31, 2025, deferred revenue – current portion amounted to $3,352 and deferred revenue – long-term portion amounted to $30,726, and on December 31, 2024, deferred revenue – current portion amounted to $3,352 and deferred revenue – long-term portion amounted to $34,078 as reflected in the consolidated balance sheets.

Sponsored Study and Research Agreements between the Company and Vendors

During the year ended December, 2025 and 2024, the Company recorded research and development expense of $2,160,829 and $2,368,156, respectively, which was incurred in connection with sponsored study and research agreements between the Company and various vendors.

On December 31, 2025, approximate future amounts due under sponsored study and research agreements between the Company and vendors is as follows:

Year ended December 31,	Amount
2026	$1,823,000
Total	$1,823,000

NOTE 9 – INCOME TAXES

The Company maintains deferred tax assets and liabilities that reflect the net tax effects of temporary differences between the carrying amounts of the assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The deferred tax asset on December 31, 2025 and 2024 consists of net operating loss carryforwards and the deferred tax asset on December 31, 2024 includes mandatory capitalization of research and development cost for tax purposes pursuant to Section 174, as revised by the Tax Cuts and Jobs Act (“TCJA”). The TCJA amended Section 174 relating to the federal tax treatment of research or experimental expenditures paid or incurred during the taxable year. The new Section 174 rules required taxpayers to capitalize and amortize specified research and experimental expenditures, including software development, over a period of five years (attributable to domestic research) or 15 years (attributable to foreign research). The net deferred tax asset has been fully offset by a valuation allowance because of the uncertainty of the attainment of future taxable income.  As of December 31, 2025 and 2024, the Company had not recorded a liability for any unrecognized tax positions.

SILO PHARMA, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

On July 4, 2025, One, Big Beautiful Bill (the “OBBBA”) was enacted and signed into law, which included among other provisions the restoration of immediate expensing of domestic research and experimental (“R&E”) expenditures under Section 174. Pursuant to the OBBBA’s transition rules, the Company elected to expense all unamortized domestic R&E costs previously capitalized between 2022 and 2024. As the Company maintains a valuation allowance against its net deferred tax assets, including NOLs, this election resulted in no change to tax expense for the year ended December 31, 2025.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, or “ASU 2023-09.” The amendments in this update require that public business entities on an annual basis (1) disclose specific categories in the rate reconciliation and (2) provide additional information for reconciling items that meet a quantitative threshold (if the effect of those reconciling items is equal to or greater than 5 percent of the amount computed by multiplying pretax income (or loss) by the applicable statutory income tax rate). The amendments also require entities on an annual basis to disclose disaggregated amounts of income taxes paid. ASU 2023-09 is effective for annual periods beginning after December 15, 2024. The Company adopted ASU 2023-09 for the year ended December 31, 2025 prospectively.

For the years ended December 31, 2025 and 2024, the components of loss before income taxes were as follows:

	2025	2024
Domestic	$(4,227,698)	$(4,392,880)
Total loss before income taxes	$(4,227,698)	$(4,392,880)

The Company has not recorded a current or deferred tax provision for years ended December 31, 2025 and 2024.

The items accounting for the difference between income taxes at the effective statutory rate and the provision for income taxes for the years ended December 31, 2025 and 2024 was as follows:

	Year Ended		Year Ended
	December 31, 2025	Percent	December 31, 2024	Percent
Income tax benefit at U.S. statutory rate	$(1,109,693)	(21.0%)	$(488,227)	(21.0)%
Income tax benefit – state	(343,476)	(6.5%)	(151,118)	(6.5)%
Permanent differences	33,178	0.6%	2,328	0.1%
Change in valuation allowance	1,419,991	26.9%	637,017	27.4%
Total provision for income tax	$-	0.0%	$-	0.0%

The Company’s approximate net deferred tax asset as of December 31, 2025 and 2024 is as follows:

	December 31, 2025	December 31, 2024
Deferred Tax Asset:
Net operating loss carryforward	$4,378,749	$2,958,758
Unrealized loss of short-term investments and crypto assets	28,744	-
Capitalized research and development costs	433,748	751,967
Total deferred tax asset before valuation allowance	4,841,241	3,710,726
Valuation allowance	(4,841,241)	(3,710,726)
Net deferred tax asset	$-	$-

SILO PHARMA, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

The net operating loss carryforward was approximately $15,923,000 on December 31, 2025. Future utilization of the net operating loss carryforward to offset future taxable income is subject to an annual limitation as a result of ownership changes that may occur in the future. The net operating loss carry forwards may be available to reduce future years’ taxable income. Net loss carryforwards in the amount of $15,923.000 from 2018 onwards can be carried over indefinitely, subject to annual usage limits. Management believes that it appears more likely than not that the Company will not realize these tax benefits due to the Company’s continuing losses for income taxes purposes. Accordingly, the Company has provided a 100% valuation allowance on the deferred tax asset benefit related to the U.S. net operating loss carry forwards to reduce the asset to zero. Management will review this valuation allowance periodically and will make adjustments as necessary. In 2025, the valuation allowance increased by $1,130,515.

NOTE 10 – SUBSEQUENT EVENTS

Common Stock Issued for Services

On February 19, 2026, the Company entered into an addendum to Service Agreement with its investor relations consultant pursuant to which is agreed to pay such consultant a monthly fixed fee of $5,000 for the term of 12 months and a commitment fee of $250,000 (the “Commitment Fee”) in consideration of entering into the addendum and restarting the service agreement. The consultant elected to receive the Commitment Fee in shares of the Company’s Common Stock resulting in 848,320 shares of Common Stock payable to the consultant in respect of the Commitment Fee based on a $0.2947 share price being the Nasdaq Minium Price on the date the addendum was signed (the “Commitment Fee Shares”). In connection with this consulting agreement, the Company recognized $250,000 in prepaid stock-based professional fees and shall be amortized as stock-based professional fees over the term of the agreement.

Stock Repurchase Plan

On February 23, 2026, the Company’s Board of Directors authorized a stock repurchase plan to repurchase up to $1 million of Common Stock, from time to time, with such plan to be in place until December 31, 2026. As of the date of this report, no shares of Common Stock have been repurchased by the Company.

Silo Pharma, Inc.

2,416,670 Series A-1 Warrants to Purchase Shares of Common Stock

2,356,670 Series A-2 Warrants to Purchase Shares of Common Stock

Placement Agent Warrants to Purchase up to 250,000 Shares of Common Stock

Up to 5,023,340 Shares of Common Stock Underlying the Common Stock Purchase Warrants

and Placement Agent Warrants

PROSPECTUS

H.C. Wainwright & Co.

April 15, 2026.